THIS DOCUMENT AND THE ACCOMPANYING FORM OF PROXY ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, or the contents of this document, you should immediately seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant, fund manager or other independent financial adviser duly authorised under the FSMA if you are resident in the United Kingdom or, if not, another appropriately authorised independent financial adviser.

If you have sold or transferred all of your Existing Ordinary Shares, please send this document together with the Form of Proxy at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee, except that such documents should not be sent to any jurisdiction where to do so might constitute a violation of local securities laws or regulations including, but not limited to, the Excluded Jurisdictions. If you have sold or transferred part of your holding of Existing Ordinary Shares you should contact your stockbroker, bank or other agent through whom the sale or transfer was effected.

Braemar Shipping Services Plc
(a public limited company incorporated and registered in England and Wales with registered company number 02286034)

Proposed recommended merger with ACM Shipping Group plc to be implemented by way of Scheme of Arrangement under Part 26 of the Companies Act 2006

Proposed issue and admission of up to 8,323,916 New Ordinary Shares in connection with the Merger

Proposed adoption of the Braemar Restricted Share Plan

Circular to Shareholders and Notice of General Meeting

Westhouse Securities Limited

Sponsor, Financial Adviser and Broker

You should read this document in its entirety (and in particular the Risk Factors set out in pages 13 to 19 of this document).

This document, which comprises (a) a circular prepared in compliance with the Listing Rules of the UK Listing Authority for the purposes of the Braemar General Meeting convened pursuant to the Notice of General Meeting contained at the end of this document and (b) a prospectus relating to the issue of New Ordinary Shares in connection with the Merger prepared in accordance with the Prospectus Rules, has been approved by the Financial Conduct Authority in accordance with section 85 of FSMA and has been made available to the public in accordance with section 3.2 of the Prospectus Rules.

The Existing Ordinary Shares are listed in the premium segment of the Official List of the UK Listing Authority and are admitted to trading on the London Stock Exchange's Main Market for listed securities. Application will be made to the UK Listing Authority and to the London Stock Exchange for the New Ordinary Shares to be admitted to the premium listing segment of the Official List of the UK Listing Authority and to trading on the London Stock Exchange's Main Market for listed securities, respectively. It is expected that Admission will become effective and that unconditional dealings on the London Stock Exchange in the New Ordinary Shares will commence at 8.00 a.m. (London Time) on 28 July 2014. No application is currently intended to be made for New Ordinary Shares to be admitted to listing or dealt with on any other exchange.

Notice of a General Meeting of Braemar to be held at the offices of Buchanan Communications, at 107 Cheapside, London, EC2V 6DN at 11.15 a.m. (London Time) on 4 July 2014 (or, if later, as soon as possible thereafter as the Braemar Annual General Meeting convened for 11.00 a.m. on 4 July 2014 has concluded or adjourned), is set out in Part 19. The Form of Proxy for use at the Braemar General Meeting accompanies this document and, to be valid, should be completed and returned in accordance with the instructions set out thereon as soon as possible but, in any event, so as to reach Braemar's Registrar, Capita Registrars, not later than 11.15 a.m. (London Time) on 2 July 2014. Completion and return of the Form of Proxy does not prevent a Shareholder from otherwise attending and voting in person at the Braemar General Meeting.

Westhouse Securities Limited ("Westhouse"), which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting for Braemar and for no one else in connection with the Proposals and will not be responsible to any person other than Braemar for providing the protections afforded to clients of Westhouse, nor for providing advice in relation to the Proposals, the content of this document or any matter referred to in this document. Apart from the responsibilities and liabilities, if any, which may be imposed on Westhouse by the FSMA or the regulatory regime established thereunder, neither Westhouse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Westhouse in connection with this document, any statement contained herein or otherwise, nor makes any representation or warranty, express or implied, in relation to, the contents of this document, including its accuracy, completeness or verification or for any other statement purported to be made by Westhouse, or on behalf of Westhouse in connection with the Company, the New Ordinary Shares or the Proposals. Westhouse accordingly disclaims to the fullest extent permitted by law all and any responsibility or liability to any person who is not a client of Westhouse, whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise have in respect of this document or any such statement.

No person is authorised in connection with the Proposals to give any information or to make any representation other than as contained in this document and, if given or made, such information or representation must not be relied upon as having been authorised by Braemar or Westhouse.

Without prejudice to any obligation of Braemar to publish a supplementary prospectus pursuant to section 87G of FSMA or paragraph 3.4 of the Prospectus Rules, the publication of this document does not, under any circumstances, state or create any implication that there has been no change in the affairs of the Braemar Group or the ACM Group since, or that the information contained in this document is correct any time subsequent to, the date of this document.

The possession or distribution of this document and/or the transfer of the New Ordinary Shares within or into jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. In particular, subject to certain exceptions, this document should not be distributed, forwarded to or transmitted in or into the Excluded Jurisdictions. No action has been taken by Braemar or Westhouse or any of their representatives that would permit possession or distribution of this document into any jurisdiction which may prohibit or restrict such possession or distribution. None of Braemar or Westhouse or any of their respective representatives makes any representation to any person regarding the legality of an investment in the New Ordinary Shares under the laws applicable to that person.

NOTICE TO UNITED STATES SHAREHOLDERS

The Scheme relates to the securities of a non-US company. The Scheme is subject to the disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement, which are different from those of the United States. Financial statements included in the document have been prepared in accordance with International Financial Reporting Standards and, accordingly, may not be comparable to the financial statements of US companies. It may be difficult for you to enforce your rights and any claim you may have arising under US securities laws, since Braemar is a non-US company, and some or all of its officers and directors may be residents of countries other than the United States. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel Braemar and its affiliates to subject themselves to a US court's judgment. You should be aware that Braemar may purchase securities in ACM otherwise than under the Scheme, such as in open market or privately negotiated purchases. This document has been furnished to the US Securities and Exchange Commission under cover of Form CB, in compliance with Rule 802 under the US Securities Act.

This document is not an offer of securities for sale in or into the United States. The New Ordinary Shares have not been approved or disapproved by the United States Securities and Exchange Commission or any US state securities commission or any other US regulatory authority. Neither the United States Securities and Exchange Commission nor any US state securities commission nor any other US regulatory authority has passed upon the adequacy or accuracy of this document or the merits of the Scheme or the Merger and any representation to the contrary is a criminal offence in the United States.

New Ordinary Shares

The New Ordinary Shares to be issued pursuant to the Merger have not been, and are not intended to be, registered under the US Securities Act, or the laws of any state of the United States but will be issued in reliance on the exemption provided by Rule 802 of the US Securities Act and exemptions provided under the laws of each state of the United States in which eligible shareholders (subject to certain exceptions) (other than Restricted Overseas Persons) reside, and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Company will furnish to the US Securities and Exchange Commission a Form CB in respect of the offer and sale of such New Ordinary Shares.

Generally, pursuant to the Scheme, holders of Scheme Shares that are "restricted securities" within the meaning of Rule 144 under the US Securities Act will receive New Ordinary Shares that are restricted securities, while holders of Scheme Shares that are not restricted securities will receive New Ordinary Shares that are unrestricted. Restricted securities cannot be resold in the United States without registration or an exemption therefrom under the US Securities Act.

Generally, Scheme Shares acquired in open market transactions will be exchanged in the Scheme for New Ordinary Shares that are unrestricted. However, a Scheme Shareholder who is an affiliate of Braemar should consult legal counsel to determine whether such shares are subject to any such restriction. An affiliate for this purpose is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The US Securities and Exchange Commission views a person's status as an officer, director or 10% shareholder as a fact that must be considered when determining whether such person is an affiliate.

The foregoing discussion is only a general overview of certain requirements of the US Securities Act that are applicable to the issuance and resale of the New Ordinary Shares. All Scheme Shareholders are advised to consult their own legal counsel prior to making any offer, resale, pledge or other transfer of New Ordinary Shares obtained pursuant to the Scheme.

Solicitation of Proxies

Since neither Braemar nor ACM have any securities registered under Section 12 of the US Exchange Act, and both Braemar and ACM qualify as "foreign private issuers" as defined in Rule 3b-4 under the US Exchange Act, the solicitation of proxies in connection with the Scheme of Arrangement is not subject to the proxy solicitation rules under the US Exchange Act. The offer to ACM Shareholders will be made in the United States under the Tier I exemption from the applicable US tender offer rules, pursuant to Rule 14d-1(c) of the US Exchange Act. Accordingly, the Scheme will be subject to the disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement, which differ from the requirements of US proxy solicitation or tender offer rules or the laws of other jurisdictions outside the United Kingdom.
General

Financial information included in this document has been prepared, unless specifically stated otherwise, in accordance with IFRS and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

It may be difficult for US holders of ACM Ordinary Shares to enforce their rights and claims arising out of the US federal securities laws, since Braemar is located in a country other than the United States, and some or all of its officers and directors may be residents of countries other than the United States. US holders of ACM Ordinary Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court's judgment.

United States Tax Considerations

This document is not intended to and does not provide any advice regarding the US federal, state or local income tax consequences of the Scheme to a US person. The receipt of cash and/or New Ordinary Shares pursuant to the Scheme by a US person may be a taxable event for US federal, state and local income tax purposes. If you are a US person who holds ACM Shares, you are encouraged to consult your own tax adviser regarding the US federal, state, local income tax consequences of the Scheme in your particular circumstances.

PART 1

SUMMARY

Summaries are made up of disclosure requirements known as "Elements". These elements are numbered in Sections A – E (A.1 – E.7).

This summary contains all the Elements required to be included in a summary for this type of security and issuer. Because some Elements are not required to be addressed there may be gaps in the numbering sequence of the Elements.

Even though an Element may be required to be inserted into the summary because of the type of security and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of "not applicable".

Section A – Introduction and warnings

Element	Disclosure requirement	Disclosure
A.1	Warning
This summary should be read as an introduction to this document. Any decision to invest in the securities should be based on consideration of the document as a whole by the investor. Where a claim relating to the information contained in this document is brought before a court, the plaintiff investor might, under the national legislation of the Member States, have to bear the costs of translating this document before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of the document or it does not provide, when read together with the other parts of the document, key information in order to aid investors when considering whether to invest in such securities.

A.2	Consent to the use of the prospectus for subsequent resale or final placement of securities by financial intermediaries.	Not applicable, financial intermediaries will not be used.

Section B – Issuer

Element	Disclosure requirement	Disclosure

B.1	Legal and commercial name	The issuer's legal and commercial name is Braemar Shipping Services Plc.

B.2	Domicile / legal form / legislation / country of incorporation
The Company was incorporated in England and Wales on 11 August 1988 under the Companies Act 1985 with registered number 02286034. The Company is a public limited company and the principal legislation under which it operates is the Companies Act. The Company is subject to the Code.

B.3	Key factors of issuer's current operations and principle markets	The principal activities of the Braemar Group are the provision of broking, consultancy, technical, logistics and other services to the shipping, marine and energy industries.
B.4a	Significant trends	Braemar

On 20 May 2014, Braemar, in its preliminary results for the year ended 28 February 2014, reported an almost doubling of profits of the Braemar Group's Technical Services division which benefited from an increase in activity and that, while the Braemar Group's Shipbroking division reported lower profits, there were early signs of an improvement in shipping markets. Braemar also reported that the Shipbroking division forward order book started to increase during the second half of the period to the end of February 2014 after a number of years of decline. The Braemar Group's Logistics division also produced a solid performance and the Environmental division of the Braemar Group reverted to its regular level of activity following completion of the project on the RENA containership.

ACM

On 2 June 2014, in its full year results to 31 March 2014, ACM announced that it has produced another sound performance in challenging markets, having grown its volume of transactions every year since joining AIM in 2006. The ACM Board is observing signs of optimism in the wider shipping industry, which have continued over recent months. There is still considerable volatility across all markets but ACM has continued to grow and the prospects for ACM remain strong.

Industry

Each of the divisions of the Enlarged Group will be driven by different industry trends. The Shipbroking division is sensitive to the rates and asset values of the shipping markets which in turn reflect global geo-political trends. There have been early signs of improvement in the last year. The Technical Services division serves both the global shipping fleet and the offshore industry. The scale of the global shipping fleet has been expanding for a number of years and is expected to continue to do so. The energy sector has enjoyed a period of growth in recent years, in particular in Asia. The market for the Braemar Group's Logistics division remains competitive, and is largely linked to UK imports/exports and therefore the strength of UK economic growth, although the portion of the business based in Singapore benefits from a higher rate of growth in shipping in that region. The Braemar Group's Environmental division only represents a small portion of the Enlarged Group, unless it benefits from significant exceptional incidents such as the RENA containership, which contributed to the performance of this segment in the year to 28 February 2013.

B.5	Group structure
Braemar is the ultimate holding company of the Braemar Group, with direct and indirect interests in 21 principal subsidiaries. The Braemar Group's business is conducted by Braemar, its subsidiaries and joint ventures.

ACM is the ultimate holding company of the ACM Group with direct and indirect interests in six principal subsidiaries. If the Merger becomes effective, it will become a 100 per cent. subsidiary of Braemar.

B.6	Notifiable interests
As at 10 June 2014 (being the latest practicable date prior to the publication of this document) the interests of the Directors and the Proposed Directors and their immediate families and persons connected with the Directors and the Proposed Directors (within the meaning of sections 252 to 255 (inclusive) of the Companies Act) (all of which are beneficial unless otherwise stated) in the issued share capital of Braemar are as follows:

Name	No. of Ordinary Shares	Percentage of issued share capital of Braemar
Alastair Farley	13,366	0.06%
David Moorhouse CBE	Nil	Nil
Denis Petropoulos	601,434	2.77%
Sir Graham Hearne CBE	2,500	0.01%
James Kidwell	111,304	0.51%
John Denholm	7,000	0.03%
Johnny Plumbe	Nil	Nil
Jürgen Breuer	Nil	Nil
Mark Tracey	Nil	Nil
Martin Beer	Nil	Nil
Tim Jaques	Nil	Nil

So far as Braemar is aware, the following persons held, directly or indirectly, three per cent. or more of Braemar's voting rights as at 10 June 2014 (the latest practicable date prior to the publication of this document):

Shareholder	No. of Ordinary Shares	Percentage of issued share capital of Braemar
Majedie Asset Management	1,381,275	6.37%
Quentin Soanes	1,221,490	5.63%
BlackRock Investment Management (UK)	1,039,642	4.80%
Alan Marsh	1,038,029	4.79%
Chelverton Asset Management	925,000	4.27%
Braemar ESOP	659,682	3.04%

There are no differences between the voting rights enjoyed by those Shareholders set out above and those enjoyed by any other holder of Ordinary Shares.

So far as Braemar is aware, there are no persons who, now or upon the Merger becoming Effective, directly or indirectly, jointly or severally, will exercise control over Braemar.

B.7	Historical financial information
Summary financial information for the Braemar Group for the three financial years ended 28 February 2014 as set out below has been extracted without material adjustment from the audited financial statements of Braemar for the years ended 29 February 2012, 28 February 2013 and 28 February 2014.

In February 2014, the Group decided to exit Casbarian and reached an agreement to dispose of the business to the local management team. The divestment was concluded in March 2014. The results of Casbarian have been presented as discontinued operations in the income statement for the year ended 28 February 2014 (the results for the year ended 28 February 2013 have been restated accordingly), and the net assets and liabilities as at 28 February 2014 are shown as held for sale on the balance sheet. Losses from discontinued operations were £2.2m (2013: £0.4m).

	Financial results for the year ended 29 February 2012	Restated Financial results for the year ended 28 February 2013	Financial results for the year ended 28 February 2014
Revenue (£m)	133.5	139.7	125.5
Profit before taxation (£m)	9.8	9.6	9.0
Basic Earnings per share (p)*	33.84	34.47	31.93
Net Assets (£m)	66.8	69.8	65.3

* From continuing operations

On 20 May 2014, Braemar announced its preliminary audited results for the year ended 28 February 2014, reporting revenue from continuing operations of £125.5m (2013: £139.7m), operating profit of £8.9m (2013: £9.3m), pre-tax profit of £9.0m (2013: £9.6m) and basic earnings per share of 31.93p. Net assets as at 28 February 2014 were £65.3m (2013: £69.8m).

Braemar Group revenue from continuing operations fell in the year ending 28 February 2014 as the Environmental division reverted to its regular level of activity. The prior two years were significantly boosted by an exceptional project in the Environmental division relating to the RENA containership. This project generated revenue of £18.9m and pre-tax profits of £2.4m in the year ending 28 February 2013 (2012: revenue of £9.0m and pre-tax profit of £1.2m).

Other than as set out above (including the disposal of Casbarian), there has been no significant change to Braemar's financial condition and operating results during or subsequent to the period covered by the historical key financial information on Braemar set out in this section.

B.8	Pro forma financial information
Selected pro forma financial information which illustrates the effect of the Merger and the admission of up to 8,323,916 New Ordinary Shares in connection with the Merger on the Braemar Group's net assets as if it had occurred on 28 February 2014 is set out below. The pro forma financial information has been prepared for illustrative purposes only and, because of its nature, addresses a hypothetical situation and therefore does not represent the Braemar Group's or the Enlarged Group's actual financial position or results.

Unaudited Pro Forma Statement of net assets of the Enlarged Group as at 28 February 2014

	Braemar as at 28 Feb 2014 £m	ACM as at 31 Mar 2014 £m	Adjustments £m	Pro forma as at 28 Feb 2014 £m
Non-current assets	41.0	5.7	47.7	94.4
Current assets	61.7	10.6	(6.3)	66.0
Current liabilities	(36.5)	(6.8)	(3.2)	(46.5)
Non-current liabilities	(0.9)	(2.2)	(3.7)	(6.8)
Net Assets	65.3	7.3	34.5	107.1

Unaudited pro forma income statement of the Enlarged Group as at 28 February 2014

	Adjustments
	Braemar Year ended 28 Feb 2014 £m	ACM Year ended 31 Mar 2014 £m	Acquisition accounting adjustments £m	Pro forma Year ended 28 Feb 2014 £m
Revenue	125.5	27.9	—	153.4
Operating Costs	(116.6)	(24.7)	(1.6)	(142.9)
Non-recurring Expenses	—	—	(2.7)	(2.7)

Operating Profit	8.9	3.2	(4.3)	7.8
Finance Income	0.3	—	—	0.3
Finance Costs	(0.1)	—	(0.4)	(0.5)
Share of Profits from Joint Ventures	(0.1)	—	—	(0.1)

Profit before Taxation	9.0	3.2	(4.7)	7.5
Taxation	(2.3)	(1.0)	0.4	(2.9)

Profit for the Year	6.7	2.2	(4.3)	4.6

B.9	Profit forecast	Not applicable; there are no profit forecasts included in this document.

B.10	Qualifications in the audit report	Not applicable; the audit reports on the historical financial information contained within this document are not qualified.

B.11	Qualified working capital
Not applicable; Braemar is of the opinion that the working capital available to the Braemar Group or the Enlarged Group following the Merger is sufficient for the Braemar Group's or the Enlarged Group's, as applicable, present requirements, that is, for at least 12 months from the date of this document.

Section C – Securities

Element	Disclosure requirement	Disclosure

C.1	Type and class of securities being offered
In consideration of the acquisition to be effected by the Merger, Braemar intends to issue up to 8,323,916 ordinary shares of 10 pence each in the capital of Braemar ("New Ordinary Shares") (assuming that the maximum number of New Ordinary Shares are issued in connection with the Merger) to the Scheme Shareholders. The ISIN of the New Ordinary Shares is GB0000600931.

C.2	Currency of the securities	Pounds sterling in respect of the Ordinary Shares and the New Ordinary Shares.

C.3	Number of shares in issue
As at the close of business on 10 June 2014 (the latest practicable date prior to publication of this document), the Company has 21,681,156 fully paid Ordinary Shares in issue. The Company has no partly paid Ordinary Shares in issue.

C.4	Description of the rights attaching to the securities
The New Ordinary Shares will, when issued, rank equally in all respects with Existing Ordinary Shares, including the right to receive all dividends or other distributions made, paid or declared, if any, by reference to a record date after the date of their issue. The New Ordinary Shares will not rank for the Braemar Final Dividend announced in respect of the year ending to 28 February 2014.

C.5	Restrictions on the free transferability of the securities	Not applicable; there are no restrictions on the free transferability of the Ordinary Shares.

The making of the proposed offer of New Ordinary Shares to persons located or resident in, or who are citizens of, or who have a registered address in countries other than the United Kingdom, may be affected by the law or regulatory requirements of the relevant jurisdiction, which may include restrictions on the free transferability of such New Ordinary Shares.

C.6	Admission
The Existing Ordinary Shares are listed in the premium segment of the Official List of the UK Listing Authority and are admitted to trading on the London Stock Exchange's Main Market for listed securities. Application will be made to the UK Listing Authority and to the London Stock Exchange for the New Ordinary Shares to be admitted to the premium listing segment of the Official List of the UK Listing Authority and to trading on the London Stock Exchange's Main Market for listed securities, respectively. It is expected that Admission will become effective and that unconditional dealings on the London Stock Exchange in the New Ordinary Shares will commence at 8.00 a.m. (London Time) on 28 July 2014. No application is currently intended to be made for the New Ordinary Shares to be admitted to listing or dealt with on any other exchange.

C.7	Dividend policy	It is the intention of the Directors that the Company will pay dividends from surplus income to the extent that such income is distributable.

There can be no guarantee as to the amount of any dividend payable by the Company.

Section D – Risks

Element	Disclosure requirement	Disclosure

D.1	Key information on the key risks that are specific to the issuer or its industry
•       The future success of the Braemar Group, the ACM Group and, following the Merger, the Enlarged Group, depends substantially on the continuing efforts of its directors and key employees and on the ability to recruit key staff and staff below management level. An inability to retain personnel or to attract, retain and motivate highly skilled and qualified personnel, could have a material adverse effect on the businesses, financial condition, results of operations and prospects of each group.

•       Although the Enlarged Group intends to put new arrangements in place to incentivise senior management and employees, there can be no guarantee that such incentive arrangements will be approved by Shareholders or that the arrangements will provide the necessary incentivisation.

•      The Braemar Group and the ACM Group rely and, following the Merger, the Enlarged Group will rely, on the demand for its services from its clients. Any economic downturn (including global or regional recessions, conflicts, natural disasters or industry-specific declines) or lower or volatile shipping freight rates, could have a material adverse effect on the each group's revenues, businesses, financial condition, results of operations or prospects.

•       Any loss or reputational damage suffered by the Braemar Group, the ACM Group or, following the Merger, the Enlarged Group (whether real or perceived) arising from any error or omissions by any employee of the relevant group could have a material adverse effect on the businesses of the relevant group and on that group's financial condition, results of operations or prospects.

•      The majority of the Braemar Group's and the ACM Group's earnings are and, following the Merger, the Enlarged Group's earnings will be, in US Dollars while their respective costs are (or will be) incurred in the currency of the country in which each group's business operates. Fluctuations in foreign currency rates may adversely affect the profitability, results of operations or prospects of each group.

•       The Braemar Group and ACM Group rely on their respective technological systems to conduct business. The Enlarged Group will rely on its technological systems to conduct its business. Any temporary or permanent failure of any of those systems could affect each group's businesses, results of operations, financial condition or prospects.

•       The Braemar Group and ACM Group operate, and following the Merger, the Enlarged Group will operate, in a highly competitive market. Competition could result in a loss of existing client relationships or an inability of each group to attract new client relationships. In addition, some of their competitors have greater financial and other resources than them enabling such competitors to better compete for future business opportunities.

•      The ACM Group and, following the Merger, the Enlarged Group, may be required to increase the level of funding to reduce any deficit arising in the ACM Defined Benefit Pension Scheme. Any such increase could reduce the cash available to each group for carrying on its business and thereby have a material adverse effect on each group's prospects, financial condition or results of operations.

D.3	Key information on the risks specific to the securities
•       The Company is unable to predict whether the Ordinary Shares will be able to be sold in the open market. Any sales of substantial amounts of Ordinary Shares in the public market, or the perception that such sales may occur, could material adversely affect the market price of the Ordinary Shares.

•      The market price of the Ordinary Shares could be subject to significant fluctuations due to a change in sentiment in the stock market regarding the Ordinary Shares or securities similar to them (both in connection with the market approval of the Enlarged Group's current strategy or if its operating results and prospects from time to time are below the expectations of market analysts and investors) or in response to various facts and events, including any regulatory changes affecting the Enlarged Group's operations, half yearly or yearly operating results or business developments of the Enlarged Group or its competitors.

•      The trading price of the Ordinary Shares may be subject to wide fluctuations in response to many factors, including stock market fluctuations and economic conditions or changes in political sentiment that may adversely affect the market price of the Ordinary Shares, regardless of the Enlarged Group's actual performance or conditions in its key markets.

•      Any future dividends will depend upon a number of factors, including the ability of the Enlarged Group to generate profits which are available for distribution to shareholders. Any material adverse change in the businesses, financial condition or results of the Enlarged Group could mean that the Enlarged Group may not be able to generate profits or cash to meet future dividend expectations reducing the level of income and capital growth.

•        If the Enlarged Company elects to increase its capital it may require further equity financing, which may be dilutive to the Enlarged Company's then existing Shareholders. The Enlarged Company may also issue new Ordinary Shares in the future pursuant to a share option plan, which may dilute Shareholders' equity.

Section E – Offer

Element	Disclosure requirement	Disclosure

E.1	Net proceeds and costs of the offer
The total costs and expenses of or incidental to the offer and the issue of New Ordinary Shares payable to advisers, legal and accounting fees and expenses, and the costs of printing and distribution of documents are estimated to amount to approximately £2.8 million (excluding VAT).

As set out below, the Company is not receiving any proceeds. Braemar will receive the ACM Shares pursuant to the Merger.

E.2a	Reason for offer and use of proceeds	The offer is being made in order for Braemar to acquire the entire share capital of ACM, thereby effecting a merger between the Braemar Group and the ACM Group.

The New Ordinary Shares will be issued to Scheme Shareholders as part of the consideration under the terms of the proposed Merger. Under the terms of the Merger, ACM Shareholders (other than Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) will have the ability to seek, subject to availability, to vary the proportion of New Ordinary Shares and cash consideration they receive in respect of their holdings of ACM Shares, via a Mix and Match Facility, subject to equal and opposite elections made by other ACM Shareholders. Braemar will not receive any proceeds as a result of the proposed Merger. Braemar will receive the ACM Shares pursuant to the Merger.

E.3	Terms and conditions of the offer	Under the terms of the Merger, which will be subject to the Conditions (which will be set out in full in the Scheme Document), ACM Shareholders will be entitled to receive from Braemar:

two New Ordinary Shares and 250 pence in cash for every five ACM Ordinary Shares

On the basis of the Closing Price per Ordinary Share of 520.3 pence on 10 June 2014, being the latest practicable date prior to publication of this document, the Merger values each ACM Ordinary Share at 258.1 pence and the entire issued and to be issued share capital of ACM at approximately £53.7 million.

The Merger will include a Mix and Match Facility so that ACM Shareholders (other than Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) will have the ability to seek, subject to availability, to vary the proportions of cash and shares they receive, subject to equal and opposite elections made by other ACM Shareholders. The Mix and Match Facility will not change the total number of shares to be issued (or the total cash consideration to be paid) by Braemar pursuant to the Merger.

The Merger is subject to the Conditions being satisfied (or, if permitted, waived) and is conditional upon, amongst other things: (a) the approval by Shareholders of the resolution to (i) adopt the Braemar Restricted Share Plan; (ii) approve, effect and implement the Merger; and (iii) confer the authorities for the issue and allotment of the New Ordinary Shares by Shareholders (if any); (b) the approval by ACM Shareholders of the special resolution proposed at the ACM Court Meeting by the requisite majority of ACM Shareholders; (c) the approval of the resolutions necessary to implement the Scheme and to effect the related Capital Reduction by the requisite majority of ACM Shareholders at the ACM General Meeting; (d) the sanction of the Scheme and confirmation of the related Capital Reduction by the Court; and (e) the UK Listing Authority and the London Stock Exchange approving the admission of the New Ordinary Shares to the Official List and to trading on the London Stock Exchange's Main Market for listed securities.

The ACM Ordinary Shares will be acquired pursuant to the Merger fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto (other than the right to receive the ACM Second Interim Dividend).

Application will be made to the UK Listing Authority and to the London Stock Exchange for the New Ordinary Shares to be admitted to the premium listing segment of the Official List of the UK Listing Authority and to trading on the London Stock Exchange's Main Market for listed securities, respectively. It is expected that Admission will become effective and that dealings on the London Stock Exchange in the New Ordinary Shares will commence at 8.00 a.m. (London Time) on 28 July 2014.

E.4	Material interests	Not applicable; there are no interests, known to Braemar, material to the issue of New Ordinary Shares or which are conflicting interests.

E.5	Name of person selling securities	Not applicable; there are no entities or persons offering to sell Ordinary Shares.
Lock-up agreements
The ACM Directors and certain of the ACM Senior Employees have agreed not to dispose of their shareholding in the Enlarged Company for a period of one year from the Effective Date without the prior consent of Braemar other than in certain agreed circumstances.

E.6	Dilution
Subject to the Merger becoming Effective, up to 8,323,916 New Ordinary Shares will be issued. This will result in Braemar's issued share capital increasing by approximately 38 per cent. If the Merger becomes Effective, Shareholders will suffer an immediate dilution as a result of the Merger following which they will hold approximately 72 per cent. of the Enlarged Share Capital.

E.7	Expenses charged to the Investor	Not applicable; no expenses will be charged to any investor by the Company in respect of the Proposals.

PART 2

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Latest time for receipt of Forms of Proxy (or electronic/CREST proxy instructions) for the Braemar General Meeting	11.15 a.m. on 2 July 2014

Record date for eligibility to vote at the Braemar General Meeting	6.00 p.m. on 2 July 2014

Braemar Annual General Meeting	11.00 a.m. on 4 July 2014

Braemar General Meeting (to approve, amongst other things, the Proposals)	11.15 a.m. on 4 July 2014(1)

Announcement of the results of the Braemar General Meeting	4 July 2014

ACM Court Meeting	10.00 a.m. on 7 July 2014

ACM General Meeting	10.15 a.m. on 7 July 2014(2)

Announcement of the results of the ACM Court Meeting and the ACM General Meeting	7 July 2014

Scheme Court Hearing (to sanction the Scheme)	23 July 2014

Latest time for return of the ACM Form of Election or submission of valid TTE instruction in CREST	1.00 p.m. on 23 July 2014

Last day for dealings in, and for registration of transfers and disablement in CREST of, ACM Shares	23 July 2014

Dealings in ACM Shares suspended	7.30 a.m. on 24 July 2014

Reorganisation Record Time	6.00 p.m. on 24 July 2014

Reduction Record Time	6.30 p.m. on 24 July 2014

Reduction Court Hearing (to confirm the Capital Reduction)	25 July 2014

Effective Date of the Scheme	25 July 2014

Cancellation of admission to trading on AIM of ACM Shares	28 July 2014

New Ordinary Shares to be issued	28 July 2014

Admission of the New Ordinary Shares to the Official List and commencement of dealings in New Ordinary Shares on the London Stock Exchange	8.00 a.m. on 28 July 2014

CREST member's accounts credited in respect of New Ordinary Shares in uncertificated form	as soon as possible after 8.00 a.m. on 28 July 2014

Latest date of despatch of cheques and definitive share certificates for New Ordinary Shares in certificated form or settlement through CREST in respect of the New Ordinary Shares and the cash consideration payable in respect of Scheme Shares held in uncertificated form by 8 August 2014

Long-stop date, being the date by which the Scheme must be implemented	30 November 2014

Each of the times and dates in the expected timetable are indicative only and may be extended or brought forward without further notice. If any of the above times and/or dates change, the revised time(s) and/date(s) will be notified to Shareholders by an announcement through a Regulatory Information Service provider.

All reference to times are to London times.

__________________
(1)	The Braemar General Meeting will commence at 11.15 a.m. on 4 July 2014 or, if later, as soon thereafter as the Braemar Annual General Meeting has been concluded or adjourned.
(2)	The ACM General Meeting will commence at 10.15 a.m. on 7 July 2014, or if later, as soon thereafter as the ACM Court Meeting has been concluded or adjourned.

PART 3

SHARE CAPITAL STATISTICS

Number of Existing Ordinary Shares	21,681,156

Number of New Ordinary Shares expected to be issued to ACM Shareholders pursuant to the Scheme	8,323,916

Enlarged Share Capital	30,005,072

New Ordinary Shares as a percentage of Enlarged Share Capital	27.74 per cent.

ISIN number for Existing Ordinary Shares and the New Ordinary Shares	GB0000600931

PART 4

RISK FACTORS

Any investment in Ordinary Shares is subject to a number of risks. Prospective investors should carefully consider all the information in this document, including the risks described below. The risks below are all of those which the Directors are aware of and which they consider material. Additional risks and uncertainties not currently known to the Directors, or that the Directors currently consider immaterial, may also adversely affect the Braemar Group's and, following the Merger, the Enlarged Group's, business, results of operations or financial condition and the Merger. If any or a combination of the following risks materialise, the Braemar Group's and, following the Merger, the Enlarged Group's business, financial condition and/or operational performance could be materially adversely affected. In that case, the trading price of the Ordinary Shares may decline and potential investors may lose all or part of the value in their investment.

Prospective investors should note that the risks relating to the Braemar Group and, if the Merger becomes Effective, the Enlarged Group, the industries in which they operate and the Ordinary Shares summarised in Part 1 of this document are the risks that the Directors believe to be the most essential to an assessment by a prospective investor of whether to consider an investment in the Ordinary Shares. However, as the risks which the Braemar Group faces and, following the Merger, the Enlarged Group will face, relate to events and depend on circumstances that may or may not occur in the future, prospective investors should consider not only the information on the key risks summarised in Part 1 of this document but also, among other things, the risks and uncertainties described below.

An investment in Ordinary Shares is only suitable for investors capable of evaluating the risks and merits of such investment and who have sufficient resources to bear any loss which may result from the investment. Accordingly, prospective investors are recommended to obtain independent financial advice from an adviser authorised under FSMA (or another appropriately authorised independent professional adviser) who specialises in advising upon investments in shares or other securities.

PRINCIPAL RISKS RELATING TO THE BRAEMAR GROUP, THE ACM GROUP AND, FOLLOWING THE MERGER, THE ENLARGED GROUP AND THEIR RESPECTIVE BUSINESSES

Dependence on ability to retain and recruit key staff and staff below senior management

The future success of the Braemar Group and the ACM Group and, following the Merger, the Enlarged Group, depends substantially on the continuing efforts of their respective directors and key employees. In particular each group will rely on its respective directors to manage its day-to-day affairs. There can be no assurance as to the continued service of these individuals as directors and key employees of each group. The departure of any of these individuals from the Braemar Group or the ACM Group or, following the Merger, the Enlarged Group (whether to go to a competitor, to start their own business, to retire or for other reasons), without adequate replacement, may have a material adverse effect on the relevant group's respective businesses, financial condition and results of operations and prospects. In addition, the future success of the Braemar Group and the ACM Group and, following the Merger, the Enlarged Group, may also be adversely affected by staff attrition rates more generally, and their ability to attract and retain employees at levels below senior management. Further, the failure of any succession planning measures put in place by the Braemar Group or the ACM Group or, following the Merger, the Enlarged Group, could have a material adverse effect on their respective businesses, financial condition, results of operations and prospects.

The Braemar Group's and the ACM Group's and, following the Merger, the Enlarged Group's, future success is also substantially dependent on each group's ability to continue to attract, retain and motivate highly skilled and qualified personnel and to maintain compensation awards at an appropriate level for such personnel. An inability to attract, retain and motivate such additional personnel or a failure to maintain compensation awards at an appropriate level for such personnel, could have a material adverse effect on their respective businesses, financial condition, results of operations and prospects.

Management and employees may not be sufficiently incentivised going forward

The proposed board of directors of the Enlarged Company intends to put in place new incentive arrangements in respect of the proposed senior management and employees of the Enlarged Group in order to better align the interests of the senior management and employees of the Enlarged Group with those of Shareholders going forward. There can be no guarantee that such new incentive arrangements will sufficiently align the interests of the management of the Enlarged Group and Shareholders and, should this be the case, this could have a material adverse effect on the businesses, financial condition, results of operations and prospects of the Enlarged Group.
Downturn in market conditions

The Braemar Group and the ACM Group operate and, following the Merger, the Enlarged Group will operate, their respective businesses from offices around the world (including offices in Asia, the Americas, Europe, Africa and the Middle East) and offer their services to clients around the world. The Braemar Group's and ACM Group's respective businesses have in the past been, and could in the future be, adversely affected by macro-economic developments, in particular by changes in world trade. In particular, demand for the Braemar Group's and ACM Group's and, following completion of the Merger, the Enlarged Group's, services will be affected by clients' business operations and decisions, which may also be affected by macro-economic developments.

Future economic downturns (including but not limited to global or regional recessions as a result of conflicts, credit crises, natural disasters or general or industry-specific declines in output or growth) could have the effect of significantly reducing demand for the Braemar Group's and the ACM Group's and, following the Merger, the Enlarged Group's, services, reducing commission/fees earned and could negatively affect the creditworthiness of each group's clients, its suppliers and the financial institutions with which it has business relationships. Any of these developments, alone or in combination, could have a material adverse effect on the Braemar Group's and the ACM Group's and, following the Merger, the Enlarged Group's, businesses, financial condition, results of operations and prospects.

The worldwide supply and demand for commodities (particularly hydrocarbons) and global economic and political developments will affect freight rates in shipping markets and the demand for Braemar's technical services in the energy sector. The Braemar Group's Logistics division is dependent on the health of the UK economy and in particular the level of import and export activity. This has fluctuated in recent years and may do so in the future. All these effects may have a material adverse effect on the Braemar Group's and, following the Merger, the Enlarged Group's, revenues, businesses and financial condition.

Risk of damage to reputation and negative publicity

The Braemar Group's and ACM Group's and, following the Merger, the Enlarged Group's, ability to retain their clients and attract new business is dependent on the maintenance of their respective reputations. The Braemar Group and the ACM Group are, and following the Merger, the Enlarged Group will be, vulnerable to adverse market perception as each operates in an industry where a high level of integrity and client trust is paramount. Although the Enlarged Group will seek to maintain the quality of its services in order to protect its reputation, it cannot guarantee that it will be able to protect its businesses against damage to its reputation with particular clients or more generally in the geographic regions in which it operates. Any real or perceived mismanagement, fraud or failure to satisfy the Braemar Group's or the ACM Group's or, following the Merger, the Enlarged Group's, responsibilities to their respective clients, or the negative publicity resulting from such activities or the accusation by a third party of such activities (whether well founded or not) associated with each group, could have a material adverse effect on the respective businesses, financial condition, results of operations or prospects of each group.

Employee error and omissions

The Braemar Group and the ACM Group are and, following the Merger, the Enlarged Group will be, exposed to the risk of employee error and omissions. This could include binding the Braemar Group or the ACM Group or, following the Merger, the Enlarged Group, to transactions that present unacceptable risks or which exceed authorised limits or the hiding of unsuccessful or unauthorised activities from the relevant group. Employees could misuse confidential information, resulting in regulatory sanctions that could seriously damage each group's reputation. Errors or omissions on the part of employees could result in significant loss and potentially result in a significant claim against the Braemar Group or the ACM Group or, following the Merger, the Enlarged Group. Both Braemar and ACM have put in place arrangements intended to reduce the occurrence and mitigate the effects of such error and omissions by employees. However, these along with other measures that the Braemar Group and ACM Group take and, following the Merger, the Enlarged Group will take, to reduce and insure against the risk of error or omission may not be effective in all cases and, where not effective, such errors or omissions could have a material adverse effect on the relevant group's businesses, financial condition, results of operations and prospects.

Foreign currency exchange rates

The Braemar Group's and the ACM Group's functional and presentational currency is and, following the Merger, the Enlarged Group's functional and presentational currency will be, pounds sterling. As international operators, the Braemar Group's and the ACM Group's and, following the Merger, the Enlarged Group's, business transactions will not all be denominated in the same currencies. To the extent that each group's business transactions are not denominated in the same currency, each is exposed to foreign currency exchange rate risk.
Specific currency risk will also arise as a result of the majority of the Braemar Group's and ACM Group's and, following the Merger, the Enlarged Group's, shipbroking earnings (and in the case of the Braemar Group and the Enlarged Group, non-shipbroking earnings) being denominated in US Dollars while the majority of their costs are denominated in pounds sterling and from the carrying values of the underlying assets of their respective overseas subsidiaries being denominated in foreign currencies. Fluctuations in foreign currency exchange rates may adversely affect the profitability, businesses, financial condition, results of operations or prospects of the Braemar Group, the ACM Group and, following the Merger, the Enlarged Group.

Further, if in the future the Braemar Group or the ACM Group or, following the Merger, the Enlarged Group, expands its operations into new markets, with different currencies, this could expose each group to additional currency translation risks.

IT infrastructure

The Braemar Group and the ACM Group rely on their respective computer, billing, communications and other technological systems ("IT") to conduct their respective businesses. The Enlarged Group will rely on its IT systems to conduct its business. Each group's business will continue to depend upon its ability to protect its IT systems against damage or system interruptions from natural disasters, technical failures and other events beyond its control. Further, in order for each group to compete effectively and to meet its clients' needs, each will need to maintain its systems as well as invest in improved technology.

Any temporary or permanent failure of the IT systems and/or third-party infrastructure on which the Braemar Group and the ACM Group rely and, following the Merger, the Enlarged Group will rely, could affect each group's ability to provide an efficient service to its clients and could lead to costs and disruptions that could adversely affect each group's reputation, businesses, results of operations, financial condition and prospects. Any such failure may result in potentially higher costs in the future to further safeguard against that failure which could have a material adverse effect on the Braemar Group's and ACM Group's and, following the Merger, the Enlarged Group's, businesses, results of operations, financial condition and prospects.

Competitive risks

The Braemar Group and ACM Group operate and, following the Merger, the Enlarged Group will operate, in a highly competitive market. The principal competitive factors in each group's industry include the ability to win and maintain productive and positive client relationships, and the ability to identify, develop and offer innovative services whilst ensuring competitive pricing and market expertise.

The Braemar Group and ACM Group and, following the Merger, the Enlarged Group, must be able to adapt quickly to evolving industry and market trends and technological changes. Each group's ability to grow its business may depend on its ability to adapt its existing services in line with client preferences and to develop services that generate client interest. Failure to do so could result in competitors acquiring additional market share. Any increase in competition could result in loss of market share which could have a material adverse effect on the Braemar Group's and ACM Group's and, following the Merger, the Enlarged Group's, businesses, financial condition, results of operations and prospects.

Some of the Braemar Group's and the ACM Group's and, following the Merger, the Enlarged Group's, competitors have greater financial and other resources and, as a result, may be in a better position to compete for future business opportunities. These competitors compete (or, in the case of the Enlarged Group, will compete) directly with each group for clients and industry personnel. This competition could have a material adverse effect on the Braemar Group's and ACM Group's and, following the Merger, the Enlarged Group's, businesses, financial condition or results of operations as well as each group's ability to attract and retain highly skilled individuals. There can be no assurance that the Braemar Group and the ACM Group and, following the Merger, the Enlarged Group, can compete effectively.

Insurance

Braemar and ACM maintain and, following the Merger, the Enlarged Group will maintain, appropriate insurance, but there can be no guarantee that cover thereunder would be sufficient to cover any loss suffered by the relevant group and insufficient cover could have a material adverse effect on the relevant group's businesses, financial condition, results of operations and prospects.
Insurance premium rates paid by the Braemar Group and the ACM Group over the last three years, as well as the terms of coverage, have remained relatively stable. However, the insurance market could evolve in a manner unfavourable to the Braemar Group or the ACM Group or, following the Merger, the Enlarged Group, generating an increase in premiums or making it impossible or much more expensive to obtain adequate insurance coverage. These factors could result in a substantial increase in insurance costs, or an inability to obtain insurance for an identified risk, which could have a material adverse effect on the relevant group's businesses, financial condition, results of operations or prospects.

Recovery of debts

While Braemar and ACM invoice clients in a timely manner, both companies have, and, following the Merger, the Enlarged Group will have, exposure to any decline in the creditworthiness of their respective clients and, in particular, that debts owed to the respective groups are not discharged by their clients. Further, uncertainty in freight markets may affect the amount of debt which may be recoverable. The inability of each group to recover debts owed by clients efficiently could have a material adverse effect on that group's business, financial condition, results of operations or prospects. Although the Braemar Group and ACM Group have, and, following the Merger, the Enlarged Group will have, measures in place to ensure that debts are pursued efficiently and in a timely manner, where such measures are ineffective and debts are not recoverable this could have a material adverse effect on the relevant group's businesses, financial condition, results of operations or prospects.

Pensions

The ACM Group operates a defined benefit pension scheme which is closed to new entrants. At 31 March 2014, the gross deficit of the ACM Defined Benefit Pension Scheme on an IAS19 basis was £1.9 million (31 March 2013: gross deficit £1.6 million). The net deficit after allowing for deferred tax was £1.5 million (2013: net deficit £1.3 million). In the actuarial valuation as at 31 March 2011, the gross deficit on an ongoing basis was £0.4 million.

The nature of a defined benefit pension scheme means that the funding levels of the ACM Defined Benefit Pension Scheme are subject to factors outside the ACM Group's (and, following the Merger, the Enlarged Group's) control, which could increase the deficit in that scheme. These factors include investment returns, discount rates for valuing liabilities, life expectancy and inflation. As a result, it is not possible to accurately predict the future funding level of the ACM Defined Benefit Pension Scheme, deficit-reduction periods, employer cash contribution obligations or accounting charges with any degree of certainty. Currently, annual contributions are assessed every three years and were set at £320,000 at the actuarial valuation as at 31 March 2011. The latest assessment, as at 31 March 2014, is currently underway and will be completed after the Merger.

If future payments increase substantially above current levels, this could have a material adverse effect on the ACM Group or, following the Merger, the Enlarged Group's, future prospects, financial condition or results of operations.

Litigation

Legal proceedings may arise from time to time in the course of the Braemar Group's and the ACM Group's and, following the Merger, the Enlarged Group's, businesses. The directors of Braemar and ACM and the directors of the Enlarged Company, cannot preclude that litigation may be brought against the Braemar Group, the ACM Group or, following the Merger, the Enlarged Group, and that such litigation could have a material adverse effect on the businesses, financial condition, results of operations or prospects of the relevant group.

Risk of loss of business continuity

The Braemar Group's and the ACM Group's and, following the Merger, the Enlarged Group's, respective business operations, information systems and processes are vulnerable to damage or interruption from fires, power loss, telecommunication failures, bomb threats, explosions or other forms of terrorist activity and other natural and man-made disasters. These systems may also be subject to sabotage, vandalism, theft and other similar misconduct. The same is true of third party service providers on which each group depends. The Braemar Group and the ACM Group have in place disaster recovery plans covering current business requirements, which have been tested and are considered adequate. Notwithstanding, any damage or interruption to the business operations, information systems and processes of the Braemar Group, the ACM Group or, following the Merger, the Enlarged Group, could have a material adverse effect on each group's businesses, financial condition, results of operations or prospects.

Dependence on third party service providers

The Braemar Group and the ACM Group rely upon and, following the Merger, the Enlarged Group will rely upon, third party service providers for certain aspects of their businesses. Any interruption or deterioration in the performance of these third party service providers could impair the timing and quality of each group's services. In addition, if the contracts with any of these third party service providers are terminated, each group may not find alternative outsource providers on a timely basis or on equivalent terms. The occurrence of any of these events could impact upon the Braemar Group's and ACM Group's and, following the Merger, the Enlarged Group's, reputation and have a material adverse effect on the relevant group's businesses, financial condition, results of operations or prospects.

RISKS RELATING TO THE MERGER

The Merger is subject to the Conditions which may not be satisfied or waived

Completion of the Merger is subject to the Conditions being satisfied (or, if permitted, waived) which include:

•	approval of the resolution necessary to effect the Merger by the requisite majority of shareholders at the Braemar General Meeting;

•	approval of the resolutions proposed at the ACM Court Meeting by the requisite majority of Scheme Shareholders;

•	approval of the resolution necessary to implement the Scheme and to sanction the related Capital Reduction by the requisite majority of ACM Shareholders at the ACM General Meeting;

•	the sanction of the Scheme and confirmation of the related Capital Reduction by the Court; and

•
the UK Listing Authority and the London Stock Exchange approving the admission of the New Ordinary Shares to the Official List and to trading on the London Stock Exchange's Main Market for listed securities.

There is no guarantee that these (or any other) Conditions will be satisfied (or waived, if applicable). Failure to satisfy any of the Conditions may result in the Merger not being completed. Certain transaction costs incurred by the Braemar Group and the ACM Group in connection with the Merger will be irrecoverable if the Merger does not proceed.

The Merger is also subject to the passing of the resolution to approve the Braemar Restricted Share Plan which is incorporated in the resolution necessary to effect the Merger at the Braemar General Meeting.

A third party may have or be able to obtain a large enough shareholding in ACM to delay or prevent completion of the Merger

ACM Ordinary Shares are freely traded on the London Stock Exchange's AIM market. Although Braemar is not aware of the existence of any such shareholders as at the date of this document, it is possible that a shareholder with a significant shareholding could use, or could threaten to use, its shareholding to vote against the Scheme when ACM shareholder consent is sought. Such an action could materially delay or prevent the implementation of the Scheme and the Merger and therefore deprive the parties of some or all of the anticipated benefits of the Merger. Certain transaction costs incurred by the Braemar Group and the ACM Group in connection with the Merger will be irrecoverable if the Merger does not proceed.

If an ACM Shareholder makes an election under the Mix and Match Facility, such holder may not receive the consideration in the proportion of New Ordinary Shares and cash requested

There is a Mix and Match Facility available to ACM Shareholders. Under the Mix and Match Facility, eligible ACM Shareholders may seek to vary the proportions in which they receive New Ordinary Shares and cash consideration, subject to equal and opposite elections made by other ACM Shareholders. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, ACM Shareholders who make an election under the Mix and Match Facility may not have their election under the Mix and Match Facility satisfied in full or at all, and they will not know the exact number of New Ordinary Shares or the amount of cash that they will receive until the settlement of consideration under the terms of the Merger.

Market fluctuations may reduce the overall value of the consideration in the Merger

Unless a successful Mix and Match Facility election is made, every five ACM Shares will be exchanged for 250 pence in cash and two New Ordinary Shares. Any fluctuation in the market price of the New Ordinary Shares between the date of publication of this document and the Effective Date will increase or decrease the value of the consideration received. In addition, any successful election made under the Mix and Match Facility to receive additional New Ordinary Shares may have the effect of increasing or decreasing (as the case may be) the impact which any such fluctuation in the value of a New Ordinary Share may otherwise have on the value of consideration received for the ACM Shares.

If the Merger completes, the integration of the ACM Group with the Braemar Group could result in operating difficulties and other adverse consequences

If the Merger completes, the process of integrating the ACM Group may create unforeseen operating difficulties and expenditures and pose management, administrative and financial challenges. Specifically, integrating operations and personnel and pre-completion or post-completion costs may prove more difficult and/or expensive than anticipated. The integration of the ACM Group may require significant time and effort on the part of Braemar and the Braemar Group's management. Any challenges faced in integrating the ACM Group may also be exacerbated by differences between Braemar's and ACM's operational and business culture, the need to implement cost cutting measures and difficulties in maintaining internal controls. Such difficulties in successfully integrating ACM could have an adverse effect on the Enlarged Group's financial condition, results of operations or prospects.

The Enlarged Group may fail to realise the business growth opportunities, revenue benefits, cost savings, operational efficiencies and other benefits anticipated from the Proposals

The integration of the Braemar Group and the ACM Group will require an investment of time and money and present a number of challenges. As described in paragraph 2 of Part 7 of this document, the Board believes that there are a number of benefits arising from the Merger, including cost savings, business growth opportunities and revenue benefits. However, these benefits may not develop, for various reasons, including because the assumptions upon which the Board has determined the process of integration and the potential costs savings may prove to be incorrect.

Under these circumstances, the benefits that the Board anticipates will result from the Proposals may not be achieved as expected, or at all, or may be delayed, or may involve additional costs. To the extent that the Braemar Group incurs higher integration costs or achieves lower revenue benefits or fewer cost savings than expected, the Enlarged Group's operating results and prospects and the price of the Ordinary Shares, may suffer.

RISKS RELATING TO ORDINARY SHARES

The market price of the Ordinary Shares may fluctuate widely and there may be limited liquidity in the Ordinary Shares

Braemar is unable to predict whether the Ordinary Shares issued will be able to be sold in the open market. Any sales of substantial amounts of Ordinary Shares in the public market, or the perception that such sales might occur, could materially adversely affect the market price of the Ordinary Shares.

The market price of the Ordinary Shares could be subject to significant fluctuations due to a change in sentiment in the stock market regarding the Ordinary Shares or securities similar to them (both in connection with the market approval of the Enlarged Group's current strategy or if its operating results and prospects from time to time are below the expectations of market analysts and investors) or in response to various facts and events, including any regulatory changes affecting the Enlarged Group's operations, half yearly or yearly operating results or business developments of the Enlarged Group or its competitors.

The trading price of the Ordinary Shares may be subject to wide fluctuations in response to many factors, including those referred to in this Part 4 of this document, as well as stock market fluctuations and general economic conditions or changes in political sentiment that may adversely affect the market price of the Ordinary Shares, regardless of the Enlarged Group's actual performance or conditions in their key markets.

Future dividends will be dependent on the ability of the Enlarged Group to generate distributable reserves

Any future dividends will depend upon a number of factors, including the availability of distributable reserves. The generation of profits for distribution depends on the successful management of the Enlarged Group's business, taxes and profits. Any of the risk factors set out in this Part 4 of this document could have a material adverse effect on the businesses, financial condition, results of operations or prospects of the Enlarged Group.

If there is a material adverse change in the businesses, financial condition, results of operations or prospects of the Enlarged Group then the Enlarged Company may not be able to meet future dividend expectations and the level of income or the prospect of income and capital growth will be reduced accordingly.

The Enlarged Company may in the future issue new Ordinary Shares, which may dilute Shareholders' equity

Other than pursuant to the Merger and the Braemar Restricted Share Plan, Braemar has no current plans for an offering of Ordinary Shares. If the Enlarged Company elects to increase its capital it may require further equity financing, which may be dilutive to the Enlarged Company's then existing Shareholders. For example, if Shareholders of the Enlarged Company did not take up an offer of Ordinary Shares or were not eligible to participate in an offering, their proportionate ownership and voting interests in the Enlarged Company would be reduced and the percentage that their Ordinary Shares would represent of the total share capital of the Enlarged Company would be reduced accordingly. The Enlarged Company may also issue new Ordinary Shares in the future pursuant to share option plans (including the Braemar Restricted Share Plan), which may dilute Shareholders' equity.

Overseas Shareholders may be subject to exchange rate risks

The Ordinary Shares and the New Ordinary Shares are priced in sterling, and will be quoted and traded in sterling. In addition, any dividends the Enlarged Company may pay will be declared and paid in sterling. Accordingly, Shareholders resident outside the UK jurisdictions are subject to risks arising from adverse movements in the value of their local currencies against the pound sterling, which may reduce the value of the Ordinary Shares, as well as that of any dividends paid.

PART 5

DIRECTORS, PROPOSED DIRECTORS, COMPANY SECRETARY AND ADVISERS

Directors

Sir Graham Hearne CBE	(Non-executive Chairman)
James Kidwell	(Chief Executive)
Martin Beer	(Group Finance Director)
Denis Petropoulos	(Executive Director)
John Denholm1	(Non-executive Director)
Alastair Farley	(Non-executive Director)
David Moorhouse CBE	(Non-executive Director)

Proposed Directors2

Johnny Plumbe	(Executive Director)
Tim Jaques	(Non-executive Director)
Jürgen Breuer	(Non-executive Director)
Mark Tracey	(Non-executive Director)

Company Secretary

Martin Beer

Registered office of the Company and business address of each of the Directors

35 Cosway Street
London
NW1 5BT

Sponsor, Financial Adviser and Broker

Westhouse Securities Limited
110 Bishopsgate
London EC2N 4AY

Legal advisers to the Company as to English law

Nabarro LLP
Lacon House
84 Theobald's Road
London WC1X 8RW

Auditors, reporting accountant and tax advisers to the Company

KPMG Audit LLP
15 Canada Square
London
E14 5GL

________________
1	John Denholm will retire as Director at the Braemar Annual General Meeting.
2	The Proposed Directors will become directors of the Enlarged Company on the Effective Date.

Registrars	Receiving Agent

Capita Registrars
34 Beckenham Road
Beckenham Kent
BR3 4TU

Public relations adviser

Buchanan Communications
107 Cheapside
London EC2V 6DN

Bankers

The Royal Bank of Scotland plc
Shipping Business Centre
4th Floor
1 Princes Street
London EC2R 8PB
Capita Registrars Corporate Actions The Registry 34 Beckenham Road Beckenham Kent BR3 4TU

PART 6

IMPORTANT INFORMATION

1.	TO VOTE ON THE RESOLUTIONS

Whether or not you plan to attend the Braemar General Meeting in person, please either:

1.
complete a Form of Proxy in accordance with the instructions printed on the Form of Proxy and return it to Capita Registrars, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU so that it is received by Capita Registrars no later than 11.15 a.m., on 2 July 2014; or

2.
if you hold Ordinary Shares in CREST and wish to appoint a proxy utilising the CREST electronic proxy appointment service, complete and transmit a CREST Proxy Instruction in accordance with the procedures described in the CREST Manual, so that it is received by Braemar's agent (ID RA10) by no later than 11.15 a.m., on 2 July 2014.

The completion and return of the completed Form of Proxy, electronic submission of your proxy or transmission of a CREST Proxy Instruction, will not prevent you from attending the Braemar General Meeting and voting in person (in substitution for your proxy vote) if you so wish and are so entitled.

A summary of the action to be taken by the Shareholders is set out in Part 7 (Letter from the Chairman) and Part 19 (Notice of General Meeting) of this document.

2.	DEFINITIONS

Capitalised terms have the meanings ascribed to them in Part 18 of this document.

3.	INCORPORATION BY REFERENCE

Certain information in relation to the Enlarged Group has been incorporated by reference into this document. Please see Parts 11 and 12 of this document.

4.	NO INCORPORATION OF WEBSITES

Save where expressly stated in this document, none of the content of Braemar's website www.braemarplc.com or ACM's website www.acmshippinggroup.com forms part of this document.

5.	FORWARD-LOOKING STATEMENTS

This document includes statements that are, or may be deemed to be, "forward-looking statements". These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "plans", "anticipates", "targets", "aims", "continues", "projects", "assumes", "expects", "intends", "may", "will", "would" or "should", or in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this document and include statements regarding the Company's intentions, beliefs or current expectations concerning, among other things, the Enlarged Group's result of operations, financial condition, prospects, growth strategies and the industries in which the Enlarged Group operates. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. A number of factors could cause actual results and developments to differ materially from those expressed or implied by the forward-looking statements, including without limitation: conditions in the markets, market position of the Company, earnings, financial position, return on capital, anticipated investments and capital expenditures, changing business or other market conditions and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein. Forward-looking statements contained in this document based on past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Subject to the Company's continuing obligations under the Listing Rules, the Disclosure and Transparency Rules and the Prospectus Rules, the Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise. None of these statements made in this document in any way obviates the requirements of the Company to comply with the Listing Rules, the Prospectus Rules, the Disclosure and Transparency Rules or the FSMA.

6.	GENERAL NOTICE

Nothing contained in this document and/or the Form of Proxy is intended to constitute investment, legal, tax, accounting or other professional advice. This document is for your information only and, except as explicitly stated otherwise, nothing in this document is intended to endorse or recommend a particular course of action. Each prospective investor should consult his, her or its legal adviser, financial adviser or tax adviser for advice.

7.	OVERSEAS SHAREHOLDERS

The availability of New Ordinary Shares issued pursuant to the Merger to persons resident in, or citizens of, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons not resident in the United Kingdom should inform themselves about and observe any applicable legal requirements. It is the responsibility of each overseas Braemar Shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection with the Merger, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This document has been prepared for the purposes of complying with English law, the Prospectus Rules and the Listing Rules and the information disclosed in this document may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of any other jurisdiction. The New Ordinary Shares to be issued pursuant to the Merger have not and will not be registered under the relevant securities laws of any jurisdiction other than the United Kingdom. Accordingly, subject to certain exceptions, the New Ordinary Shares may not be offered, sold, resold or delivered directly or indirectly in or into a Restricted Jurisdiction (namely Canada, Australia, Japan, the Republic of South Africa, New Zealand and any other jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which Braemar or ACM regards as unduly onerous).

Due to restrictions on Restricted Overseas Persons holding New Ordinary Shares, Braemar may, in its sole discretion, determine that either: (a) any New Ordinary Shares issued to a Restricted Overseas Person be sold, in which event the relevant New Ordinary Shares shall be issued to such holder and Braemar shall appoint a person to procure that such shares be sold on behalf of such holder; or (b) that such New Ordinary Shares shall not be issued to such holder but shall instead be issued to a nominee for such holder who shall sell the New Ordinary Shares so issued.

8.	UNITED STATES SECURITIES CONSIDERATIONS

The New Ordinary Shares to be issued pursuant to the Merger have not been, and are not intended to be, registered under the US Securities Act, or the laws of any state of the United States but will be issued in reliance on the exemption provided by Rule 802 of the US Securities Act and exemptions provided under the laws of each state of the United States in which eligible shareholders (subject to certain exceptions) (other than Restricted Overseas Persons) reside, and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Company will furnish to the US Securities and Exchange Commission a Form CB in respect of the offer and sale of such New Ordinary Shares.

Generally, pursuant to the Scheme, holders of Scheme Shares that are "restricted securities" within the meaning of Rule 144 under the US Securities Act will receive New Ordinary Shares that are restricted securities, while holders of Scheme Shares that are not restricted securities will receive New Ordinary Shares that are unrestricted. Restricted securities cannot be resold in the United States without registration or an exemption therefrom under the US Securities Act.

Generally, Scheme Shares acquired in open market transactions will be exchanged in the Scheme for New Ordinary Shares that are unrestricted. However, an Scheme Shareholder who is an affiliate of Braemar should consult legal counsel to determine whether such shares are subject to any such restriction. An affiliate for this purpose is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The US Securities and Exchange Commission views a person's status as an officer, director or 10% shareholder as a fact that must be considered when determining whether such person is an affiliate.

The foregoing discussion is only a general overview of certain requirements of the US Securities Act that are applicable to the issuance and resale of the New Ordinary Shares. All Scheme Shareholders are advised to consult their own legal counsel prior to making any offer, resale, pledge or other transfer of New Ordinary Shares obtained pursuant to the Scheme.

9.	AUSTRALIAN SECURITIES CONSIDERATIONS

Persons in, or resident in, Australia should note that the Scheme is exempt from the requirement to issue a prospectus under the provisions of Parts 6D.2 and 6D.3 and sections 1012A, 1012B and 1012C of the Corporations Act 2001 of Australia (Cth), pursuant to the provisions of the Australian Securities and Investments Commission (ASIC) Class Order 07/9 ('Prospectus relief for foreign schemes of arrangement and PDS relief for Pt 5.1 schemes and foreign schemes of arrangement'). ASIC Class Order 07/9 provides that where securities are offered for issue under a scheme of arrangement which is between a foreign company and its members and regulated under a law that is in force in an 'eligible foreign country' (which includes the United Kingdom) the issuer is exempt from the requirement to prepare a prospectus under the Corporations Act 2001 (Cth).

The information contained in this document does not constitute financial product advice and has been prepared without reference to individual investment objectives, financial situation, taxation position or particular needs. If you are in doubt as to what you should do, you should consult your legal, investment, taxation or other professional adviser.

10.	SINGAPOREAN SECURITIES CONSIDERATIONS

This document has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the New Ordinary Shares to be issued by Braemar may not be circulated or distributed, nor may the New Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with, the provisions of the Securities and Futures Act (Chapter 289 of Singapore) including Section 273(1)(b) thereof.

PART 7

LETTER FROM THE CHAIRMAN

Tel +44 (0)20 7535 2650

(a public limited company incorporated and registered in England and Wales with registered company number 02286034)

Registered Office:
35 Cosway Street
London
NW1 5BT

Directors:
Sir Graham Hearne CBE	(Non-executive Chairman)
James Kidwell	(Chief Executive)
Martin Beer	(Group Finance Director)
Denis Petropoulos	(Executive Director)
John Denholm	(Non-executive Director)
Alastair Farley	(Non-executive Director)
David Moorhouse CBE	(Non-executive Director)

12 June 2014

Dear Shareholder

Proposed recommended merger with ACM Shipping Group plc to be implemented by way of Scheme of Arrangement under Part 26 of the Companies Act 2006

Proposed issue and admission of up to 8,323,916 New Ordinary Shares in connection with the Merger

Proposed adoption of the Braemar Restricted Share Plan

Notice of the Braemar General Meeting

1.	INTRODUCTION AND SUMMARY OF THE TERMS OF THE MERGER

On 20 May 2014, the Braemar Board and the ACM Board announced that they had reached agreement on the terms of a recommended merger pursuant to which Braemar will acquire the entire issued and to be issued share capital of ACM. The Merger is to be effected by means of a scheme of arrangement between ACM and the ACM Shareholders under Part 26 of the Companies Act.

It is intended that the consideration payable by Braemar to the ACM Shareholders in connection with the Merger, which is subject to the Conditions, will be satisfied by a combination of cash and the issue of the New Ordinary Shares to the ACM Shareholders. Under the terms of the Merger, the ACM Shareholders will be entitled to receive:

for every five ACM Ordinary Shares 250 pence in cash and two New Ordinary Shares resulting in the ACM Shareholders owning approximately 28 per cent. and the Braemar Shareholders owning approximately 72 per cent. of the Enlarged Share Capital.

On the basis of the Closing Price per Ordinary Share of 520.3 pence on 10 June 2014, being the latest practicable date prior to publication of this document, the Merger values each ACM Ordinary Share at 258.1 pence and the entire issued and to be issued share capital of ACM at approximately £53.7 million.

The Merger represents a premium of approximately:

•	4.3 per cent. to the Closing Price per ACM Ordinary Share of 247.5 pence on 19 May 2014 (being the last Business Day prior to commencement of the Offer Period);
•
7.5 per cent. to the six-month average price per ACM Ordinary Share of 240.2 pence (being the average Closing Price for the six-month period ended on 19 May 2014, being the last Business Day prior to commencement of the Offer Period); and

•	2.6 per cent. to the Closing Price per ACM Ordinary Share of 251.5 pence on 10 June 2014 (being the latest practicable date prior to publication of this document).

The Merger Ratio excludes the AIM Second Interim Dividend and has been calculated on the basis that, other than the Braemar Final Dividend and the ACM Second Interim Dividend, no dividends have or will be declared by Braemar or ACM during the period from 20 May 2014 until completion of the Merger.

The Merger will include a Mix and Match Facility so that eligible ACM Shareholders (other than Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) may seek, subject to availability, to vary the proportion of cash and New Ordinary Shares they receive in respect of their holdings of ACM Shares, subject to equal and opposite elections being made by other ACM Shareholders. The total number of New Ordinary Shares to be issued and the total cash consideration to be paid pursuant to the Merger will not change.

The Merger is subject to the conditions described in paragraph 9 of this Part 7. The Scheme Document containing the terms of the Scheme was published on the same date as this document. It is expected that the ACM Court Meeting and the ACM General Meeting will be held on 7 July 2014 and that the Scheme will become effective on 25 July 2014.

Braemar is required to comply with the provisions of Chapter 10.5 of the Listing Rules in relation to the Merger and therefore seeks the approval of Shareholders pursuant to the Listing Rules. Braemar is also required to comply with the provisions of Listing Rule 9.4.1 in relation to the adoption of the Braemar Restricted Share Plan and therefore seeks the approval of Shareholders pursuant to the Listing Rules.

This document constitutes a circular prepared in compliance with the Listing Rules for the purposes of the Braemar General Meeting convened pursuant to the Notice of General Meeting contained at the end of this document. This document is also a prospectus relating to the issue of the New Ordinary Shares in connection with the Merger prepared in accordance with the Prospectus Rules and approved by the FCA.

The Braemar General Meeting has been convened for 11.15 a.m. on 4 July 2014 (or, if later, as soon thereafter as the Braemar Annual General Meeting has been concluded or adjourned) at the offices of Buchanan Communications at 107 Cheapside, London, EC2V 6DN, at which the Resolutions will be proposed. An explanation of the Resolutions to be proposed at the meeting is set out in paragraph 18 of this Part 7.

The Braemar Directors and the ACM Directors believe it is essential for a successful integration of the two businesses to put in place arrangements to incentivise and encourage the retention of key senior employees of both the Braemar Group and the ACM Group. These incentivisation and retention arrangements, which will comprise retention awards granted under the Braemar Restricted Share Plan, represent an integral element of the Merger. In light of these inter-dependent elements, which comprise the recommended Merger, and in order to implement the Merger, Shareholders will be asked to approve, (amongst other things) one ordinary resolution at the Braemar General Meeting which proposes that: (a) the Braemar Restricted Share Plan be approved; (b) the Merger be approved and the Directors be authorised to implement the Merger; and (c) the Directors be authorised to allot the New Ordinary Shares in connection with the Merger up to an aggregate nominal amount of £832,391.60 (representing, in aggregate, 8,323,916 New Braemar Shares).

The Braemar Board unanimously considers that the Proposals are in the best interests of Braemar and its Shareholders and recommends that Shareholders vote in favour of the Resolutions, as they have irrevocably undertaken to do in respect of their own beneficial holdings. The Directors have therefore undertaken to vote in favour of the Resolutions in respect of 725,133 Ordinary Shares in aggregate, representing 3.3 per cent. of the existing share capital of Braemar as at 10 June 2014 (being the latest practicable date prior to publication of this document).

The ACM Board have similarly recommended to the ACM Shareholders that the ACM Shareholders vote in favour of the Scheme at the ACM Court Meeting and vote in favour of the ACM Special Resolution at the ACM General Meeting as they have irrevocably undertaken to do in respect of their own beneficial holdings of 3,652,284 ACM Ordinary Shares, representing, in aggregate, approximately 18.8 per cent. of the existing issued share capital of ACM as at 10 June 2014 (being the latest practicable date prior to publication of this document).
I am writing to give you details of the Proposals, including the background to and reasons for them, to explain why your Board considers the Proposals to be in the best interests of Braemar and its Shareholders and to seek your approval of all the Resolutions.

2.	BACKGROUND TO AND REASONS FOR THE PROPOSALS

The Braemar Group's business strategy is to grow and to enhance the services offered to its clients. In line with this strategy, the Braemar Board commenced merger discussions with ACM.

The Braemar Group's principal shipbroking activities are spot freight brokerage, time charter and project brokerage, sale and purchase, new buildings and demolition.

The Braemar Board believes that the Merger offers a number of benefits to the Braemar Group and will:

•
enable the Braemar Group to strengthen its core shipbroking business. Both the Braemar Group and the ACM Group together have strong positions in most sectors of the shipbroking market. The Merger will enable the Braemar Group to strengthen its shipbroking service to its clients through better market coverage;

•	improve the succession planning within its shipbroking teams and help each broker to develop to his/her full potential within the combined Braemar-ACM organisation;

•	strengthen shipbroking services thereby increasing the Braemar Group's ability to win new business;

•	create cost savings for the benefit of the Braemar Shareholders;

•	enable the Braemar Group to invest in its global shipping information databases and IT infrastructure, which the Braemar Board believes, will improve the competitiveness of the Braemar Group;

•	strengthen the Braemar Group's global presence thereby improving the earnings capabilities of all its divisions; and

•	deliver an expected earnings per share enhancement in the first full year following the Merger1.

Following the Merger becoming Effective, Braemar and ACM intend to merge their shipbroking operations into a single unified business, under a unified board structure and senior management team.

3.	INFORMATION ON BRAEMAR

Braemar is a public limited company incorporated in England and Wales and is the holding company of the Braemar Group. As at 10 June 2014 (being the last practicable date prior to publication of this document), Braemar had a market capitalisation of £112.8 million and, for the year to 28 February 2014, it reported turnover of £125.5 million, profit before tax of £9.0 million, earnings per Ordinary Share of 31.9p and net assets of £65.3 million.

Braemar is a leading international provider of broking, consultancy, technical, logistics and other services to the shipping, marine and energy industries. Braemar provides professional skills and advice to clients in the shipping and offshore energy markets. It does this through a global network of businesses most of which are branded under the Braemar name. Income is generated through commissions, project fees or charges on an hourly basis for its expertise.

The business is organised into four divisions: Shipbroking (282 employees2); Technical (330 employees2); Logistics (223 employees2) and Environmental (55 employees2). In addition, four employees provide services across the four divisions. The business has global coverage with hubs in London, Singapore and Houston.

•
Shipbroking: The Shipbroking division provides chartering (both spot and period), sale and purchase and consulting shipbroking services to international ship owners, charterers and financial institutions operating in the tanker, gas, chemicals, offshore, container and dry bulk markets. Shipbroking has offices in the United Kingdom, the United States of America, Norway, China, Australia, Singapore, India and Italy.

•
Technical: This division provides a range of marine consulting and advisory services to clients operating in the energy, marine and insurance markets. This division operates as four distinct, but commonly branded, businesses often with overlapping markets and services. A summary of the services offered by the Technical division are as follows:

•
Braemar Adjusting: This business provides loss adjusting, risk assessment and dispute resolution services to the international insurance market in relation to the insurance of risks arising out of the energy (oil and gas), marine and power sectors. Braemar Adjusting has offices in the United Kingdom, the United States of America, Singapore, Canada, Brazil and Abu Dhabi.

____________

1
This statement is not intended as a profit forecast and should not be interpreted to mean that earnings per Ordinary Share for the current or future financial years would necessarily match or exceed the historical published earnings per Ordinary Share.

2	Average number of full time equivalent employees for the year ending 28 February 2014.

•
Braemar Offshore: This business provides specialised marine and engineering consultancy services to the offshore oil and gas industry. The principal services provided by Braemar Offshore are the performance of pre-risk marine warranty surveys. Braemar Offshore has offices in Australia, China, India, Indonesia, Malaysia, Singapore, Thailand and Vietnam.

•
Braemar, incorporating The Salvage Association (also referred to as Braemar SA): This business provides marine consultancy and surveying services to clients operating in the shipping, energy (oil and gas), and insurance markets. It has a network of offices in Asia, Europe and the United States of America that principally undertake hull and machinery damage surveys for the insurance industry.

•
Braemar Engineering: This business provides consultant marine engineering and naval architecture services to clients operating in the shipping and offshore oil and gas markets. Braemar Engineering has offices in the United Kingdom and the United States of America. It has a particular expertise in the design of ships for the transportation of liquefied natural gas (LNG).

•
Logistics: The Logistics business, trading under the name of Cory Brothers, provides ship agency, freight forwarding and logistics services principally for ship owners and charterers from its bases in the United Kingdom, Singapore and the United States of America.

•
Environmental: Trading as Braemar Howells, this business provides pollution response and environmental services primarily in the United Kingdom and Africa. It has earned an international reputation for its work for the insurance industry in handling containers from stricken vessels.

The Braemar Group has an experienced management team which includes James Kidwell, Martin Beer and Denis Petropoulos, who are on the Board, and Sebastian Davenport-Thomas (Head of Shipbroking), Michael Chan (Managing Director of the Technical Services Division) and Kevin Gorman (Managing Director of the Logistics Division), who are not on the Board. The Braemar Board has benefited from the non-executive guidance of Sir Graham Hearne CBE (Chairman), John Denholm, Alastair Farley and David Moorhouse CBE.

On 27 November 1997, Braemar was admitted to the Official List (as operated at that time) and to trading on the London Stock Exchange. Braemar is today admitted to the premium segment of the Official List and to trading on the London Stock Exchange.

4.	INFORMATION ON ACM

ACM is a public limited company incorporated in England and Wales and is the holding company of the ACM Group. As at 10 June 2014 (being the last practicable date prior to publication of this document), ACM had a market capitalisation of £49.0 million and, for the year to 31 March 2014, it reported revenue of £27.9 million, profit before tax of £3.2 million, earnings per existing ACM share of 11.6p and net assets of £7.3 million.

The ACM Group provides a full range of integrated shipbroking services for the global market. It is widely recognised as a leading provider of broking services to the oil transportation industry.

Established in London in 1982, the ACM Group has since expanded its international operations with offices based in the United Kingdom, Singapore, India, Australia, China, the United States of America and the United Arab Emirates. The ACM Group employs 140 brokers and support staff who provide clients with global experience and intimate local knowledge of the world's shipping centres. The ACM Group has a network of clients which include major oil producers, independent oil traders, ship-owners and ship-operators.

The ACM Board comprises Johnny Plumbe, James Gundy, Mike Rudd and Ian Hartley (as executive directors) and is completed by David Cobb CBE, Timothy Jaques, Jürgen Breuer and Mark Tracey (each a non-executive director).

ACM's shares were admitted to trading on AIM on 6 December 2006.

5.	OVERVIEW OF THE ENLARGED GROUP

5.1	Board and management

Following completion of the Merger, the board of directors of the Enlarged Company will be drawn from the board of directors of Braemar and ACM and will comprise Sir Graham Hearne CBE (currently Chairman of Braemar) as Chairman, James Kidwell (currently Chief Executive of Braemar) as Chief Executive, Martin Beer (currently Group Finance Director of Braemar) as Group Finance Director and the following executive directors, Johnny Plumbe (currently Executive Chairman of ACM) and Denis Petropoulos (currently Executive Director of Braemar). In addition, it is anticipated that the Braemar board of directors will include five non-executive directors drawn from the existing non-executive directors of the boards of both ACM and Braemar being; Alastair Farley (currently non-executive Director of Braemar), David Moorhouse CBE (currently non-executive Director of Braemar), Timothy Jaques (currently non-executive Director of ACM), Jürgen Breuer (currently non-executive Director of ACM) and Mark Tracey (currently non-executive Director of ACM).

The Enlarged Group will have an Executive Committee consisting of the four executive directors plus James Gundy, Sebastian Davenport-Thomas, Mike Rudd, Kevin Gorman and Michael Chan.

The enlarged shipbroking business will be managed by a shipbroking board, established in order to ensure the successful integration and development of the combined shipbroking divisions. This shipbroking board will consist of James Gundy (CEO Shipbroking), Mike Rudd, Sebastian Davenport-Thomas, Andy Williams, James Kidwell plus further representation from the Dry Cargo departments.

Following completion of the Merger, the Enlarged Group and its reconstituted remuneration committee intend to put in place revised salary and bonus arrangements for Johnny Plumbe.

Having served for 12 years as a non-executive Director of Braemar, John Denholm will stand down as a Director at the Braemar Annual General Meeting. John has made an invaluable contribution to the Board as a non-executive Director since 2002 and as Chairman of the Remuneration Committee and the Braemar Directors wish to thank him warmly for all he has done for the Braemar Group over the years.

In addition, David Cobb CBE will be standing down as a director of ACM once the Scheme becomes Effective. Also, Ian Hartley, who will not be joining the Enlarged Group Board, will continue to be employed by the Enlarged Group until the end of April 2015.

The details of any service contracts to be entered into between Braemar and the ACM Directors are set out in paragraph 9 of Part 17 of this document.

5.2	Strategy

Following completion of the Merger, the Enlarged Group will continue to build on its strengthened shipbroking and shipping services businesses. The increased scale of the merged shipbroking divisions will provide an even stronger platform for growth not only in shipbroking but also in the other shipping services businesses.

Braemar's current plans for ACM do not involve any material change to ACM's commercial offering.

5.3	Listing

Following completion of the Merger, the Enlarged Company will retain its premium listing on the Official List and will continue to be traded on the Main Market of the London Stock Exchange.

5.4	Management, employees and premises

Braemar and ACM attach great importance to the skills and experience of the existing management and employees of the ACM Group and the Braemar Group and believe that they will benefit from greater opportunities within the Enlarged Group. Braemar expects the ACM Group's management to play a leading role in the new structure.

Following the completion of the Merger, the existing employment rights, including pension rights, of the management and employees of the ACM Group will be fully safeguarded (save that the Enlarged Group intends, by means of a consultation exercise following due process to the extent required by applicable law, to close the ACM Defined Benefit Pension Scheme to future accruals). The current plans do not involve any material change in the conditions of employment of the ACM Group's employees. Although it is not currently anticipated that there will be any significant reduction in headcount as a result of the Merger, the management of the Enlarged Group intends to carry out a review of the combined operations to ensure that the Enlarged Group is managed in an effective and efficient way.
It is intended that, following completion of the Merger, the Enlarged Group will find new premises in which to relocate its combined London operations and will combine its operations in all geographies where it is practical to do so. It is also intended that, following completion of the Merger, the Enlarged Group will seek to co-locate offices in cities where Braemar and ACM are both represented.

Braemar intends the current employer contribution arrangements for the funding of the ACM Defined Benefit Pension Scheme (including the funding of any scheme deficit) to continue on their current terms without change until a new schedule of contributions is agreed with the trustees pursuant to the requirements of the Pensions Act 2004 in relation to the actuarial valuation with an effective date 31 March 2014. It is Braemar's current intention to continue the current level of employer contributions to its defined contribution pension arrangements subject also to compliance with all applicable statutory requirements.

5.5	Dividends

The Merger represents an opportunity for earnings per share enhancement for shareholders of both companies, together with the opportunity for both companies' shareholders to continue to participate in the profits generated by the Enlarged Group through dividend payments and the potential for share price appreciation1.

The board of directors of the Enlarged Company will decide the absolute level of any future dividends taking into account the Enlarged Group's underlying earnings, cash flows, capital investment plans and the prevailing market outlook.

6.	SUMMARY FINANCIAL INFORMATION ON THE BRAEMAR GROUP

Summary financial information for the Braemar Group for the three financial years ended 28 February 2014 as set out below has been extracted without material adjustment from the audited financial statements of Braemar for the years ended 29 February 2012, 28 February 2013 and 28 February 2014.

	Financial results for the year ended 29 February 2012	Restated Financial results for the year ended 28 February 2013	Financial results for the year ended 28 February 2014
Revenue (£000)	133,474	139,684	125,531
Profit before taxation (£000)	9,790	9,647	8,959
Basic Earnings per share (p)*	33.84	34.47	31.93
Net Assets (£000)	66,838	69,843	65,286

*	From continuing operations

Further historical financial information on Braemar for the three years ended 29 February 2012, 28 February 2013 and 28 February 2014 is incorporated by reference in Part 12 of this document.

7.	SUMMARY FINANCIAL INFORMATION ON THE ACM GROUP

Summary financial information for the ACM Group for the three financial years ended 31 March 2014 as set out below has been extracted without material adjustment from the Historical Financial Information of the ACM Group set out at Part 14A of this document.

	Year ended 31 March 2012	Year ended 31 March 2013	Year ended 31 March 2014
Revenue (£000)	29,430	25,815	27,941
Profit/(Loss) before taxation (£000)	(4,046)	(1,229)	3,169
Basic Earnings/(Loss) per share (p)	(24.8)	(9.2)	11.6
Net Assets (£000)	11,965	8,255	7,303

Further historical financial information on ACM for the three years ended 31 March 2014 is included in Part 14A of this document.

8.	FINANCIAL EFFECTS OF THE PROPOSALS

A pro forma statement of the net assets and a pro forma income statement of the Enlarged Group and illustrations of the effect of the Merger on the Braemar Group as at 28 February 2014 are set out in Part 15 of this document.

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1
This statement is not intended as a profit forecast and should not be interpreted to mean that earnings per Ordinary Share for the current or future financial years would necessarily match or exceed the historical published earnings per Ordinary Share.

9.	CONDITIONS TO THE MERGER

The Merger is conditional upon, among other things, the following events occurring on or before 30 November 2014 or such later date as Braemar and ACM agree (with the consent of the Panel and (if required) the Court):

(a)	approval of the resolution proposed at the ACM Court Meeting by the requisite majority of Scheme Shareholders;

(b)	approval of the special resolution necessary to implement the Scheme and to sanction the related Capital Reduction by the requisite majority of ACM Shareholders at the ACM General Meeting;

(c)	approval of resolution 1 (set out in the Notice of General Meeting at Part 19 of this document) by the requisite majority of Braemar Shareholders at the Braemar General Meeting;

(d)	the sanction of the Scheme and confirmation of the related Capital Reduction by the Court;

(e)
the delivery of a copy of the Court Orders to the Registrar of Companies and, in relation to the Capital Reduction and if the Court so orders, the registration of the Reduction Court Order and a Statement of Capital by the Registrar of Companies;

(f)
the UK Listing Authority and the London Stock Exchange approving the admission of the New Ordinary Shares to the Official List and to trading on the London Stock Exchange's Main Market for listed securities; and

(g)	the satisfaction or waiver of the other conditions which are considered to be customary for a transaction of this nature.

Please refer to Part 8 of this document for further details of the Conditions to the Merger.

10.	STRUCTURE OF THE MERGER

10.1	Scheme of Arrangement and consideration

It is intended that the Merger will be effected by means of a scheme of arrangement between ACM and ACM Shareholders under Part 26 of the Companies Act. The purpose of the Scheme, together with the proposed changes to ACM's articles of association, is to provide for Braemar to become the owner of the whole of the issued and to be issued share capital of ACM.

The Scheme will involve a reduction of capital pursuant to section 641 of the Companies Act. The procedure involves an application by ACM to the Court to sanction the Scheme and to confirm the cancellation of the Scheme Shares by way of the Capital Reduction and the application of the reserve arising from such cancellation in paying up in full a number of New ACM Shares (which is equal to the number of ACM Shares cancelled) and issuing the same to Braemar, in consideration for which the ACM Shareholders will receive consideration as set out in this Part 7.

Upon the Scheme becoming Effective:

•
the CREST accounts of the ACM Shareholders who hold Scheme Shares in uncertificated form will be credited with the New Ordinary Shares and cash in consideration for their Scheme Shares (and dependent upon elections under the terms of the Mix and Match Facility); and

•
ACM Shareholders who hold their Scheme Shares in certificated form will receive share certificates in respect of New Ordinary Shares and cash in consideration for their Scheme Shares (and dependent upon elections under the terms of the Mix and Match Facility), in each case no later than 14 days after the Effective Date.

Fractions of the New Ordinary Shares will not be allotted or issued pursuant to the Merger, but entitlements of Scheme Shareholders will be rounded down to the nearest whole number of New Ordinary Shares. Fractional entitlements to which holders of Scheme Shares would have become entitled will be aggregated and allotted and issued to the person appointed by Braemar as nominee for such Scheme Shareholders and sold in the market as soon as practicable after the Effective Date. The net proceeds of sale shall be paid to such Scheme Shareholders in due proportions in due course, provided that individual entitlements to amounts of less than £5 will not be paid to holders of Scheme Shares but will instead be retained for the benefit of Braemar.

No amounts of cash of less than one penny shall be paid to any Scheme Shareholder pursuant to the Merger and the aggregate amount of cash to which a Scheme Shareholder shall be entitled under the Merger shall be rounded down to the nearest penny.

10.2	Conditions

The implementation of the Scheme will be subject to the Conditions and further terms which are summarised in paragraph 9 above and which are fully set out in Part 8 of this document.

Under the Companies Act, the Scheme also requires the sanction of the Court. The hearing by the Court to sanction the Scheme is expected to be held on 23 July 2014 and the hearing by the Court to confirm the Capital Reduction comprised in the Scheme is expected to be held on 25 July 2014, subject to satisfaction or waiver of the other Conditions. Braemar has confirmed that it will be represented by Counsel at such hearing so as to consent to the Scheme and undertake to the Court to be bound thereby.

Once the necessary approvals from ACM Shareholders have been obtained and the other Conditions have been satisfied, or (where applicable) waived, the Scheme will become effective upon sanction of the Scheme and confirmation of the Capital Reduction by the Court and the delivery of a copy of the Court Orders to the Registrar of Companies, and, if so ordered by the Court, the registration of the Reduction Court Order together with the Statement of Capital by the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted in favour of the Scheme at the ACM Court Meeting or the resolution proposed at the ACM General Meeting.

If the Scheme does not become effective by 30 November 2014 (or such later date and time (if any) as Braemar and ACM may agree and (if required) the Court and the Panel may allow) the Scheme will not become effective and the Merger will not take place.

10.3	Election to switch

Braemar has reserved the right to elect (with ACM's consent in writing) to implement the Merger by way of a Takeover Offer. In this event, the Takeover Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme. If Braemar does elect to implement the Merger by way of a Takeover Offer, and if sufficient acceptances of such offer are received and/or sufficient ACM Ordinary Shares are otherwise acquired, it is the intention of Braemar to apply the provisions of sections 979 to 982 (inclusive) of the Companies Act to acquire compulsorily any outstanding ACM Shares to which such offer relates.

10.4	ACM Share Schemes

The Scheme will extend to any ACM Ordinary Shares unconditionally allotted or issued prior to the Reorganisation Record Time, including any shares issued pursuant to the exercise of options or release of shares granted under the ACM Share Schemes as described in paragraph 17 of this Part 7.

ACM Optionholder Scheme Shareholders will not be eligible to participate in the Mix and Match Facility.

11.	MIX AND MATCH FACILITY

Under the terms of the Merger, ACM Shareholders (other than Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) are being offered the opportunity, under the Mix and Match Facility, to seek to vary the proportions of cash consideration and New Ordinary Shares they receive in respect of their holdings of Scheme Shares. The economic ratio in which ACM Shareholders may elect to receive New Ordinary Shares instead of cash, or elect to receive cash instead of New Ordinary Shares, under the Mix and Match Facility will be:

for every 208.1 pence in cash, 0.4 of a New Ordinary Share

Satisfaction of elections under the Mix and Match Facility will be subject to equal and opposite elections being made by other ACM Shareholders. Elections under the Mix and Match Facility may only be made in respect of whole numbers of ACM Shares. An eligible ACM Shareholder may elect to receive cash or New Ordinary Shares in respect of all or part of his holding of ACM Shares. Furthermore, an eligible ACM Shareholder may elect to receive cash in respect of some of his Scheme Shares and New Ordinary Shares in respect of others.

Irrespective of the number of ACM Shareholders who make an election, the total cash consideration to be paid and the total number of New Ordinary Shares to be issued pursuant to the Merger will not be varied (save where required to accommodate rounding of individual entitlements to the nearest whole Scheme Share). Accordingly, Braemar's ability to satisfy all elections for cash consideration and/or New Ordinary Shares made by ACM Shareholders will depend on other ACM Shareholders making equal and opposite elections. To the extent that cash elections and share elections cannot be satisfied in full, they will be scaled down on a pro rata basis. Minor adjustments to the entitlements of ACM Shareholders pursuant to elections made under the Scheme may be made by the Receiving Agent at the instruction of ACM and Braemar on a basis that ACM and Braemar consider to be fair and reasonable to the extent necessary to satisfy all entitlements pursuant to elections under the Scheme as nearly as may be practicable. Such adjustments will be final and binding on Scheme Shareholders.

As a result, eligible ACM Shareholders who make an election will not know the exact amount of cash consideration or number of New Ordinary Shares they are entitled to receive until settlement of the consideration under the Merger. When the Scheme becomes Effective, an announcement will be made concerning the extent to which elections under the Mix and Match Facility have been satisfied.

Elections made by eligible ACM Shareholders under the Mix and Match Facility will not affect the entitlements of ACM Shareholders who do not make any such election.

The Mix and Match Facility will remain open until 1.00 p.m. on 23 July 2014 or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service.

The Mix and Match Facility is conditional upon the Scheme becoming Effective and further details of the Mix and Match Facility are included in the Scheme Document.

The ACM Directors and certain of the ACM Senior Employees have irrevocably undertaken to elect to receive no more than 20 per cent. of their consideration under the Merger in the form of cash under the Mix and Match Facility.

Certain Restricted Overseas Persons, will not be entitled to participate in the Mix and Match Facility and, if the Scheme becomes effective, will receive for every five Scheme Shares held by them the basic consideration of 250 pence in cash and a further sum of cash based upon the proceeds of the sale of two New Ordinary Shares in the market.

ACM Optionholder Scheme Shareholders will not be eligible to participate in the Mix and Match Facility.

12.	FINANCING THE MERGER

If the Scheme becomes Effective, it will result (assuming that the maximum number of New Ordinary Shares are issued pursuant to the Scheme and that no options or awards under the ACM Share Schemes are exercised prior to the Court's sanction of the Scheme), in 8,323,916 New Ordinary Shares being issued in connection with the Merger, and a total cash consideration of approximately £10.4 million being paid, subject to the terms of the Mix and Match Facility referred to in paragraph 11 of this Part 7.

The cash consideration payable by Braemar to Scheme Shareholders under the Merger will be financed with: (i) funds that will be drawn down from the New Credit Agreement and (ii) the Braemar Group's own resources.

Further details of the financing arrangements are set out in Part 17 (Additional Information) of this document.

13.	DEALINGS, COMPULSORY ACQUISITION AND RE-REGISTRATION

Prior to the Scheme becoming Effective, an application will be made to the London Stock Exchange for the cancellation of admission to trading of ACM Shares on AIM. The last day of dealings in, and for registration of transfers of, ACM Shares is expected to be two days before the Reduction Court Hearing, following which the trading of ACM Ordinary Shares on AIM will be suspended. No transfers of ACM Ordinary Shares will be registered after this date, other than the registration of ACM Ordinary Shares released, transferred or issued under the ACM Share Schemes and any corresponding transfers under the articles of association of ACM (as amended for the purpose of the Scheme).

On 23 July 2014, entitlements to ACM Shares held within the CREST system will be cancelled and share certificates in respect of Scheme Shares will cease to be valid and should, if so requested by ACM, be sent to ACM for cancellation. It is intended that the cancellation of admission to trading of ACM Shares on AIM will take effect on 28 July 2014. The Scheme also provides for ACM to be registered as a private limited company.

Upon the Scheme becoming Effective, Braemar (and/or its nominee(s)) will acquire New ACM Shares fully paid and free from all liens, equitable interests, charges, encumbrances and other third party rights of any nature whatsoever and together with all rights attaching to them including the right to receive and retain all dividends and distributions (if any) declared or made after the Effective Date (save for the ACM Second Interim Dividend).

14.	LISTING, DEALING AND SETTLEMENT

An application will be made to the UK Listing Authority and to the London Stock Exchange for the New Ordinary Shares to be admitted to the premium listing segment of the Official List and to the London Stock Exchange for the New Ordinary Shares to be admitted to trading on the London Stock Exchange's Main Market for listed securities.

It is expected that the New Ordinary Shares will be issued on 28 July 2014 and Admission will become effective and unconditional dealings in the New Ordinary Shares will commence at 8.00 a.m. on 28 July 2014.

No application is currently intended to be made for the Existing Ordinary Shares or the New Ordinary Shares to be admitted to listing or dealt with on any other exchange.

On completion of the Merger, New Ordinary Shares will be issued credited as fully paid, and on identical terms to and will rank pari passu with the Ordinary Shares in issue at the time the New Ordinary Shares are issued in connection with the Merger (including the right to receive and return all dividends and other distributions declared, made or paid on the Ordinary Shares after the merger becomes Effective (excluding the Braemer Final Dividend)). The New Ordinary Shares will be registered in the names of the persons to whom they are issued, either:

•	in certificated form, with the relevant share certificate expected to be despatched by post, at the applicant's risk on or before 8 August 2014; or

•	in CREST, with delivery (to the designated CREST account) of the New Ordinary Shares applied for expected to take place as soon as possible after 8.00 a.m. on 28 July 2014.

15.	BRAEMAR RESTRICTED SHARE PLAN

Following completion of the Merger, it is essential to put in place arrangements to incentivise and encourage the retention of key senior employees of both Braemar and ACM. These arrangements will take the form of nil-cost options to be granted under the Braemar Restricted Share Plan. It is intended to grant options under the plan to certain employees to whom awards have been promised, but not granted, under the ACM LTIP. Subsequently, the Company may use the Braemar Restricted Share Plan for recruitment purposes where such action is necessary to secure an external appointment.

The adoption of the Braemar Restricted Share Plan requires the approval of the Shareholders at the Braemar General Meeting. The approval of the Braemar Restricted Share Plan is included in the resolution to approve the Merger and is set out in the Notice of General Meeting contained in Part 19 of this document.

A description of the principal provisions of the Braemar Restricted Share Plan is set out in Part 16 of this document.

16.	ARRANGEMENTS BETWEEN BRAEMAR AND ACM MANAGEMENT AND SENIOR EMPLOYEES

Subject to the approval by Shareholders of the Braemar Restricted Share Plan, Braemar intends to put in place a £8.61 million retention package in Braemar equity for 68 key ACM Group and Braemar Group employees (including two equivalent service providers) following completion of the Merger. These arrangements comprise retention awards, in the form of nil-cost options to be granted under the Braemar Restricted Share Plan, to motivate these key employees to remain in position following completion of the Merger and to contribute to the execution of the Enlarged Group's business strategy. The two equivalent personnel, based in the United States, will, subject to obtaining appropriate US advice, be granted an option over Ordinary Shares pursuant to equivalent arrangements which will closely reflect the terms of the Braemar Restricted Share Plan (the "US Awards").

Option awards granted under the Braemar Restricted Share Plan will entitle a participant to acquire Ordinary Shares for no consideration. An ordinary resolution is required to be passed by the Braemar Shareholders at the Braemar General Meeting in order to adopt the Braemar Restricted Share Plan.

It is anticipated that option awards over 965,500 Ordinary Shares (all granted under the Braemar Restricted Share Plan and the US Awards), valued at approximately £5.01 million will be granted to 40 ACM participants, which comprise two ACM Directors (being James Gundy and Mike Rudd, neither of whom will be joining the board of directors of the Enlarged Company) and 38 key ACM employees (including the two equivalent service providers referred to above), and represent in aggregate approximately 3.2 per cent. of the Enlarged Share Capital following completion of the Merger.

________________

1	Based on the Closing Price per Ordinary Share on 10 June 2014 (being the last practicable date prior to the publication of this document).

In addition, as at 10 June 2014 (being the last practicable date prior to the publication of this document) 16 of these ACM participants have agreed not to dispose of their shareholding in the Enlarged Company for one year following the Effective Date without the prior consent of Braemar (save to the extent agreed with Braemar to be necessary to facilitate cashless exercise arrangements under the ACM Share Schemes and to fund the payment of tax liabilities and the exercise of the options arising in respect of awards under such plans).

In relation to the option awards above, it is anticipated that James Gundy and Mike Rudd, both ACM Directors, will receive option awards over 50,000 Ordinary Shares each, and that these option awards will be granted immediately following completion of the Merger. It is also intended that further option awards over 25,000 Ordinary Shares each will be made 12 months later. The value of the retention package awards to James Gundy and Mike Rudd is an aggregate amount of £0.8 million1.

It is anticipated that 38 ACM employees, including the two equivalent personnel referred to above, will receive option awards over 695,500 Ordinary Shares, and that these option awards will be granted immediately following completion of the Merger. It is also intended that further option awards over 120,000 Ordinary Shares will be made 12 months later to 10 of these ACM employees.

The options will vest (and become exercisable) as to:

•	50 per cent. of the Ordinary Shares to which they relate on the third anniversary of the Merger; and

•	a further 25 per cent. of such Ordinary Shares on the fourth and fifth anniversaries of the Merger,

provided that the relevant participant is still employed within the Braemar Group. The same vesting arrangements apply to the option awards granted in the 12 months following completion of the Merger (save that the options will vest on the fourth, fifth and sixth anniversaries of the Merger). These option awards will be fully forfeited if the participant leaves his continuous employment with the Braemar Group within three years of the Merger (save where the participant is a good leaver).

The remuneration committee of ACM has agreed to pay Ian Hartley £60,000 in recognition of the significant role he has played and the considerable amount of work he has put into the Merger to date. The sum of £30,000 will be paid shortly after the Effective Date and the balance will be paid by the end of 2014 in respect of the integration of the combined shipbroking businesses. This payment is subject to applicable income tax.

17.	ACM SHARE SCHEMES

The effects of the Merger on rights held under the ACM Share Incentive Schemes and the courses of action available in respect of those rights are summarised below.

The ACM EMI Scheme

All outstanding options under the ACM EMI Scheme ("EMI Options") which are not already exercisable will vest and become capable of exercise on the issue of a notice by ACM to be sent shortly after the date of this document and shall remain capable of exercise until the date the Court sanctions the Scheme. Any such exercise of any EMI Option(s) shall be a conditional exercise and shall not take effect until the date the Court sanctions the Scheme. If the Court does not, for any reason, sanction the Scheme then any purported exercise shall be deemed never to have taken place.

The EMI Options will be exercisable until the date the Court sanctions the Scheme. All subsisting EMI Options (vested or unvested) will cease to be exercisable on the date the Court sanctions the Scheme and will lapse on the date falling six months after the date the Court sanctions the Scheme.

Participants in the EMI Scheme will not be entitled to participate in the Mix & Match Facility in respect of EMI Options which have not vested as at the date of this document.

The ACM LTIP

ACM's remuneration committee has exercised its discretion under the terms of the ACM LTIP (conditional on the Court sanctioning the Scheme) to permit all LTIP awards ("LTIP Awards") to vest with effect from the date the Court sanctions the Scheme. If the Court does not, for any reason, sanction the Scheme then the LTIP Awards shall be deemed not to have vested.

Participants in the LTIP will not be entitled to participate in the Mix & Match Facility in respect of LTIP Awards which have not vested as at the date of this document.

________________

1	Based on the Closing Price per Ordinary Share on 10 June 2014 (being the latest practicable date prior to publication of this document).

The ACM Sharesave Scheme

All outstanding options under the ACM Sharesave Scheme ("SAYE Options") which are not already exercisable will vest and become capable of exercise on the date the Court sanctions the Scheme. Participants will be offered the opportunity to exercise their SAYE Options conditional on the Court sanctioning the Scheme. Any such exercise of any SAYE Option shall not take effect until the date the Court sanctions the Scheme. If the Court does not, for any reason, sanction the Scheme then any purported exercise shall be deemed never to have taken place. Holders of five-year options pursuant to the SAYE Scheme will be offered a cash top-up equal to the amount required to put them in the same after-tax position as they would have been in had they continued to save for a further six month period after the date the Court sanctions the Scheme (as permitted by the rules of the ACM Sharesave Scheme). All subsisting SAYE Options will lapse on the date falling six months after the Court sanctions the Scheme.

Participants in the ACM Sharesave Scheme will not be entitled to participate in the Mix & Match Facility in respect of SAYE Options which have not vested as at the date of this document.

Participants in the ACM Sharesave Scheme who allow their SAYE Options to lapse will be able to receive the repayment of the amount saved under the SAYE savings contract. No SAYE bonus will be payable on any savings in such circumstances.

The ACM Share Incentive Schemes will be terminated in due course following the Scheme becoming effective.

A full explanation of the implications of the Scheme for ACM Share Incentive Scheme Participants and details of the actions they can take in respect of their outstanding options/awards will be set out in separate letters to ACM Share Incentive Scheme Participants to be despatched shortly after the date of this document.

18.	BRAEMAR GENERAL MEETING

You will find set out at the end of this document a Notice of General Meeting convening a General Meeting to be held at 11.15 a.m. on 4 July 2014 (or, if later, as soon thereafter as the Braemar General Meeting has concluded or been adjourned) at the offices of Buchanan Communications at 107 Cheapside, London, EC2V 6DN. The full text of the Notice of General Meeting is set out in Part 19 of this document.

Resolutions 1 and 2 are proposed as ordinary resolutions. This means that, for each of those resolutions to be passed, more than half of the votes cast must be in favour of the resolution. Resolutions 3 and 4 are proposed as special resolutions. This means that, for each of those resolutions to be passed, at least three quarters of the votes cast must be in favour of the resolution.

Assuming that the corresponding resolutions are passed at the Braemar Annual General Meeting, the authorities granted under resolutions 2, 3 and 4 will be a renewal of the previous authorities conferred on the Directors at that annual general meeting. The Directors believe it is appropriate to increase the Directors' authorities in these regards to reflect the Enlarged Share Capital.

The Company is calling the Braemar General Meeting on less than 21 days' notice as permitted by the enabling resolution passed at the Company's annual general meeting held on 19 June 2013. The Company considers doing so to be merited by the business of the meeting and considers proceeding to Admission and completion of the Merger as soon as possible and minimising the risk of events arising which may result in the Merger not proceeding, to be to the advantage of Shareholders as a whole.

Resolution 1

Resolution 1, which will be proposed as an ordinary resolution, proposes that: (a) the Braemar Restricted Share Plan be approved; (b) the Merger be approved and the Directors be authorised to implement the Merger; and (c) the Directors be authorised to allot the New Ordinary Shares in connection with the Merger up to an aggregate nominal amount of £832,391.60 (representing, in aggregate, 8,323,916 New Ordinary Shares).

The authority represents approximately 38 per cent. of the total issued ordinary share capital of Braemar as at 10 June 2014 (being the latest practicable date prior to the publication of this document). If the resolution is passed, this authority will expire on 30 November 2014 (unless previously revoked or varied by Braemar in general meeting).

Resolution 2

Resolution 2 will be proposed as an ordinary resolution. The authority in resolution 2, which is subject to the Scheme becoming effective (or, as the case may be, a Takeover Offer becoming or being declared wholly unconditional), will allow the Directors to allot new shares and grant rights to subscribe for, or convert other securities into, shares up to a nominal value of £1,000,169, which is equivalent to approximately 33 per cent. of the Enlarged Share Capital (excluding treasury shares). As at 12 June 2014, Braemar held no treasury shares.

Assuming that the corresponding resolution is passed at the Braemar Annual General Meeting, this authority will be a renewal of the previous authority conferred on the Directors at that annual general meeting. This authority is without prejudice to the authority conferred on the Directors by resolution 1 above.

In addition, the Directors will be allowed to allot new shares and grant rights to subscribe for, or convert other securities into, shares only in connection with a rights issue up to a further nominal value of £1,000,169, which is equivalent to approximately 33 per cent. of the Enlarged Share Capital (excluding treasury shares). This is in line with UK corporate governance guidelines.

There are no present plans to undertake a rights issue or to allot new shares other than in connection with the Merger (see resolution 1 above). The authority is considered desirable in order to have the maximum flexibility permitted by corporate governance guidelines to respond to market developments and to enable allotments to take place to finance business opportunities as they arise.

If resolution 2 is passed, this authority will expire on the earlier of the conclusion of Braemar's annual general meeting in 2015 and the date which is 15 months after the date of the Braemar General Meeting.

Resolution 3

Resolution 3 will be proposed as a special resolution. The authority in resolution 3, which is subject to the Scheme becoming effective (or, as the case may be, a Takeover Offer becoming or being declared wholly unconditional) and the passing of resolution 2, will empower the Directors to allot ordinary shares in the capital of the Company for cash on a non-pre-emptive basis: (a) in connection with a rights issue or other pro-rata offer to existing shareholders; or (b) otherwise than in connection with a rights issue, up to a maximum nominal value of £150,025 (representing approximately five per cent. of the Enlarged Share Capital (excluding treasury shares) of the Company).

Assuming that the corresponding resolution is passed at the Braemar Annual General Meeting, the authority in resolution 3 will be a renewal of the previous authority conferred on the Directors at that annual general meeting and is considered to be appropriate in order to allow flexibility to make small issues of shares for cash as suitable opportunities arise.

If resolution 3 is passed, this authority will expire on the earlier of the conclusion of Braemar's annual general meeting in 2015 and the date which is 15 months after the date of the Braemar General Meeting.

Resolution 4

Resolution 4 will be proposed as a special resolution. The authority in resolution 4, which is subject to the Scheme becoming effective (or, as the case may be, a Takeover Offer becoming or being declared wholly unconditional), will allow the Directors to make market purchases of up to 3,000,507 Ordinary Shares, being approximately 10 per cent. of the Enlarged Share Capital (excluding treasury shares) and sets minimum and maximum prices. This authority will expire at the conclusion of the next annual general meeting of the Company. Assuming that the corresponding resolution is passed at the Braemar Annual General Meeting, the authority in resolution 4 will be a renewal of the previous authority conferred on the Directors at that annual general meeting.

The Directors have no present intention of exercising the authority to purchase the Company's ordinary shares but will keep the matter under review, taking into account the financial resources of the Company, the Company's share price and future funding opportunities. The authority will be exercised only if the Directors believe that to do so would result in an increase in earnings per share and would be in the interests of shareholders generally. Any purchases of ordinary shares would be by means of market purchases through the London Stock Exchange.

Listed companies purchasing their own shares are allowed to hold them in treasury as an alternative to cancelling them. No dividends are paid on shares whilst held in treasury and no voting rights attach to treasury shares.

19.	IRREVOCABLE UNDERTAKINGS AND LOCK IN COMMITMENTS

19.1	Irrevocable undertakings in respect of ACM Ordinary Shares

Braemar has received irrevocable undertakings from each of the ACM Directors to vote in favour of the Scheme at the ACM Court Meeting and to vote in favour of the ACM Special Resolution to be proposed at the ACM General Meeting, in respect of a total of 3,652,284 ACM Ordinary Shares, representing approximately 18.8 per cent. of the ordinary share capital of ACM in issue on 10 June 2014 (being the latest practicable date prior to the publication of this document).

Braemar has also received, in aggregate, other irrevocable undertakings to vote, or to procure to vote, in favour of the Scheme at the ACM Court Meeting and to vote in favour of the ACM Special Resolution to be proposed at the ACM General Meeting in respect of 5,453,029 ACM Ordinary Shares, representing approximately 28.0 per cent. of the ordinary share capital of ACM in issue on 10 June 2014 (being the latest practicable date prior to the publication of this document).

In aggregate, therefore, irrevocable undertakings to vote in favour of the Scheme at the ACM Court Meeting and the ACM Special Resolution to be proposed at the ACM General Meeting have been received in respect of a total of 9,105,313 ACM Ordinary Shares, representing approximately 46.8 per cent. of the ordinary share capital of ACM in issue on 10 June 2014 (being the latest practicable date prior to the publication of this document).

The ACM Directors and certain of the ACM Senior Employees have irrevocably undertaken to elect to take no more than 20 per cent. of their consideration under the Merger in the form of cash under the Mix and Match Facility.

19.2	Irrevocable undertakings and undertaking in respect of Ordinary Shares

Braemar has received irrevocable undertakings from each of the Braemar Directors who hold Ordinary Shares to vote in favour of all of the resolutions to be proposed at the Braemar General Meeting in respect of a total of 725,133 Ordinary Shares, representing approximately 3.3 per cent. of the ordinary share capital of Braemar in issue on 10 June 2014 (being the latest practicable date prior to the publication of this document).

Braemar has received an irrevocable undertaking from Chelverton Asset Management, an institutional shareholder who holds 925,000 Ordinary Shares, representing approximately 4.3 per cent. of the ordinary share capital of Braemar in issue on 10 June 2014 (being the latest practicable date prior to publication of this document), to vote in favour of all the resolutions to be proposed at the Braemar General Meeting. Braemar has also received an undertaking from Majedie Asset Management, an institutional shareholder who holds 1,381,275 Ordinary Shares, representing approximately 6.4 per cent. of the ordinary share capital of Braemar in issue on 10 June 2014 (being the latest practicable date prior to publication of this document), to use reasonable endeavours to vote in favour of all the resolutions to be proposed at the Braemar General Meeting.

Braemar has also received an irrevocable undertaking from Alan Marsh (Braemar's former Chief Executive) to vote in favour of the shareholder resolutions to be proposed at the Braemar General Meeting, in respect of a total of 1,038,029 Ordinary Shares, representing approximately 4.8 per cent. of the ordinary share capital of Braemar in issue on 10 June 2014 (being the latest practicable date prior to the publication of this document).

In aggregate therefore, irrevocable undertakings and an undertaking to vote in favour of all the shareholder resolutions to be proposed at the Braemar General Meeting have been received in respect of a total of 4,069,437 Ordinary Shares, representing approximately 18.8 per cent. of the ordinary share capital of Braemar in issue on 10 June 2014 (being the latest practicable date prior to publication of this document).

19.3	Lock in commitments

The ACM Directors and certain of the ACM Senior Employees have agreed not to dispose of their shareholding in the Enlarged Company (as at completion of the Merger) without the prior consent of Braemar, other than in certain agreed circumstances, for a period of one year from the Effective Date.

20.	OFFER RELATED ARRANGEMENTS

20.1	Confidentiality Agreement

Braemar and ACM entered into a confidentiality agreement on 29 January 2014 pursuant to which each of Braemar and ACM has undertaken to keep confidential certain information relating to the other party and not to disclose it to third parties (other than to permitted disclosees) unless required by law or regulation. These confidentiality obligations terminate two years after the date of the confidentiality agreement.

20.2	New Credit Agreement

Braemar and certain of its UK subsidiaries have entered into the New Credit Agreement with RBS under which RBS has granted, amongst other things, a secured term loan facility and revolving facility for a maximum principal amount of £15m. This facility is only available to Braemar and may be used towards the cash consideration payable by Braemar to Scheme Shareholders under the Scheme and related Merger costs. Further details of the New Credit Agreement are set out in Part 17 (Additional Information) of this document.

21.	ACTION TO BE TAKEN IN RESPECT OF THE BRAEMAR GENERAL MEETING

You will find enclosed with this document a Form of Proxy for use at the Braemar General Meeting. Whether or not you intend to be present at the Braemar General Meeting in person, it is important that you complete and return the Form of Proxy in accordance with the instructions printed on it to Capita Registrars, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, so as to arrive no later than 11.15 a.m. on 2 July 2014. As an alternative to completing a hard copy proxy form, you can appoint a proxy electronically by logging into www.capitashareportal.com.

You may also submit your proxies electronically using your investor code detailed on the Form of Proxy. If you hold Ordinary Shares in CREST, you may also appoint a proxy by completing and transmitting a CREST Proxy Instruction to Braemar's agent (ID RA10), in accordance with the procedures set out in Part 19 of this document, so that it is received by no later than 11.15 a.m. on 2 July 2014.

Completion and return of the Form of Proxy will not preclude you from attending the Braemar General Meeting in person, if you so wish and are entitled.

22.	RISKS AND FURTHER INFORMATION

Attention is drawn to the risks and additional information contained in the "Summary", "Risk Factors" and "Additional Information" sections of this document. Recipients of this document are advised to read the whole of this document and not rely only on the summary information presented in the "Summary" section of this document.

23.	ACM BOARD RECOMMENDATION

The ACM Board has recommended to ACM Shareholders that ACM Shareholders vote in favour of the Scheme at the ACM Court Meeting and vote in favour of the ACM Special Resolutions to be proposed at the ACM General Meeting as they have irrevocably undertaken to do (or procure to be done) in respect of their own beneficial holdings of 3,652,284 ACM Ordinary Shares representing, in aggregate, approximately 18.8 per cent. of the ordinary share capital of ACM in issue on 10 June 2014 (being the latest practicable date prior to publication of this document).

24.	BRAEMAR BOARD RECOMMENDATION

The Braemar Board consider that the Proposals and the Resolutions are in the best interests of the Shareholders as a whole. The Board unanimously recommends that Shareholders vote in favour of all the Resolutions to be proposed at the Braemar General Meeting, as they have irrevocably undertaken to do in respect of their own beneficial holdings, as set out below.

The Directors have undertaken to vote in favour of the Resolutions to be proposed at the Braemar General Meeting in respect of 725,133 Ordinary Shares representing, in aggregate, 3.3 per cent. of the existing share capital of Braemar as at 10 June 2014 (being the latest practicable date prior to publication of this document).

Yours faithfully,

Sir Graham Hearne CBE
Chairman

PART 8

TERMS AND CONDITIONS OF THE MERGER

Part A: The Conditions

1.
The Merger will be conditional upon the Scheme becoming unconditional and becoming Effective, subject to the Code, by not later than 30 November 2014 or such later date (if any) as Braemar and ACM may, with the consent of the Panel, agree and (if required) the Court may allow.

2.	The Scheme will be conditional upon:

(a)
the approval of the Scheme by a majority in number representing 75 per cent. or more in value of the Scheme Shareholders entitled to vote and present and voting, either in person or by proxy, at the ACM Court Meeting (and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting);

(b)
all resolutions in connection with, or necessary to approve and implement the Scheme and Capital Reduction, as set out in the notice of the ACM General Meeting, being duly passed at the ACM General Meeting or at any adjournment of that meeting;

(c)
any resolution or resolutions of Braemar Shareholders required to: (i) approve, effect and implement the Merger and (ii) confer authorities for the issue and allotment of the New Ordinary Shares to be issued in connection with the Merger, being duly passed at the Braemar General Meeting (or at any adjournment of that meeting) in each case by the requisite majority of Braemar Shareholders;

(d)
the sanction of the Scheme and the confirmation of the Capital Reduction (in either case without modification, or with such modifications as are agreed by Braemar and ACM) by the Court and: (a) an office copy of the Court Order and the statement of capital attached thereto being delivered for registration to the Registrar of Companies and (b) if so ordered in order to take effect, the registration of the Court Order effecting the Capital Reduction and the statement of capital attached thereto by the Registrar of Companies; and

(e)
the UK Listing Authority having acknowledged to Braemar or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the New Ordinary Shares to the Official List with a premium listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject ("listing conditions")) will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions having been satisfied and (ii) the London Stock Exchange having acknowledged to Braemar or its agent (and such acknowledgement not having been withdrawn) that the New Ordinary Shares will be admitted to trading.

3.
In addition, subject as stated in Part B of this Part 8 and to the requirements of the Panel, the Merger will be conditional upon the following conditions and, accordingly, the Court Orders will not be delivered to the Registrar of Companies unless such conditions have been satisfied or, where relevant, waived in writing:

(a)	no Third Party having intervened, and there not being outstanding any statute, regulation or order that would:

(i)
make the Merger, its implementation or the acquisition or the proposed acquisition by Braemar or any member of the Wider Braemar Group of any shares or other securities in, or control or management of, ACM or any member of the Wider ACM Group void, illegal or unenforceable in any jurisdiction, or otherwise directly or indirectly restrain, prevent, prohibit, restrict, delay or otherwise materially adversely interfere with the same or impose additional conditions or obligations with respect to the Merger (or its implementation) or such acquisition, or otherwise impede, challenge or interfere with the Merger (or its implementation) or such acquisition, or require material adverse amendment to the terms of the Merger or the acquisition or proposed acquisition of any ACM Ordinary Shares or the acquisition of control or management of ACM or any member of the Wider ACM Group by Braemar or any member of the Wider Braemar Group;

(ii)
materially limit or delay the ability of any member of the Wider Braemar Group or any member of the Wider ACM Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider ACM Group or any member of the Wider Braemar Group, as the case may be, taken as a whole;

(iii)
require, prevent or materially delay any divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Braemar Group of any shares or other securities in ACM or any member of the Wider ACM Group (in any case to an extent which is or reasonably likely to be material in the context of the Wider Braemar Group or the Wider ACM Group, as the case may be, taken as a whole);

(iv)
require, prevent or materially delay any divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Braemar Group or by any member of the Wider ACM Group of all or any part of their respective businesses, assets or properties or limit the ability of any of them to conduct all or any part of their respective businesses or to own or control any of their respective assets or properties or any part thereof (in any case to an extent which is or is reasonably likely to be material in the context of the Wider Braemar Group or the Wider ACM Group, as the case may be, taken as a whole);

(v)
other than in connection with the implementation of the Merger, require any member of the Wider Braemar Group or of the Wider ACM Group to subscribe for or acquire, or to offer to subscribe for or acquire, any shares or other securities (or the equivalent) or interest in any member of the Wider ACM Group or the Wider Braemar Group;

(vi)
materially limit the ability of any member of the Wider Braemar Group or of the Wider ACM Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Braemar Group and/or of the Wider ACM Group in each case in a manner which is material in the context of the Merger, or as the case may be, in the context of the Wider Braemar Group or the Wider ACM Group, as the case may be, taken as a whole;

(vii)
result in any member of the Wider Braemar Group or the Wider ACM Group ceasing to be able to carry on business under any name under which it presently does so (in any case to an extent which is material in the context of the Wider Braemar Group or the Wider ACM Group, as the case may be, taken as a whole); or

(viii)
otherwise adversely affect the business, assets, profits, financial or trading position or prospects of any member of the Wider Braemar Group to a material extent, or, of the Wider ACM Group, taken as a whole, to a material extent; and

(ix)
all applicable waiting and other time periods during which any such Third Party could decide to take, institute, implement or threaten such actions, proceedings, suit, investigation, enquiry or reference or take any other step under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as the case may be);

(b)
all material notifications, filings and/or applications which are necessary having been made, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or terminated (as appropriate) and all statutory or regulatory obligations in any relevant jurisdiction having been complied with, in each case in connection with the Merger or the acquisition or proposed acquisition of any shares or other securities in, or control of, ACM or any other member of the Wider ACM Group by any member of the Wider Braemar Group or the carrying on by any member of the Wider ACM Group of its business;

(c)
all authorisations which are necessary in any relevant jurisdiction for or in respect of the Merger (or its implementation) or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, ACM or any other member of the Wider ACM Group by Braemar or any member of the Wider Braemar Group or the carrying on by any member of the Wider ACM Group of its business having been obtained, in terms and in a form satisfactory to Braemar from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Braemar Group or any member of the Wider ACM Group has entered into contractual arrangements and such authorisations together with all authorisations necessary for any member of the Wider ACM Group to carry on its business remaining in full force and effect, and there being no notice or other intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same having been made in connection with the Merger or any other matter directly, or indirectly, arising from the Merger (or its implementation), in each case where the absence of such authorisation would have a material adverse effect on the Wider ACM Group or the Wider Braemar Group taken as a whole and all necessary statutory or regulatory obligations in any relevant jurisdiction having been complied with;

(d)
save as Disclosed, there being no provision of any arrangement, agreement, lease, licence, permit, franchise or other instrument to which any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, is a party, or by or to which any such member or any of its assets is or may be bound, entitled or subject, or any circumstance, which, in each case as a consequence of the Merger (or its implementation) or of the resignation of a Braemar Director or the acquisition or proposed acquisition by Braemar or any member of the Wider Braemar Group or otherwise of any shares or other securities (or the equivalent) in, or control or management of, ACM or any other member of the Wider ACM Group, could reasonably be expected to result in, in any case to an extent which is or would be material in the context of the Wider ACM Group or the Wider Braemar Group, as appropriate, in each case taken as a whole:

(i)
any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, being or becoming repayable or being capable of being declared repayable immediately or prior to their or its stated maturity or the ability of any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

(ii)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, or any such mortgage, charge or other security interest (wherever and whenever created, arising or having arisen) becoming enforceable;

(iii)
any such arrangement, agreement, lease, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, thereunder, being, or becoming capable of being, terminated or adversely modified or affected or any adverse action being taken or arising thereunder or any onerous obligation or liability arising thereunder;

(iv)
any asset or interest of any member of the Wider ACM Group or any asset the use of which is enjoyed by any member of the Wider ACM Group being or falling to be disposed of or charged or ceasing to be available to any member of the Wider ACM Group or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider ACM Group otherwise than in the ordinary course of business;

(v)	the creation or assumption of any liabilities (actual or contingent) by any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, other than in the ordinary course of business;

(vi)
the rights, liabilities, obligations or interests of any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, under any such arrangement, agreement, lease, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any agreements or arrangements relating to any such interests or business) being terminated, adversely modified or affected;

(vii)	the financial or trading position or the value or the profits of ACM or of any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, being prejudiced or adversely affected;

(viii)	the creation of any liability (actual or contingent) by any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate; or

(ix)
any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, being required to acquire or repay any shares in and/or indebtedness of any member of the Wider ACM Group owned by or owed to any third party, and no event having occurred which, under any provision of any such arrangement, agreement, lease, license, permit, franchise or other instrument to which any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, is a party, or by or to which any such member or any of its assets may be found entitled or subject, could result in any of the events or circumstances which are referred to in paragraphs (i) to (ix) of this condition 3(d) in any case to an extent which is or would be material in the context of the Wider ACM Group as a whole;

(e)	save as Disclosed, no member of the Wider ACM Group since 30 September 2013, or the Wider Braemar Group since 28 February 2014, as appropriate, having:

(i)
issued or agreed to issue, or authorised or proposed or announced its intention to authorise or propose the issue of, additional shares or securities of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between ACM and wholly-owned subsidiaries of ACM, between Braemar and wholly-owned subsidiaries of Braemar);

(ii)
purchased or redeemed or repaid or proposed the purchase, redemption or repayment of any of its own shares or other securities (or the equivalent) or reduced or, save in respect of the matters mentioned in sub-paragraph (i) above made or authorised any other change to any part of its share capital other than pursuant to the implementation of the Merger;

(iii)
recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution, whether payable in cash or otherwise save for the ACM Second Interim Dividend, the Braemar Final Dividend and any dividend ("Permitted Dividend") declared before the Effective Date by any wholly-owned subsidiary of ACM or Braemar to ACM or Braemar or any of their respective wholly-owned subsidiaries;

(iv)
save for transactions between ACM or Braemar and their respective wholly-owned subsidiaries or between such wholly-owned subsidiaries, made, authorised, proposed or announced an intention to make, propose or authorise any change in its loan capital;

(v)
save for transactions between ACM or Braemar and their respective wholly-owned subsidiaries or between such wholly-owned subsidiaries merged with, demerged or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material assets or any right, title or interest in any material assets (including shares in any undertaking and trade investments) or authorised, proposed or announced the same;

(vi)
issued, authorised or proposed or announced an intention to authorise or propose the issue of, or made any change in or to, any debentures or, other than trade credit incurred in the ordinary course of business, incurred or increased any indebtedness or liability (actual or contingent) except as between ACM or Braemar and any of their respective wholly owned subsidiaries or between such subsidiaries, which in any case is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group taken as a whole, as appropriate;

(vii)
entered into, varied, authorised, proposed or announced an intention to enter into or vary any contract, agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

(A)	is of a long term, onerous or unusual nature or magnitude or which involves or is or is reasonably likely to involve an obligation of such a nature or magnitude;

(B)	restricts or could reasonably be expected to restrict the business of any member of the Wider ACM Group or the Wider Braemar Group; or

(C)	is other than in the ordinary course of business,

and which is, in any such case, material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate;

(viii)
entered into, implemented, effected or authorised any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in respect of itself or another member of the Wider ACM Group or the Wider Braemar Group;

(ix)
entered into or varied or made an offer (which remains open for acceptance) to vary the terms of any contract, agreement, commitment or arrangement with any of the directors or senior executives of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, or changed or entered into any commitment to change the terms of any of the ACM Share Schemes, as appropriate, save for salary increases and bonuses not resulting in total annual remuneration of any individual exceeding the immediately preceding year's remuneration by more than three per cent. or other bonuses or variations of terms in the ordinary course of business which are not material in the context of the Wider ACM Group taken as a whole;

(x)
taken any corporate action or had any step, application, filing in court, notice or legal proceedings started, served, instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets and revenues or any analogous proceedings in any jurisdiction which in any case is material in the context of the Wider ACM Group taken as a whole;

(xi)
been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or having entered into or taken steps to enter into a moratorium, composition, compromise or arrangement with its creditors in respect of its debts or ceased or threatened to cease carrying on all or a substantial part of its business;

(xii)
waived, settled or compromised any claim (other than in the ordinary and usual course of business) to an extent which is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate;

(xiii)
terminated or varied the terms of any agreement or arrangement between any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position or prospects of the Wider ACM Group or the Wider Braemar Group, as appropriate;

(xiv)	made any alteration to its articles of association other than as required to implement the Merger;

(xv)	put in place any pension schemes for its directors, employees or their dependants or made or agreed or consented to any change to:

(A)	the terms of the trust deeds constituting the pension schemes (if any) established for its directors, employees or their dependants; or

(B)	the benefits which accrue, or to the pensions which are payable, thereunder; or

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded or made,

or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

(xvi)
proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider ACM Group or the Wider Braemar Group, as appropriate, in a manner which is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate; or

(xvii)
entered into any contract, agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this condition (e);

(f)	since 30 September 2013 in relation to the Wider ACM Group and since 28 February 2014 in relation to the Wider Braemar Group, save as Disclosed:

(i)
no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, which in any case is material in the context of the Wider ACM Group taken as a whole;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider ACM Group is or may become a party (whether as plaintiff, defendant or otherwise) having been threatened, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, which in any case is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate;

(iii)
no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the Wider ACM Group which in any such case might reasonably be expected to be material in the context of the Wider ACM Group taken as a whole;

(iv)
no contingent or other liability having arisen or become apparent to any member of the Braemar Group or increased which might reasonably be expected to adversely affect any member of the Wider ACM Group which is material in the context of the Wider ACM Group taken as a whole and no contingent or other liability having arisen or become apparent to any member of the ACM Group or increased which might reasonably be expected to adversely affect any member of the Wider Braemar Group which is material in the context of the Wider Braemar Group, taken as a whole;

(v)
no claim being made and no circumstance having arisen which might reasonably be expected to lead to a claim being made under the insurance of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, where such claim would not be covered by such insurance and where such claim is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate; and

(vi)
no steps having been taken which are reasonably likely to result in the withdrawal, cancellation or termination or modification of any licence, permit or consent held by any member of the Wider ACM Group which is necessary for the proper carrying on by such member of its business and which is material in the context of the Wider ACM Group or the Wider Braemar Group, as appropriate;

(g)	Braemar not having discovered (other than to the extent Disclosed):

(i)
that any financial or business or other information concerning the Wider ACM Group disclosed at any time by or on behalf of any member of the Wider ACM Group, whether publicly, to any member of the Wider Braemar Group or otherwise, is materially misleading or contains any material misrepresentation of fact or omits to state a fact necessary to make any information contained therein not materially misleading;

(ii)	that any member of the Wider ACM Group is subject to any liability (actual or contingent) which is material in the context of the Wider ACM Group taken as a whole; or

(iii)
any information which affects the import of any information disclosed to Braemar at any time by or on behalf of any member of the Wider ACM Group to an extent which is material and adverse in the context of the Wider ACM Group taken as a whole;

(h)	save as Disclosed, Braemar not having discovered that:

(i)
any past or present member of the Wider ACM Group has failed to comply with any applicable legislation, regulations or common law of any jurisdiction or any notice, order or requirement of any Third Party with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, presence, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, presence, spillage, leak or emission (whether or not the same constituted non-compliance by any person with any legislation, regulations or law and wherever the same may have taken place) which, in any case, would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider ACM Group which in any case is material in the context of the Wider ACM Group taken as a whole; or

(ii)
there is, or is reasonably likely to be, any obligation or liability, whether actual or contingent, to make good, repair, reinstate, remedy or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider ACM Group or any other property or controlled waters under any environmental legislation, regulation, common law, notice, circular, order or other lawful requirement of any relevant authority or Third Party in any jurisdiction or otherwise which in any case is material in the context of the Wider ACM Group taken as a whole;

(i)	ACM not having discovered (other than to the extent Disclosed):

(i)
that any financial or business or other information concerning the Wider Braemar Group disclosed at any time by or on behalf of any member of the Wider Braemar Group, whether publicly, to any member of the Wider ACM Group or otherwise, is materially misleading or contains any material misrepresentation of fact or omits to state a fact necessary to make any information contained therein not materially misleading;

(ii)	that any member of the Wider Braemar Group is subject to any liability (actual or contingent) which is material in the context of the Wider Braemar Group taken as a whole; or

(iii)
any information which affects the import of any information disclosed to ACM at any time by or on behalf of any member of the Wider Braemar Group to an extent which is material and adverse in the context of the Wider Braemar Group taken as a whole; or

(j)	save as Disclosed, ACM not having discovered that:

(i)
any past or present member of the Wider Braemar Group has failed to comply with any applicable legislation, regulations or common law of any jurisdiction or any notice, order or requirement of any Third Party with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, presence, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, presence, spillage, leak or emission (whether or not the same constituted non-compliance by any person with any legislation, regulations or law and wherever the same may have taken place) which, in any case, would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Braemar Group which in any case is material in the context of the Wider Braemar Group taken as a whole; or

(ii)
there is, or is reasonably likely to be, any obligation or liability, whether actual or contingent, to make good, repair, reinstate, remedy or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Braemar Group or any other property or controlled waters under any environmental legislation, regulation, common law, notice, circular, order or other lawful requirement of any relevant authority or Third Party in any jurisdiction or otherwise which in any case is material in the context of the Wider Braemar Group taken as a whole.

Part B: Waiver of Conditions and further terms of the Merger and the Scheme

1.
Subject to the requirements of the Panel or, if required, by the Court, Braemar reserves the right to waive all or any of the above conditions in paragraph 3 of Part A above, in whole or in part, except those conditions which relate to the Wider Braemar Group and ACM reserves the right to waive all or any of the above conditions in paragraph 3 of Part A above, except those conditions which relate to ACM or the Wider ACM Group. The Scheme will not become effective unless the Conditions have been fulfilled or (if capable of waiver) waived or where appropriate, have been determined by Braemar to be or remain satisfied by no later than the date referred to in condition 1 of Part A of this Part 8 (or such later date as Braemar, ACM, the Panel and, if required, the Court may allow).

2.
Braemar shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of the conditions in paragraphs 3(a) to 3(j) (inclusive) by a date earlier than the latest date of the fulfilment of that condition notwithstanding that the other conditions to the Merger may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment.

3.
Braemar reserves the right to elect (with ACM's consent in writing) to implement the Merger by way of a Takeover Offer (subject to the Panel's consent). In such event, such offer will be implemented on the same terms and conditions (subject to appropriate amendments, including (without limitation) an acceptance condition set at ninety per cent. (or such lower percentage (being more than 50 per cent.) as Braemar may decide (subject to the Panel's consent)) of the shares to which such offer relates), so far as applicable, as those which would apply to the Scheme.

4.
ACM Ordinary Shares will be acquired pursuant to the Merger fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, or made on or after the date of the commencement of the Offer Period, save the ACM Second Interim Dividend.

5.
Under Rule 13.5 of the Code, Braemar may only invoke a condition to the Merger so as to cause the Merger not to proceed, to lapse or to be withdrawn where the circumstances which give rise to the right to invoke the condition are of material significance to Braemar in the context of the Merger. The conditions contained in paragraphs 1 and 2 of Part A of this Part 8 are not subject to this provision of the Code.

6.	The Merger and the Scheme are and will be governed by English law and will be subject to the exclusive jurisdiction of the English courts.

7.
The availability of the Merger to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. Further details in relation to overseas shareholders will be contained in the Scheme Document.

8.
The Merger is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction.

9.
If any dividend (other than a Permitted Dividend or the ACM Second Interim Dividend) or other distribution or return of capital is proposed, declared, made, paid or becomes payable by ACM in respect of an ACM Ordinary Share on or after the date of the commencement of the Offer Period and prior to the Merger becoming Effective, Braemar reserves the right to reduce the value of the consideration payable for each ACM Ordinary Share under the Merger by up to the amount per ACM Ordinary Share of such dividend, distribution or return of capital except where the ACM Ordinary Share is or will be acquired pursuant to the Merger on a basis which entitles Braemar to receive the dividend and/or distribution and/or return of capital and to retain it. Braemar also reserves the right, with the consent of the Panel, to reduce the value of the consideration payable for each ACM Ordinary Share under the Merger and/or to adjust the merger ratio.

10.
Fractions of New Ordinary Shares will not be allotted or issued to Scheme Shareholders, but the entitlements of Scheme Shareholders will be rounded up or down (with 0.5 being rounded down) to the nearest whole number of New Ordinary Shares.

11.
The Merger will lapse if the Merger is referred to the Competition and Markets Authority (the "CMA") or, as the case may be, makes a reference initiating a Phase 2 investigation, or the European Commission either initiates proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 (the "Regulation") or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation and there is then a reference to the CMA (or, as the case may be, a Phase 2 investigation) before the date of the ACM Court Meeting.

12.	For the purpose of these conditions:

(a)
a Third Party shall be regarded as having "intervened" if it has instituted or implemented any action, proceeding, suit, investigation, enquiry or reference or has made or enacted any statute, regulation, decision, or order and "intervene" shall be construed accordingly; and

(b)
"Disclosed" shall mean: (i) in relation to information disclosed by ACM to Braemar, any information fairly disclosed in writing prior to the date hereof by or on behalf of ACM to Braemar, or its financial, accounting, taxation or legal advisers (specifically as Braemar's advisers in relation to the Merger); and (ii) in relation to information disclosed by Braemar to ACM, any information fairly disclosed in writing prior to the date hereof by or on behalf of Braemar to ACM, or its financial, accounting, taxation or legal advisers (specifically as ACM's advisers in relation to the Merger).

PART 9

INFORMATION ON THE BRAEMAR GROUP

1.	INTRODUCTION

Braemar is a public limited company incorporated in England and Wales and is the holding company of the Braemar Group. As at 10 June 2014 (being the last practicable date prior to publication of this document), Braemar had a market capitalisation of £112.8 million.

Braemar is a leading international provider of broking, consultancy, technical, logistics and other services to the shipping, marine and energy industries. Braemar provides professional skills and advice to clients in the shipping and offshore energy markets. It does this through a global network of businesses most of which are branded under the Braemar name. Income is generated through commissions, project fees or charges on an hourly basis for its expertise.

The business is organised into four divisions: Shipbroking (282 employees1); Technical (330 employees1); Logistics (223 employees1) and Environmental (55 employees1). In addition, four employees provide services across the four divisions. The business has global coverage with hubs in London, Singapore and Houston.

Shipbroking: The Shipbroking division provides chartering (both spot and period), sale and purchase and consulting shipbroking services to international ship owners, charterers and financial institutions operating in the tanker, gas, chemicals, offshore, container and dry bulk markets. Shipbroking has offices in the United Kingdom, the United States of America, Norway, China, Australia, Singapore, India and Italy.

Technical: This division provides a range of marine consulting and advisory services to clients operating in the energy, marine and insurance markets. This division operates as four distinct, but commonly branded, businesses often with overlapping markets and services. A summary of the services offered by the Technical division are as follows:

•
Braemar Adjusting: This business provides loss adjusting, risk assessment and dispute resolution services to the international insurance market in relation to the insurance of risks arising out of the energy (oil and gas), marine and power sectors. Braemar Adjusting has offices in the United Kingdom, the United States of America, Singapore, Canada, Brazil and Abu Dhabi.

•
Braemar Offshore: This business provides specialised marine and engineering consultancy services to the offshore oil and gas industry. The principal services provided by Braemar Offshore are the performance of pre-risk marine warranty surveys. Braemar Offshore has offices in Australia, China, India, Indonesia, Malaysia, Singapore, Thailand and Vietnam.

•
Braemar, incorporating The Salvage Association (also referred to as Braemar SA): This business provides marine consultancy and surveying services to clients operating in the shipping, energy, (oil and gas) and insurance markets. It has a network of offices in Asia, Europe and the United States of America that principally undertake hull and machinery damage surveys for the insurance industry.

•
Braemar Engineering: This business provides consultant marine engineering and naval architecture services to clients operating in the shipping and offshore oil and gas markets. Braemar Engineering has offices in the United Kingdom and the United States of America. It has a particular expertise in the design of ships for the transportation of liquefied natural gas (LNG).

Logistics: The Logistics business, trading under the name of Cory Brothers, provides ship agency, freight forwarding and logistics services principally for ship owners and charterers from its bases in the United Kingdom, Singapore and the United States of America.

Environmental: Trading as Braemar Howells, this business provides pollution response and environmental services primarily in the United Kingdom and Africa. It has earned an international reputation for its work for the insurance industry in handling containers from stricken vessels.

___________

1	Average number of full time equivalent employees for the year ending 28 February 2014.

2.	BACKGROUND AND HISTORY

In 1972, Seascope Shipping Limited was formed as an independent private shipbroker. On 27 November 1997, Braemar (called Seascope Shipping Holdings PLC at the time) was admitted to the Official List (as operated at that time) and to trading on the London Stock Exchange. Braemar Shipbrokers Limited was formed in 1982 and Braemar Tankers Limited in 1987. Both companies were independent private shipbrokers specialising in sale and purchase and tanker chartering respectively. In March 2001 the Company acquired Braemar Shipbrokers Limited. Braemar Tankers Limited was acquired by the Company in October 2001. The acquisitions of Cory Brothers Shipping Agency, Seawise Australia and DV Howells (now named Braemar Howells) were effected in 2003, 2005 and 2006 respectively. In 2002 the Company changed its name to Braemar Seascope Group Plc and in 2007 to Braemar Shipping Services Plc. The acquistions of Falconer Bryan (now part of Braemar Technical Services), Steege Kingston (now also part of Braemar Technical Services), BMT Marine and Offshore Surveys (now trading as Braemar, Salvage Association) and Casbarian Engineering Inc. (now Braemar Casbarian Inc.) were effected in 2007, 2008, 2011 and 2011 respectively.

3.	PRINCIPAL INVESTMENTS

The table below shows the principal investments of the Braemar Group as of 28 February 2014, unless indicated otherwise:

Name	Place of Incorporation	Nature of Business	% Held by Braemar
Braemar Seascope Limited*	England & Wales	Shipbroking	100%
Braemar Seacope Valuations Limited*	England & Wales	Valuations	100%
Braemar Seascope Pty Limited	Australia	Shipbroking	100%
Braemar Seascope Pte Limited	Singapore	Shipbroking	100%
Braemar Seascope India Private Limited*	India	Shipbroking	100%
Cory Brothers Shipping Agency Limited	England & Wales	Ship agents	100%
Fred. Olsen Freight Limited*	England & Wales	Ship agents	100%
Braemar Technical Services (Engineering) Limited	England & Wales	Marine consultants	100%
Braemar Technical Services Limited*	England & Wales	Marine consultants	100%
Braemar Technical Services (Offshore) Pte Limited	Nevis	Marine consultants	100%
Braemar Technical Services Offshore Pte Limited*	Singapore	Marine consultants	100%
Braemar Technical Services Engineering Pte Limited*	Singapore	Energy consultants	100%
Braemar Technical Services Offshore Sdn Bhd*	Malaysia	Marine consultants	49%
PT Braemar Technical Services Offshore*	Indonesia	Marine consultants	100%
Braemar Technical Services Offshore Vietnam Co Limited*	Vietnam	Marine consultants	100%
Braemar Technical Services Holdings Limited	England & Wales	Energy loss adjuster	100%
Braemar Technical Services (Adjusting) Limited*	England & Wales	Energy loss adjuster	100%
Braemar Technical Services (USA) Limited*	United States	Energy loss adjuster	100%
Braemar Technical Services (Adjusting) Pte Limited*	Singapore	Energy loss adjuster	100%
Braemar Technical Services (Canada) Limited*	Canada	Energy loss adjuster	100%
Braemar Howells Limited	England & Wales	Environmental services	100%
Braemar Casbarian Inc**	United States	Marine consultants	100%**
Braemar Quincannon Ltd*	England & Wales	Shipbroking	50%**
Braemar Quincannon Pte Limited	Singapore	Shipbroking	50%**

_____________

*	Undertakings indirectly held by Braemar.
**	The Braemar Group sold its entire interest in the share capital of Braemar Casbarian Inc. on 18 March 2014.

4.	PROPERTY, PLANT AND EQUIPMENT

4.1	Property

The Braemar Group's principal establishments are as follows:

	Property	Use	Tenure	Lease Commencement Date	Expiry date	Current rent per annum
1.	Unit 10 Haven Exchange, Walton Avenue, Felixstowe, Suffolk IP11 2QE	Office	Leasehold	13 March 2009	13 March 2024	£218,500 plus VAT

2.	Unit #08-01, 8th Storey, Great Eastern Centre at PT621K TS4, 1 Pickering Street, Singapore 048659	Office	Leasehold	1 December 2010	30 November 2015	S$988,563.60

3.	Part first floor of Marlow House, Lloyds Avenue, London EC3 (the building including 4, 6 and 8 Northumberland Alley and the site of the former roadway known as Back Alley, London EC3)	Office	Leasehold	22 December 2010	21 December 2020	£161,815.50 plus VAT

4.	3rd Floor, 11-13 Crosswall and 33-43 (Odd) Vine Street, London EC3	Office	Leasehold	12 July 2012	24 December 2020	£79,800 plus VAT

5.	Suite 900, Ninth Floor, Brookhollow Central I, 2800 North Loop West, Houston, Texas 77092	Office	Leasehold	1 September 2014*	31 December 2021	US$181,288

6.	35 Cosway Street, London, NW1 5BT	Head Office	Leasehold	7 April 1983	6 April 2082	£100

*	Date on which this term commences

4.2	Plant and Equipment

The Braemar Group has no material plant and equipment.

5.	INFORMATION ON THE BOARD AND SENIOR MANAGEMENT OF BRAEMAR

5.1	The Board

The Directors are responsible for the management of the day-to-day affairs of Braemar and its overall supervision, including compliance with the Corporate Governance Code. The Directors are as follows:

5.1.1
Sir Graham Hearne CBE (Non-Executive Chairman), a solicitor and formerly Chairman of Enterprise Oil plc and Catlin Group Limited. Sir Graham Hearne CBE is currently a non-executive director of Rowan Companies plc and Genel Energy plc. Sir Graham has been a director of the Company since 7 October 1999.

5.1.2
James Kidwell (Chief Executive Officer), a chartered accountant and formerly Finance Director of Boosey & Hawkes Music Publishers Limited and Group Financial Controller of Carlton Communications plc. Mr Kidwell was the Finance Director of Braemar from 2002 until his appointment as Chief Executive in June 2012.

5.1.3
Martin Beer (Group Finance Director), a chartered accountant and formerly Finance Director of Unigate Dairies Ltd and Group Finance Director of Uniq plc. Mr Beer was appointed as Finance Director of Braemar in October 2012.

5.1.4
Denis Petropoulos (Executive Director) established Braemar Tankers Limited in 1987 (which was acquired by the Company in 2001) in 1986. He has been an executive director of Braemar since January 2007. Mr Petropoulos has responsibility for Braemar's Asian interests and is based in Singapore.

5.1.5
John Denholm (Non-executive Director), a chartered accountant and currently Chairman and Chief Executive of J&J Denholm Limited, has been a non-executive Director of Braemar since July 2002. Mr Denholm is a member of the Executive Committee and President of the Baltic International Maritime Council. Mr Denholm will stand down as a director of the Company at the Braemar Annual General Meeting.

5.1.6
Alastair Farley (Non-executive Director), a solicitor and a founding partner of Watson, Farley & Williams LLP where he was senior partner from 1982 to 1999. Mr Farley remains a senior adviser to that firm. Mr Farley was formerly a non-executive director and Chairman of the audit committee of Close Brothers Group plc. Mr Farley has been a non-executive director of the Company since 11 January 2011.

5.1.7
David Moorhouse CBE (Non-executive Director), formerly executive Chairman of Lloyd's Register and Chairman and Chief Executive of the Process Division of the Kvaerner Group. Mr Moorhouse has been non-executive director of the Company since January 2005. Mr Moorhouse is a life member of the UK's Foundation for Science and Technology.

5.2	The management team

The Braemar Group has an experienced management team which includes the executive Directors; James Kidwell, Martin Beer and Denis Petropoulos. The management team are supported by Sebastian Davenport-Thomas who is head of the Shipbroking Division, Michael Chan, who is managing director of the Technical Services Division and Kevin Gorman, who is managing director of the Logistics Division.

6.	DIVIDEND POLICY

The Directors decide the absolute level of any future dividends taking into account the Group's underlying earnings, cash flows, capital investment plans and the prevailing market outlook. There can be no guarantee as to the amount of any dividend payable by Braemar.

7.	TREND INFORMATION

7.1	Braemar

On 20 May 2014, Braemar in its audited preliminary results for the year ended 28 February 2014 reported an almost doubling of profits of the Braemar Group's Technical Services division which benefited from an increase in activity and that while the Braemar Group's Shipbroking division reported lower profits there were early signs of an improvement in the shipping markets. Braemar also reported that the Shipbroking division forward order book started to increase during the second half of the period to the end of February 2014 after a number of years of decline. The Braemar Group's Logistics division produced a solid performance. The Environmental division of the Braemar Group reverted to its regular level of activity following completion of the project on the RENA containership.

7.2	ACM

On 2 June 2014, ACM announced, in its full year results to 31 March 2014, that it has produced another sound performance in challenging markets, having grown its volume of transactions every year since joining AIM in 2006. The ACM Board is observing signs of optimism in the wider shipping industry, which have continued over recent months. There is still considerable volatility across all markets but ACM has continued to grow and the prospects for ACM remain strong.

7.3	Industry

Each of the divisions of the Enlarged Group will be driven by different industry trends. The Shipbroking division is sensitive to the rates and asset values of the shipping markets which in turn reflect global geo-political trends. There have been early signs of improvement in the last year which are expected to continue. The Technical Services division serves both the global shipping fleet and the offshore industry. The scale of the global shipping fleet has been expanding for a number of years. The energy sector has enjoyed a period of growth in recent years, in particular in Asia. The market for the Braemar Logistics division remains competitive, and is largely linked to UK imports/exports and therefore the strength of UK economic growth, although the portion of the business based in Singapore benefits from a higher rate of growth in shipping in that region. The Braemar Environmental division only represents a small portion of the Enlarged Group, unless it benefits from significant exceptional incidents such as the RENA containership, which contributed to the performance of this segment in the year to 28 February 2013.

PART 10

INFORMATION ON THE ACM GROUP

1.	INTRODUCTION

ACM is a public limited company incorporated in England and Wales and is the holding company of the ACM Group. ACM provides a full range of integrated ship broking services for the global market. It is recognised as a leading provider of shipbroking services to the oil transportation sector.

Established in London in 1982, the ACM Group has since expanded its international operations with offices based in the United Kingdom, Singapore, India, Australia, China, the United States of America and the United Arab Emirates. ACM employs 140 brokers and support staff who provide clients with global experience and intimate local knowledge of the world's shipping centres. The ACM Group has a network of clients which include major oil producers, independent oil traders, shipowners and operators.

The ACM Group's principal activities are spot freight brokerage, time charter and project brokerage, sale and purchase, new buildings, demolition and derivatives brokerage.

As at 10 June 2014 (being the last practicable day prior to publication of document), ACM had a market capitalisation of £49.0 million.

2.	BACKGROUND AND HISTORY

Current Executive Chairman, John ("Johnny") Plumbe, co-founded ACM in 1982. ACM was admitted to AIM, a market of the London Stock Exchange, in December 2006.

On 6 December 2007, ACM acquired Alchemy Trading Company Limited, the holding company of ACM Shipping Services Limited, a company focused on the sale and purchase of ships which enabled ACM to consolidate its sale and purchase operations under one brand.

On 23 June 2008, ACM acquired the shipbroking business of Harris & Dixon Shipbrokers, a business specialising in small tankers and one of the leading shipbrokers in this field, also providing both spot and time charter broking.

On 1 July 2010, ACM acquired the business of Endeavour Shipbrokers Pty Limited, a dry cargo shipbroker based in Australia. ACM also established its offering in dry cargo. Endeavour's focus has been on the growing Asia Pacific dry bulk market and it has a wide range of global clients including major world recognised blue chip mining, industrial and agricultural companies, as well as ship owners and operators.

3.	ACM'S DIRECTORS

3.1
Johnny Plumbe (ACM Executive Chairman), co-founded ACM in 1982 and has 44 years' experience in the shipbroking market. He primarily specialises in large tanker broking. When ACM joined AIM in December 2006 he became CEO, a position he held until becoming Executive Chairman in November 2012.

3.2
James Gundy (ACM Chief Executive Officer), joined ACM in 1991, having previously been at Clarkson for ten years. He headed the very large container carrier desk until moving to the projects desk in January 2011. James held the position of Chief Operating Officer until being appointed CEO in November 2012.

3.3
Ian Hartley (ACM Finance Director), joined the ACM Board in March 2007. He was previously finance director with Mayborn Group plc, a consumer products group. Mayborn was a listed company from 1986 to 2006, which transferred from the Official List to AIM in 2003. Ian spent over 20 years with Mayborn and was appointed company secretary in 1996 and finance director in 1998. Ian qualified as a chartered accountant in 1976, following which he gained experience in a variety of companies before moving to Mayborn.

3.4
Michael ("Mike") Rudd (ACM Chief Operating Officer), began his career in shipbroking in 1981 with Somarco Tankers prior to working as a broker with Harris and Dixon and then Intank Chartering. Mike co-founded and was Chairman of Portland Maritime Ltd, a leading products broking firm, at which he remained for 11 years. He joined ACM as a partner and Head of Products in 1988. In January 2005, Mike was made a Director of ACM Shipping Limited (a subsidiary of ACM) and in January 2012 he moved across to join and strengthen the projects desk. He joined the ACM Board as Chief Operating Officer in November 2012.

3.5
David Cobb CBE, (ACM Non-Executive Director) joined the ACM Board in March 2007. He initially trained as a naval architect and was then involved in shipbuilding in the UK and Canada. David then spent 17 years with Ingram Corporation, firstly as vice president and then as president. Ingram was a privately owned US company specialising in oil and shipping. Following this, in 1994, he joined James Fisher & Sons Plc, a quoted shipping company, serving as executive Chairman until 2002.

3.6
Timothy Jaques (ACM Non-Executive Director), joined the ACM Board in November 2010 and has 47 years of experience of shipbroking in dry cargo, tanker chartering and sale and purchase. For 30 years he was commercial director for Greek shipowners Embiricos; prior to that he was a partner with J.C. O'Keefe Ltd, specialist sale and purchase brokers in London. He was previously commercial manager of shipping for a major American trader and refiner, Koch Industries.

3.7
Jürgen Breuer (ACM Non-Executive Director), joined the ACM Board in February 2011 and has over 20 years of front line and managerial experience of brokering in financial markets, commodities and shipbroking. Following dealer appointments at Société Générale, Citibank and Sal Oppenheim, he advanced his career building interest rate product and freight swap brokering businesses for GFI Group Inc., finishing his career as Senior Managing Director responsible for starting and managing GFI Group's Asian businesses in Hong Kong, Singapore, Seoul, Sydney, Tokyo and Shanghai.

3.8
Mark Tracey (ACM Non-Executive Director), joined the ACM Board in November 2012. He has over 25 years of healthcare industry experience gained at Paribas Limited (1987 – 1991) and at Goldman Sachs (1992 – 2008) where he was Co-Head of Global Healthcare Equity Research. In December 2006 he became an Advisory Director in Healthcare Investment Banking at Goldman Sachs before leaving to found Arkle Associates, a corporate advisory firm, in December 2008.

4.	ANNUAL REPORT AND ACCOUNTS

On 10 June 2014, ACM published its annual report and accounts for the year ended 31 March 2014, as set out in Part 14A of this document.

As at 31 March 2014, ACM had consolidated gross assets of £16.3 million and net assets of £7.3 million, and in the financial year to 31 March 2014, ACM made a consolidated profit before tax of £3.2 million.

PART 11

OPERATING AND FINANCIAL REVIEW OF THE BRAEMAR GROUP

The following discussion of Braemar's financial condition and results of operations should be read in conjunction with the historical financial information on Braemar and the notes related thereto set out in Part 12 (Historical Financial Information on Braemar) (which has been incorporated by reference into this document). Except as otherwise stated, the financial information included in this Part 11 has been extracted without material adjustment from the financial information referred to in Part 12 (Historical Financial Information on Braemar) which has been incorporated into this document by reference. The historical financial information referred to in this discussion has been prepared in accordance with IFRS as explained in Part 12 (Historical Financial Information on Braemar).

The following discussion of Braemar's results of operations and financial condition contains forward- looking statements. Braemar's actual results could differ materially from those discussed in the forward- looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this document, particularly in the Parts headed 'Risk Factors' and 'Forward Looking Statements'.

1.	Documents incorporated by reference

The operating and financial reviews included in the following documents are incorporated by reference into this document:

•	the Group's 2012 Annual Report and Accounts;

•	the Group's 2013 Annual Report and Accounts; and

•	the Group's 2014 Annual Report and Accounts.

2.	Cross-reference list

The following list is intended to enable investors to identify easily specific items of information which have been incorporated by reference into this document. The parts of these documents which are not incorporated by reference are either not relevant for investors or are covered elsewhere in the document. To the extent that any part of any information referred to below itself contains information which is incorporated by reference, such information shall not form part of this document.

2.1	The Braemar Group's 2012 Annual Report and Accounts

The page numbers below refer to the relevant pages of Braemar's 2012 Annual Report and Accounts:

•	2012 key highlights	–	Inside front cover

•	Chairman's statement	–	2

•	Group CEO's review	–	4

•	Group Strategy	–	5

•	Review of Operations	–	6-11

•	Corporate Responsibility	–	12-13

•	Financial Review	–	14-15

2.2	The Braemar Group's 2013 Annual Report and Accounts

The page numbers below refer to the relevant pages of Braemar's 2013 Annual Report and Accounts:

•	2013 key highlights	–	1

•	Chairman's statement	–	4

•	Group CEO's review	–	5

•	Group Strategy	–	6-7

•	Review of Operations	–	8-13

•	Corporate Responsibility	–	14-15

•	Financial Review	–	16-17

2.3	The Braemar Group's 2014 Annual Report and Accounts

The page numbers below refer to the relevant pages of Braemar's 2014 Annual Report and Accounts:

•	2014 key highlights	–	1

•	Chairman's statement	–	4-5

•	Group CEO's review	–	6-7

•	Group Strategy	–	8-17

•	Review of operations	–	18-23

•	Corporate Responsibility	–	15

•	Financial review	–	24-25

3.	Capitalisation and Indebtedness

The following table sets out the indebtedness of the Braemar Group, extracted without material adjustment from Braemar's unaudited management accounts as at 30 April 2014:

£'000
Total current debt
Guaranteed and secured	Nil
Secured	Nil
Unguaranteed/unsecured	2,378

Total non-current debt
Guaranteed and secured	Nil
Secured	Nil
Unguaranteed/unsecured	Nil

Total indebtedness as at 30 April 2014	2,378

The following table sets out the capitalisation of the Braemar Group, extracted without material adjustment from Braemar's audited results as at 28 February 2014:

£'000
Capital and reserves
Called up share capital	2,167
Share premium	12,218
Shares to be issued	(2,934)
Other reserves	53,835

Total capitalisation as at 28 February 2014	65,286

The following table sets out the net financial indebtedness of the Braemar Group, extracted without material adjustment from Braemar's unaudited management accounts as at 30 April 2014:

£'000
Cash and cash equivalent	13,136
Trading Securities	—

Total liquidity	13,136
Current Financial receivable	—
Current bank debt	—
Current portion of non current debt	(2,378)
Other current financial debt	—

Current financial indebtedness	(2,378)

Net current financial indebtedness	10,758

Non-current bank loans	—
Bonds issued	—
Other non-current loans	—

Non-current financial indebtedness	—

Net financial indebtedness	10,758

The Braemar Group had no indirect or contingent indebtedness as at 30 April 2014.

Notes:
1.	This statement of capitalisation and indebtedness has been prepared under IFRS which is consistent with the Braemar Group's latest accounts.
2.	There has been no material change in capital and reserves since 28 February 2014.
3.	The Braemar Group has none of its total indebtedness guaranteed by third parties.

4.	Liquidity and Capital Resources

The Braemar Group's liquidity requirements arise principally from its working capital requirements driven by ordinary course operational requirements and capital expenditure investments. The Braemar Group needs continued access to liquidity and or funding in order to meet its trading obligations, to support investment in the organic growth of the business and to make acquisitions when opportunities arise. The Braemar Group's sources of funding include equity contributed by shareholders, cash flows generated by operations and borrowings from banks and other financial institutions. The Company's cash balance as at 30 April 2014 was £13.1m (28 February 2014: £13.7m), held in a number of currencies across the Braemar Group.

At 30 April 2014, the Braemar Group had an overdraft facility of £10.0m. At 30 April 2014, £2.4m of this facility had been drawn (28 February 2014: nil).

On completion of the Merger the existing facility will be replaced by a secured term loan facility for a maximum principal amount of £5m and a secured revolving credit facility for a maximum principal amount of £10m, entered into between Braemar and certain UK subsidiaries and RBS. Interest is payable on the principal amount outstanding under each facility at 2.25% per annum plus LIBOR. RBS has the benefit of existing security and a new debenture granted by Braemar and certain of its UK subsidiaries.

5.	Cash Flows from Operating, Financing and Investing Activities

5.1	Cash Flows from Operating Activities

Cash generated from operations produced an inflow of £2.2m in the year to 28 February 2014 (£15.0m in the year to 28 February 2013 and £5.0m in the year to 28 February 2012). Net interest received and tax amounted to an outflow of £1.2m in the year to 28 February 2014 (£3.4m in the year to 28 February 2013 and £3.7m in the year to 28 February 2012).

5.2	Cash Flows from Investing Activities

Dividends from joint ventures generated £0.2m in the year to 28 February 2013 (£0.1m in the year to 28 February 2012). Expenditure on acquisitions totalled £0.5m in the year to 28 February 2014 (£0.3m in the year to 28 February 2013 and £3.1m in the year to 28 February 2012). Net capital expenditure on property, plant and equipment and computer software amounted to £1.3m in the year ended 28 February 2014 (£1.2m in the year ended 28 February 2013 and £1.0m in the year ended 28 February 2012).

5.3	Cash Flows from Financing Activities

Proceeds of £0.1m were received from issue of ordinary shares in the year to 28 February 2014 (£0.1m in the year to 28 February 2013 and £1.0m in the year to 28 February 2012). Equity dividend payments were £5.4m in the year to 28 February 2014 (£5.4m in the year to 28 February 2013 and £5.2m in the year to 28 February 2012). Purchase of own shares amounted to £0.3m in the year to 28 February 2014 (£0.1m in the year to 28 February 2013 and £1.2m in the year to 28 February 2012).

PART 12

HISTORICAL FINANCIAL INFORMATION ON THE BRAEMAR GROUP

1.	Basis of Financial Information

The financial statements of Braemar included in the consolidated audited Annual Reports and Accounts of Braemar for the financial years ended 29 February 2012, 28 February 2013 and 28 February 2014 were unqualified. The financial statements of Braemar for the years ended 29 February 2012, 28 February 2013 and 28 February 2014 were prepared in accordance with IFRS.

2.	Cross reference list

The following list is intended to enable investors to identify easily specific items of information which have been incorporated by reference into this document. The parts of this document which are not incorporated by reference are either not relevant for investors or are covered elsewhere in the document. To the extent that any part of any information referred to below itself contains information which is incorporated by reference, such information shall not form part of this document.

2.1	Financial statements for the year ended 29 February 2012 and independent Audit Report thereon

The page numbers below refer to the relevant pages of the Annual Report and Accounts of Braemar for the financial year ended 29 February 2012:

•	Auditor's report	–	27

•	Income statement	–	28

•	Balance sheet	–	29

•	Statement of changes in equity	–	31

•	Cash flow statement	–	30

•	Notes to the accounts	–	32-59

•	Five year record as at 29 February 2012	–	60-61

2.2	Financial statements for the year ended 28 February 2013 and independent Audit Report thereon

The page numbers below refer to the relevant pages of the Annual Report and Accounts of Braemar for the financial year ended 28 February 2013:

•	Auditor's report	–	30

•	Income statement	–	31

•	Balance sheet	–	32

•	Statement of changes in equity	–	34

•	Cash flow statement	–	33

•	Notes to the accounts	–	35-60

•	Five year record as at 28 February 2013	–	61-62

2.3	Financial statements for the year ended 28 February 2014 and Independent Audit Report thereon

The page numbers below refer to the relevant pages of the Annual Report and Accounts of Braemar for the financial year ended 28 February 2014:

•	Auditor's report	–	48-49

•	Income statement	–	50

•	Balance sheet	–	51

•	Statement of changes in equity	–	53

•	Cash flow statement	–	52

•	Notes to the accounts	–	54-80

•	Five year record as at 28 February 2014	–	81-82

PART 13

OPERATING AND FINANCIAL REVIEW OF THE ACM GROUP

The following information should be read in conjunction with the historical financial information on ACM set out in Part 14A of this document. The financial information included in Part 13 of this document has been extracted without material adjustment from the financial information set out in Part 14A of this document or has been extracted without material adjustment from ACM's accounting records, which formed the underlying basis of the financial information set out in Part 14A of this document.

Some of the information contained in Part 13 of this document, including information in respect of ACM's plans and strategies for its business and expected sources of financing, contains forward-looking statements that involve risk and uncertainties. Braemar Shareholders, ACM Shareholders and potential investors should read the section of this document headed "Forward-looking Statements" for a discussion of the risks and uncertainties related to those statements and should also read the section of this document headed "Risk Factors" for a discussion of certain factors that may affect the business, results of operations or financial condition of the ACM Group or the Enlarged Group. The historical financial information referred to in this discussion has been prepared in accordance with IFRS. Investors should read the whole of this document and not just rely on the key or summarised data below.

The discussion and analysis below is taken from and compares the ACM Group's consolidated results of operations for FY2014 against FY2013, for FY2013 with FY2012 and for FY2012 with FY2011.

Section A – Review of operating performance and financial review of consolidated results for the year ended 31 March 2014 against the year ended 31 March 2013

1.1	Overview

ACM has produced another sound performance in challenging markets, having grown its volume of transactions every year since joining AIM in 2006. As previously stated in ACM's interim results for the six months ended 30 September 2013, the ACM Board is observing signs of optimism in the wider shipping industry, which have continued over recent months. There is still considerable volatility across all markets. ACM has continued to grow and the prospects for ACM remain strong.

1.2	Financial review

1.2.1	Profit and earnings

Revenue increased by 8.2% with higher revenue from ACM's sale and purchase desk which has been rebuilt, from tanker spot brokerage, which saw average freight rates higher for the year, and from dry cargo broking, which saw a much stronger performance from its Australian operation. Administrative expenses increased by 6.3%, reflecting the continued expansion of the business and increased bonus payments on the improved performance of the business.

Profit before tax and amortisation and impairment of intangibles was £3.4 million for the year (2013: £2.7 million). Contribution from tanker broking grew despite initial start-up losses in the USA. The loss from dry cargo broking was reduced to £15,000 which would have shown a profit excluding a £0.2 million restructuring charge.

Profit before taxation after amortisation and impairment of intangibles was £3.2 million (2013: loss of £1.2 million). The tanker broking division also showed an increase in profit at this level. The loss from dry cargo was £0.2 million compared with a loss of £4.4 million in 2013: a figure which included an impairment of £3.7 million.

At 31 March 2013 ACM held a deferred tax asset of £367,000 in respect of unrelieved tax losses relating to losses in a subsidiary company, ACM Shipping Dry Cargo Limited. Due to the current uncertainty of the timing of being able to utilise the losses this asset has been written off in the current year. These losses are still available when this business becomes profitable. Excluding this the effective taxation rate, having adjusted for the effects of intangible assets, was 21.0% (2013: 27.9%) reflecting the successful year of ACM's Singapore office and the reduced rate of UK corporation tax.

The profit attributable to equity shareholders was £2.2 million (2013: loss £1.8 million following the non-cash impairment).

Basic earnings per share was 11.6 pence (2013: loss 9.2 pence) with earnings per share adjusted for non-cash items of amortisation and impairment of intangible assets and deferred tax write-off up to 14.5 pence from 11.1 pence.

1.2.2	Foreign exchange

ACM derives most of its revenue in US dollars. The average effective exchange rate for the 2013/2014 year was marginally higher at US$1.59 compared with US$1.58 for the previous year, while the rate at 31 March 2014 increased to US$1.67 (31 March 2013: US$1.51). The overall effect of the change in exchange rates was to decrease revenue by £0.2 million and reduce profit before taxation by £0.1 million. At the year end, ACM had forward currency contracts to sell U$6.8 million at an average exchange rate of US$1.64 to £1.

1.2.3	Dividends

A second interim dividend of 7.0 pence per share in place of a final dividend was announced on 20 May 2014. Together with an interim dividend of 3.15 pence paid during the year, the total dividend in respect of the year ended 31 March 2014 will be an unchanged 10.15 pence.

1.2.4	Cash flow

ACM continues to be cash generative and the cash balance at the year-end increased to £4.6 million (2013: £4.3 million). Cash generated from operating activities was £4.0 million (2013: £4.7 million). £0.8 million (2013: £0.4 million) of this was utilised to purchase shares for ACM's ESOP.

1.2.5	Balance Sheet

The value of net assets at the balance sheet date decreased to £7.3 million (2013: £8.3 million); this fall primarily arose due to currency translation differences and actuarial losses relating to the pension scheme.

The pension deficit for the defined benefit scheme increased to £1.9 million from £1.6 million despite ACM making additional contributions of £320,000 during the year. This was caused by an increase in liabilities, caused by a change in the assumptions relating to the discount rate. A deferred tax asset of £0.4 million (2013: £0.3 million) exists as a result of the net pension liability.

ACM acquired a further 400,000 of its own shares through the ACM ESOP. The cost of shares acquired is shown on the balance sheet within the ESOP reserve which is a deduction within equity. The ACM ESOP owned 440,466 shares of ACM as at 31 March 2014 (2013: 305,791).

1.3	Divisional analysis

1.3.1	Spot brokerage

ACM's core business is its tanker spot brokerage desk, involving the hire of a ship for a single voyage. This division has performed to expectations and was ahead of last year's performance. Volumes of fixtures have remained strong, with good growth in the Far East, and as rates improve in the industry, revenue growth in this division will increase accordingly.

1.3.2	Sale and purchase and time charter

The year to 31 March 2013 saw ACM establish a new sale and purchase team which has been added to during the year. This team is working closely with the time charter team on projects and both are performing well individually and as a joint group. Sale and purchase revenue has increased to £2.1 million (2013: £0.7 million) with significant additions to the forward order book. ACM's time charter business, which involves the long-term hire of tankers, also had a successful year with a number of new longer term charters which has also added to the forward book.

1.3.3	Freight derivatives brokerage

ACM's jointly controlled operation with GFI Group, Inc. to conduct wet freight derivative brokerage continues to maintain good volumes. Low rates during the period have continued to impact on revenue; however the desk is still highly profitable and is a valuable part of the ACM Group.

1.3.4	Dry cargo

ACM's dry cargo division has also performed strongly in the Australian offices where the number of fixtures increased by 24% year-on-year, although freight rates remain supressed. Profit from this company also increased substantially.
Given the performance of the rest of this division in the first part of the year and that rates remain low, a number of cost saving measures were implemented and are now producing benefits, with the savings coming through in the second half of the year. As stated in the interim results for the six months ended 30 September 2013, the ACM Group announced one-off reorganisation costs of £0.2 million.

Overall the division made a loss for the year as a whole but the ACM Board is pleased to report that a profit before amortisation was achieved in the second half year.

Section B – Review of operating performance and financial review of consolidated results for the year ended 31 March 2013 against the year ended 31 March 2012

2.1	Overview

Whilst any sustained improvement in the shipping market is likely to take some time, ACM observed that there are some early indicators of improvement in overall sentiment in the market. This will have a positive impact on ACM in the medium and long term, given that ACM's various divisions have worked hard to maintain and grow their market share during the downturn in freight rates.

ACM's focus during the period has been on strengthening its global footprint, increasing volumes, ensuring the sustainability of its core business and that its teams are fully aligned to maximise value for clients. ACM is confident that this has been successfully achieved and that it is well placed to capitalise on any improvement in the market as and when it occurs.

2.2	Financial review

2.2.1	Profit and earnings

Revenue fell by 12.3% primarily due to lower revenue from ACM's sale and purchase desk which has been rebuilt. Administrative expenses fell by 9.3%, not withstanding continued expansion and an increase in the number of brokers employed.

Profit before tax and amortisation and impairment of intangibles was £2.7 million for the year (2012: £4.1 million). Contribution from tanker broking was affected by the low sale and purchase revenue which masked the robust performance of the rest of the division. The loss from dry cargo broking was reduced.

Lower market freight rates have also resulted in lower revenues from ACM Endeavour, a business acquired in 2010. As a result ACM has made an impairment of £3.7 million to the goodwill acquired on acquisition. ACM is satisfied that the business is performing well and remains confident that it should contribute good results in the future.

The effective taxation rate, having adjusted for the effects of intangible assets, was 27.9% (2012: 29.7%) reflecting the reduced rate of corporation tax. It remains above the level of UK corporation tax due to expenses not being deductible for tax purposes.

As a result of the non-cash impairment, the loss attributable to equity shareholders was £1.8 million (2012: loss £4.7 million).

Basic loss per share ("EPS") was 9.2 pence (2012: loss 24.8 pence) with EPS adjusted for non-cash items of amortisation and impairment of intangible assets down to 11.1 pence from 16.7 pence.

2.2.2	Foreign exchange

ACM derives most of its revenue in US dollars. The average effective exchange rate for the 2012/2013 year was US$1.58 compared with US$1.60 for the previous year, while the rate at 31 March 2013 was US$1.51 (31 March 2012: US$1.60). The overall effect of the change in exchange rates was to increase revenue by £0.2 million and reduce loss before taxation by £0.1 million. At the year end, ACM had forward currency contracts to sell U$8.0 million at an average exchange rate of US$1.58 to £1.

2.2.3	Dividends

ACM recommended an unchanged final dividend of 7.0 pence per share in respect of the year ended 31 March 2013. Together with an interim dividend of 3.15 pence paid during the year, the total dividend in respect of the year will be an unchanged 10.15 pence. The total cost of the dividends was £1,945,000. ACM is confident in the future profitability and cash generating capabilities and is therefore comfortable with the dividend cover of 1.1 times based on the adjusted earnings per share.

2.2.4	Cash flow

ACM continues to be cash generative and the cash balance at the year end increased to £4.3 million (2012: £3.1 million). Cash generated from operating activities was £4.7 million (2012: £2.5 million). The cash performance was boosted by a permanent change in ACM's policy to pay a higher proportion of the bonus pool after the year end which benefitted the year by £1.1 million.

2.2.5	Balance sheet

The value of net assets at the balance sheet date decreased to £8.3 million (2012: £12.0 million); the reduction due to the impairment of intangible assets.

In accordance with IFRS, ACM has reviewed the carrying value of its intangible assets. Following this review ACM has made an impairment and the value for intangible assets, which resulted from acquisitions, fell to £3.9 million (2012: £7.7 million).

The pension deficit for the defined benefit scheme fell slightly to £1.6 million from £1.7 million. The market value of the assets increased, however this was offset by an increase in liabilities, caused by a change in the assumptions relating to the discount rate. A deferred tax asset of £0.3 million (2012: £0.4 million) exists as a result of the net pension liability. This scheme is closed to new members. On the back of a full actuarial valuation as at 31 March 2011 ACM has agreed to continue to make additional contributions of £320,000 per annum to the pension scheme.

Trade and other payables have increased by approximately £1.1 million. This includes the effect of the change in ACM's policy with a higher proportion of bonus payments being made post year end.

During the year ACM acquired 245,000 of its own shares through its Employee Share Option Plan. The cost of shares acquired is shown on the balance sheet within the ESOP reserve which is shown as a deduction from equity. The plan owned 305,791 shares of ACM as at 31 March 2013.

2.2.6	Risk management

Foreign exchange risk: The majority of ACM's income is denominated in US dollars and the rate of exchange relative to sterling has an effect on the performance of ACM. ACM uses foreign exchange instruments to manage this risk. At 31 March 2013, ACM had forward foreign exchange contracts in place to sell US$8.0 million (2012: US$7.5 million) at an average rate of US$1.58 (2012: US$1.57) into sterling. ACM has a policy to have some forward cover continually in place to help manage this risk.

Liquidity risk: At 31 March 2013 ACM did not hold any net debt and has adequate cash resources to meet its ongoing requirements.

Interest rate risk: ACM has exposure to movements in interest rates in respect of its deposits. All deposits are made with reputable banks.

2.3	ACM Group analysis

2.3.1	Spot brokerage

ACM's core business is its spot brokerage desk, involving the hire of a ship for a single voyage. This desk continued to perform well in terms of volume of fixtures, and although rates remain weak they are now showing more signs of activity driven volatility. The number of fixtures achieved by ACM's main tanker desks increased by 5.0%. ACM has strengthened the team in the Far East in particular, and the global spot brokerage desks are interacting well together.

2.3.2	Time charter

ACM's time charter business, which involves the long-term hire of tankers, continued to maintain a steady stream of deals. However, revenue from this desk decreased in the year as new deals being completed were at lower hire rates than those fixed when the market was higher. ACM's belief that this team is well positioned to capitalise on any improvement in the market has been validated in the first quarter of the current year where the amount fixed has exceeded the booking for any quarter for several years.

2.3.3	Sale and purchase

The year to 31 March 2013 saw ACM establish a new sale and purchase team following personnel departures in the summer of 2011. During this rebuilding process revenue opportunities were low and revenue fell from £2.2 million to £0.7 million, which resulted in the desk showing a loss of £0.2 million in the year to 31 March 2013 whereas in the previous year it contributed a profit of £1.0 million. The previous year had benefitted from a forward book which had already been built. ACM is pleased that the new global team is now in place and is working productively with the projects team. ACM believes that there are indications that the number of ship sale transactions in the market will start to increase. Since the year end, more deals have been concluded by ACM and a forward book is successfully being built which gives ACM confidence about the future growth of this division.

2.3.4	Dry cargo

ACM's global dry cargo desks successfully increased volumes during the period, but they have also been hampered by low market freight rates. Certain productivity improvements have been implemented, with more planned, so as to ensure that this division should become profitable even while freight rates remain low. ACM is well positioned to capitalise on any upturn in freight rates, as it continues to grow its market share. ACM's expansion into Dubai and Singapore has proved successful to date, with these teams working well with the rest of the desk globally.

As previously reported, the ongoing lower market rates are resulting in reduced revenues for ACM Endeavour, which was acquired in 2010. Although ACM is satisfied that this business is performing well in a challenging market, it announced in the interim results for the year ended 30 September 2012 that an impairment was to be made to the goodwill acquired on acquisition. This impairment amounts to £3.7 million. The last few months have seen this business broaden its focus which has resulted in the successful completion of some long term period business which will support its future performance. There remains confident that this business will prove to be a valuable part of ACM.

2.3.5	Gas / LPG

ACM established a small, London-based broking team for Gas / LPG shipbroking in 2008, having identified this as an area with considerable growth potential, and this continues to develop in accordance with the Board's strategy. Although still on a small scale, the year to 31 March 2013 was successful as the desk moved into profit. This market is now expanding and ACM expects to grow its team as the market demand increases.

2.3.6	Financial derivatives

ACM's joint venture with GFI Group, Inc. ("GFI") to conduct derivative brokerage is continuing to maintain robust volumes of business within the industry. However, revenue from this division has also been affected by weakened freight rates. ACM is pleased with the performance of this division in terms of market share and believes that financial derivatives continue to be a valuable part of ACM's offering.

Section C – Review of operating performance and financial review of consolidated results for the year ended 31 March 2012 against the year ended 31 March 2011

2.5	Overview

Whilst the market is generally weak, it is showing some signs of volatility and ACM's focus continues to be on ensuring that the ACM is in a strong position to capitalise on an upturn in the market when it occurs. The ongoing international expansion has continued.

During the period ACM received an approach and an indicative offer from RS Platou LLP. Options were also examined on the two groups working closely together. However, after reviewing these options it was concluded that none of the proposals discussed reflected full shareholder value or were in the best interests of ACM. Discussions concluded in March 2012.

2.6	Financial review

2.6.1	Profit and earnings

A fall in revenue from the sale and purchase and GFI freight derivative desk meant overall sterling revenue fell by 10.6%. Increases in revenue for dry cargo, tanker spot brokerage and demurrage more than offset a fall in time charter revenue and the effects of adverse currency movements. Administrative expenses fell by 5.8% despite continued expansion and an increase in the number of brokers employed.
Profit before tax and amortisation and impairment of intangibles was £4.1 million for the year (2011: £6.1 million). Contribution from dry cargo broking was a loss £0.9 million (2011: loss £0.5 million); the increase in the loss arises from the full year effect of new brokers recruited in 2010/11 year. Current market conditions will mean that it will take longer than originally expected to reach profitability for this division. However, revenue is increasing and ACM is confident in this division for the medium and longer term.

As a result of personnel departures, ACM has made an impairment of £7.8 million against intangible assets regarding the sale and purchase department. This department has recently been strengthened and restructured.

The effective taxation rate having adjusted for the effects of intangible assets was 29.7% (2011: 29.4%).

Loss attributable to equity shareholders was £4.7 million (2011: profit of £4.0 million).

Basic loss per share ("EPS") was 24.8 pence (2011: earnings of 21.7 pence) with EPS adjusted for non-cash items of amortisation and impairment of intangible assets down from 24.8 pence to 16.7 pence.

2.6.2	Foreign exchange

The bulk of ACM's income is denominated in US dollars. The average effective exchange rate for the 2011/2012 year was US$1.60 compared with US$1.56 for the previous year, while the rate at 31 March 2012 was US$1.60 compared with US$1.60 at 31 March 2011. The overall effect of the change in exchange rates was to decrease revenue by £0.6 million and profit before taxation by £0.2 million. At the year end, ACM had forward currency contracts to sell U$7.5 million at an average exchange rate of US$1.57 to £1.

2.6.3	Dividends

ACM recommended a final dividend of 7.0 pence per share in respect of the year ended 31 March 2012 with a total cost of £1,344,000. Together with an interim dividend of 3.15 pence paid during the year, the total dividend in respect of the year will be 10.15 pence with a total cost of £1,936,000. The total dividend of 10.15 pence is 1.5% higher than the previous year's full dividend of 10.0 pence per share, and is covered 1.7 times by the adjusted earnings per share.

2.6.4	Cash flow

Cash generated from operating activities was £2.5 million (2011: £7.1 million). The cash balance at the year end was £3.1 million (2010: £5.0 million). The reduction in cash was the result of exceptional capital expenditure of £1.0 million in relation to the move of the London offices and £1.4 million in relation to timing differences in relation to bonus payments. ACM continues to be cash generative after allowing for these items.

2.6.5	Balance sheet

The value of net assets at the balance sheet date decreased to £12.0 million (2011: £19.9 million). The total value fell during the year due to the impairment of intangible assets and an increase in pension liability.

In accordance with IFRS, ACM has reviewed the carrying value of its intangible assets. Following this review, ACM has made an impairment and the value for intangible assets, which resulted from acquisitions, fell to £7.7 million (2011: £15.8 million).

The pension deficit for the defined benefit scheme has increased to £1.7 million from £0.3 million. The increase is primarily due to a change in the assumptions relating to the discount rate. A deferred tax asset of £0.4 million (2011: £0.1 million) exists as a result of this liability. This scheme is closed to new members. On the back of a full actuarial valuation as at 31 March 2011 ACM has agreed to continue to make additional contributions of £320,000 per annum to the pension scheme.

Trade and other payables have decreased by approximately £1.3 million. This mainly relates to the timing of bonus payments.

During the year ACM acquired 49,963 of its own shares through its Employee Share Option Plan. The cost of shares acquired is shown on the balance sheet within the ESOP reserve which is shown as a deduction from equity. The plan owned 270,791 shares of ACM as at 31 March 2012.

2.6.6	Risk management

Foreign exchange risk - the majority of ACM's income is denominated in US dollars and the rate of exchange relative to sterling can have an effect on the performance of ACM. ACM uses foreign exchange instruments to manage this risk. At 31 March 2012, ACM had forward foreign exchange contracts in place to sell US$7.5 million (2011: US$9.0 million) at an average rate of US$1.57 (2011: US$1.59) into sterling. ACM has a policy to continually have some forward cover in place to help manage this risk.

Liquidity risk - at 31 March 2012 ACM did not hold any net debt and has adequate cash resources to meet its ongoing requirements.

Interest rate risk - ACM has exposure to movements in interest rates in respect of its deposits. All deposits are made with reputable banks.

2.7	ACM Group analysis

2.7.1	Spot brokerage

ACM's spot brokerage desk, involving the hire of a ship for a single voyage, is the ACM's principal business. ACM's tanker spot brokerage desk had a strong year with US$ revenue showing growth of 7% year-on-year. Rates have generally continued to show weakness throughout the year, although ACM's average fixture rate did increase on 2011 levels. The small tankers desk had an excellent year and volume grew by 4%.

The global spot brokerage desks continue to work well together.

2.7.2	Time charter

Whilst ACM's time charter business, which involves the long-term hire of tankers, is maintaining a fairly steady volume of ships which it is fixing, lower hire rates are continuing to hold back revenue in this division. The team is concluding a number of forward time charters, although these are being fixed at historically low rates and over shorter periods due to market conditions. As previously stated, the forward order book has reduced and this continues to impact performance in this division.

ACM has restructured this section of the business and ACM is positive it now has the right team and structure in place to capitalise on any upturn in the market.

2.7.3	Sale and purchase

ACM has commenced the process of rebuilding the sale and purchase team during the period, following the personnel departures last year. This has progressed well to date, with the appointment of Staffan Bulow, Herlof Sorensen and a number of other key brokers in the team to build this aspect of the business globally. For the period under review, the previous sale and purchase team had some ongoing business that provided a contribution to these results, without the full year costs associated with the team at that time. The year to 31 March 2013 will incur the costs of the new team, and ACM expects that there will be some delay before their full contribution to the business will come through.

2.7.4	Dry cargo

Dry cargo US$ revenue increased by 29% during the period and now represents 12.3% of ACM's revenue. For ACM, volumes are starting to pick up globally. In London, the Far East and Australia, the dry cargo broking desk is in the right position to take advantage of any future increase in freight rates. This sector has been particularly affected by low market rates and is taking longer than originally expected to reach profitability; however ACM is still confident in the strategy. Having invested in the right structure, ACM's dry cargo desk is now maturing and is succeeding in growing its market share.

ACM has also successfully expanded internationally with the commencement of a venture in Dubai and with a Singapore desk being opened in this division.

2.7.5	Gas / LPG

Having set up a small London-based broking team for gas / LPG shipbroking, this continues to grow, although it is still in its infancy. ACM believes that this is an interesting area with considerable growth potential in the future and ACM will continue to develop this area of the business.

2.7.6	Overseas operations

ACM is pleased with the progress made by its global operations during the period. The international offices are working well together and, having invested in the right structure and teams globally, we are now in a position to grow the business. ACM's international offering is one of its core strengths, and ACM is pleased with the progress made by the teams whose local knowledge in key regions are helping to drive the business forward, underpinned by its global infrastructure.

2.7.7	Financial derivatives

ACM has an established joint venture with GFI Group, Inc. ("GFI") to conduct derivative brokerage, although trading volumes have decreased as this sector has been impacted by the wider market. The joint venture continues to contribute to ACM and financial derivatives are a valuable addition to ACM's offering.

PART 14A

HISTORICAL FINANCIAL INFORMATION ON THE ACM GROUP

BASIS OF HISTORICAL FINANCIAL INFORMATION

The following tables set out the audited historical financial information of the ACM Group for years ended 31 March 2012, 31 March 2013 and 31 March 2014 (which have been prepared in accordance with IFRS). The auditors' report of RSM Tenon Audit Limited for each of the periods ended 31 March 2012 and 31 March 2013 and the auditor's report of Baker Tilly UK Audit LLP for the period ended 31 March 2014, were unqualified. Baker Tilly and RSM Tenon merged in September 2013. As a result of the restatement of the ACM Group pension liability in the consolidated financial statements for the year ended 31 March 2013, in accordance with the requirements of IAS19 Employee Benefits (amended 2011 and effective for annual periods beginning on or after 1 January 2013), historical financial information for the three year period has been prepared and Baker Tilly Corporate Finance LLP has provided an accountant's report thereon, as set out in Part 14B.

HISTORICAL FINANCIAL INFORMATION ACM SHIPPING GROUP PLC

CONSOLIDATED INCOME STATEMENT

	Note	Year ended 31.03.12 £000	Year ended 31.03.13 £000	Year ended 31.03.14 £000
Revenue	4	29,430	25,815	27,941
Administrative expenses	6	(25,392)	(23,021)	(24,465)
Amortisation of intangible assets	14	(347)	(280)	(259)
Impairment of intangible assets	14	(7,772)	(3,697)	—
		(4,081)	(1,183)	3,217
Share of operating profit in joint ventures	9	—	5	11
Operating Profit/(Loss)		(4,081)	(1,178)	3,228
Net interest	10	35	(51)	(59)

Profit/(Loss) before taxation		(4,046)	(1,229)	3,169
Taxation	11	(1,014)	(683)	(1,019)

Profit/(Loss) for the year		(5,060)	(1,912)	2,150
Non-controlling interest	12	333	146	73

Profit/(Loss) attributable to equity shareholders		(4,727)	(1,766)	2,223

Earnings/(loss) per share	30	(24.8)	(9.2)	11.6
Diluted earnings/(loss) per share	30	(24.7)	(9.2)	11.4

All of the activities are classed as continuing.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Note		Year ended 31.03.12 £000	Year ended 31.03.13 £000	Year ended 31.03.14 £000
Profit /(Loss) for the year			(5,060)	(1,912)	2,150
Other comprehensive (expense)/income
Items that will not be classified to profit and loss:
Actuarial (loss) in respect of defined benefit pension scheme	19		(1,731)	(129)	(424)
Deferred tax in respect of defined benefit pension scheme	16	(a)	450	(35)	79
Exchange differences on translation of foreign operations			(5)	196	(614)
Items that may be reclassified subsequently to profit and loss:
Currency reserve			66	(80)	—
Deferred tax on currency reserve			(16)	20	—

Other comprehensive (expense) for the year, net of tax			(1,236)	(28)	(959)

Total comprehensive income /(loss) for the year			(6,296)	(1,940)	1,191
Non-controlling interest			333	146	73

Total comprehensive income/(loss) for the year attributable to equity shareholders			(5,963)	(1,794)	1,264

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	Note	As at 31.03.12 £000	As at 31.03.13 £000	As at 31.03.14 £000
Non-current assets
Property, plant and equipment	13	1,246	915	655
Intangible assets	14	7,717	3,884	3,233
Investments	15	1,050	1,119	1,119
Deferred tax asset	16	1,001	919	651

		11,014	6,837	5,658

Current assets
Trade and other receivables	17	5,987	5,733	6,026
Cash and cash equivalents		3,092	4,325	4,634

		9,079	10,058	10,660

Total assets		20,093	16,895	16,318

Current liabilities
Trade and other payables	18	(5,020)	(6,074)	(6,389)
Current tax payable		(804)	(408)	(380)

		(5,824)	(6,482)	(6,769)

Non-current liabilities
Deferred tax liabilities	16	(570)	(513)	(389)
Pension liability	19	(1,734)	(1,645)	(1,857)

		(2,304)	(2,158)	(2,246)

Total liabilities		(8,128)	(8,640)	(9,015)

Net assets		11,965	8,255	7,303

Equity
Share capital	20	196	196	196
Share premium account		6,823	6,823	6,823
ESOP reserve	21	(1,394)	(1,624)	(1,848)
Retained earnings		5,548	2,406	1,294
Other reserves		1,189	997	838

		12,362	8,798	7,303
Non-controlling interest		(397)	(543)	—

Total equity		11,965	8,255	7,303

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Note		Share capital £000	Share premium £000	ESOP Reserve £000	Retained earnings £000	Other reserves £000	Non- controlling interest £000	Total £000
Balance at 1 April 2011			196	6,823	(1,289)	13,720	722	(287)	19,885
Loss for the year			—	—	—	(4,727)	—	—	(4,727)
Dividends to equity shareholders			—	—	—	(1,936)	—	—	(1,936)
Actuarial loss in respect of defined benefit pension scheme	19		—	—	—	(1,731)	—	—	(1,731)
Deferred tax in respect of defined benefit pension scheme	16	(a)	—	—	—	450	—	—	450
ESOP shares acquired			—	—	(105)	—	—	—	(105)
Currency translation differences			—	—	—	(5)	—	—	(5)
Currency reserve			—	—	—	—	66	—	66
Deferred tax on currency reserve			—	—	—	—	(16)	—	(16)
Non-controlling interest			—	—	—	—	—	(333)	(333)
Reduction in non-controlling interest			—	—	—	(223)	—	223	—
Fair value of share-based payments			—	—	—	—	417	—	417

	Note		Share capital £000	Share premium £000	ESOP Reserve £000	Retained earnings £000	Other reserves £000	Non- controlling interest £000	Total £000
Balance at 31 March 2012			196	6,823	(1,394)	5,548	1,189	(397)	11,965
Loss for the year			—	—	—	(1,766)	—	—	(1,766)
Dividends to equity shareholders			—	—	—	(1,945)	—	—	(1,945)
Actuarial loss in respect of defined benefit pension scheme	19		—	—	—	(129)	—	—	(129)
Deferred tax in respect of defined benefit pension scheme	16	(a)	—	—	—	(35)	—	—	(35)
ESOP shares acquired			—	—	(362)	—	—	—	(362)
Currency translation differences			—	—	—	196	—	—	196
Currency reserve			—	—	—	—	(80)	—	(80)
Deferred tax on currency reserve	16	(b)	—	—	—	—	20	—	20
Non-controlling interest			—	—	—	—	—	(146)	(146)
Fair value of share-based payments			—	—		—	537	—	537
Transfer for share options fully vested			—	—	132	537	(669)	—	—

	Note		Share capital £000	Share premium £000	ESOP Reserve £000	Retained earnings £000	Other reserves £000	Non- controlling interest £000	Total £000
Balance at 31 March 2013			196	6,823	(1,624)	2,406	997	(543)	8,255
Profit for the year			—	—	—	2,223	—	—	2,223
Dividends to equity shareholders			—	—	—	(1,942)	—	—	(1,942)
Actuarial loss in respect of defined benefit pension scheme	19		—	—	—	(424)	—	—	(424)
Deferred tax in respect of defined benefit pension scheme	16	(a)	—	—	—	79	—	—	79
ESOP shares acquired			—	—	(809)	—	—	—	(809)
Currency translation differences			—	—	—	(614)	—	—	(614)
Non-controlling interest			—	—	—	—	—	(73)	(73)
Reduction of non-controlling interest			—	—	—	(616)	—	616	—
Fair value of share-based payments			—	—	—	—	536	—	536
Transfer for share options fully vested			—	—	585	182	(767)	—	—
Other share based payment transfers			—	—	—	—	72	—	72

Balance as at 31 March 2014			196	6,823	(1,848)	1,294	838	—	7,303

Other reserves are made up of:

	2012 £000	2013 £000	2014 £000
Merger reserve	(135)	(135)	(135)
Currency reserve	60	—	—
Treasury shares	(1)	(1)	(1)
Share-based payment reserve	1,265	1,133	974

	1,189	997	838

The share-based payment reserve represents the fair value of share options which have been granted.

The merger reserve arose when the shares of ACM Shipping Limited were exchanged for shares in ACM Shipping Group plc. Since the members and their rights were unchanged the transfer of ownership was accounted for in accordance with the principles of merger accounting.

The treasury reserve arises from where ACM acquired shares in itself.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Note	Year ended 31.03.12 £000	Year ended 31.03.13 £000	Year ended 31.03.14 £000
(Loss)/profit before taxation		(4,046)	(1,229)	3,169
Depreciation	13	363	387	374
Net interest	10	(35)	51	59
Share of operating profit in joint ventures	9	0	(5)	(11)
Amortisation and impairment of intangibles	14	8,119	3,977	259
Share-based payments	23	417	537	536

Operating cash flow before changes in working capital and provisions		4,818	3,718	4,386
Decrease/(increase) in trade and other receivables		(800)	252	(279)
Increase/(decrease) in trade and other payables		(1,150)	1,013	187
Provision for pension scheme costs		158	162	179
Pension scheme contributions paid		(483)	(463)	(459)

Cash generated from operating activities		2,543	4,682	4,014
Taxation paid		(1,176)	(1,069)	(824)

Net cash from operating activities		1,367	3,613	3,190

Cash flows from investing activities
Purchase of property and equipment		(1,159)	(56)	(139)
Amounts received from joint ventures		(74)	(49)	—
Interest received	10	44	32	9

Net cash used in investing activities		(1,189)	(73)	(130)

Cash flows from financing activities
Dividends paid	24	(1,936)	(1,945)	(1,942)
Shares acquired for ESOP		(105)	(362)	(809)

Net cash used in financing activities		(2,041)	(2,307)	(2,751)

Net (decrease)/increase in cash and cash equivalents	27	(1,863)	1,233	309
Cash and cash equivalents at the beginning of the year	27	4,955	3,092	4,325

Cash and cash equivalents at the end of the year	27	3,092	4,325	4,634

NOTES TO THE HISTORICAL FINANCIAL INFORMATION

1.	GENERAL INFORMATION

ACM Shipping Group plc ("ACM") was incorporated on 7th November 2006 under the Companies Act 2006, as a private limited company and is registered in England and Wales. The principal activity of ACM and its subsidiaries (the "ACM Group") is that of shipbroking and related activities.

The address of its head office and registered office is Grand Buildings, 1-3 Strand, London WC2N 5HR.

2.	BASIS OF PREPARATION

The historical financial information ("Historical Financial Information") has been prepared in accordance with applicable International Financial Reporting Standards (IFRSs), International Accounting Standards (IASs) and International Financial Reporting Interpretations Committee (IFRIC) interpretations (collectively IFRSs) as adopted for use in the European Union (EU) and as issued by the International Accounting Standards Board (IASB) and in accordance with the provisions of the Companies Act 2006, except as described below.

The consolidated Historical Financial Information incorporates the Historical Financial Information of ACM and enterprises controlled by ACM (and its subsidiaries) made up to 31 March each year. Control is achieved where ACM has the power to govern the financial and operating policies of an investee enterprise so as to obtain benefits from its activities. On acquisition the identifiable assets, liabilities and contingent liabilities of a subsidiary are measured at their fair values at the date of acquisition. The interest of minority shareholders is stated as the minority's proportion of the fair values of the identifiable assets, liabilities and contingent liabilities recognised or disclosed. The results of subsidiaries acquired during the year are included in the consolidated income statement from the effective date of acquisition. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by other members of the ACM Group. All significant intercompany transactions and balances between group enterprises are eliminated on consolidation.

The Historical Financial Information has been prepared under the historical cost convention, unless otherwise stated in the accounting policies. The Historical Financial Information does not constitute statutory accounts within the meaning of Section 434 of the Companies Act 2006.

Having considered uncertainties under the current economic environment, and after making enquiries, the Directors have a reasonable expectation that the ACM Group has adequate resources to continue in operation for the foreseeable future. Accordingly, they have adopted the going concern basis in preparing the Historical Financial Information.

The accounting policies set out in note 3 have been consistently applied to all the years presented. The accounting policies applied throughout the three years ended 31 March 2014 are consistent with those applied by Braemar Shipping Services plc.

The ACM Group's accounting period ends on 31 March annually.

The Historical Financial Information is presented in accordance with IAS 1 Presentation of Financial Statements (Revised 2007).

The presentational and functional currency of the ACM Group is UK pound sterling.

3.	ACCOUNTING POLICIES

(a) Revenue recognition

Revenue is recognised to the extent that it is probable that the economic benefits will flow and can be reliably measured. Revenue is recognised when the ACM Group has a contractual entitlement to commission. This is generally the point at which there is completion of contractual terms between the principals of a transaction. Time charter revenue is recognised on a monthly basis.

(b) Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and any impairment in value. Depreciation is provided on a straight line basis over the expected economic life of that asset as follows:

Leasehold improvements	– over the life of the lease

Fixtures, fittings and office equipment	– two to five years

(c) Operating lease agreements

Rentals applicable to operating leases where substantially all of the benefits and risks of ownership remain with the lessor are charged against profits on a straight line basis over the period of the lease.

(d) Pension costs and other post-retirement benefits

The ACM Group operates a defined benefit scheme and recognises the pension liability in the ACM Group balance sheet. The liability is the present value of the accrued defined benefit obligation at the balance sheet date less the fair value of the scheme's assets. The present value of the defined benefit obligation is measured using the projected unit method and discounted at an AA corporate bond rate. Assets are valued at market value. The ACM Group recognises actuarial gains and losses via the statement of comprehensive income in the year in which they occur.

The ACM Group also contributes to defined contribution schemes. Contributions to these schemes have been charged against profit as they fall due.

(e) Deferred tax

Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. The deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction, other than a business combination, that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

(f) Foreign currencies

Transactions denominated in foreign currencies are converted into sterling at the rate of exchange at the time of the transaction. At each balance sheet, monetary assets and liabilities are converted at the rate of exchange at the balance sheet date with any gain or loss being included in the income statement.

On consolidation, assets and liabilities of overseas operations are converted at the balance sheet rate while the income statement is translated at the average rate for the year. Any exchange gain or loss arising on consolidation is recognised in Other Comprehensive Income.

(g) Joint ventures

A joint venture is a contractual arrangement whereby the ACM Group and other parties undertake an economic activity which is subject to joint control.

The financial statements incorporate the share of the results, assets and liabilities of jointly controlled entities (joint ventures) using the equity method of accounting. The investment is carried at cost plus post-acquisition changes in the share of net assets of the joint venture less any provision for impairment. Where necessary, adjustments are made to bring the accounting policies used by the joint ventures into line with those used by the ACM Group in its financial statements. Intercompany transactions are eliminated. Losses in excess of the consolidated interest in joint ventures are not recognised, except where the ACM Group has made a commitment to make good those losses.

Jointly controlled operations in unincorporated joint ventures are accounted for by including the ACM Group's share of expenses and income separately within the income statement. The ACM Group includes its share of assets and liabilities of the jointly controlled operation in the balance sheet. Where necessary, adjustments are made to bring the accounting policies used by the jointly controlled operation into line with those used by the ACM Group in its financial statements.

(h) Investments

Other investments which do not have a quoted market price and whose value cannot be reliably measured are stated at cost.

(i) Goodwill

On the acquisition of a business, fair values are attributed to the net assets (including any identifiable intangible assets) acquired. Goodwill arises where the fair value of the consideration exceeds the fair value of the net assets acquired. Goodwill is recognised as an asset and is reviewed for impairment at least annually. Impairments are recognised immediately in the income statement. Goodwill is allocated to cash-generating units for the purposes of impairment testing. On the disposal of a business, goodwill relating to that business remaining on the statement of financial position is included in the determination of the profit or loss on disposal.

(j) Other intangible assets

Intangible assets acquired as part of a business combination are stated in the statement of financial position at their fair value at the date of acquisition less accumulated amortisation and any provisions for impairment. The amortisation of the carrying value of the capitalised forward order book and customer relationships is charged to the income statement over an estimated useful life determined by either the expected due dates for future income in the case of forward order books or the expected duration of customer relationships. The carrying values of intangible assets are reviewed for impairment at least annually or when there is an indication that they may be impaired. The estimated useful life of the items in the forward order book is generally up to four years and the customer relationships is ten years.

(k) Impairment

At each balance sheet date, the ACM Group reviews the carrying amounts of its non-current assets with finite lives to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the ACM Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Goodwill arising on acquisition is allocated to cash-generating units. The recoverable amount of the cash-generating unit to which goodwill has been allocated is tested for impairment annually, or on such other occasions that events or changes in circumstances indicate that it might be impaired. If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. Impairment losses are recognised as an expense immediately, unless the relevant asset is land or buildings at a revalued amount, in which case the impairment loss is treated as a revaluation decrease. Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase. However, impairment losses relating to goodwill may not be reversed.

(l) Share-based payments

The ACM Group awards employees' equity settled bonuses in the form of share options and long-term incentive plan share awards, on a discretionary basis from time to time. These are accounted for as equity settled transactions. The options and awards are normally subject to vesting conditions and, where it is considered likely that the conditions will be met, their fair value is recognised as an employee benefits expense with a corresponding increase in other reserves over the vesting period. When shares on options and awards have been issued and are fully vested a transfer is made from other reserves to retained earnings. The fair value is assessed at the time of the grant. Awards made under the LTIP scheme are inherently valued at the share price at the date of the grant. EMI and Sharesave scheme options are valued using the Binomial option pricing model and the Black Scholes model. The cash proceeds received, when the options are exercised, net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when new shares are issued. If shares are issued from the ESOP proceeds are accounted for within the ESOP.

(m) Financial instruments

Classification

Following the adoption of IAS 32, financial instruments issued by ACM are treated as equity (i.e. forming part of shareholders' funds) only to the extent that they meet the following definition:

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the ACM Group are recognised at the proceeds received, net of direct issue costs. To the extent that this definition is not met, the proceeds of issue are classified as a financial liability. Where the instrument so classified takes the legal form of ACM's own shares, the amounts presented in these financial statements for called up share capital and share premium account exclude amounts in relation to those shares.

ACM's share capital is treated as equity.

Finance payments associated with financial liabilities are dealt with as part of finance expenses. Finance payments associated with financial instruments that are classified in equity are dividends and are recorded directly in equity.

Trade receivables

Trade receivables are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts.

Trade payables

Trade payables are not interest bearing and are stated at nominal value.

Forward contracts

ACM uses forward contracts for foreign currency and accounts for these at fair value. Fair value is determined by revaluing any gains or losses at the rate prevailing on the balance sheet date. Any exchange gain or loss arising is charged to the income statement.

(n) Own shares held by ESOP

Transactions of the ACM Group-sponsored ESOP are treated as being those of the ACM Group and are therefore reflected in the ACM Group's Historical Financial Information. In particular, the plan's purchases of shares in ACM are debited directly to equity.

(o) IFRS not yet applied

The following standards and interpretations were effective in the year ended 31 March 2014:

•	IFRS 13	Fair value measurement (issued May 2011);

•	IAS 1	Presentation of items of other comprehensive income (revised June 2011);

•	IAS 19	Employee benefits (revised June 2011);

•	IFRS 7	Financial instruments: Offsetting of assets and liabilities (revised December 2011);

•	IAS 32	Financial instruments: Offsetting of assets and liabilities (revised December 2011);

•	IFRS 1	First time adoption of International Financial Reporting Standards: Accounting for Government Loans (revised March 2012);

•	IFRIC 20	Stripping costs in the production phase of a surface mine (issued October 2011);

•	IAS 1	Presentation of financial statements (revised May 2012);

•	IAS 16	Property, plant and equipment (revised May 2012);

•	IAS 32	Financial instruments (revised May 2012); and

•	IAS 34	Interim Financial reporting (revised May 2012).

The following standards and interpretations were in issue at 1 April 2014 but not effective:

•	IFRS 14	Regulatory Deferral Accounts (issued January 2014);

•	IAS 19	Employee benefits (revised November 2013);

•	IFRIC 21	Levies (issued May 2013);

•	IFRS 2	Share Based Payment (revised December 2013);

•	IFRS 3	Business Combinations (revised December 2013);

•	IFRS 8	Operating segments (revised December 2013);

•	IFRS 13	Fair value measurement (revised December 2013);

•	IAS 16	Property, plant and equipment (revised May 2014);

•	IAS 24	Related party transactions (revised December 2013);

•	IAS 38	Intangible Assets (revised December 2013);

•	IFRS 1	First time adoption of International Financial Reporting Standards (revised December 2013);

•	IAS 40	Investment property (revised December 2013);

•	IAS 39	Financial Instruments: Recognition and measurement (revised June 2013);

•	IAS 36	Impairment of assets (revised May 2013);

•	IAS 27	Separate financial statements (revised October 2012);

•	IFRS 10	Consolidated financial statements (revised October 2012);

•	IFRS 12	Disclosure of interest in other entities (revised October 2012);

•	IFRS 11	Joint Arrangements (revised May 2014); and

•	IFRS 15	Revenue Recognition (issued May 2014).

The Directors anticipate that the early adoption of these standards and interpretations would not have a material impact on the Historical Financial Information of ACM Shipping Group plc.

(p) Critical accounting estimates and judgements

In preparing the ACM Group's Historical Financial Information management make certain estimates and judgements. In evaluating these estimates and judgements management uses historical knowledge and available current information. They assume a reasonable expectation of future events and are based on market and economic data, obtained both externally and within the ACM Group. The main areas that could be affected by these judgements are:

(i) Impairment of intangible assets

Intangible assets are assessed for impairment at least annually. Management estimate future cash flows and use a suitable discount rate to assess the present value of those cash flows. Further details of the assumptions used are set out in note 14.

(ii) Trade receivables

The provision for impairment of trade receivables represents management's estimate at each balance sheet date as set out in note 17.

(iii) Share-based payments

The cost of share-based payments is calculated by reference to the fair value of the equity instrument at the date of grant. Estimating fair value requires determining the most appropriate valuation model which is dependent on the terms and conditions of the grant. Key variables include the life of the option, volatility, yield and interest rates. Further details of the assumptions used are set out in note 23.

(iv) Pensions

The net liability and cost of the defined benefit pension scheme is calculated by a qualified independent actuary. The valuation is based on making assumptions including those for discount rate, price inflation, expected return on assets and mortality rates. Further details of the assumptions used are set out in note 19.
(v) Deferred tax

The deferred tax asset recognised at 31 March 2013 was in respect of unrelieved tax losses related to losses in ACM Shipping Dry Cargo Limited. Its recovery was recognised on the basis that future profits would be generated to utilise those losses. Due to the current uncertainty of the timing of being able to utilise the losses the asset has not been recognised as at 31 March 2014.

4.	SEGMENTAL REPORTING

The ACM Group operates in one business sector. Internally, revenue streams are reported by function along with profit analysis between tanker broking and dry cargo broking. Geographical information is not produced and is not readily available. In the view of management, the cost of developing this information would be excessive.

Analysis of the ACM Group revenue:

	2012 £000	2013 £000	2014 £000
Tanker broking:
Spot brokerage	13,941	13,949	14,663
Time charter	5,060	4,230	3,868
Demurrage	1,781	1,502	1,393
Sale and purchase	2,173	737	2,111
Freight derivatives broking	2,854	1,764	1,553

	25,809	22,182	23,588
Dry cargo broking	3,621	3,633	4,353

	29,430	25,815	27,941

Analysis of the ACM Group profit/(loss) before taxation and non-controlling interest:

	2012 £000	2013 £000	2014 £000
Tanker broking	(3,146)	3,257	3,385
Dry cargo broking	(935)	(4,435)	(157)

	(4,081)	(1,178)	3,228
Interest	35	(51)	(59)

	(4,046)	(1,229)	3,169

Analysis of the ACM Group profit/(loss) before taxation adjusted for amortisation and impairment of intangible assets:

	2012 £000	2013 £000	2014 £000
Profit/(loss) before taxation	(4,046)	(1,229)	3,169
Add back: amortisation and impairment of intangible assets	8,119	3,977	259

	4,073	2,748	3,428

	2012 £000	2013 £000	2014 £000
Tanker broking	4,814	3,379	3,502
Dry cargo broking	(776)	(580)	(15)

	4,038	2,799	3,487
Interest	35	(51)	(59)

	4,073	2,748	3,428

5.	OPERATING PROFIT/(LOSS) BEFORE TAX

The operating profit/(loss) before tax from continuing operations is stated after charging:

	2012 £000	2013 £000	2014 £000
Depreciation of property, plant and equipment	363	387	374
Amortisation of intangible assets (see note 14)	347	280	259
Operating lease costs	687	749	997
Remuneration of the auditor:
– audit of ACM	11	11	11
– audit of subsidiaries	22	24	34
– audit of subsidiaries by the ACM Group auditor's affiliates	14	14	20
– audit of pension schemes	4	4	4
– other services	6	2	4

Operating profit/(loss) represents the results from operations before interest.

6.	ADMINISTRATIVE EXPENSES

Administrative expenses over the period were as follows:

	2012 £000	2013 £000	2014 £000
Employee costs (see note 7)	18,142	16,700	18,044
General administrative costs	7,250	6,321	6,421
	25,392	23,021	24,465

7.	STAFF COSTS

The average number of persons employed by the ACM Group during the year was as follows:

	2012 Number	2013 Number	2014 Number
Office and administration	138	143	155

The aggregate payroll costs of the above were:

	Note	2012 £000	2013 £000	2014 £000
Salaries		15,244	13,852	15,125
Social security costs		1,608	1,557	1,548
Pension costs	19	873	754	835
Share-based payments	23	417	537	536
		18,142	16,700	18,044

8.	DIRECTORS' REMUNERATION

	2012 £000	2013 £000	2014 £000
Salaries and short-term benefits	1,278	1,262	1,532
Share-based payments	53	185	157
	1,331	1,447	1,689

Remuneration of highest paid director

	2012 £000	2013 £000	2014 £000
Total remuneration (excluding pension contributions)	474	395	427
Share-based payments	22	—	—
	496	395	427

The number of directors on whose behalf ACM made pension contributions was as follows:

	2012 £000	2013 £000	2014 £000
Money purchase scheme	1	1	1
Defined benefit scheme	1	1	1

9.	JOINT VENTURES

	2012 £000	2013 £000	2014 £000
Share of operating profit of joint ventures	—	5	11

During the year ended 31 March 2013 the ACM Group invested in a 50% interest in ACM Icon Shipping Limited, a company registered in the British Virgin Islands. ACM Icon Shipping Limited operates through a wholly owned subsidiary, ACM ICON Shipping DMCC, which is registered in Dubai, United Arab Emirates.

10.	NET INTEREST

	Note	2012 £000	2013 £000	2014 £000
Bank interest		44	32	9
Pension: expected return on plan assets less interest on obligation	19	(9)	(83)	(68)
		35	(51)	(59)

11.	CORPORATION TAX

(a) Analysis of charge in the year

	Note		2012 £000	2013 £000	2014 £000
UK corporation tax			1,393	606	390
Foreign corporation tax			(1)	163	385
Over provision for previous years			(105)	(14)	(33)

Current taxation			1,287	755	742
Deferred taxation	11	(c)	(273)	(72)	277
	11	(b)	1,014	683	1,019

(b) Factors affecting tax charge

	Note		2012 £000	2013 £000	2014 £000
Profit/(loss) before taxation			(4,046)	(1,229)	3,169

Profit/(loss) at current tax rate in UK of 23% (2013: 24%, 2012: 26%)			(1,052)	(295)	729
Effects of:
– Writing off deferred tax asset			—	—	367
– impairment of intangible assets			1,922	887	—
– expenses not deductible for tax purposes			252	141	153
– different tax rates and utilisation of losses in overseas subsidiaries			(26)	7	(159)
– adjustment in respect of prior years			(50)	(55)	(71)
– other			(32)	(2)	—
	11	(a)	1,014	683	1,019

(c) Deferred taxation

	Note	2012 £000	2013 £000	2014 £000
Write off asset in respect of losses		—	—	367
Depreciation in excess of capital allowances		(20)	(29)	(34)
Other timing differences		(39)	(57)	(68)
Timing differences in respect of share-based payments		39	(99)	(5)
Timing difference in respect of amortisation of intangibles		(127)	(36)	(17)
Timing differences in respect of payments to pension scheme		98	53	34
Non-controlling interest		(224)	96	—
	11(a)/16(c)	(273)	(72)	277

The ACM Group had £1,749,000 (2013: £1,749,000; 2012: 1,749,000) trading losses to carry forward and utilise against future trading profits of ACM Shipping Dry Cargo Limited UK, a wholly owned UK subsidiary.

12.	NON-CONTROLLING INTEREST

Analysis of non-controlling interest before and after taxation:

	2012 £000	2013 £000	2014 £000
Before taxation	430	170	95
Taxation	(97)	(24)	(22)
After taxation	333	146	73

The ACM Group has a 100% investment in ACM Shipping Dry Cargo Limited, a company set up to act as shipbrokers in the dry cargo market. The investment increased from 60% to 75% on 20 February 2012 and 75% to 100% on 20 September 2013. The non-controlling interest represents the share of the income statement allocated to the non-controlling interest equity.

13.	PROPERTY, PLANT AND EQUIPMENT

	Leasehold improvements £000	Office and computer equipment £000	Total £000
Cost
At 1 April 2011	558	999	1,557
Additions	901	296	1,197
Disposals	(511)	(471)	(982)

At 31 March 2012	948	824	1,772

Depreciation
At 1 April 2011	483	624	1,107
Charge for the year	175	188	363
Disposals	(509)	(435)	(944)

At 31 March 2012	149	377	526

Net book value
At 31 March 2012	799	447	1,246

	Leasehold improvements £000	Office and computer equipment £000	Total £000
Cost
At 1 April 2012	948	824	1,772
Additions	7	77	84
Disposals	—	(28)	(28)

At 31 March 2013	955	873	1,828

Depreciation
At 1 April 2012	149	377	526
Charge for the year	215	172	387

At 31 March 2013	364	549	913

Net book value
At 31 March 2013	591	324	915

	Leasehold improvements £000	Office and computer equipment £000	Total £000
Cost
At 1 April 2013	955	873	1,828
Additions	49	90	139
Disposals	(56)	(93)	(149)

At 31 March 2014	948	870	1,818

Depreciation
At 1 April 2013	364	549	913
Charge for the year	216	158	374
Disposals	(49)	(75)	(124)

At 31 March 2014	531	632	1,163

Net book value
At 31 March 2014	417	238	655

14.	INTANGIBLE ASSETS

	Other £000	Goodwill £000	Total £000
Cost
At 1 April 2011	4,919	13,419	18,338
Write off of fully amortised impaired amounts	(1,958)	(7,407)	(9,365)
Exchange differences	10	22	32

At 31 March 2012	2,971	6,034	9,005

Amortisation
At 1 April 2011	2,533	—	2,533
Amortisation during the year	347	—	347
Impairment during the year	365	7,407	7,772
Write off of fully amortised impaired amounts	(1,958)	(7,407)	(9,365)
Exchange differences	1	—	1

At 31 March 2012	1,288	—	1,288

Net book value
At 31 March 2012	1,683	6,034	7,717

	Other £000	Goodwill £000	Total £000
Cost
At 1 April 2012	2,971	6,034	9,005
Exchange differences	117	267	384

At 31 March 2013	3,088	6,301	9,389

Amortisation
At 1 April 2012	1,288	—	1,288
Amortisation during the year	280	—	280
Impairment during the year	—	3,697	3,697
Exchange differences	49	191	240

At 31 March 2013	1,617	3,888	5,505

Net book value
At 31 March 2013	1,471	2,413	3,884

	Other £000	Goodwill £000	Total £000
Cost
At 1 April 2013	3,088	6,301	9,389
Exchange differences	(396)	(910)	(1,306)

At 31 March 2014	2,692	5,391	8,083

Amortisation
At 1 April 2013	1,617	3,888	5,505
Amortisation during the year	259	—	259
Impairment during the year	—	—	—
Exchange differences	(174)	(740)	(914)

At 31 March 2014	1,702	3,148	4,850

Net book value
At 31 March 2014	990	2,243	3,233

Other intangible assets consist of forward order book and customer relationships.

All amortisation and impairment charges in the year have been charged through administrative expenses.

Goodwill is allocated to cash-generating units. The carrying values for ACM Endeavour at 31 March 2014 is £722,000 (2013: £892,000, 2012: £4,513,000) and Small Tankers at 31 March 2014 is £1,521,000 (2013: £1,521,000, 2012: £1,521,000). These values are tested for impairment at least annually. The recoverable amount has been determined based on a value in use calculation using risk-adjusted cash flow projections based on financial budgets prepared by the ACM Group. The key assumptions used in the value in use calculation are:

•
the pre-tax discount rate applied to the cash flow projections is 14% for 2014 (2013: 16%, 2012: 12%). This is the ACM Group's weighted average cost of capital adjusted to reflect market assessment of specific risks associated with the segment cash flows;

•	the period over which cash flows are projected based on financial budgets approved by the Board is one year; and

•
the growth rate used to extrapolate cash flow projections beyond the budget period is between 0% and 5% for the first three years and between 0% and 3% thereafter. These growth rates are based on a modest recovery in shipping freight rates.

Management believes that it is unlikely that any reasonable possible change in the key assumptions would cause the carrying value of any of the cash-generating units to exceed its recoverable amount. The recoverable amount is calculated as its value in use. The post-tax discount rate used to assess its fair value is 10.1% for 2014 (2013: 11.3%, 2012: 8.4%).

15.	INVESTMENTS

The investments were as follows:

	2012 £000	2013 £000	2014 £000
At 1 April	1,050	1,050	1,119
Additions; investment in a joint venture (see note 9)	—	69	—

At 31 March	1,050	1,119	1,119

The ACM Group has an investment of £1,006,000 as a member and owner of 16.7% of the ordinary shares of the London Tanker Brokers' Panel Limited and is also a member guarantor of Worldscale Association (London) Limited, a company limited by guarantee. These two organisations, which are both incorporated in Great Britain, prepare and distribute data on freight rates to subscribers throughout the shipping industry globally.

16.	DEFERRED TAX

The deferred tax asset consists of the tax effect of timing differences in respect of:

	2012 £000	2013 £000	2014 £000
Pension liability	434	345	390
Unrelieved ACM Group losses	463	367	—
Other timing differences	104	207	261

At 31 March	1,001	919	651

The deferred tax asset in respect of unrelieved tax losses relates to losses in ACM Shipping Dry Cargo Limited. Its recovery is on the basis that future profits will be generated to utilise those losses even though this company has been loss making during its start up period.

The deferred tax liabilities consist of the tax effect of temporary differences in respect of:

	Note	£2012 000	£2013 000	£2014 000
Excess of capital allowances over depreciation	19	(15)	—	—
Intangible assets		487	472	389
Share-based payments		102	—	—
Currency reserve		20	—	—
Other timing differences		(24)	41	—

		570	513	389

(a) The movement in the deferred tax asset during the year was:

	Note		2012 £000	2013 £000	2014 £000
At 1 April			373	1,001	919
Transfer current tax			—	(62)	—
(Charge)/credit to income statement	16	(c)	178	11	(335)
Credit to statement of comprehensive income			450	(35)	79
Exchange difference			—	4	(12)

At 31 March			1,001	919	651

(b) The movement in the deferred tax liabilities during the year was:

	Note		2012 £000	2013 £000	2014 £000
At 1 April			649	570	513
(Credit) to income statement	16	(c)	(95)	(61)	(58)
(Credit)/charge to statement of comprehensive income			16	(20)	—
Exchange difference			—	24	(66)

At 31 March			570	513	389

(c) Total (charge)/credit to income statement:

	Note		2012 £000	2013 £000	2014 £000
Movement in deferred tax liability	16	(b)	95	61	58
Movement in deferred asset	16	(a)	178	11	(335)

(Charge)/credit to income statement	11	(c)	273	72	277

17.	TRADE AND OTHER RECEIVABLES

	2012 £000	2013 £000	2014 £000
Trade receivables	5,004	4,758	4,958
Other receivables	983	975	1,068
	5,987	5,733	6,026

The ageing profile of the ACM Group trade receivables, net of impairment provision, was as follows:

	2012 £000	2013 £000	2014 £000
Up to three months	3,740	3,213	3,687
Three to six months	503	745	715
Six to twelve months	483	442	455
Over twelve months	278	358	101
	5,004	4,758	4,958

The movements on provisions for impairment of the ACM Group trade receivables were as follows:

	2012 £000	2013 £000	2014 £000
At 1 April	533	601	783
Charge for the year	68	182	49

At 31 March	601	783	832

18.	TRADE AND OTHER PAYABLES

	2012 £000	2013 £000	2014 £000
Trade payables	534	740	1,224
Other taxation and social security	1,638	208	319
Accruals and deferred income	2,848	5,126	4,846
	5,020	6,074	6,389

The amounts included within 'Trade and Other Payables' are due to be paid within 12 months.

19.	PENSION COMMITMENTS

The ACM Group operates a defined benefit scheme in the UK which is closed to new members. The ACM Group also operates defined contribution schemes and contributes to independent funds on behalf of certain of the ACM Group's employees.

The operating charge for pension costs in the year is:

	2012 000	2013 £000	2014 £000
UK defined benefit scheme	158	162	179
Defined contribution schemes	715	592	656
	873	754	835

Profile of the Scheme

The defined benefit obligation includes benefits for current employees, former employees and current pensioners. Broadly, about 20% of the liabilities are attributable to current employees in active service, 70% to deferred pensions for current and former employees and 10% to current pensioners. The Scheme duration is an indicator of the weighted-average time until benefit payments are made. For the Scheme as a whole, the duration is around 20 years.

UK legislation requires that pension schemes are funded prudently. The last funding valuation of the Scheme was carried out by a qualified actuary as at 31 March 2011 and showed a deficit of £400,000. ACM has been paying deficit contributions of £320,000 pa which, along with investment returns from return-seeking assets, were expected to make good this shortfall by 31 July 2012. The next funding valuation is due no later than as at 31 March 2014 after which progress towards full-funding will be reviewed.

Risks associated with the Scheme

The Scheme exposes ACM to a number of risks, the most significant of which are:

•	Asset Volatility

The liabilities are calculated using a discount rate set with reference to corporate bond yields; if assets underperform this yield, this will create a deficit. The Scheme holds a significant proportion of growth assets which, though expected to outperform corporate bonds in the long-term, create volatility and risk in the short-term. The allocation to growth assets is monitored to ensure it remains appropriate given the Scheme's long term objectives.

•	Changes in bond yields

A decrease in corporate bond yields will increase the value placed on the Scheme's liabilities for accounting purposes, although this will be partially offset by an increase in the value of the Scheme's bond holdings.

•	Inflation risk

A significant proportion of Scheme's benefit obligations are linked to inflation and higher inflation will lead to higher liabilities (although, in most cases, caps on the level of inflationary increases are in place to protect against extreme inflation). The majority of the assets are either unaffected by or only loosely correlated with inflation, meaning that an increase in inflation will also increase the deficit.

•	Life expectancy

The majority of Scheme's obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the liabilities.

ACM and trustees have agreed a long-term strategy for reducing investment risk as and when appropriate. This includes moving assets to match pensioner liabilities when members reach retirement.

The trustees insure certain benefits payable on death before retirement.
A contingent liability exists in relation to the equalisation of Guaranteed Minimum Pension ("GMP"). The UK Government intends to implement legislation which could result in an increase in the value of GMP for males. This would increase the defined benefit obligation of the plan. At this stage, it is not possible to quantify the impact of this change.

A qualified independent actuary has carried out a valuation for IAS 19 purposes to obtain the figures in this disclosure note. The projected unit credit method has been used.

The principal actuarial assumptions at the balance sheet date were:

	2012	2013	2014
Economic assumptions
Discount rate	5.0% pa	4.5% pa	4.3% pa
Price inflation (RPI)	3.4% pa	3.4% pa	3.4% pa
Price inflation (CPI)	2.4% pa	2.4% pa	2.4% pa
Rate of salary growth	5.4% pa	4.4% pa	4.4% pa
Pension increase:
– CPI increases subject to a maximum of 2.5% pa	1.8% pa	1.8% pa	1.8% pa
– CPI increases subject to a maximum of 3.0% pa	2.1% pa	2.1% pa	2.1% pa
– CPI increases subject to a maximum of 5.0% pa	2.4% pa	2.4% pa	2.4% pa
Discretionary pension increases	0.0% pa	0.0% pa	0.0% pa
Expected return on assets
Diversified Growth Fund (DGF)	7.9% pa	7.9% pa	7.4% pa
Cash	3.1% pa	2.8% pa	3.4% pa
Demographic assumptions
Average expected remaining life of:
– 60 year old non-retired male	28.2 yrs	28.6 yrs	28.7 yrs
– 60 year old retired male	27.2 yrs	27.4 yrs	27.5 yrs
– 60 year old non-retired female	30.5 yrs	31.2 yrs	31.3 yrs
– 60 year old retired female	29.6 yrs	29.9 yrs	30.0 yrs

Scheme assets are stated at their bid values at the respective balance sheet dates. The expected long-term rate of return on DGFs reflects historic returns on underlying assets and is within the range of assumptions typically used by other companies. The expected long-term rate of return on cash is based upon the gross redemption yield available on long-dated gilts. The ACM Group has applied IAS 19 (revised) to this scheme and the following disclosures relate to this standard. The ACM Group recognises any actuarial gains and losses in each year in the statement of comprehensive income.

Employee benefit obligations

The amounts recognised in the balance sheet are as follows:

	2012 £000	2013 £000	2014 £000
Present value of funded obligations	14,004	15,572	16,950
Fair value of plan assets	(12,270)	(13,927)	(15,093)

Net liability	1,734	1,645	1,857

Note: the AVC investments are excluded from the assets and liabilities set out above.

The amounts recognised in the income statement are as follows:

	2012 £000	2013 £000	2014 £000
Current service cost (excluding employee contributions)*	158	162	179
Interest on obligation	694	702	704
Expected return on plan assets	(685)	(619)	(636)

Total expense recognised in income statement	167	245	247

*	Excludes insurance premiums for ACM Group life cover paid by the ACM Group via the pension scheme.

The ACM Group's accounting policy is to recognise actuarial gains and losses via the statement of comprehensive income in the year in which they occur.

	2012 £000	2013 £000	2014 £000
Actual return less expected return on plan assets	(890)	610	98
Experience gains/(losses) arising on plan liabilities	(189)	264	93
(Loss) arising from changes in assumptions underlying the present value of the plan liabilities	(652)	(1,003)	(615)

Net actuarial gain/(loss)	(1,731)	(129)	(424)

Changes in the present value of the defined benefit obligation are as follows:

	2012 £000	2013 £000	2014 £000
At 1 April	12,322	14,004	15,572
Service cost	158	162	179
Member contributions	76	67	65
Interest cost	694	702	704
Actuarial losses	841	739	522
Benefits paid	(87)	(102)	(92)

At 31 March	14,004	15,572	16,950

Changes in the fair value of plan assets are as follows:

	2012 £000	2013 £000	2014 £000
At 1 April	12,003	12,270	13,927
Expected return	685	619	636
Actuarial gains/(losses)	(890)	610	98
Contributions	559	530	524
Benefits paid	(87)	(102)	(92)

At 31 March	12,270	13,927	15,093

The employer expects to contribute £416,000 to the scheme in the year ending 31 March 2015.

Actual returns on scheme assets:

	2012 £000	2013 £000	2014 £000
Interest income on scheme assets	685	619	636
Remeasurement gain/(loss) on scheme assets	(890)	610	98

Actual return on scheme assets	(205)	1,229	734

The major categories of plan assets as a percentage of total plan assets are as follows:

	2012	2013	2014
UK equities	4%	6%	(2%)*
European (excluding UK) equities	1%	0%	5%
Japanese equities	0%	1%	1%
Pacific excluding Japanese equities	3%	3%	2%
North American equities	10%	16%	21%
Equity (other)	26%	22%	24%
Property	1%	0%	3%
Debt	28%	25%	16%
Cash	8%	8%	6%
Other	19%	19%	24%

*	Schroder's Diversified Growth Fund had a short position in UK Equities at 31 March 2014.

The fair value of the scheme assets, the present value of the scheme liabilities and the resulting net liabilities are:

	2010 £000	2011 £000	2012 £000	2013 £000	2014 £000
Total market value of assets	10,623	12,003	12,270	13,927	15,093
Present value of scheme liabilities	(12,712)	(12,322)	(14,004)	(15,572)	(16,950)

Deficit in the scheme	(2,089)	(319)	(1,734)	(1,645)	(1,857)
Related deferred tax asset	586	83	434	345	390

Net pension liability	(1,503)	(236)	(1,300)	(1,300)	(1,467)

Analysis of the amount recognised in the statement of comprehensive income:

	2010 £000	2011 £000	2012 £000	2013 £000	2014 £000
Actual return less expected return on plan assets	2,251	96	(890)	610	98
Experience gains/(losses) arising on plan liabilities	305	42	(189)	264	93
(Loss)/gain arising from changes in assumptions underlying the present value of the plan liabilities	(3,820)	1,199	(652)	(1,003)	(615)

Net actuarial (loss)/gain	(1,264)	1,337	(1,731)	(129)	(424)

History of experience gains and losses:

	2012 £000	2013 £000	2014 £000
Experience gains/(losses) on scheme assets	(890)	610	98
Experience gains/(losses) on scheme liabilities	(189)	264	93

Sensitivity Analysis

The table below gives an indication of the impact on the IAS 19 valuation as a result of changes to the principal assumptions:

Impact on the current liability £000
A decrease in the discount rate of 0.1%	(320)
An increase in inflation by 0.1%	(267)
A one year increase in life expectancy	(334)

20.	SHARE CAPITAL

Allotted, called up and fully paid

	Number	£000
Ordinary shares of 1 pence each
Shares in issue at 31 March 2012	19,550,639	196

Shares in issue at 31 March 2013	19,550,639	196

Shares in issue at 31 March 2014	19,550,639	196

ACM has no other form of share capital other than ordinary shares as shown in this note.

21.	ESOP RESERVE

The ESOP reserve in the ACM Group represents shares acquired by ACM Shipping Limited Employee Share Ownership Plan (ESOP) that are either still held by the ESOP or have been issued but have not yet fully vested. The shares are stated at cost to the ESOP. The number of shares held by the ESOP at 31 March 2014 was 440,466 (2013: 305,791; 2012: 270,791). The market value of these shares at 31 March 2014 was £969,000 (2013: £491,000; 2012: £341,000). At 31 March 2014 190,000 of these shares were held under option (2013: 200,000; 2012: 230,000). At 31 March 2014, 292,000 (2013: 545,000; 2012: 335,000) shares have been issued from the ESOP but have not yet fully vested.

22.	TREASURY RESERVE

The treasury reserve in the ACM Group represents shares acquired by treasury. The shares are stated at cost to the treasury and the number of shares held at 31 March 2014 was 80,189 (2013: 80,189; 2012: 80,189).

23.	SHARE-BASED PAYMENTS

The Enterprise Management Incentive (EMI) scheme, Sharesave scheme and Long Term Incentive Plan (LTIP) have been set up to provide executives and employees with options to purchase ordinary shares in ACM.

2012 Awards

Under the LTIP, 105,000 shares were awarded to employees during the year. The employees paid 1 pence per share for the LTIPs which vest between three and five years subject only to the employee remaining with the ACM Group. A further 100,000 shares, which vest in January 2014, were awarded to a director subject to him remaining with the ACM Group. All of these shares were issued from those held by the ESOP. In addition a further 150,000 LTIP were granted and to be awarded in the future.

190,000 options under the EMI scheme were granted during the year; shares in the ESOP have been allocated against these options. Under the EMI scheme there are no performance conditions attaching to the grants which vest between three years and five years subject only to the employee remaining with the ACM Group.

The number of share options outstanding was:

Calendar year of grant	Exercisable	Exercise price	At 31 March 2011 No.	Granted No.	Exercised No.	Lapsed No.	At 31 March 2012 No.
Sharesave scheme
2008	2013	160.0p	147,000	—	—	(10,500)	136,500
2011	2014	177.0p	55,508	—	—	(11,184)	44,324
2011	2016	177.0p	53,671	—	—	(13,765)	39,906
			256,179	—	—	(35,449)	220,730

EMI scheme
2007	2012–2017	205.5p	48,661	—	—	—	48,661
2008	2011–2018	233.5p	50,000	—	—	—	50,000
2008	2011–2018	150.0p	146,666	—	—	—	146,666
2010	2013–2020	188.0p	20,000	—	—	—	20,000
2010	2013–2020	183.0p	20,000	—	—	—	20,000
2011	2014–2021	212.5p	—	40,000	—	—	40,000
2011	2014–2021	1.0p	—	150,000	—	—	150,000
			285,327	190,000	—	—	475,327

LTIP
2010	2012	1.0p	63,172	—	(63,172)	—	—
2011	2013–2014	1.0p	—	150,000	—	—	150,000
Total			604,678	340,000	(63,172)	(35,449)	846,057

2013 Awards

Under the LTIP, 135,000 shares were awarded to employees during the year. The employees paid 1 pence per share for the LTIPs which vest between three and five years subject only to the employee remaining with the ACM Group. A further 35,000 shares, which vest in January 2014, were awarded to a Director subject to him remaining with the ACM Group. All of these shares were issued from those held by the ESOP. In addition a further 15,000 LTIP options were granted and to be awarded in the future.

240,000 options under the EMI scheme were granted during the year; shares in the ESOP have been allocated against these options.

The number of share options outstanding was:

Calendar year of grant	Exercisable	Exercise price	At 31 March 2012 No.	Granted No.	Exercised No.	Lapsed No.	At 31 March 2013 No.
Sharesave scheme
2008	2013	160.0p	136,500	—	—	(42,000)	94,500
2011	2014	177.0p	44,324	—	—	(8,131)	36,193
2011	2016	177.0p	39,906	—	—	(17,199)	22,707
			220,730	—	—	(67,330)	153,400

EMI scheme
2007	2012–2017	205.5p	48,661	—	—	—	48,661
2008	2011–2018	233.5p	50,000	—	—	—	50,000
2008	2011–2018	150.0p	146,666	—	—	—	146,666
2010	2013–2020	188.0p	20,000	—	—	—	20,000
2010	2013–2020	183.0p	20,000	—	—	(10,000)	10,000
2011	2014–2021	212.5p	40,000	—	—	(10,000)	30,000
2011	2014–2021	1.0p	150,000	—	—	(10,000)	140,000
2012	2015–2022	131.5p	—	30,000	—	—	30,000
2012	2015–2022	1.0p	—	210,000	—	—	210,000
			475,327	240,000	—	(30,000)	685,327

LTIP
2011	2013–2014	1.0p	150,000	—	(75,000)	—	75,000
2012	2013–2014	1.0p	—	15,000	—	—	15,000
Total			846,057	255,000	(75,000)	(97,330)	928,727

2014 Awards

Under the LTIP, 130,000 shares were awarded to employees during the year. The employees paid 1 pence per share for the LTIPs which vest between three and five years subject only to the employee remaining with the ACM Group.

301,217 options under the EMI scheme were granted during the year; shares in the ESOP have been allocated against these options. Under the EMI scheme there are no performance conditions attaching to the grants which vest between three years and five years subject only to the employee remaining with the ACM Group.

In addition there is a commitment to certain employees to grant a total of 315,000 share awards or options.

The number of share awards outstanding was:

Calendar year of grant	Exercisable	Exercise price	At 31 March 2013 No.	Granted No.	Exercised No.	Lapsed No.	At 31 March 2014 No.
Sharesave scheme
2008	2013	160.0p	94,500	—	(31,500)	(63,000)	—
2011	2014	177.0p	36,193	—	(13,825)	(7,118)	15,250
2011	2016	177.0p	22,707	—	—	(5,161)	17,546
			153,400	—	(45,325)	(75,279)	32,796

EMI scheme
2007	2010–2017	205.5p	48,661	—	—	—	48,661
2008	2011–2018	233.5p	50,000	—	—	—	50,000
2008	2011–2018	150.0p	146,666	—	—	—	146,666
2010	2013–2020	188.0p	20,000	—	—	—	20,000
2010	2013–2020	183.0p	10,000	—	—	—	10,000
2011	2014–2021	212.5p	30,000	—	—	—	30,000
2011	2014–2021	1.0p	140,000	—	—	(10,000)	130,000
2012	2015–2022	131.5p	30,000	—	—	—	30,000
2012	2015–2022	1.0p	210,000	—	—	—	210,000
2013	2016–2023	1.0p	—	281,217	—	(5,000)	276,217
2014	2016–2023	1.0p	—	20,000	—	—	20,000
			685,327	301,217	—	(15,000)	971,544

LTIP
2011	2013–2014	1.0p	75,000	—	(75,000)	—	—
2012	2013–2014	1.0p	15,000	—	(15,000)	—	—
2014	2017–2019	1.0p	—	20,000	—	—	20,000
Total			928,727	321,217	(135,325)	(90,279)	1,024,340

The share awards outstanding may be satisfied by issues from the ESOP or granted as new shares. As at 31 March 2014 190,000 (2013: 200,000; 2012 : 230,000) of the shares held in the ESOP had been allocated against awards outstanding.

The number of share awards which had been granted and issued but not fully vested was:

Calendar year of issue	Fully vested	Exercise price	At 31 March 2011 No.	Granted No.	Fully vested No.	Lapsed No.	At 31 March 2012 No.
LTIP
2008	2011–2013	1.0p	360,000	—	(180,000)	—	180,000
2009	2012–2014	1.0p	50,000	—	—	—	50,000
2010	2013–2015	1.0p	130,000	—	—	—	130,000
2011	2013–2016	1.0p	—	205,000	—	—	205,000
Total			540,000	205,000	(180,000)	—	565,000

Calendar year of issue	Fully vested	Exercise price	At 31 March 2012 No.	Granted No.	Fully vested No.	Lapsed No.	At 31 March 2013 No.
LTIP
2008	2011–2013	1.0p	180,000	—	(90,000)	—	90,000
2009	2012–2014	1.0p	50,000	—	(25,000)	—	25,000
2010	2013–2015	1.0p	130,000	—	—	(20,000)	110,000
2011	2013–2016	1.0p	205,000	—	—	(15,000)	190,000
2012	2014–2017	1.0p	—	155,000	—	—	155,000
2013	2014	1.0p	—	90,000	—	—	90,000
2014
Total			565,000	245,000	(115,000)	(35,000)	660,000

Calendar year of issue	Fully vested	Exercise price	At 31 March 2013 No.	Granted No.	Fully vested No.	Lapsed No.	At 31 March 2014 No.
LTIP
2008	2011–2013	1.0p	90,000	—	(90,000)	—	—
2009	2012–2014	1.0p	25,000	—	(12,500)	—	12,500
2010	2013–2015	1.0p	110,000	—	(55,000)	—	55,000
2011	2013–2016	1.0p	190,000	—	(100,000)	—	90,000
2012	2014–2017	1.0p	155,000	—	(20,000)	—	135,000
2013	2014	1.0p	90,000	—	(90,000)	—	—
2013	2016–2018	1.0p	—	60,000	—	—	60,000
2014	2015–2019	1.0p	—	160,000	—	—	160,000
Total			660,000	220,000	(367,500)	—	512,500

The share awards issued have been satisfied by a mixture of issues from the ESOP and new shares.

Share-based payment expense

The total charge in the consolidated income statement for the year ended 31 March 2014 with regard to these awards is £536,000 (2013: £537,000; 2012: £417,000).

The fair values of the LTIPs are inherently valued at the share price at the date of grant less 1 pence per share.

The fair values of the Sharesave scheme and EMI options granted were determined using the Binomial option pricing model and the Black Scholes model. Assumptions used in the application of the option pricing models were:

•	Risk-free interest rate – in the range 2.93% to 5.11% for the different grants

•	Dividend yield – 3%

•	Volatility – 30%

•	Life of options – three to five and a half years

•	Fair values range – from 36.6 pence to 64.5 pence for those issued at market value and 151 pence for those issued at nominal value

Expected volatility was estimated by reference to historical share price movements in both the ACM Group and comparable quoted companies.

24.	DIVIDENDS

The amounts recognised as distributions to equity holders in the period:

	2012 £000	2013 £000	2014 £000
Final dividend	1,331	1,341	1,345
Interim dividend	605	604	597
	1,936	1,945	1,942

25.	CONTINGENCIES

There is a cross guarantee to bankers for an unlimited amount between ACM Shipping Group plc and its subsidiary company, ACM Shipping Limited.

26.	LEASING AGREEMENTS

At the balance sheet date, ACM Shipping Group plc. had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	2012 £000	2013 £000	2014 £000
Operating leases which expire
Less than one year	—	111	114
Between one and five years	2,181	1,652	1,433

The lease arrangements above consist of those relating to land and buildings and office equipment.

27.	NOTES TO THE CASH FLOW STATEMENTS

Analysis of changes in cash balances

	At 01.04.11 £000	Cash flows £000	At 31.03.12 £000	Cash flows £000	At 31.03.13 £000	Cash flows £000	At 31.03.14 £000
Cash and cash equivalents	4,955	(1,863)	3,092	1,233	4,325	309	4,634

28.	FINANCIAL INSTRUMENTS AND RISK

The ACM Group's financial risk management policies are designed to reduce the risk of currency, liquidity and credit risk exposure.

The ACM Group's financial instruments comprise cash at bank and other items including trade receivables and trade payables that arise directly from its operations.

The ACM Group has no assets or liabilities other than forward foreign exchange contracts that fall to be classed as derivatives. The ACM Group does not engage in instruments of a speculative nature.

(a) Currency risk

The ACM Group derives most of its revenue in US dollars and hence it is exposed to currency risk arising from fluctuations in exchange rates. So as to mitigate this risk the ACM Group places forward contracts for the sale of US dollars at fixed rates. The purpose of such transactions is to manage the currency risk arising from the ACM Group's operations. At year ended 31 March 2014 the ACM Group had contracts outstanding to sell US$6.8 million (2013: US$8.0 millions; 2012: US$7.5 million) and to receive sterling. These contracts all had a maturity date of less than one year and were contracted at rates ranging from $1.59 to $1.67 to £1. The average rate of the forward contracts was $1.64 to £1.

At each balance sheet date, the contracts are restated to their fair value, based on currency contracts with similar maturity profiles. At 31 March 2014 the fair value of these contracts was an asset of £71,000 (2013: liability of £201,000; 2012: an asset of £96,000). All other financial assets are classified as loans and receivables. All financial liabilities are held at amortised cost.

The rate on the balance sheet date was $1.67 to £1 (2013: $1.51; 2012: $1.60). The average rate for the year was $1.59 to £1 (2013: $1.58; 2012: $1.60).

As at 31 March 2013 all cash and cash equivalents were held in sterling except for bank accounts totalling US$4.5 million (2013: US$3.2 million; 2012: US$2.7 million). There is no difference between the book values and fair values of financial assets and liabilities.

The effect on profit before taxation of a 10% weakening in the average US dollar exchange rate in the year compared to the effective rates for the year ended 31 March 2014 is approximately £0.9 million adverse (2013: £0.9 million; 2012: £1.1 million). This effect is before hedging and with all other variables being equal. A 10% strengthening in the average US dollar is approximately £0.9 million favourable (2013: 0.9 million; 2012: £1.1 million). The effect on equity is similar to that on profit before taxation.

(b) Liquidity risk

The ACM Group finances itself through retained earnings. The ACM Group is fundamentally cash generative and manages its liquid resources so as to obtain the best available rates of return on cash investments, whilst retaining access to those resources.

An analysis of cash and cash equivalents is given in note 27. The ACM Group does not currently have any borrowings.

(c) Credit risk

There are no significant concentrations of credit risk within the ACM Group. The maximum credit risk exposure relating to financial assets is represented by the carrying value of receivables as at the balance sheet date. Receivable balances are monitored on an ongoing basis and a bad debt provision is held to cover doubtful debts. The ACM Group has not historically suffered from significant bad debts.

(d) Interest rate risk

The ACM Group has exposure to interest rates on its cash and short-term deposits.

29.	RELATED PARTY DISCLOSURES

The ACM Group did not enter into any related party transactions.

30.	EARNINGS/(LOSS) PER SHARE

EPS is calculated by dividing the profit or loss attributable to equity shareholders by the weighted average number of shares in issue in the year.

	2012 £000	2013 £000	2014 £000
Earnings
Profit/(loss) for the year	(4,724)	(1,766)	2,223
Adjustment for amortisation of intangibles	347	280	259
Adjustment for impairment of intangibles	7,772	3,697	—
Adjustment for taxation impact of amortisation and impairment of intangibles	(203)	(97)	(67)
Adjustment for write-off of deferred tax asset	—	—	367

Earnings for adjusted EPS	3,192	2,114	2,782

	2012 Number	2013 Number	2014 Number
Number of shares
Weighted average number of shares	19,061,341	19,210,644	19,147,456
Dilutive effect of share plans	37,525	174,217	369,995

Diluted weighted average number of shares	19,098,866	19,294,861	19,517,451

The weighted average number of shares excludes those held by the ACM ESOP and those held in treasury.

	2012 Pence	2013 Pence	2014 Pence
EPS
Basic	(24.8)	(9.2)	11.6
Diluted	(24.7)	(9.2)	11.4
Adjusted	16.7	11.1	14.5
Adjusted diluted	16.7	11.0	14.3

PART 14B

ACCOUNTANT'S REPORT ON THE HISTORICAL FINANCIAL INFORMATION OF THE ACM
GROUP FOR THE THREE YEARS ENDED 31 MARCH 2014

The following is the full text of a report on ACM Shipping Group plc from Baker Tilly Corporate Finance LLP, the Reporting Accountants, to the Directors of Braemar Shipping Services Plc

25 Farringdon Street
London
EC4A 4AB
Tel: +44 (0)20 3201 8000
Fax: +44 (0)20 3201 8001
DX: 1040 London/Chancery Lane
www.bakertilly.co.uk

The Directors	12 June 2014
Braemar Shipping Services Plc
35 Cosway Street
London,
NW1 5BT

Dear Sirs,

ACM Shipping Group plc

We report on the financial information on ACM Shipping Group plc set out in Part 14A of the Prospectus dated 12 June 2014 ("Prospectus") of Braemar Shipping Services Plc. This financial information has been prepared for inclusion in the Prospectus on the basis of the accounting policies set out at Note 2 to the financial information. This report is required by paragraph 20.1 of Annex I of Appendix 3.1.1 of the Prospectus Rules and by LR 13.5.21R of the Listing Rules, and is given for the purpose of complying with that paragraph and for no other purpose.

Save for any responsibility arising under paragraph 20.1 of Annex I of Appendix 3.1.1 of the Prospectus Rules to any person as and to the extent there provided, to the fullest extent permitted by law, we do not accept or assume responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with paragraph 20.1 of Annex I of Appendix 3.1.1 of the Prospectus Rules and by LR 13.5.21R of the Listing Rules, or consenting to its inclusion in the Prospectus.

Responsibilities

The directors of Braemar Shipping Services Plc are responsible for preparing the financial information in accordance with International Financial Reporting Standards as adopted by the European Union.

It is our responsibility to form an opinion on the financial information and to report our opinion to you.

Basis of opinion

We conducted our work in accordance with Standards for Investment Reporting issued by the Financial Reporting Council in the United Kingdom. Our work included an assessment of evidence relevant to the amounts and disclosures in the financial information. It also included an assessment of significant estimates and judgments made by those responsible for the preparation of the financial information and whether the accounting policies are appropriate to the entity's circumstances, consistently applied and adequately disclosed.

We planned and performed our work so as to obtain all the information and explanations we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial information is free from material misstatement whether caused by fraud or other irregularity or error.

Opinion

In our opinion, and in accordance with LR 13.5.22R, the financial information gives, for the purposes of the Prospectus, a true and fair view of the state of affairs of ACM Shipping Group plc as at the dates stated and of its results, cash flows and changes in equity for the periods then ended in accordance with International Financial Reporting Standards as adopted by the European Union.

Declaration

For the purposes of Prospectus Rule 5.5.3R(2)(f) we are responsible for this report as part of the Prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with paragraph 1.2 of Annex I of Appendix 3.1.1 of the Prospectus Rules and paragraph 1.2 of Annex III of Appendix 3.1.1 of the Prospectus Rules.

Yours faithfully

Baker Tilly Corporate Finance LLP

Regulated by the Institute of Chartered Accountants in England and Wales

Baker Tilly Corporate Finance LLP is a limited liability partnership registered in England and Wales, registered no. OC325347. A list of the names of members is open to inspection at the registered office 25 Farringdon Street London EC4A 4AB.

PART 15

UNAUDITED PRO FORMA STATEMENT OF NET ASSETS AND UNAUDITED PRO FORMA INCOME STATEMENT OF THE ENLARGED GROUP

Part A Accountant's report on the unaudited proforma statement of net assets of the Enlarged Group

KPMG LLP
15 Canada Square
London E14 5GL
United Kingdom

12 June 2014

The Directors
Braemar Shipping Services Plc
35 Cosway Street
London
NW1 5BT

Westhouse Securities Limited
20th Floor,
110 Bishopsgate,
London,
EC2N 4AY

Dear Sirs

Braemar Shipping Services Plc ("Braemar")

Pro forma financial information

We report on the pro forma financial information (the 'Pro forma financial information') set out in Part 15 of the combined prospectus and Class 1 circular dated 12 June 2014, which has been prepared on the basis described in the notes set out in Part B, for illustrative purposes only, to provide information about how the transaction might have affected the financial information presented on the basis of the accounting policies adopted by Braemar in preparing the financial statements for the period ended 28 February 2014. This report is required by paragraph 13.3.3R of the Listing Rules of the Financial Conduct Authority and paragraph 20.2 of Annex 1 of the Prospectus Directive Regulation and is given for the purpose of complying with that paragraph and for no other purpose.

Responsibilities

It is the responsibility of the directors of Braemar to prepare the Pro forma financial information in accordance with paragraph 13.3.3R of the Listing Rules of the Financial Conduct Authority and paragraph 20.2 of Annex I of the Prospectus Directive Regulation. It is our responsibility to form an opinion, as required by paragraph 7 of Annex II of the Prospectus Directive Regulation, as to the proper compilation of the Pro forma financial information and to report that opinion to you.

In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the Pro forma financial information, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the dates of their issue.

Save for any responsibility arising under Prospectus Rule 5.5.3R (2)(f) to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Listing Rule 13.4.1R(6) and paragraph 23.1 of Annex I of the Prospectus Directive Regulation, consenting to its inclusion in the combined prospectus and Class 1 circular.

Basis of opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the Pro forma financial information with the directors of Braemar.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Pro forma financial information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of Braemar.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion:

•	the Pro forma financial information has been properly compiled on the basis stated; and

•	such basis is consistent with the accounting policies of Braemar Shipping Services plc.

Declaration

For the purposes of Prospectus Rule 5.5.3R (2)(f) we are responsible for this report as part of the prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the prospectus in compliance with paragraph 1.2 of Annex I of the Prospectus Directive Regulation.

Yours faithfully

KPMG LLP

Part B – Unaudited pro forma financial information on the Enlarged Group

The unaudited pro forma statement of net assets set out below has been prepared for illustrative purposes only to show the effects of the Merger, proposed issue and admission of 8,323,916 New Ordinary Shares in connection with the Merger, on the net assets of the Company as if they had become effective on 28 February 2014.

The unaudited pro forma income statement set out below, has been prepared for illustrative purposes only to illustrate the effect of the Merger, proposed issue and admission of 8,323,916 New Ordinary Shares in connection with the Merger on the income statement of the Company for the year ended 28 February 2014 as if they had taken place at the beginning of that financial year.

Because of their nature, the unaudited pro forma statements address a hypothetical situation and do not, therefore represent the Enlarged Group's actual financial position or results. They may not, therefore, give a true picture of the Enlarged Group's financial position or results nor are they indicative of the results that may, or may not, be expected to be achieved in the future.

Unaudited pro forma statement of net assets of the Enlarged Group as at 28 February 2014

		Adjustments
	Braemar as at 28 Feb 2014 £m	ACM as at 31 Mar 2014 £m	Acquisition accounting adjustments £m	Pro forma as at 28 Feb 2014 £m
	(Note 2)	(Note 3)	(Notes 4–6)
ASSETS
Non-current assets
Goodwill	30.1	2.2	47.7	80.0
Intangible assets	1.4	1.0	—	2.4
Property, plant and equipment	5.9	0.7	—	6.6
Investments	1.7	1.1	—	2.8
Deferred tax assets	1.7	0.7	—	2.4
Other long-term receivables	0.2	—	—	0.2
	41.0	5.7	47.7	94.4

Current assets
Trade and other receivables	47.4	6.0	—	53.4
Assets held for sale	0.6	—	—	0.6
Cash and cash equivalents	13.7	4.6	(6.3)	12.0
	61.7	10.6	(6.3)	66.0
TOTAL ASSETS	102.7	16.3	41.4	160.4

LIABILITIES
Current liabilities
Borrowings	—	—	(3.2)	(3.2)
Trade and other payables	(32.9)	(6.4)	—	(39.3)
Current tax payable	(2.1)	(0.4)	—	(2.5)
Provisions	(0.4)	—	—	(0.4)
Liabilities associated with assets held for sale	(1.1)	—	—	(1.1)
	(36.5)	(6.8)	(3.2)	(46.5)

Non-current liabilities
Borrowings	—	—	(3.7)	(3.7)
Deferred tax liabilities	(0.5)	(0.4)	—	(0.9)
Pension liability	—	(1.8)	—	(1.8)
Provisions	(0.4)	—	—	(0.4)
	(0.9)	(2.2)	(3.7)	(6.8)
TOTAL LIABILITIES	(37.4)	(9.0)	(6.9)	(53.3)

NET ASSETS	65.3	7.3	34.5	107.1

Notes:
1	The pro forma statement of net assets has been prepared in a manner consistent with the accounting policies adopted by the Company in the year ended 28 February 2014.
2
Financial information in respect of the Company has been extracted without material adjustment from the audited results of the Company for the financial year ended 28 February 2014. No account has been taken of the performance of Braemar since 28 February 2014.

3
The financial information in respect of ACM has been extracted without material adjustment from the audited financial statements of ACM for the year ended 31 March 2014, which are set out in Part 14A. No account has been taken of the performance of ACM since 31 March 2014.

4
For the purpose of the pro forma statement of net assets, the difference between the consideration payable, consisting of 8,323,916 New Ordinary Shares of 10 pence each issued by Braemar to ACM Shareholders, together with cash consideration of £10.4m and the net assets of ACM is shown as goodwill within non-current assets.

£m
Purchase consideration – New Ordinary Shares	44.6
Purchase consideration – Cash	10.4
Net assets of ACM as at 31 March 2014	(7.3)

Goodwill	47.7

The calculation of consideration is based on the Closing Price of Braemar's ordinary shares of 535.75 pence on 19 May 2014.

5	The aggregate of fees and expenses of £2.8m, of which £0.1m represents the arrangement fees in relation to the new borrowing facilities, are expected to be incurred in connection with the transaction.
6
The cash consideration of £10.4m and the aggregate of expected fees and expenses of £2.8m are to be financed through a combination of existing cash and new borrowing facilities. The new borrowing facilities comprise a £5m term loan, to be amortised over 3 years, and a £10m rolling credit facility. The rolling credit facility replaces the current £10m overdraft facility.

7
The transaction has been accounted for as an acquisition in accordance with IFRS 3 Business Combinations. The pro forma net assets statement does not give effect to fair value adjustments to net assets arising from the purchase price. The fair value adjustments, when finalised post acquisition, may be material.

Unaudited pro forma income statement of the Enlarged Group as at 28 February 2014

		Adjustments
	Braemar Year ended 28 Feb 2014 £m	ACM Year ended 31 Mar 2014 £m	Acquisition accounting adjustments £m	Pro forma Year ended 28 Feb 2014 £m
	(Note 2)	(Note 3)	(Notes 4–6)
Revenue	125.5	27.9	—	153.4
Operating Costs	(116.6)	(24.7)	(1.6)	(142.9)
Non-recurring Expenses	—	—	(2.7)	(2.7)

Operating Profit	8.9	3.2	(4.3)	7.8
Finance Income	0.3	0.0	—	0.3
Finance Costs	(0.1)	—	(0.4)	(0.5)
Share of Profits from Joint Ventures	(0.1)	—	—	(0.1)

Profit before Taxation	9.0	3.2	(4.7)	7.5
Taxation	(2.3)	(1.0)	0.4	(2.9)

Profit for the Year	6.7	2.2	(4.3)	4.6

Notes:
1	The pro forma income statement has been prepared in a manner consistent with the accounting policies adopted by the Company in the year ended 28 February 2014.
2
Financial information in respect of the Company has been extracted without material adjustment from the audited results of the Company for the financial year ended 28 February 2014. No account has been taken of the trading performance of Braemar since 28 February 2014.

3
The financial information in respect of ACM has been extracted without material adjustment from the audited financial statements of ACM for the year ended 31 March 2014, which are set out in Part 14A. No account has been taken of the trading performance of ACM since 31 March 2014.

4
The increase in operating costs reflects the income statement impact of retention bonuses awarded to staff of £7.4m on completion of the Merger, vesting over three to five years. These costs will have a continuing impact on the income statement of the issuer.

5	The aggregate fees and expenses of £2.7 million are expected to be incurred in connection with the transaction. These costs will not have a continuing impact on the income statement of the issuer.
6
The increase in finance costs represents incremental interest payable on amounts borrowed for the purpose of funding the transaction of £0.3m, which will have a continuing impact on the income statement of the issuer, and the arrangement fees in relation to the new borrowing facilities of £0.1m, which will not have a continuing impact on the income statement of the issuer.

7
The transaction has been accounted for as an acquisition in accordance with IFRS 3 Business Combinations. The pro forma income statement does not give effect to amortisation of fair value adjustments to net assets arising from the purchase price. The amortisation adjustments, when finalised post acquisition, may be material.

8	This pro forma does not reflect any synergies which may arise as a result of the transaction.

PART 16

PRINCIPAL PROVISIONS OF THE BRAEMAR RESTRICTED SHARE PLAN

The following is a summary of the principal provisions of the Braemar Restricted Share Plan:

1.	Administration

The Braemar Restricted Share Plan will be administered by the Company's Remuneration Committee (the "Committee").

2.	Eligibility

All employees of any company within the Braemar Group (the "Group"), excluding executive directors of the Company are eligible to participate in the Braemar Restricted Share Plan.

3.	Form of entitlements

3.1	Under the terms of the Braemar Restricted Share Plan, share options ("Options") may be granted to eligible employees ("Participants") in the absolute discretion of the Committee.

3.2	Options will entitle the Participant to acquire Ordinary Shares in the Company for nil consideration.

4.	Grant of Options

4.1	Exercise of Options will not be subject to the satisfaction of performance conditions.

4.2	No payment will be required for the grant of an Option. Options are not transferable (other than on the death of the Participant).

4.3
When granting an Option the Committee may commit the Company to satisfying the Option either by the allotment and issue of new Ordinary Shares, by the transfer of treasury shares or by procuring a transfer of Ordinary Shares which are already in issue.

5.	Timing of grant

5.1
Options will initially be granted in a single tranche shortly after the Merger takes effect and there will be a second tranche on, or shortly after, the first anniversary of the Merger taking effect. Options may also be granted immediately after the Merger to certain ACM employees to whom awards have been promised, but not granted, under the ACM LTIP. It is intended that other Options may be granted under the Plan, but only where the Committee considers that it is necessary to do so to secure the recruitment of a particular individual from outside the Group. It is proposed that the initial and second tranches of Options be over shares with an aggregate value of approximately £7.38m1 and £1.25m1 respectively.

5.2
Options may normally only be granted within the period of 42 days following adoption of the Braemar Restricted Share Plan (being the initial tranche of options) or following the first anniversary of the Merger (being the second tranche of options) and within the period of 42 days following the date of the announcement of the Company's annual or half-yearly results. Options will only be granted outside of these periods if the Committee, in its absolute discretion, considers the circumstances sufficiently exceptional to justify the grant of Options at that time.

6.	Overall limit

6.1
No Option may be granted under the Braemar Restricted Share Plan if it would cause the aggregate number of Ordinary Shares that are capable of being issued (or transferred out of treasury) pursuant to Options granted under the Braemar Restricted Share Plan, when aggregated with the number of Ordinary Shares issued or issuable (or transferred or transferable out of treasury) pursuant to rights to subscribe for Ordinary Shares granted during the preceding ten years under the Braemar Restricted Share Plan or any other employee share scheme established by any company while it is in the Group, to exceed 10 per cent., of the Company's issued ordinary share capital at the proposed date of grant.

6.2
Ordinary Shares subject to the rights described above granted under the Braemar Restricted Share Plan or any other employee share scheme established by any company in the Group that have lapsed or been surrendered are excluded when calculating the overall limit. Options which may only be satisfied by a transfer of existing Ordinary Shares are not subject to, and do not count towards, the percentage limit stated above.

___________________
1	As at 10 June 2014 (being the latest practicable date prior to publication of this document).

7.	Vesting, exercisability and lapse of Options

7.1
The initial tranche of Options will vest (and become exercisable) in all but one special case, as to 50 per cent. of the shares to which they relate on the third anniversary of the Merger, and as to a further 25 per cent. of such shares on the fourth and fifth such anniversaries, provided that the relevant participant is employed within the Braemar Group (and not under notice) on such anniversary (subject to what is said under "Cessation of employment" below). The second tranche of Options will have the same vesting profile but exactly one year later. Other vesting profiles may apply where Options are granted subsequently in particular recruitment situations. Once vested, an Option will remain exercisable until the tenth such anniversary (again subject to the below). Vesting may be accelerated in certain circumstances, as referred to below. There are no other conditions (as to performance or otherwise) on the exercise of Options.

Cessation of employment

7.2
In the event of cessation of employment by reason of (a) death, (b) illness, injury or disability (in each case, certified to the reasonable satisfaction of the Committee), (c) the company by which, or the business in which, the participant is employed being sold out of the Braemar Group, (d) redundancy within the meaning of the Employment Rights Act 1996 or (e) the relevant company terminating the employment in circumstances where the Committee (acting fairly and reasonably) considers that this treatment should apply, an Option may be exercised pro rata to the extent that the relevant vesting period has expired at the date of such cessation (or, where notice is given to terminate the employment, by or to the participant, at the date of such notice), for a period of six months (twelve months in the case of death) following such cessation and will thereafter lapse. The Option shall lapse immediately on the date of such cessation to the extent it is not exercisable in accordance with the above.

7.3
In the event of cessation of employment for any other reason, other than in circumstances which would justify the summary dismissal of the participant, the Option may be exercised to the extent that it has vested at the date of such cessation (or, where notice is given to terminate the employment, by or to the participant, at the date of such notice), for a period of six months following such cessation and will thereafter lapse. The Option shall lapse immediately on the date of such cessation to the extent it is not vested on that date.

7.4
In the event of cessation of employment in circumstances which would justify the summary dismissal of the participant, the Option (even to the extent vested) will lapse immediately on such cessation (or, if earlier, on the date notice to terminate the employment is given either to or by the participant).

Change of control

7.5
If Braemar is subject to a takeover (or similar corporate event), then an Option may be exercised pro rata to the extent that the relevant vesting period has expired at the date of such takeover (but with the Remuneration Committee given the discretion to allow exercise to a greater extent if it thinks fit). The period for such exercise will vary according to the mechanism of the relevant corporate event. The Option shall lapse immediately on the date of such takeover to the extent it is not exercisable in accordance with the above.

8.	Rights attaching to Ordinary Shares

Ordinary Shares issued or transferred on the exercise of an Option will be identical to and rank equally with all other Ordinary Shares for the time being in issue (except for rights attaching to such shares by reference to a record date prior to the date on which the Ordinary Shares were issued or transferred).

9.	Dividend equivalents

From the date of grant of an Option to its exercise (or lapse), if Braemar pays or declares a dividend per share on its Ordinary Shares (other than the Braemar Final Dividend), then it will pay (in the next available payroll) to each participant an amount equal to such dividend in respect of each share over which the relevant Option is outstanding (irrespective of the extent to which such Option has vested). Such payments will effectively be made by way of bonus and will be paid through the relevant payroll (subject to income tax and social security taxes in the normal way). In the case of Options other than in the initial and second tranches, the Committee has the discretion instead to defer the payment of such dividend equivalent until such time as the relevant Option is exercised.

10.	Variation of capital

In the event of certain variations of share capital, the Committee may make such adjustments as it considers appropriate, fair and reasonable to the number of Ordinary Shares comprised in existing Options and the description of such Ordinary Shares.

11.	Alterations to the Braemar Restricted Share Plan

11.1
Any alteration or addition which would materially disadvantage a Participant must either be approved by the Participant in writing or approved in advance by a resolution of not less than 75 per cent. of disadvantaged Participants.

11.2
Amendments to certain important rules (including those relating to (a) eligibility to participate, (b) the overall limit on the number of Ordinary Shares subject to the Braemar Restricted Share Plan, (c) the individual limit on participation in the Braemar Restricted Share Plan and eligibility to participate in the Braemar Restricted Share Plan, (d) the basis for determining an individual's entitlement to, and the terms of, Ordinary Shares and (e) adjustments to be made in the event of a variation of share capital) to the advantage of Participants may only be made with the sanction of the shareholders of the Company in general meeting.

11.3
The requirement to obtain the approval of shareholders will not apply to minor amendments to benefit the administration of the Braemar Restricted Share Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, future Participants or any company in the Group.

12.	Termination

The Braemar Restricted Share Plan will terminate ten years after the date of adoption of the Braemar Restricted Share Plan by the Board or earlier if the Committee so determines.

13.	Pensionable benefits

Benefits provided under the Braemar Restricted Share Plan will not be pensionable.

PART 17

ADDITIONAL INFORMATION

1.	RESPONSIBILITIES

Braemar and each of the Directors and the Proposed Directors, whose names are set out on page 20 of this document, accept responsibility for the information contained in this document. To the best of the knowledge and belief of Braemar, the Directors and the Proposed Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	INFORMATION ABOUT BRAEMAR

2.1	Braemar was incorporated in England and Wales on 11 August 1988 under the Companies Act 1985 with registered number 02286034.

2.2	The principal activities of the Braemar Group are the provision of broking, consultancy, technical logistics and other services to the shipping, marine, and energy industries.

2.3
Braemar is domiciled in the United Kingdom. The principal legislation under which Braemar operates and under which Ordinary Shares have been created is the Companies Act. Braemar does not have restricted objects and purposes in its memorandum and articles of association.

2.4	Braemar's registered office and principal place of business is at 35 Cosway Street, London, NW1 5BT.

2.5	Braemar's website address is www.braemarplc.com. Braemar's telephone number is +44 (0) 20 7535 2650.

3.	SHARE CAPITAL OF BRAEMAR

3.1
As at 10 June 2014 (being the latest practicable date prior to publication of this document), the issued share capital of Braemar is as shown below. The issued share capital of Braemar: (a) as at the beginning and end of the financial year ended 28 February 2014; and (b) as it is expected to be immediately following the Merger and the Proposals is also shown:

	Ordinary Shares
	£			Number
As at 1 March 2013		2.165	m	21,652,157
As at 28 February 2014		2.167	m	21,671,409
At present		2.168	m	21,681,156
Following the Merger		3.001	m	30,005,072

3.2	The nominal value of the Ordinary Shares is ten pence each and all Ordinary Shares in issue are fully paid.

3.3	As at 10 June 2014 (being the latest practicable date prior to publication of this document), Braemar holds no Ordinary Shares as treasury shares.

3.4
There are no Ordinary Shares held by or on behalf of Braemar itself or by any of the subsidiaries of Braemar, however the trustees of the Seascope Shipping Holdings Limited ESOP hold Shares for the benefit of the employees of the Braemar Group.

3.5	Braemar has not issued any convertible securities, exchangeable securities or securities with warrants.

3.6	Except pursuant to the Merger and the Braemar Share Schemes, there are no acquisition rights or obligations over unissued share capital or undertakings to increase the capital of Braemar.

3.7	Except pursuant to the Braemar Share Schemes, none of the capital of Braemar itself or any of the subsidiaries of Braemar is under option or agreed to be put under option.

3.8	Since 28 February 2011, the following changes in the issued share capital of Braemar have occurred:

3.8.1
During the year ended 29 February 2012, 5,000 Ordinary Shares were issued by Braemar at 245.0 pence per share as part of the Seascope Shipping Holdings 1997 Executive Share Option Scheme, 446,335 Ordinary Shares were issued at 196.4 pence per share and 28 Ordinary Shares were issued at 353.2 pence per share as part of the Sharesave Scheme (as defined in paragraph 4.1 of this Part 17);

3.8.2
During the year ended 29 February 2013, 2,000 Ordinary Shares were issued by Braemar at 245.0 pence per share as part of the Seascope Shipping Holdings 1997 Executive Share Option Scheme, 26,389 Ordinary Shares were issued at 196.4 pence per share, 21,195 Ordinary Shares were issued at 353.2 pence per share and 2,711 Ordinary Shares were issued at 271.0 pence per share as part of the Sharesave Scheme; and

3.8.3
During the year ended 28 February 2014, 3,594 Ordinary Shares were issued at 353.2 pence per share, 9,774 shares were issued at 426.4 pence per share and 5,884 shares were issued at 271.0 pence per share as part of the Sharesave Scheme.

3.9	The Ordinary Shares are in certificated and registered form with ISIN GB0000600931.

3.10
Subject to the Merger becoming Effective, up to 8,323,916 New Ordinary Shares will be issued. This will result in Braemar's issued share capital increasing by approximately 38 per cent. If the Merger becomes Effective, Shareholders will suffer an immediate dilution as a result of the Merger of approximately 28 per cent. following which they will hold approximately 72 per cent. of the Enlarged Share Capital.

4.	BRAEMAR SHARE SCHEMES

4.1	Braemar Seascope Group Plc 2003 Savings-Related Share Option Scheme (the "Sharesave Scheme")

4.1.1	History

The Sharesave Scheme was introduced in 2003, and accordingly terminated in accordance with its terms in 2013, with the result that no further options may be granted under it. However, there remain options outstanding under the Sharesave Scheme and accordingly a brief summary of its key terms as applying to those options is set out below. Options granted under the Sharesave Scheme are subject to favourable tax treatment. The adoption of a replacement for the Sharesave Scheme, on similar terms, will be proposed at the Braemar Annual General Meeting. The principal terms of the replacement scheme are set out below at paragraph 4.6 of this Part 17.

4.1.2	Administration

The Directors are responsible for administering the Sharesave Scheme.

4.1.3	Eligibility

Employees and full-time Directors of the Braemar Group were entitled to participate if they were within the pay as you earn ("PAYE") system and had completed a minimum period of six months continuous service for as determined by the Directors. Other employees and Directors were allowed to participate at the Directors' discretion.

4.1.4	Exercise price

The exercise price per Ordinary Share was determined by the Directors but must be no less than 80 per cent. of its market value at the date of invitation (or its nominal value, if higher).

4.1.5	Applications and savings contracts

(a)
To participate, an eligible employee must complete and return an application form within a period determined by the Directors of between 14 and 20 days. Eligible employees must also take out either a three year or a five year save as you earn contract, saving between £5 and £500 per month (or such other amounts as are determined by the Directors and permitted by law).

(b)	Such a contract entitles the participant, on the completion of his savings contract, to receive a full repayment of his contributions plus a bonus sum.

4.1.6	Grant of options

The Directors granted to participants options to acquire Ordinary Shares in the Company the aggregate exercise price for which is, as near as possible, equal to the anticipated savings repayment plus the relevant bonus. Options are non-transferable.

4.1.7	Scheme limits

The number of Ordinary Shares issuable pursuant to options granted under the Sharesave Scheme, when aggregated with the number of Ordinary Shares issued or issuable pursuant rights granted under all Braemar Group employees' share schemes within the previous period of ten years, may not exceed 10 per cent. of the Company's issued ordinary share capital at the date of grant.

4.1.8	Exercise and lapse of options

(a)	General Position

An option is normally exercisable within six months following the relevant bonus date.

(b)	Special Circumstances

Options may be exercised before the relevant bonus date in special circumstances such as a takeover and where a participant ceases to be employed within the Braemar Group more than three years after the date of grant or in particular situations such as redundancy. Where an option is exercised before the bonus date, the number of shares which may be acquired is restricted according to the amount accrued under the savings contract up to the date of exercise.

(c)	Exchange of options on a takeover

In the event of a takeover, a participant may be permitted to exchange his options for options over shares in the acquiring company.

4.1.9	Variations of share capital

On certain variations of the ordinary share capital of the Company the Directors may, subject to the approval of the Company's auditors and HMRC, adjust the exercise price and the number of Ordinary Shares comprised in existing options.

4.1.10	Pensionability of benefits

Benefits derived under the Sharesave Scheme are not pensionable.

4.2	Braemar Shipping Services Plc 2008 International Savings-Related Share Option Scheme (the "International Sharesave Scheme")

4.2.1	History

The International Sharesave Scheme was introduced in 2008 to operate alongside the Sharesave Scheme, providing benefits as close as practicable to those available under the Sharesave Scheme to employees of the group resident outside the United Kingdom (in particular, in Australia and Singapore) It is intended to operate the International Sharesave Scheme alongside the replacement for the Sharesave Scheme set out at paragraph 4.6 of this Part 17.

4.2.2	Administration

The Directors are responsible for administering the International Sharesave Scheme.

4.2.3	Eligibility

All employees and directors of the Braemar Group are entitled to participate.

4.2.4	Period for the issue of invitations

Invitations may be issued within 14 days of the announcement of the Company's interim and/or final results for any period. In exceptional circumstances, invitations may be issued at other times.

4.2.5	Exercise price

The exercise price per Ordinary Share is determined by the Directors but must be no less than 80 per cent. of its market value at the date of invitation (or its nominal value, if higher).

4.2.6	Applications and savings contracts

(a)
To participate, an eligible employee must complete and return an application form within a period determined by the Directors of between 14 and 20 days. Eligible employees must also take out either a three year or a five year savings contract, saving a specified amount per month in the relevant currency, such amount being between upper and lower limits determined by the Directors in respect of each invitation.

(b)
Such a contract will be with an administering body approved by the Directors and will entitle the participant, on the completion of his savings contract, to receive a full repayment of his contributions plus interest.

4.2.7	Grant of options

The Directors will grant to participants options to acquire Ordinary Shares in the Company the aggregate exercise price for which is, as near as possible, equal to the anticipated savings repayment plus an amount in respect of interest (as determined by the Directors), as converted from the relevant currency into pounds sterling as at the invitation date. Options are non-transferable.

4.2.8	Scheme limits

The number of Ordinary Shares issuable pursuant to options granted under the Sharesave Scheme, when aggregated with the number of Ordinary Shares issued or issuable pursuant rights granted under all Braemar Group employees' share schemes within the previous period of ten years, may not exceed 10 per cent. of the Company's issued ordinary share capital at the date of grant.

4.2.9	Exercise and lapse of options

(a)	General Position

An option is normally exercisable within six months following the third or fifth anniversary of the starting date of the relevant savings contract.

(b)	Special Circumstances

Options may be exercised before the date referred to above in special circumstances such as a takeover and where a participant ceases to be employed within the Braemar Group more than three years after the date of grant or in particular situations such as redundancy. Where an option is exercised early, the number of shares which may be acquired is restricted according to the amount accrued under the savings contract up to the date of exercise.

(c)	Exchange of options on a takeover

In the event of a takeover, a participant may be permitted to exchange his options for options over shares in the acquiring company.

4.2.10	Variations of share capital

On certain variations of the ordinary share capital of the Company the Directors may, subject to the approval of the Company's auditors, adjust the exercise price and the number of Ordinary Shares comprised in existing options.

4.2.11	Pensionability of benefits

Benefits derived under the International Sharesave Scheme are not pensionable.

4.2.12	Amendment

The Directors may make amendments to the International Sharesave Scheme with the approval of the Company in general meeting except that shareholder approval is not required for minor amendments to benefit the administration of the International Sharesave Scheme or for amendments to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for future participants or for participating companies.

4.2.13	Termination

The International Sharesave Scheme will terminate on 26 November 2018 or earlier, if the Directors so determine.

4.3	Braemar Seascope Group Plc Deferred Bonus Plan (the "Deferred Bonus Plan")

4.3.1	Administration

The remuneration committee of the Braemar Board (the "Remuneration Committee") is responsible for administering the Deferred Bonus Plan.

4.3.2	Eligibility

Any employees and Directors of the Braemar Group are eligible to participate in the Deferred Bonus Plan.

4.3.3	Awards

Under the Deferred Bonus Plan, part of a participant's annual performance-related bonus is delivered in the form of an award over Ordinary Shares in Braemar. The Remuneration Committee makes awards to selected participants as soon as reasonably practicable after the payment of the annual cash bonus. The number of Ordinary Shares the subject of an award is determined by reference to the market value of Ordinary Shares on the date the award is made. The shares subject to awards are purchased in the market and held in an employee trust. At the end of a period of three years after grant of the award, the shares are released to participants, at no cost, provided that they remain employed within the Braemar Group at that date (or have ceased to be employed in certain specified circumstances). Awards are non-transferable.

4.3.4	Operation in conjunction with Company Share Option Plan

Since 2010, the Remuneration Committee has operated the Deferred Bonus Plan in conjunction with the CSOP (as defined in paragraph 4.4 of this Part 17) reducing the value provided under the Deferred Bonus Plan to the extent that such value is delivered through the option plan. For more details of the CSOP, please see paragraph 4.4 of this Part 17 below.

4.3.5	Vesting of awards

(a)	General Position

An award normally vests three years following grant.

(b)	Special Circumstances

Awards may vest before the third anniversary of grant in special circumstances such as a takeover and where a participant ceases to be employed within the Braemar Group in particular situations such as redundancy or ill-health.

4.3.6	Malus

A so-called malus provision applies in relation to awards made to executive directors of Braemar under the Deferred Bonus Plan in 2013 (and is intended to apply to such awards made in respect of subsequent financial years). In the event the Remuneration Committee reasonably considers that there is any material misstatement of the Company's audited results or a failure of risk management, of which (in either case) a participant was or ought to have been aware, or serious reputational damage is suffered by the company as a result of the participant's gross misconduct or negligence, then any award held by that participant under the Deferred Bonus Plan will be forfeited.

4.3.7	Variations of share capital

Any shares acquired by the employee trust in respect of shares allocated to an award as a result of a variation of the ordinary share capital of the Company are themselves held on the same terms as the shares the subject of the award.

4.3.8	Amendment

The Remuneration Committee may make any amendments to the Deferred Bonus Plan that it thinks fit.

4.4	Braemar Shipping Services Plc 2010 Company Share Option Plan ("CSOP")

4.4.1	History

The CSOP was introduced in 2010, to operate both in conjunction with the Deferred Bonus Plan and independently of that plan. Options granted under the CSOP (subject as mentioned in paragraph 4.4.14 below) are subject to favourable tax treatment.

4.4.2	Administration

The CSOP will be administered by the Remuneration Committee.

4.4.3	Eligibility

All employees of any company within the Braemar Group and all directors of the Braemar Group who are required to devote not less than 25 hours per week to their duties in the Braemar Group (excluding meal breaks), are eligible to participate in the CSOP.

4.4.4	Form of entitlements

(a)	Under the terms of the CSOP, share options ("CSOP Options") may be granted to eligible employees ("CSOP Participants") in the absolute discretion of the Remuneration Committee.

(b)
CSOP Options will entitle the CSOP Participant to acquire Ordinary Shares in the Company on payment of the option price. The option price per Ordinary Share will be determined by the Remuneration Committee at the time of grant of each CSOP Option but must be no less than the higher of (i) the market value of an Ordinary Share on the date of grant, being the average of the middle market quotations of such a share for the three dealing days immediately preceding the date of grant and (ii) if the CSOP Option is capable of being satisfied by the issue of new Ordinary Shares, the nominal value of an Ordinary Share.

4.4.5	Grant of CSOP Options

(a)	The CSOP provides for CSOP Options and "Non-Performance Options" to be granted.

(b)
Non-Performance Options are granted to eligible employees who hold a corresponding award under the Deferred Bonus Plan and are granted at the same time as awards are made to employees under the Deferred Bonus Plan. The Non-Performance Options are distinct from the awards under the Deferred Bonus Plan and operate without reference to the awards made under that plan. The value payable pursuant to the Deferred Bonus Plan award reduces if the corresponding Non-Performance Option is exercised.

(c)
Exercise of Non-Performance Options is not subject to the satisfaction of performance conditions. On the grant of a CSOP Option other than a Non-Performance Option, the Remuneration Committee makes its exercise dependent on the satisfaction of an objective condition designed to measure the performance of the Company, the CSOP Participant and/or a business unit of which the CSOP Participant is a part.

(d)	No payment is required for the grant of a CSOP Option. CSOP Options are not transferable (other than on the death of the CSOP Participant).

(e)
When granting a CSOP Option the Remuneration Committee may commit the Company to satisfying the CSOP Option either by the allotment and issue of new Ordinary Shares, by the transfer of treasury shares or by procuring a transfer of Ordinary Shares which are already in issue.

4.4.6	Timing of grant

(a)
CSOP Options (other than Non-Performance Options) may normally only be granted within the period of 42 days following the date of the announcement of the Company's annual or half-yearly results. CSOP Options will normally only be granted outside these periods if the Remuneration Committee, in its absolute discretion, considers the circumstances sufficiently exceptional to justify the grant of CSOP Options at that time.

(b)
As Non-Performance Options are only granted to CSOP Participants in conjunction with the grant of awards to such CSOP Participants under the Deferred Bonus Plan, to ensure that Non-Performance Options may be granted to CSOP Participants at the same time as awards are granted under the Deferred Bonus Plan, Non-Performance Options may be granted at any time.

4.4.7	Overall limit

(a)
No CSOP Option may be granted under the CSOP if it would cause the aggregate number of Ordinary Shares that are capable of being issued (or transferred out of treasury) pursuant to CSOP Options granted under the CSOP, when aggregated with the number of Ordinary Shares issued or issuable (or transferred or transferable out of treasury) pursuant to rights to subscribe for Ordinary Shares granted during the preceding ten years under the CSOP or any other employee share scheme established by any company in the Braemar Group, to exceed 10 per cent., of the Company's issued ordinary share capital at the proposed date of grant.

(b)
Ordinary Shares subject to the rights described above granted under the CSOP or any other employee share scheme established by any company in the Braemar Group that have lapsed or been surrendered are excluded when calculating the overall limit. CSOP Options which may only be satisfied by a transfer of existing Ordinary Shares are not subject to, and do not count towards, the percentage limit stated above.

4.4.8	Individual limits

An individual's overall participation under the CSOP is limited so that the aggregate market value (calculated at the date of grant of the CSOP Option) of the Ordinary Shares comprised in subsisting options granted to him under all HMRC approved schemes (except savings related schemes) cannot exceed £30,000.

4.4.9	Exercise and lapse of CSOP Options

(a)
CSOP Options (other than Non-Performance Options) are normally exercisable between three and ten years from the date of grant of the CSOP Option, and only then if the performance conditions which apply to them (if any) have been satisfied, at the end of which period they will lapse.

(b)	Non-Performance Options are normally exercisable on the third anniversary of the date of grant and for two days thereafter, at the end of which period they will lapse.

Cessation of employment

(c)
If a CSOP Participant leaves employment with the Braemar Group prior to the exercise of all or part of his CSOP Option as a result of injury or disability, redundancy, retirement or the sale of the CSOP Participant's employing company out of the Braemar Group or the undertaking in which he is employed being transferred out of the Braemar Group, then he may exercise any subsisting CSOP Option within the period of six months from the date of cessation. If the subsisting CSOP Option is subject to a performance condition, the CSOP Option will normally be exercisable to the extent that the performance condition has been satisfied, but will be pro-rated on the basis of actual service within the three year holding period (although the Remuneration Committee may permit the CSOP Option to be exercised to a greater extent).

(d)
If a CSOP Participant leaves employment with the Braemar Group for any other reason prior to the exercise of all or any part of his CSOP Option, any subsisting CSOP Option held by the CSOP Participant will cease to be exercisable immediately on cessation (or, if notice to terminate is given or received, on the date of such notice) and shall lapse 60 days after the cessation (or 60 days after the date on which notice is given if later) unless within such period the Remuneration Committee notifies the CSOP Participant in writing that his CSOP Option shall be exercisable for a period specified in such notice (but expiring no later than six months after the date of cessation). If any subsisting CSOP Option becomes exercisable, it will only be exercisable to the extent that any performance condition applying to it has been satisfied and will be pro-rated on the basis of actual service within the three year holding period.

(e)	If a CSOP Participant dies, his outstanding CSOP Options shall be exercisable by his personal representatives within the period of 12 months following the date of his death.

Change of control

(f)
In the event of a takeover, a scheme of arrangement (other than a scheme or arrangement for the purposes of creating a new holding company) or voluntary winding-up of the Company, early exercise of CSOP Options is permitted. The performance conditions applying to the CSOP Options (if any) will be measured at the date of the change of control and the CSOP Options will become exercisable to the extent that the performance conditions applying to the CSOP Options have been satisfied, but will be pro-rated within the three year holding period.

(g)	In the event of a takeover or scheme of arrangement, CSOP Participants may be given the opportunity to exchange their CSOP Options for equivalent options over shares in the acquiring company.

4.4.10	Malus

Where an option is granted to an executive director of Braemar in conjunction with an award under the Deferred Bonus Plan to which a malus provision applies (see paragraph 4.3.6 above), a corresponding provision applies to the related option under the CSOP. Accordingly, in the event the Remuneration Committee reasonably considers that there is any material misstatement of the Company's audited results or a failure of risk management, of which (in either case) a participant was or ought to have been aware, or serious reputational damage is suffered by the company as a result of the participant's gross misconduct or negligence, then any option held by that participant under CSOP in conjunction with an award under the Deferred Bonus Plan will lapse.

4.4.11	Rights attaching to Ordinary Shares

Ordinary Shares issued or transferred on the exercise of a CSOP Option are identical to and rank equally with all other Ordinary Shares for the time being in issue (except for rights attaching to such shares by reference to a record date prior to the date on which the Ordinary Shares were issued or transferred).

4.4.12	Variation of capital

In the event of certain variations of share capital, the Remuneration Committee may, subject to the prior approval of HMRC, make such adjustments as it considers appropriate, fair and reasonable to the option price of and the number of Ordinary Shares comprised in existing CSOP Options and the description of such Ordinary Shares. The option price of an Ordinary Share shall not be varied so as to be less than its nominal value in the case of a CSOP Option which is capable of being satisfied by the allotment and issued of Ordinary Shares.

4.4.13	Alterations to the CSOP

(a)
The Remuneration Committee may amend the CSOP at any time to maintain beneficial tax treatment of the CSOP. Subject as set out below, the rules of the CSOP may at any time be altered by the Remuneration Committee.

(b)
Any alteration or addition which would materially disadvantage a CSOP Participant must either be approved by the CSOP Participant in writing or approved in advance by a resolution of not less than 75 per cent. of disadvantaged CSOP Participants.

(c)
Amendments to certain important rules (including those relating to (a) the overall limit on the number of Ordinary Shares subject to the CSOP, (b) the individual limit on participation in the CSOP and eligibility to participate in the CSOP, (c) the basis for determining an individual's entitlement to, and the terms of, Ordinary Shares and (d) adjustments to be made in the event of a variation of share capital) to the advantage of CSOP Participants may only be made with the sanction of the shareholders of the Company in general meeting.

(d)
The requirement to obtain the approval of shareholders will not apply to minor amendments to benefit the administration of the CSOP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for CSOP Participants, future CSOP Participants or any company in the Braemar Group.

4.4.14	Termination

The CSOP will terminate on 5 March 2020 or earlier if the Remuneration Committee so determines.

4.4.15	Non tax-advantaged options

(a)
A schedule to the CSOP permits the grant of options which do not attract favourable tax treatment. The rules of the CSOP, as described above, will apply to options granted under the schedule subject to a number of modifications set out in the schedule (such modifications relating only to provisions required for beneficial tax treatment).

(b)
No option may normally be granted to an individual under the schedule to the CSOP if the total market value (as at the proposed date of grant) of the Ordinary Shares subject to that option, when added to the total market value (as at the relevant dates of grant) of the Ordinary Shares comprised in all other rights granted to the individual under the CSOP (including the schedule to the CSOP) or any other Braemar Group employee share scheme in the same financial year would exceed 100 per cent. of the individual's annual basis salary at the date of grant. This limit may be exceeded if the Remuneration Committee, in its absolute discretion, considers the circumstances sufficiently exceptional to justify the grant of an option in excess of that limit.

4.4.16	Pensionable benefits

Benefits provided under the CSOP will not be pensionable.

4.5	Braemar Seascope Group Plc 2006 Long-Term Incentive Plan ("2006 Braemar LTIP")

4.5.1	Administration

The Remuneration Committee is responsible for administering the 2006 Braemar LTIP.

4.5.2	Grant of awards and eligibility

The Remuneration Committee may grant awards to acquire ordinary shares in the Company to any employees and full time directors of the Braemar Group. Awards are granted free of charge and are non transferable.

4.5.3	Period for the grant of awards

Awards may be granted within 42 days following the announcement of the Company's interim and/or final results for any period. In exceptional circumstances, awards may be granted at other times.

4.5.4	Constitution of awards

(a)
An award under the 2006 Braemar LTIP may comprise either an option to subscribe for ordinary shares at no less than nominal value or a conditional right to receive Ordinary Shares. In either case, awards will be subject to performance targets.

(b)
Where a participant is awarded a conditional right under the 2006 Braemar LTIP, he will not be required to make any payment upon the vesting of any award or the consequent transfer of ordinary shares to him. Where a participant is granted an option under the 2006 Braemar LTIP, he will be required to make a payment of the exercise price when he exercises his option.

4.5.5	Performance test

(a)
The Remuneration Committee imposes an objective condition or conditions ("the performance test") on the vesting of awards, requiring a sustained and significant improvement in the Braemar Group's financial performance over a continuous period.

(b)	The performance test applied to outstanding awards is based in all cases on the Company's earnings per share over a period of three years.

4.5.6	Individual limits

An individual's overall participation under the 2006 Braemar LTIP is limited so that the aggregate market value at the date of grant of the shares over which awards have been granted to him in any financial year under LTIP, and any other employee share scheme operated by the Company (other than a savings-related share option scheme or a share incentive plan), cannot exceed 100 per cent. of his annual basic salary.

4.5.7	2006 Braemar LTIP limits

The number of ordinary shares issued or issuable (or transferred or transferable out of treasury) pursuant to awards granted under the 2006 Braemar LTIP, when aggregated with the number of ordinary shares issued or issuable (or transferred or transferable out of treasury) pursuant to all rights granted under all employee share schemes operated by the Company within the previous period of ten years, may not exceed ten per cent. of the Company's issued ordinary share capital at the date of grant.

4.5.8	Exercise and lapse of awards

(a)	General position

An award normally vests in three tranches:

(i)	as to one-third of the Ordinary Shares subject to the award, on the third anniversary of the date of the award;

(ii)	as to one-third of the Ordinary Shares subject to the award, on the fourth anniversary of the date of the award; and

(iii)	as to one-third of the Ordinary Shares subject to the award, on the fifth anniversary of the date of the award,

in each case, if and to the extent that the performance test has been satisfied in respect of each tranche. To the extent that an award does not vest because the performance test has not been satisfied it shall lapse.

(b)	Special Circumstances

Awards will normally lapse on cessation of employment except in particular situations such as death, ill health, injury or disability, when awards will vest in full (subject to satisfaction of the performance test, modified as appropriate to reflect the reduced period elapsed since the date of grant). Early vesting also arises in special circumstances relating to the Company such as a takeover (where the awards will vest pro rata dependent upon the time which has elapsed since the date of grant, subject to satisfaction of the performance test, modified as appropriate to reflect the reduced period elapsed since the date of grant).

4.5.9	Variation of share capital

On certain variations of the ordinary share capital of the Company, the Remuneration Committee may, subject to the approval of the Company's auditors, adjust the number of Ordinary Shares comprised in existing awards and any amount required to be paid for such Ordinary Shares.

4.5.10	Pensionability of benefits

Benefits derived under the 2006 Braemar LTIP are not pensionable.

4.5.11	Amendment

The Remuneration Committee may make any amendment to the 2006 Braemar LTIP, provided that amendments to certain important rules (including those relating to the overall limit on the 2006 Braemar LTIP, the individual limits and eligibility to participate in the 2006 Braemar LTIP) to the advantage of participants may only be made with the sanction of the Company in general meeting (except that shareholder approval is not required for minor amendments to benefit the administration of the 2006 Braemar LTIP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants, future participants or participating companies).

4.5.12	Termination

The 2006 Braemar LTIP will terminate ten years after the date it was adopted or earlier, if the Remuneration Committee so determines.

4.6	Braemar Shipping Services Plc Savings-Related Share Option Scheme 2014 (the "2014 SAYE Scheme")

The following is a summary of the 2014 SAYE Scheme which will be proposed for, and is subject to, approval by Shareholders at the Braemar Annual General Meeting.

4.6.1	Administration

The Directors are responsible for administering the 2014 SAYE Scheme.

4.6.2	Eligibility

Employees and full-time Directors of the Braemar Group are entitled to participate if they are within the PAYE system and have completed a minimum period of six months continuous service (or as determined by the Directors). Other employees and Directors may participate at the Directors' discretion.

4.6.3	Period for the issue of invitations

The first invitations to apply for options may be issued within 28 days following the adoption of the 2014 SAYE Scheme (the "Adoption Date"). Thereafter, invitations may be issued within 28 days of the announcement of the Company's interim and/or final results for any period. In exceptional circumstances, invitations may be issued at other times.

4.6.4	Exercise price

The exercise price per an Ordinary Share is determined by the Directors but must be no less than 80 per cent. of its market value at the date of invitation (or its nominal value, if higher).

4.6.5	Applications and savings contracts

4.6.5.1
To participate, an eligible employee must complete and return an application form within a period determined by the Directors of between 14 and 20 days. Eligible employees must also take out either a three year or a five year save as you earn contract, saving between £10 and £500 per month (or such other amounts as are determined by the Directors and permitted by law).

4.6.5.2
Such a contract will entitle the participant, on the completion of his savings contract, to receive a full repayment of his contributions plus a bonus sum equal to a specified number of saving contributions (currently, the specified number is zero.)

4.6.6	Grant of options

The Directors will grant to participants options to acquire ordinary shares in the Company the aggregate exercise price for which is, as near as possible, equal to the anticipated savings repayment plus the relevant bonus. Options are non-transferable.

4.6.7	Scheme limits

The number of Ordinary Shares issuable pursuant to options granted under the 2014 SAYE Scheme, when aggregated with the number of Ordinary Shares issued or issuable pursuant rights granted under all the Braemar Group employees' share schemes within the previous period of ten years, may not exceed 10 per cent. of the Company's issued ordinary share capital at the date of grant.

4.6.8	Exercise and lapse of options

4.6.8.1	General Position

An option is normally exercisable within six months following the relevant bonus date.

4.6.8.2	Special Circumstances

Options may be exercised before the relevant bonus date in special circumstances such as a takeover and where a participant ceases to be employed within the Braemar Group more than three years after the date of grant or in particular situations such as injury or redundancy. Where an option is exercised before the bonus date, the number of shares which may be acquired is restricted according to the amount accrued under the savings contract up to the date of exercise.

4.6.8.3	Exchange of options on a takeover

In the event of a takeover, a participant may be permitted to exchange his options for options over shares in the acquiring company.

4.6.9	Variations of share capital

On certain variations of the ordinary share capital of the Company the Directors may adjust the exercise price and the number of Ordinary Shares comprised in existing options to take account of the variation.

4.6.10	Pensionability of benefits

Benefits derived under the 2014 SAYE Scheme are not pensionable.

4.6.11	Amendment

4.6.11.1	The Directors may amend the 2014 SAYE Scheme to obtain and/or maintain tax-favoured status.

4.6.11.2
The Directors may also make other amendments to the 2014 SAYE Scheme, provided that the provisions relating to eligibility to participate, the overall limit on the plan, the individual limits on participation, the basis for determining an individual's entitlement and adjustments to be made on a variation of share capital cannot be amended to the advantage of participants without the approval of the Company in general meeting. However, shareholder approval is not required for minor amendments to benefit the administration of the 2014 SAYE Scheme or for amendments to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for future participants or for participating companies.

4.6.12	Termination

The 2014 SAYE Scheme will terminate ten years after the Adoption Date or earlier, if the Directors so determine.

4.7	Braemar Shipping Services Plc Long-Term Incentive Plan (the "2014 Braemar LTIP ")

The following is a summary of the 2014 Braemar LTIP which will be proposed for, and is subject to, approval by Shareholders at the Braemar Annual General Meeting.

4.7.1	Eligibility

Any employee (including an executive director) of the Braemar Group will be eligible to participate in the 2014 Braemar LTIP at the discretion of the Remuneration Committee.

4.7.2	Form of Awards

Awards under the 2014 Braemar LTIP may be in the form of:

4.7.2.1	a conditional right to acquire Ordinary Shares at no cost to the participant ("Conditional Award");

4.7.2.2	an option to acquire Ordinary Shares at no cost to the participant ("Nil-Cost Option"); or

4.7.2.3	a right to receive a cash amount which relates to the value of a certain number of notional Ordinary Shares ("Cash Award"),

(Conditional Awards, Nil-Cost Options and Cash Awards are together referred to as "Awards" and each an "Award" and references to Ordinary Shares include notional Ordinary Shares to which a Cash Award relates, where appropriate.

4.7.3	Performance conditions

Awards will be subject to the satisfaction of one or more performance conditions over a performance period (normally at least three years) which will determine the proportion (if any) of the Award to vest.

The performance condition may be amended or substituted if one or more events occur which cause the Board to consider that an amended or substituted performance condition would be more appropriate. Any amended or substituted performance condition would not be materially less difficult to satisfy.

4.7.4	Individual limits

Awards will usually be granted to a participant in respect of any financial year of the Company over Ordinary Shares with a market value of up to a maximum of 100 per cent. of base salary. However, in exceptional circumstances (as determined by the Remuneration Committee), Awards may be made over Ordinary Shares with a market value of up to 200 per cent. of base salary.

4.7.5	Grant of Awards

Awards may only be granted within the six week period following the approval of the 2014 Braemar LTIP by the Company's shareholders, the announcement of the Company's results for any period, any day on which a restriction on the grant of Awards is lifted, or on any day on which the Remuneration Committee determines that exceptional circumstances exist.

4.7.6	Terms of Awards

Awards may be granted over newly issued Ordinary Shares, Ordinary Shares held in treasury or Ordinary Shares purchased in the market. Awards are not transferable (other than on death). No payment will be required for the grant of an Award. Awards will not form part of pensionable earnings.

4.7.7	Dividends

The Remuneration Committee may determine at the date of grant that the number of Ordinary Shares to which a participant's Award relates will increase to take account of dividends in respect of vested Ordinary Shares from the grant date until the date of vesting (or, if the Board so determines, the date of exercise in the case of a Nil-Cost Option) on such terms as determined by the Remuneration Committee. The Remuneration Committee may determine that the participant will receive the cash equivalent of the additional Ordinary Shares.

Alternatively, the Remuneration Committee may provide additional cash or Ordinary Shares to participants based on the value of some or all of the dividends paid by the Company, calculated by reference to the number of vested Ordinary Shares. In these circumstances, the Remuneration Committee has the discretion to determine the basis on which this additional amount will be calculated, which may assume the reinvestment of the relevant dividends into Ordinary Shares.

4.7.8	Overall limits

The number of Ordinary Shares issuable pursuant to Awards granted under the 2014 Braemar LTIP, when aggregated with the number of Ordinary Shares issued or issuable pursuant to rights granted under all of the Braemar Group employee share schemes within the previous period of ten years, may not exceed ten per cent. of the Company's issued ordinary share capital at the date of the grant.

4.7.9	Reduction for malus

The Remuneration Committee may determine at any time prior to the date of vesting of an Award to reduce the number of Ordinary Shares to which an Award relates or impose additional conditions on an Award in circumstances in which the Board considers such action is appropriate, including:

4.7.9.1	a material re-statement of any financial results of the Company;

4.7.9.2	a material failure of risk management by the Company or a relevant business unit; or

4.7.9.3	serious reputational damage to the Company or a relevant business unit as a result of the participant's misconduct or failure of supervision.

4.7.10	Vesting and exercise

Awards will normally vest as soon as practicable after the end of the performance period (or on such later date as the Remuneration Committee determines) and then only to the extent that the performance condition has been satisfied.

Nil-Cost Options will become exercisable until the tenth anniversary of the grant date.

The vesting of a Conditional Award and the exercise of a Nil-Cost Option is subject to obtaining any necessary approvals or consents from the UKLA, the Company's share dealing policy and any other applicable laws or regulations.

At any time before the point at which the vested Ordinary Shares comprised in an Award have been issued or transferred to the participant, the Remuneration Committee may decide to pay a participant a cash amount equal to the value of the Ordinary Shares he would otherwise have received.

Any Ordinary Shares or cash that are to be issued, transferred or paid (as appropriate) to a participant in respect of an Award will be issued, transferred or paid (as appropriate) as soon as practicable after such obligation arises.

4.7.11	Cessation of employment

If a participant dies, an unvested Award will, unless the Remuneration Committee determines otherwise, vest as soon as reasonably practicable after the participant's death, to the extent that the Remuneration Committee determines, taking into account the satisfaction of the performance condition and, if the Remuneration Committee so determines, the period of time that has elapsed since the Award was granted until the date of death. A participant's personal representatives will normally have 12 months from the participant's death to exercise any vested Nil-Cost Options.

If a participant ceases to be an officer or employee of the Braemar Group by reason of ill-health, injury, disability, or the sale of the business or entity that employs him out of the Braemar Group or for any other reason at the Remuneration Committee's discretion (except where a participant is summarily dismissed), a participant's unvested Award will usually continue, unless the Remuneration Committee determines that the Award will vest as soon as reasonably practicable following the date on which the participant ceases to be an officer or employee of the Braemar Group.

The Remuneration Committee will decide the extent to which an unvested Award vests in these circumstances, taking account of the extent to which the performance condition is satisfied at the end of the performance period or, as appropriate, at the date on which the participant ceases to be an officer or employee of the Braemar Group. Unless the Remuneration Committee in its discretion determines otherwise, the period of time that has elapsed since the Award was granted until the date on which the participant ceases to be an officer or employee of the Braemar Group will also be taken into account. Vested Nil-Cost Options will be exercisable for a period of six months.

If a participant ceases to be an officer or employee of the Braemar Group in any other circumstances an Award (whether vested or unvested) will lapse on the date on which the participant ceases to hold that office or employment.

4.7.12	Corporate events

In the event of a change of control of the Company, Awards will vest at that time, taking into account the extent that the performance condition has been satisfied, and, unless the Remuneration Committee determines otherwise, the period of time which has elapsed between the grant date and the relevant event. Nil-Cost Options will then be exercisable for a period of one month.

Alternatively, the Remuneration Committee may permit participants to exchange Awards for equivalent awards which relate to Ordinary Shares in a different company. If the change of control is an internal reorganisation of the Braemar Group or if the Remuneration Committee so decides, participants will be required to exchange their Awards (rather than Awards vesting).

If other corporate events occur such as a winding-up of the Company, demerger, delisting, special dividend or other event which, in the opinion of the Remuneration Committee, may affect the current or future value of Shares, the Remuneration Committee may determine that Awards will vest, taking into account the satisfaction of any relevant performance condition and, unless the Remuneration Committee determines otherwise, the period from the grant date to the date of the relevant event. The Remuneration Committee will determine in these circumstances the length of time during which Awards structured as Nil-Cost Options can then be exercised.

4.7.13	Adjustments

In the event of a variation of the Company's share capital or a demerger, delisting, special dividend, rights issue or other event, which may, in the Remuneration Committee's opinion, affect the current or future value of Ordinary Shares, the number of Ordinary Shares subject to an Award and/or the performance condition attached to Awards, may be adjusted.

4.7.14	Amendment

The Remuneration Committee may amend the 2014 Braemar LTIP or the terms of any Award at any time, provided that prior approval of the Company's shareholders in a general meeting will be required for amendments to the advantage of eligible employees or participants relating to eligibility, limits, the basis for determining a participant's entitlement to, and the terms of, the Ordinary Shares or cash comprised in an Award and the impact of any variation of capital.

However, any minor amendment to benefit the administration of the 2014 Braemar LTIP, to take into account legislative changes, or to obtain or maintain favourable tax treatment, exchange control or regulatory treatment may be made by the Remuneration Committee without shareholder approval.

No amendment may be made to the material disadvantage of participants in the 2014 Braemar LTIP unless consent is sought from the affected participants and given by a majority of them.

4.7.15	Termination

The 2014 Braemar LTIP will usually terminate on the tenth anniversary of its approval by shareholders but the rights of existing participants will not be affected by any termination.

5.	SHARE CAPITAL AUTHORITIES OF BRAEMAR

5.1	The share capital of Braemar is unlimited.

5.2	Existing shareholder authorities

At a general meeting of Braemar held on 19 June 2013 the following resolutions were passed:

5.2.1	Resolution 8:

"8.	That the directors be and they are hereby generally and unconditionally authorised in accordance with section 551 of the Companies Act 2006 (the "Act"), in substitution for all existing authorities:

8.1
to exercise all the powers of the Company to allot shares and to make offers or agreements to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (together "Relevant Securities") up to an aggregate nominal amount of £721,756; and

8.2
to exercise all the powers of the Company to allot equity securities (within the meaning of section 560 of the Act) up to an additional aggregate nominal amount of £721,756 provided that this authority may only be used in connection with a rights issue in favour of holders of ordinary shares and other persons entitled to participate therein where the equity securities respectively attributable to the interests of all those persons at such record date as the directors may determine are proportionate (as nearly as may be) to the respective numbers of equity securities held by them or are otherwise allotted in accordance with the rights attaching to such equity securities subject to such exclusions or other arrangements as the directors may consider necessary or expedient to deal with fractional entitlements or legal difficulties under the laws of any territory or the requirements of a regulatory body or stock exchange or by virtue of shares being represented by depositary receipts or any other matter whatsoever, provided that the authorities in paragraphs 8.1 and 8.2 shall expire at the conclusion of the next annual general meeting of the Company after the passing of this resolution or if earlier on the date which is 15 months after the date of the annual general meeting, except that the Company may before such expiry make an offer or agreement which would or might require Relevant Securities or equity securities as the case may be to be allotted after such expiry and the directors may allot Relevant Securities or equity securities in pursuance of any such offer or agreement as if the authority in question had not expired."

5.2.2	Resolution 9:

"9.
That the directors be and are empowered, in accordance with sections 570 and 573 of the Act, to allot equity securities (as defined in section 560(1) of the Act) for cash pursuant to the authority conferred by resolution number 8 or by way of a sale of treasury shares as if section 561(1) of the Act did not apply to any such allotment, provided that this power shall be limited to:

9.1
the allotment of equity securities in connection with a rights issue or other pro rata offer (but, in the case of the authority conferred by paragraph 8.2 by way of a rights issue only) in favour of holders of ordinary shares and other persons entitled to participate therein where the equity securities respectively attributable to the interests of all those persons at such record date as the directors may determine are proportionate (as nearly as may be) to the respective numbers of equity securities held by them or are otherwise allotted in accordance with the rights attaching to such equity securities subject in each case to such exclusions or other arrangements as the directors may consider necessary or expedient to deal with fractional entitlements or legal difficulties under the laws of any territory or the requirements of a regulatory body or stock exchange or by virtue of shares being represented by depositary receipts or any other matter whatsoever; and

9.2
the allotment (otherwise than pursuant to paragraph 9.1 above) of equity securities up to an aggregate nominal amount of £108,263, and shall expire upon the expiry of the general authority conferred by resolution 8 above, except that the Company may make an offer or agreement before this power expires which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities in pursuance of such offer or agreement as if the power conferred by this resolution had not expired."

5.2.3	Resolution 10:

"10.
That the Company be and is hereby generally and unconditionally authorised, in accordance with section 701 of the Act, to make market purchases (within the meaning of section 693(4) of the Act) of ordinary shares of 10 pence (£0.10) each in the capital of the Company ("Ordinary Shares") on such terms and in such manner as the directors may from time to time determine provided that:

10.1	the maximum number of Ordinary Shares authorised to be purchased is 2,165,267;

10.2	the minimum price which may be paid for an Ordinary Share is 10 pence (£0.10) (exclusive of expenses payable by the Company);

10.3	the maximum price which may be paid for an Ordinary Share (exclusive of expenses payable by the Company) cannot be more than the higher of:

10.3.1	105 per cent of the average market value of an Ordinary Share for the five business days prior to the day on which the Ordinary Share is contracted to be purchased; and

10.3.2	the value of an Ordinary Share calculated on the basis of the higher of:

(a)	the last independent trade of; or

(b)	the highest current independent bid for,

any number of Ordinary Shares on the trading venue where the market purchase by the Company will be carried out; and

10.4
the authority conferred shall expire at the conclusion of the next annual general meeting of the Company except that the Company may before such expiry make a contract to purchase its own shares which will or may be completed or executed wholly or partly after such expiry."

5.3	Shareholder authorities to be proposed at the Braemar Annual General Meeting

The following resolutions, of which resolution 9 will be proposed as an ordinary resolution and resolution 10 will be proposed as a special resolution, will be voted on at the Braemar Annual General Meeting:

"9.	That the directors be and they are hereby generally and unconditionally authorised in accordance with section 551 of the Companies Act 2006 (the "Act"), in substitution for all existing authorities:

9.1
to exercise all the powers of the Company to allot shares and to make offers or agreements to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (together "Relevant Securities") up to an aggregate nominal amount of £722,705; and

9.2
to exercise all the powers of the Company to allot equity securities (within the meaning of section 560 of the Act) up to an additional aggregate nominal amount of £722,705 provided that this authority may only be used in connection with a rights issue in favour of holders of ordinary shares and other persons entitled to participate therein where the equity securities respectively attributable to the interests of all those persons at such record date as the directors may determine are proportionate (as nearly as may be) to the respective numbers of equity securities held by them or are otherwise allotted in accordance with the rights attaching to such equity securities subject to such exclusions or other arrangements as the directors may consider necessary or expedient to deal with fractional entitlements or legal difficulties under the laws of any territory or the requirements of a regulatory body or stock exchange or by virtue of shares being represented by depositary receipts or any other matter whatsoever, provided that the authorities in paragraphs 9.1 and 9.2 shall expire at the conclusion of the next annual general meeting of the Company after the passing of this resolution or if earlier on the date which is 15 months after the date of the annual general meeting, except that the Company may before such expiry make an offer or agreement which would or might require Relevant Securities or equity securities as the case may be to be allotted after such expiry and the directors may allot Relevant Securities or equity securities in pursuance of any such offer or agreement as if the authority in question had not expired."; and

"10.
That the directors be and are empowered, in accordance with sections 570 and 573 of the Act, to allot equity securities (as defined in section 560(1) of the Act) for cash pursuant to the authority conferred by resolution number 9 or by way of a sale of treasury shares as if section 561(1) of the Act did not apply to any such allotment, provided that this power shall be limited to:

10.1
the allotment of equity securities in connection with a rights issue or other pro rata offer (but, in the case of the authority conferred by paragraph 9.2 by way of a rights issue only) in favour of holders of ordinary shares and other persons entitled to participate therein where the equity securities respectively attributable to the interests of all those persons at such record date as the directors may determine are proportionate (as nearly as may be) to the respective numbers of equity securities held by them or are otherwise allotted in accordance with the rights attaching to such equity securities subject in each case to such exclusions or other arrangements as the directors may consider necessary or expedient to deal with fractional entitlements or legal difficulties under the laws of any territory or the requirements of a regulatory body or stock exchange or by virtue of shares being represented by depositary receipts or any other matter whatsoever; and

10.2	the allotment (otherwise than pursuant to paragraph 10.1 above) of equity securities up to an aggregate nominal amount of £108,406, and shall expire upon the expiry of the general authority conferred by resolution 9 above, except that the Company may make an offer or agreement before this power expires which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities in pursuance of such offer or agreement as if the power conferred by this resolution had not expired."

5.4	Shareholder authorities to be proposed at the Braemar General Meeting

The following resolutions are set out in the Notice of General Meeting that is to be found in Part 19 of this document and it is proposed that these resolutions will be voted on at the Braemar General Meeting on 4 July 2014 for the purpose of implementing the Merger. The Merger is only conditional on the passing of Resolution 1 below:

Resolution 1 (Ordinary resolution)

"1.	THAT

(a)
subject to the Scheme (as defined in paragraph (b) of resolution 1 below) becoming Effective, the rules of The Braemar Shipping Services Plc Restricted Share Plan (the "Braemar Restricted Share Plan"), in the form produced to the meeting and signed for identification purposes by the chairman of the meeting, a summary of the principal terms of which is set out in Part 16 of the circular sent to shareholders in the Company on 12 June 2014, a copy of which is also produced to the meeting and signed for identification purposes by the chairman of the meeting (the "Circular"), be and are hereby approved and that the directors of the Company (the "Directors") be and are hereby authorised to:

(i)
adopt the Braemar Restricted Share Plan and do all such acts and things as they may, in their absolute discretion, consider necessary or expedient to give effect to the Braemar Restricted Share Plan; and

(ii)
establish further schemes based on the Braemar Restricted Share Plan but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any shares made available under such further schemes are treated as counting against the limits on individual and overall participation in the Braemar Restricted Share Plan;

(B)
the acquisition, to be effected pursuant to a scheme of arrangement (the ''Scheme") under Part 26 of the Companies Act 2006 (the ''Companies Act'') or a takeover offer ("Offer"), by the Company of the entire issued and to be issued share capital of ACM Shipping Group plc ("ACM") in order to effect a merger between the Braemar Group and the ACM Group (each as defined in the Circular) (the "Merger"), on the terms and subject to the conditions described in Part 8 of the Circular, be and is hereby approved and the board of directors of the Company (or any duly constituted committee thereof) (the "Board") be authorised: (1) to take all such steps as the Board considers to be necessary or desirable in connection with, and to implement, the Merger (including, without limitation, approving and entering into any associated or ancillary agreements in connection with the Merger on behalf of the Company); and (2) to agree such modifications, variations, revisions, waivers, extensions or amendments to any of the terms and conditions of the Merger, and any associated or ancillary agreements, deemed necessary or desirable by the Board (provided such modifications, variations, revisions, waivers, extensions or amendments are non-material), as the Board may, in its absolute discretion, think fit; and

(C)
subject to and conditional upon: (i) the Scheme becoming effective (save for the delivery of the orders of the High Court of Justice in England and Wales (the ''Court'') sanctioning the Scheme and confirming the reduction of capital of ACM to the Registrar of Companies in England and Wales and, if so ordered by the Court, the registration of such order(s) by the Registrar of Companies in England and Wales); (ii) the UK Listing Authority having acknowledged to the Company or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the new ordinary shares of 10 pence each in the capital of the Company to be issued and allotted in connection with the Scheme (or an Offer as the case may be) (the "New Ordinary Shares") to the Official List of the UK Listing Authority with a premium listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject ("listing conditions")) will become effective as soon as a dealing notice has been issued by the Financial Conduct Authority and any listing conditions have been satisfied; and (iii) the London Stock Exchange plc (the "London Stock Exchange") having acknowledged to the Company or its agent (and such acknowledgement not having been withdrawn) that the New Ordinary Shares will be admitted to trading on the London Stock Exchange's main market for listed securities ("Admission"), or, as the case may be, the Offer becoming or being declared wholly unconditional (save only for Admission), the Directors be and are hereby authorised generally and unconditionally pursuant to and in accordance with section 551 of the Companies Act to exercise all the powers of the Company to allot the New Ordinary Shares and to grant rights to subscribe for or to convert any security into shares in the Company, credited as fully paid, with authority to deal with fractional entitlements arising out of such allotment as they think fit and to take all such other steps as they may, in their absolute discretion, deem necessary, expedient or appropriate to implement such allotment in connection with the Merger up to an aggregate nominal amount of £832,391.60, and which authority shall expire on 30 November 2014 (unless previously revoked or varied by Braemar in general meeting), save that the Company may allot equity securities (within the meaning of section 560 of the Companies Act) in the Company in connection with the Scheme (or an Offer, as the case may be) and the Merger pursuant to any agreement entered into at any time prior to such expiry (whether before or after the passing of this resolution) which would or might require equity securities in the Company to be allotted after such expiry and the Directors may allot equity securities in pursuance of such agreement as if the authority conferred hereby had not expired."

Resolution 2 (Ordinary resolution)

"2.
THAT, subject to the Scheme becoming effective (or, as the case may be, an Offer becoming or being declared wholly unconditional) the directors of the Company be and they are hereby generally and unconditionally authorised in accordance with section 551 of the Companies Act, and in addition to the amount set out in paragraph (c) of resolution 1 but in substitution for any previous such authority conferred upon the Directors at the annual general meeting of the Company convened for 4 July 2014:

(a)
to exercise all the powers of the Company to allot shares and to make offers or agreements to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (together "Relevant Securities") up to an aggregate nominal amount of £1,000,169; and

(b)
to exercise all the powers of the Company to allot equity securities up to an additional aggregate nominal amount of £1,000,169 provided that this authority may only be used in connection with a rights issue in favour of holders of ordinary shares and other persons entitled to participate therein where the equity securities respectively attributable to the interests of all those persons at such record date as the directors may determine are proportionate (as nearly as may be) to the respective numbers of equity securities held by them or are otherwise allotted in accordance with the rights attaching to such equity securities subject to such exclusions or other arrangements as the directors may consider necessary or expedient to deal with fractional entitlements or legal difficulties under the laws of any territory or the requirements of a regulatory body or stock exchange or by virtue of shares being represented by depositary receipts or any other matter whatsoever, provided that the authorities in paragraphs (a) and (b) (immediately above) shall expire at the conclusion of the next annual general meeting of the Company after the passing of this resolution or if earlier on the date which is 15 months after the date of the Braemar General Meeting (as defined in the Circular), except that the Company may before such expiry make an offer or agreement which would or might require Relevant Securities or equity securities as the case may be to be allotted after such expiry and the directors may allot Relevant Securities or equity securities in pursuance of any such offer or agreement as if the authority in question had not expired."

Resolution 3 (Special resolution)

"3.
THAT, subject to the Scheme becoming effective (or, as the case may be, an Offer becoming or being declared wholly unconditional) and the passing of resolution 2, the directors of the Company be and are empowered, in accordance with sections 570 and 573 of the Companies Act, to allot equity securities for cash pursuant to the authority conferred by resolution number 2 or by way of a sale of treasury shares as if section 561(1) of the Companies Act did not apply to any such allotment, provided that this power shall be limited to:

(a)
the allotment of equity securities in connection with a rights issue or other pro rata offer (but, in the case of the authority conferred by paragraph (b) of resolution 2 by way of a rights issue only) in favour of holders of ordinary shares and other persons entitled to participate therein where the equity securities respectively attributable to the interests of all those persons at such record date as the directors may determine are proportionate (as nearly as may be) to the respective numbers of equity securities held by them or are otherwise allotted in accordance with the rights attaching to such equity securities subject in each case to such exclusions or other arrangements as the directors may consider necessary or expedient to deal with fractional entitlements or legal difficulties under the laws of any territory or the requirements of a regulatory body or stock exchange or by virtue of shares being represented by depositary receipts or any other matter whatsoever; and

(b)	the allotment (otherwise than pursuant to paragraph (a) of resolution 3 above) of equity securities up to an aggregate nominal amount of £150,025,

and shall expire upon the expiry of the general authority conferred by resolution 2 above, except that the Company may make an offer or agreement before this power expires which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities in pursuance of such offer or agreement as if the power conferred by this resolution had not expired."

Resolution 4 (Special resolution)

"THAT, subject to the Scheme becoming effective (or, as the case may be, an Offer becoming or being declared wholly unconditional), the Company be and is hereby generally and unconditionally authorised, in accordance with section 701 of the Companies Act, to make market purchases (within the meaning of section 693(4) of the Companies Act) of ordinary shares of 10 pence each in the capital of the Company ("Ordinary Shares") on such terms and in such manner as the directors may from time to time determine provided that:

(a)	the maximum number of Ordinary Shares authorised to be purchased is 3,000,507;

(b)	the minimum price which may be paid for an Ordinary Share is 10 pence (exclusive of expenses payable by the Company);

(c)	the maximum price which may be paid for an Ordinary Share (exclusive of expenses payable by the Company) cannot be more than the higher of:

(I)	105 per cent of the average market value of an Ordinary Share for the five business days prior to the day on which the Ordinary Share is contracted to be purchased; and

(II)	the value of an Ordinary Share calculated on the basis of the higher of:

(1)	the last independent trade of; or

(2)	the highest current independent bid for,

any number of Ordinary Shares on the trading venue where the market purchase by the Company will be carried out; and

(d)
the authority hereby conferred shall be in substitution for any previous such authority conferred on the Directors at the annual general meeting of the Company convened for 4 July 2014 and shall expire at the conclusion of the next annual general meeting of the Company except that the Company may before such expiry make a contract to purchase its own shares which will or may be completed or executed wholly or partly after such expiry."

6.	ORGANISATIONAL STRUCTURE, SUBSIDIARY UNDERTAKINGS AND OTHER HOLDINGS

6.1
Braemar is the ultimate holding company of the Braemar Group. The following table shows details of Braemar's significant subsidiaries and undertakings as at 10 June 2014 (being the latest practicable date prior to the publication of this document). The issued share capital of each of these companies is fully paid.

Name	Place of Incorporation	Nature of Business	% Held by Braemar
Braemar Seascope Limited*	England & Wales	Shipbroking	100%
Braemar Seascope Valuations Limited*	England & Wales	Valuations	100%
Braemar Seascope Pty Limited	Australia	Shipbroking	100%
Braemar Seascope Pte Limited	Singapore	Shipbroking	100%
Braemar Seascope India Private Limited*	India	Shipbroking	100%
Cory Brothers Shipping Agency Limited	England & Wales	Ship agents	100%
Fred. Olsen Freight Limited*	England & Wales	Ship agents	100%
Braemar Technical Services (Engineering) Limited	England & Wales	Marine consultants	100%
Braemar Technical Services Limited*	England & Wales	Marine consultants	100%
Braemar Technical Services (Offshore) Pte Limited	Nevis	Marine consultants	100%
Braemar Technical Services Offshore Pte Limited*	Singapore	Marine consultants	100%
Braemar Technical Services Engineering Pte Limited*	Singapore	Energy consultants	100%
Braemar Technical Services Offshore Sdn Bhd*	Malaysia	Marine consultants	49%
PT Braemar Technical Services Offshore*	Indonesia	Marine consultants	100%
Braemar Technical Services Offshore Vietnam Co Limited*	Vietnam	Marine consultants	100%
Braemar Technical Services Holdings Limited	England & Wales	Energy loss adjuster	100%
Braemar Technical Services (Adjusting) Limited*	England & Wales	Energy loss adjuster	100%
Braemar Technical Services (USA) Limited*	United States	Energy loss adjuster	100%
Braemar Technical Services (Adjusting) Pte Limited*	Singapore	Energy loss adjuster	100%
Braemar Technical Services (Canada) Limited*	Canada	Energy loss adjuster	100%
Braemar Howells Limited	England & Wales	Environmental services	100%
Braemar Quincannon Ltd*	England & Wales	Shipbroking	50%
Braemar Quincannon Pte Limited	Singapore	Shipbroking	50%

*	Subsidiaries and undertakings indirectly held by Braemar.

6.2
Save for the significant subsidiaries and undertakings disclosed in paragraph 6.1 above, Braemar does not hold any capital in any other undertakings that have a significant effect on the assessment of Braemar's assets and liabilities, financial position or profits and losses.

7.	ARTICLES OF ASSOCIATION

7.1	The Articles contain the following provisions (amongst others):

7.1.1	Votes of Shareholders

(a)
Subject to any special terms as to voting attached to any share, on a show of hands every Shareholder who is present in person and entitled to vote has one vote, and every proxy who has been duly appointed by a Shareholder entitled to vote has one vote and on a poll every Shareholder who is present in person or by proxy and entitled to vote has one vote for every share of which he is the holder.

(b)
No Shareholder is entitled to be present or to be counted in the quorum or vote, either in person or by proxy, at any general meeting or at any separate meeting of the holders of any class of shares in Braemar either personally or by proxy or to exercise any privilege as a Shareholder in relation to the meeting or poll, unless all calls or other sums due and payable by him in respect of the shares in Braemar have been paid.

(c)
Any person (whether a Shareholder or not) may be appointed to act as a proxy and a Shareholder may appoint one or more than one person to act as his proxy to exercise all or any of his rights to attend and to speak and vote as a meeting of Braemar. On a poll, votes may be given either personally or by proxy and a Shareholder entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

7.1.2	Dividends

(a)
Subject to the Companies Act, the Uncertificated Securities Regulations and other legislation applicable to Braemar (defined in the Articles as the "Statutes"), and the Articles, Braemar may by ordinary resolution declare a dividend to be paid to Shareholders according to their respective rights and interests. No dividend shall exceed the amount recommended by the Board.

(b)
Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid-up on the shares in respect of which the dividend is paid. All dividends shall be apportioned and paid pro rata according to the amount paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

(c)
The Directors may in their absolute discretion declare and pay to the Shareholders such interim dividends as appear to the Directors to be justified by the profits of Braemar and Braemar's financial and trading position. If the share capital of Braemar is divided into different classes, the Directors may pay interim dividends in respect of those shares which rank after shares conferring preferred rights, unless at the time of payment a preferential dividend is in arrears.

(d)
The Board may, if authorised by an ordinary resolution of Braemar, direct that dividends be satisfied in whole or in part (to be determined by the Directors) by the distribution of specified assets (including paid by new shares) instead of cash.

(e)
All dividends or other sums payable on or in respect of any share which remain unclaimed for a period of 12 years or more from the date it became due for payment shall be forfeited and shall revert to Braemar.

7.1.3	Sanctions for failure to disclose interest in shares

(a)
If a notice is served by Braemar under Section 793 of the Companies Act (a "Section 793 notice") on a Shareholder, or another person whom Braemar knows or has reasonable cause to believe to be interested in shares held by that Shareholder, and the Shareholder or other person has failed in relation to the shares (the "default shares") to give Braemar the information required within 14 days, the Board may serve on the holder of such default shares a notice (a "disenfranchisement notice") whereupon the following sanctions apply, unless the Board decides otherwise:

(b)
the Shareholder is not entitled in respect of the default shares to be present or to vote at a general meeting or separate class meeting or on a poll or to exercise other rights in relation to the meeting or poll; and

(c)	where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class:

(i)
a dividend or other amount payable in respect of the default shares shall be withheld by Braemar, which has no obligation to pay interest on it, and the Shareholder cannot elect to receive shares instead of a dividend; and

(ii)	no transfer of any of the default shares shall be registered unless:

(A)	the transfer is an expected transfer; or

(B)
the Shareholder is not himself in default in supplying the information required and proves to the satisfaction of the Board that no person in default in supplying the information required is interested in any of the shares the subject of the transfer; or

(C)	registration of the transfer is required by the Uncertificated Securities Regulations 2001.

7.1.4	Distribution of assets on a winding-up

If Braemar shall be wound up voluntarily, the liquidator may, with the authority of a special resolution and any sanction required by law, divide among the Shareholders in kind the whole or any part of the assets of Braemar whether or not the assets consist of property of one kind or of different kinds and may for such purpose set such value as he deems fair on any class or classes of property and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the same authority, vest any part of the assets in trustees upon such trusts for the benefit of Shareholders as the liquidator shall think fit, and the liquidation of Braemar may be closed and Braemar dissolved but so that no Shareholder shall be compelled to accept any shares in respect of which there is a liability or potential liability.

7.1.5	Changes in capital

(a)	Braemar may by ordinary resolution:

(i)	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

(ii)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person; and

(iii)
subject to the Statutes, sub-divide all or any of its shares into shares of a smaller amount and may by the resolution determine that the shares resulting from such sub-division may have any preferred or other special rights or be subject to any such restrictions, as compared with the others.

(b)	Subject to the provisions of the Companies Act, Braemar has power to purchase its own shares, including any redeemable shares.

7.1.6	Variation of class rights and class meetings

(a)	Subject to provisions of the Companies Act, the rights attached to any class of shares may be modified, varied or abrogated:

(i)	in such manner (if any) as may be provided by those rights; or

(ii)
in the absence of any such provision, either with the consent in writing of the holders of at least three quarters in nominal value of the issued shares of the class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of that class.

(b)
The rights attached to any class of shares are not, unless expressly provided by the Articles or in the rights attaching to the shares of that class, deemed to be modified, varied or abrogated by the creation or issue of further shares ranking equally with every other share of that class.

(c)
A separate meeting for the holders of a class of shares shall be convened and conducted as nearly as possible in the same way as a general meeting except that the necessary quorum (other than at an adjourned meeting) is two persons, present in person or by proxy, holding or representing by proxy at least one third in nominal value of the issued shares of the class in question and, at an adjourned meeting, one person holding shares of the class in question present in person or by proxy and any holder of shares of the class in question present in person or by proxy and entitled to vote at the meeting may demand a poll.

7.1.7	General meetings

(a)
Braemar shall in each year hold a general meeting as its annual general meeting (in addition to any other meetings which may be held in that year). Subject as aforesaid and to the provisions of the Statutes, the annual general meeting shall be held at such time and place as the Directors may determine.

(b)	The Directors may convene a general meeting whenever they think fit and must on requisition in accordance with the Statutes convene a general meeting, as provided by the Statutes.

(c)	Annual general meetings and all other general meetings of Braemar shall be called by at least such minimum period of notice as is prescribed under the Companies Act.

(d)
No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. Two persons entitled to vote, each being a Shareholder or a proxy for a Shareholder or a duly authorised representative of a corporation which is a Shareholder, shall be a quorum.

(e)
The Board may make arrangements and impose restrictions it considers appropriate to ensure the security of a meeting, including, without limitation, the searching of a person attending the meeting and the restriction of the items of personal property that may be taken into the meeting place. The Board is entitled to refuse entry to a meeting to a person who refuses to comply with these arrangements or restrictions.

7.1.8	Transfer of shares

(a)
Subject to the Articles, any Shareholder may transfer all or any of his certificated shares by instrument of transfer in any usual form or in such other form as the Directors may approve and the instrument must be executed by or on behalf of the transferor and by or on behalf of the transferee but need not be under seal. The transferor is deemed to remain the holder of the share until the name of the transferee is entered in the register of members in respect of it.

(b)	The Board may decline to recognise any instrument or transfer unless it is:

(i)	in respect of only one class of shares; or

(ii)	in favour of not more than four joint transferees; or

(iii)	duly stamped (if required); or

(iv)	not in favour of a minor, infant, bankrupt or person with mental disorder; or

(v)
lodged at the registered office of Braemar or such other place as the Directors may decide, accompanied by the certificate for the shares to be transferred and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer provided that in the case of a transfer by a stock exchange nominee the lodgement of a share certificate will only be necessary if a certificate has been issued in respect of the share in question.

(c)
The Board may in its absolute discretion and without assigning any reason refuse to register any transfer of a certificated share which is not fully paid, provided that this discretion may not be exercised in such a way as to prevent dealings in the shares from taking place on an open and proper basis.

(d)
The Board may, in circumstances permitted by the UK Listing Authority and the London Stock Exchange, disapprove a transfer of any share, provided that exercise of such powers does not disturb the market in the shares.

(e)
If the Board refuse to register a transfer of any shares, it shall, within two months after the date on which the transfer was lodged with Braemar, send to the transferee notice of the refusal, together with reasons for the refusal. The Directors shall send to the transferee such further information about the reasons for the refusal as the transferee may reasonably require.

7.1.9	Directors

(a)	Number and appointment of Directors

Unless and until otherwise determined by Braemar by ordinary resolution the number of Directors is not subject to a maximum but must not be fewer than two.

Braemar may, by ordinary resolution, appoint a person who is willing to act to be a Director. The Directors may appoint a person who is willing to act to be a Director either to fill a vacancy or as an additional Director, but a Director so appointed shall hold office only until the conclusion of the next annual general meeting after his appointment, unless he is reappointed during the meeting, and he shall not be taken into account in determining the number of Directors who are to retire by rotation at such meeting.

(b)	Executive Directors

The Directors may from time to time appoint one or more of their body to be holder of any executive office for such period and on such terms for such period as they may determine.
The appointment of any Director to any executive office may be terminated by the Board without prejudice to any claim he may have for damages for breach of contract. A Director appointed to any executive office shall not automatically cease to be a Director if he ceases from any cause to hold that executive office.

(c)	Retirement by rotation

Each Director shall retire from office at the third annual general meeting after that at which he was last elected. A Director who retires at an annual general meeting, shall be in addition to any Director who wishes to retire and not to offer himself for reappointment and any Director to retire. A Director who retires at an annual general meeting, whether by rotation or otherwise, may, if willing to act, be reappointed. Braemar, at the meeting at which a Director retires by rotation, may fill the vacated office and, if it does not do so, the retiring Director is, if willing, deemed reappointed, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the reappointment of such Director is put to the meeting and lost.

(d)	Fees, expenses, remuneration and benefits

(i)
There shall be available to be paid out of the funds of Braemar to the Directors as fees in each year an aggregate sum not exceeding £100,000 or such higher sum as may from time to time be determined by ordinary resolution of Braemar. Braemar may by ordinary resolution increase the amount of the fees payable which shall, in default of agreement to the contrary, be divided between the Directors equally.

(ii)
The Directors are entitled to be paid all reasonable travelling, hotel and other expenses properly incurred by them in connection with the business of Braemar or in travelling to and from meetings of the Board or committees of the Board or general meetings or separate meetings of the holders of a class of shares of Braemar or otherwise in connection with the discharge of their duties.

(iii)
The Board may grant reasonable additional remuneration and expenses to any Director who goes or resides abroad or renders any special or extra services to Braemar, which may be paid by way of a lump sum, participation in profits or otherwise as the Board may determine.

(iv)
The Directors may establish and maintain a pension scheme for the benefit of any persons who are or were employees of or who have been Directors of Braemar or of any company which is or was a member of the Braemar Group. Subject to the Statues, the Board may establish and maintain any employees' share scheme for the benefit of employees (including Directors) of Braemar.

(e)	Directors' interests

The Directors may authorise, to the fullest extent permitted by law:

(i)
any matter which would otherwise result in a Director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of Braemar and which may reasonably be regarded as likely to give rise to a conflict of interest; and

(ii)
a Director to accept or continue in any office, employment or position in addition to his office as a Director of Braemar and may authorise the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises, provided that the authorisation is only effective if:

(A)	any requirement as to the quorum at the meeting at which such matter is considered is met without counting the Director in question or any other interested Director; and

(B)	the matter was agreed to without their voting or would have been agreed to if their votes had not been counted.
(f)	If a matter, or office, employment or position, has been authorised by the Directors in accordance with this Article then:

(i)
the Director shall not be required to disclose any confidential information relating to such matter, or such office, employment or position, to Braemar if to make such a disclosure would result in a breach of a duty or obligation of confidence owed by him in relation to or in connection with that matter, or that office, employment or position;

(ii)
the Director may absent himself from discussions, whether in meetings of the Directors or otherwise, and exclude himself from information, which will or may relate to that matter, or that office, employment or position;

(iii)	a Director shall not, by reason of his office as a Director, be accountable to Braemar for any benefit which he derives from any such matter, or from any such office, employment or position.

(g)	Voting restrictions

(i)
A Director (including an alternate Director) shall not vote in respect of any contract or arrangement or any other proposal in which he has any material interest otherwise than by virtue of his interests in shares or debentures or other securities or right of or otherwise in or through Braemar. However a Director shall be entitled to vote in respect of any contract or arrangement or any other proposal in which he has any interest which is not material. A Director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

(ii)	A Director shall (in the absence of some other material interest) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters namely:

(A)	the giving to him of any security, guarantee or indemnity in respect of money lent or obligations incurred by him at the request of or for the benefit of Braemar or any of its subsidiaries;

(B)
the giving to a third party of any security, guarantee or indemnity in respect of a debt or obligation of Braemar or any of its subsidiaries for which he himself has assumed responsibility, in whole or in part, by the giving of security or under a guarantee or indemnity;

(C)
any proposal concerning an offer for subscription or purchase of shares or debentures or other securities of or by Braemar or any of its subsidiaries or of any other company which Braemar may promote or in which it may be interested in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting;

(D)
any proposal concerning Braemar and any other company for which the Director is directly or indirectly interested as an officer, creditor, employee or holder of shares, debentures, securities or rights of that other company, but where he is not the holder (otherwise than as a nominee for Braemar or any of its subsidiaries) of or beneficially interested in one per cent. or more of the issued shares of any class of such company or of any third company through which his interest is derived or of the voting rights available to Shareholders of the relevant company (any such interest being deemed to be a material interest in all circumstances);

(E)
any proposal for the benefit of Braemar or any of its subsidiaries under which the Director benefits in a similar manner to the employees and which does not accord to any Director as such any privilege or benefit nor accorded to the employees to whom it relates;

(F)	any proposal concerning the adoption, modification or operation of a superannuation fund, retirement benefits scheme, share option scheme or share incentive scheme under which he may benefit; or

(G)	any proposal concerning the purchase and/or maintenance of any insurance policy under which he may benefit.
(h)	Powers of the Board

Subject to the Statutes and the Articles and to directions given by Braemar in general meeting, the business of Braemar shall be managed by the Directors who may exercise all the powers of Braemar.

7.1.10	Borrowing powers

(a)	Subject to the Articles, the Board may exercise all the powers of Braemar to borrow money.

(b)
The Directors shall restrict the borrowings of Braemar and exercise all voting and other rights or powers of control exercisable by Braemar in relation to its subsidiary undertakings (if any) so as to secure (as regards subsidiary undertakings so far as by such exercise they can secure) that the aggregate of the amounts remaining undischarged of all monies borrowed by the Braemar Group does not at any time without the previous sanction of an ordinary resolution exceed a sum equal to three times:

(i)	the amount of the share capital of Braemar issued and paid up; and

(ii)
the amounts shown as standing to the credit of consolidated capital and revenue reserves of the Braemar Group (including share premium account and capital redemption reserve) plus or minus the credit or debit balance of the consolidated profit and loss account as shown in the latest audited consolidated balance sheet of the Braemar Group and in the consolidated capital and reserves of the Braemar Group, but

(A)
adjusted in respect of any variations in the issued and paid up share capital, share premium account or capital redemption reserve effected or any distributions made (otherwise than within the Braemar Group) since the date of such balance sheets except in so far as provided for therein; and

(B)	after adding back any sums set aside for taxation; and

(C)	excluding all amounts attributable to intangible items save goodwill arising on consolidation, notwithstanding the fact that these may previously have been written off against reserves.

7.1.11	Indemnity

(a)	Indemnity to Directors

Subject to the provisions of the Statutes, Braemar may:

(i)
indemnify any person who is or was a Director, or a director of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him), against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to Braemar or any associated company; and/or

(ii)
indemnify to any extent any person who is or was a director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with Braemar's activities as trustee of an occupational pension scheme; and/or

(iii)
purchase and maintain insurance for any person who is or was a Director, or a director of any associated company, against any loss or liability or any expenditure he may incur, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to Braemar or any associated company.

For the purpose of the article described above "associated company" has the meaning set out in section 256 of the Companies Act.
(b)	Indemnity against claims in respect of shares

Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon Braemar to make any payment or empowers any government or taxing authority or government official to require Braemar to make any payment in respect of any shares registered in any of Braemar's registers as held either jointly or solely by any Shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Shareholder by Braemar on or in respect of any shares registered as aforesaid or for or on account or in respect of any Shareholder and whether in consequence of:

(i)	a transmission event;

(ii)	the non-payment of any income tax or other tax by such Shareholder;

(iii)
the non-payment of inheritance tax or any estate, probate, succession, death, stamp or other duty by the executors or administrators or other legal personal representatives of such Shareholder or by or out of his estate; or

(iv)	any other act or thing;

Braemar in every such case:

(v)	shall be fully indemnified by such Shareholder or his executors or administrators or his other legal representatives from all liability; and

(vi)
may recover as a debt due from such Shareholder or his executors or administrators or his other legal personal representatives wherever constituted or residing any monies paid by Braemar under or in consequence of any such law together with interest thereon at such rate (not exceeding, without the sanction of Braemar given by ordinary resolution, 20 per cent. per annum) as the Directors may determine from the date of payment by Braemar to the date of repayment by the Shareholder or his executors or administrators or his other legal personal representatives.

7.1.12	Pre-emption rights

In certain circumstances, Braemar's Shareholders may have statutory pre-emption rights under the Companies Act in respect of the allotment of new shares in Braemar. These statutory pre-emption rights would require Braemar to offer new shares for allotment to existing Shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such shares would be offered to Braemar's Shareholders.

7.1.13	Redemption provisions

Subject to the Statutes and to any rights conferred on holders of any other shares, Braemar may issue shares which are to be redeemed or are liable to be redeemed at the option of Braemar or of the Shareholder.

7.1.14	Conversion provisions

Subject to the Statutes and to the authority contained in a resolution of Braemar in general meeting creating or authorising the same, the Board is generally and unconditionally authorised to allot or grant options over, offer or otherwise deal with or dispose of any shares in the capital of Braemar or right to subscribe for or convert any security into shares to such persons, at such times and for such consideration and generally on such terms and conditions as it may determine.

8.	INTERESTS OF DIRECTORS IN BRAEMAR

8.1	Directors' and Proposed Directors' interests in Braemar

As at 10 June 2014 (being the latest practicable date prior to the publication of this document) and, following Admission and the Merger, the interests of the Directors, Proposed Directors and their immediate families and persons connected with the Directors and Proposed Directors (within the meaning of sections 252 – 255 of the Companies Act) (all of which are beneficial unless otherwise stated) in the issued share capital of Braemar are as follows:

	As at 10 June 2014 (the latest practicable date prior to publication of this document)		Interests immediately following the Merger becoming Effective1
	No. of Ordinary Shares	Percentage of issued share capital of Braemar	No. of Ordinary Shares	Percentage of Enlarged Share Capital
Executive Directors
James Kidwell	111,304	0.51%	111,304	0.37%
Denis Petropoulos	601,434	2.77%	601,434	2.00%
Martin Beer	Nil	Nil	Nil	Nil
Non-Executive Directors
Sir Graham Hearne CBE	2,500	0.01%	2,500	0.01%
John Denholm	7,000	0.03%	7,000	0.02%
Alastair Farley	13,366	0.06%	13,366	0.04%
David Moorhouse CBE	Nil	Nil	Nil	Nil
Proposed Directors
Johnny Plumbe	Nil	Nil	446,163	1.49%
Tim Jaques	Nil	Nil	2,580	0.01%
Jürgen Breuer	Nil	Nil	Nil	Nil
Mark Tracey	Nil	Nil	8,170	0.03%

_____________

1
Based on the Enlarged Share Capital. Figures are calculated assuming: (i) that the interests of the Directors and Proposed Directors as at close of business 10 June 2014 do not change, (ii) that the maximum number of the New Ordinary Shares are issued in connection with the Merger (assuming no elections under the Mix and Match Facility) and (iii) excluding any other issues of Ordinary Shares between publication of this document and the Effective Date.

Taken together, the combined percentage interest of the Directors and Proposed Directors (i) in the issued ordinary share capital of Braemar as at 10 June 2014 (being the latest practicable date prior to the publication of this document) was approximately 3.39 per cent. and (ii) following the Merger becoming Effective, will be approximately 3.97 per cent. of the Enlarged Share Capital.

8.2
As at 10 June 2014 (being the latest practicable date prior to the publication of this document), save as set out in the following table, the following Directors held the following conditional rights or options to acquire Ordinary Shares:

	Awards heldasat 1 Mar 13	Grantdate	Share price on grant £	Granted	Exercised/ Released	Lapsed	Awards heldasat 28 Feb 2014	Exercise price £	Exerciseperiod
James Kidwell
SAYE1	3,321	1 Feb 12	3.26	—	—	—	3,321	2.71	1Feb2015-1Jul15
LTIP2	45,000	17May11	4.66	—	—	—	45,000	—	17May14-17May21
LTIP2	75,000	30Oct12	4.07	—	—	—	75,000	—	30 Oct 15 - 30 Oct 22
DBP3	31,541	8 May 12	3.16	—	—	—	31,541	—	8 May 15 - 8 May 22
DBP3	—	14 May 13	3.93	17,440	—	—	17,440	—	14 May 16 - 14 May 23

Martin Beer
SAYE1	—	1 Aug 13	4.23	2,676	—	—	2,676	3.36	1 Aug 16 - 1 Jan 17
LTIP2	55,000	30 Oct 12	4.07	—	—	—	55,000	—	30 Oct 15 - 30 Oct 22
DBP3	—	14 May 13	3.93	4,666	—	—	4,666	—	14 May 16 - 14 May 23

Denis Petropoulos
SAYE1	3,308	1 Aug 12	3.44	—	—	—	3,308	2.73	1 Aug 15 - 1 Jan 16
LTIP2	42,735	17 May 11	4.66	—	—	—	42,735	—	17 May 14 - 17 May 21
DBP3	3,356	25 Oct 10	5.40	—	3,356	—	—	—	25 Oct 13 - 25 Oct 20
DBP3	31,541	8 May 12	3.16	—	—	—	31,541	—	8 May 15 - 8 May 22
DBP3	—	14 May 13	3.93	12,444	—	—	12,444	—	14 May 16 - 14 May 23

_________

1	Sharesave Scheme (as defined in paragraph 4.1 of this Part 17).
2	2006 Braemar LTIP (as defined in paragraph 4.5 of this Part 17).
3	Deferred Bonus Plan (as defined in paragraph 4.3 of this Part 17).

8.3	As at 10 June 2014 (being the latest practicable date prior to the publication of this document), none of Proposed Directors held any conditional rights or options to acquire Ordinary Shares.

8.4
Save as disclosed in this paragraph 8, no Director nor Proposed Director nor their immediate families, nor any person connected with any Director or Proposed Director has any interests (beneficial or non-beneficial) in the share capital of Braemar or any of its subsidiaries.

8.5	Significant shareholders' interests in Braemar

Other than the interests of Directors or Proposed Directors disclosed in this paragraph 8, so far as Braemar is aware, the following persons held, directly or indirectly, three per cent. or more of Braemar's voting rights as at 10 June 2014 (the latest practicable date prior to the publication of this document) or will do so immediately following the Merger becoming Effective:

	As at 10 June 2014 (being the latest practicable date prior to publication of this document)		Interests immediately following the Merger becoming Effective*
	No. of Ordinary Shares	Percentage of issued share capital of Braemar	No. of Ordinary Shares	Percentage of Enlarged Share Capital
Shareholder
Majedie Asset Management	1,381,275	6.37%	1,381,275	4.60%
Quentin Soanes	1,221,490	5.63%	1,221,490	4.07%
BlackRock Investment Management (UK)	1,039,642	4.80%	1,039,642	3.46%
Alan Marsh	1,038,029	4.79%	1,038,029	3.46%
Chelverton Asset Management	925,000	4.27%	925,000	3.08%
Braemar ESOP	659,682	3.04%	659,682	2.20%

*
Based on the Enlarged Share Capital. Figures are calculated assuming: (i) that the maximum number of the New Ordinary Shares are issued in connection with the Merger, and (ii) excluding any other issues of Ordinary Shares between publication of this document and the Effective Date.

8.6	There are no differences between the voting rights enjoyed by those Shareholders set out in paragraph 8.5 above and those enjoyed by any other holder of Ordinary Shares.

8.7
So far as Braemar is aware, there are no persons who, now or at Admission, directly or indirectly, jointly or severally, will exercise or could exercise control over Braemar. So far as Braemar is aware, as at 10 June 2014 (being the latest practicable date prior to publication of this document) there are no arrangements, the operation of which might at a later date result in the change of control of Braemar.

9.	TERMS OF APPOINTMENT, REMUNERATION AND BENEFITS OF DIRECTORS AND PROPOSED DIRECTORS

9.1	Executive Directors

James Kidwell is employed by Braemar as Chief Executive Officer and entered into a service agreement with Braemar on 20 June 2012 in respect of his services as an executive director of Braemar. Mr Kidwell has been continuously employed by Braemar since 1 July 2002. Mr Kidwell was appointed as a statutory director of the Company on 1 August 2002. Mr Kidwell's appointment as a director does not expire but Mr Kidwell is subject to retirement by rotation in accordance with the Articles.

Martin Beer is employed by Braemar as Group Finance Director and entered into a service agreement with Braemar on 25 September 2012 in respect of his services as an executive director of Braemar. Mr Beer has been continuously employed by Braemar since 15 October 2012 and was appointed as a statutory director of the Company on the same date. Mr Beer's appointment as a director does not expire but Mr Beer is subject to retirement by rotation in accordance with the Articles.

Denis Petropoulos is employed by Braemar Seascope Pte Limited (a Braemar Group company) ("Braemar Singapore") as Managing Director of that company under a Singapore contract of employment governed by the law of Singapore. Mr Petropoulos has been continuously employed by Braemar Singapore since 1 January 2011. Mr Petropoulos was appointed as a statutory director of the Company on 10 January 2007. Mr Petropoulos's appointment as a director does not expire but Mr Petropoulos is subject to retirement by rotation in accordance with the Articles.

Each service agreement of the relevant executive Director can be terminated by either the relevant executive Director giving to the relevant Braemar Group company or the relevant Braemar Group company giving to the relevant executive Director, 12 months' notice.
A summary of Mr Kidwell's, Mr Beer's and Mr Petropoulos's remuneration and benefits for the year ended 28 February 2014 is set out in paragraph 9.3 of this Part 17.

9.2	Non-Executive Directors

Sir Graham Hearne CBE entered into a letter of appointment with Braemar with effect from 7 October 1999 in respect of his services as a non-executive director of Braemar. Sir Graham's most recent appointment (for a one year term) is due to expire on 19 June 2014, unless his appointment is terminated earlier. Sir Graham receives a fee of £100,000 per annum. Sir Graham has been a statutory director of the Company since 7 October 1999.

John Denholm entered into a letter of appointment with Braemar with effect from 25 July 2002 in respect of his services as a non-executive director of Braemar. Mr Denholm's most recent appointment (for a one year term) expires on 7 June 2014. Mr Denholm receives a fee of £45,000 per annum (which includes a fee £10,000 per annum in respect of committee chairmanship). Mr Denholm has been a statutory director of the Company since 25 July 2002. Mr Denholm will stand down as a director of the Company at the Braemar Annual General Meeting.

Alastair Farley recently entered into a letter of appointment with Braemar on 9 June 2014 in respect of his services as a non-executive director of Braemar. This document records the terms of his appointment arising out of the expiration of his previous letter of appointment. On the assumption that Mr Farley is re-elected as a director of the Company at the Braemar Annual General Meeting, Mr Farley's appointment as a non-executive director of the Company is for a term of three years expiring at the annual general meeting of the Company to be convened in 2017, unless his appointment is terminated earlier. Mr Farley receives a fee of £45,000 per annum (which includes a fee £10,000 per annum in respect of committee chairmanship). Mr Farley has been a statutory director of the Company since 11 January 2011.

David Moorhouse recently entered into a letter of appointment with Braemar on 9 June 2014 in respect of his services as a non-executive director of Braemar. This document records the terms of his appointment arising out of the expiration of his previous letter of appointment. On the assumption that Mr Moorhouse is re-elected as a director of the Company at the Braemar Annual General Meeting, Mr Moorhouse's appointment as a non-executive director of the Company is for a term of three years expiring at the annual general meeting of the Company to be convened in 2017, unless his appointment is terminated earlier. Mr Moorhouse receives a fee of £45,000 per annum (which includes a fee £10,000 per annum in respect of committee chairmanship). Mr Moorhouse has been a statutory director of the Company since 19 January 2005.

The time commitment of the non-executive directors of the Company is as agreed with the Board from time to time. The senior independent director of the Company is Alastair Farley.

Each of the non-executive directors of the Company has agreed to give not less than one month's notice should he wish to resign as a director of the Company prior to expiry of his term of appointment. In addition to the powers of removal conferred by the Articles, Braemar may request that a non-executive director resigns by giving the director one month's prior notice.

9.3	Summary of remuneration and benefits

Under the terms of their service contracts, appointment letters and applicable bonus schemes (as applicable), in the year ended 28 February 2014, the Directors were entitled to the remuneration and benefits set out below:

Name	Base salary and non-executive directors fees £'000	Bonus* £'000	Benefits in kind £'000	Total remuneration(excluding pension contributions) £'000	Pension contributions £'000
Executive Directors
James Kidwell	350	81	3	434	Nil
Denis Petropoulos	230	50	59	339	Nil
Martin Beer	237	50	2	289	Nil
Non-Executive Directors
Sir Graham Hearne CBE	75	Nil	Nil	75	Nil
John Denholm**	42	Nil	Nil	42	Nil
Alastair Farley	42	Nil	Nil	42	Nil
David Moorhouse CBE	42	Nil	Nil	42	Nil

*	Restricted to a maximum of 100 per cent. of current gross salary before deductions under salary sacrifice arrangements.
**
John Denholm shall stand down as a director of the Company at the Braemar Annual General Meeting. He shall not be entitled to any severance, compensation or other payment as a consequence of his standing down.

9.4	Proposed Directors

Following the Merger, it is proposed that the Proposed Directors will be appointed to the board of directors of the Enlarged Company with effect from the Effective Date. The proposed terms of the Proposed Directors' service contracts and appointment letters are summarised below:

Name	Position in Enlarged Company	Notice period (months)	Total salary/fees £'000
Johnny Plumbe	Executive director	6	180	*†
Tim Jaques	Non-executive director	1	35	*
Jürgen Breuer	Non-executive director	1	35	*
Mark Tracey	Non-executive director	1	35	*

*	Does not include pension, annual bonus or other benefits.
†	Following completion of the Merger, the Enlarged Group and its reconstituted remuneration committee intend to put in place revised salary and bonus arrangements for Johnny Plumbe.

9.5	The Directors are subject to retirement by rotation in accordance with the Articles.

9.6	Save as described above, there are no existing or proposed service agreements between any Director and Braemar or any of its subsidiaries with a notice period of one year or more.

9.7	The Braemar Group has not set aside or accrued any amounts to provide pension, retirement or similar benefits.

9.8	There are no existing or proposed service agreements or appointment letters between any Director and any member of the Enlarged Group providing for benefits upon termination of employment.

9.9
The aggregate remuneration paid (including any contingent or deferred compensation and excluding pensions contributions) and benefits in kind granted to the Directors by the Braemar Group during the financial year ended 28 February 2014 for services in all capacities was £1,363,000.

10.	ADDITIONAL INFORMATION ON DIRECTORS AND PROPOSED DIRECTORS

10.1
Further details of the Directors and the Proposed Directors functions in Braemar or ACM (as appropriate) and, following the Merger, the Enlarged Company, and their relevant management experience are set out in paragraph 5 of Part 9 above, paragraph 3 of Part 10 above and, with regard to the Directors only, in Braemar's 2014 Annual Report and Accounts (which is incorporated by reference into this document).

10.2
The Directors and the Proposed Directors currently hold or in the past five years before the date of this document have held the following directorships and/or have been partners of the following partnerships outside the Enlarged Group:

Name of Director	Existing directorships/partnerships	Past directorships/partnerships

Braemar Directors

James Kidwell	Braemar Shipping Services Plc	Nil
Braemar Marine Limited
Braemar Seascope Limited
Braemar Seascope Shipping Limited
Braemar Technical Services (Engineering) Limited
BS Energy Services Limited
GFL (UK) Limited
Portabella Limited
Seascope Capital Services Limited
Seascope Projects Limited
Seascope Sale and Purchase Limited
Seascope Shipping Investments Limited
Seascope Shipping Limited
Seascope Shipping Services Limited
Braemar Futures Limited
Cory Brothers Shipping Agency Limited
Braemar Seascope (Beijing) Limited
Braemar Tankers Limited
Braemar Quincannon Limited
Shiptrak Limited
Braemar Seascope Technical Services Limited
Wavespec (North East) Limited
Braemar Howells Limited

Name of Director	Existing directorships/partnerships	Past directorships/partnerships

Braemar Technical Services Limited
Fred Olsen Freight Limited
Cagnoil Limited
Braemar Chartering Limited
Braemar Quincannon Pte Limited
Braemar Seascope Pty Limited
Braemar Seascope Pte Limited
Braemar Technical Services Inc.
Braemar Technical Services (Offshore) Pte Limited
Braemar Seascope India Private Limited
Orca Shipping Limited
Kidwell Capital Limited

Denis Petropoulos	Braemar Shipping Services Plc	Nil
Braemar Tankers Limited
Braemar Maritime Limited
Braemar Burness Maritime Limited
Braemar Seascope Limited
Braemar Futures Limited
Cagnoil Limited
BS Energy Services Limited
Denmar Partnership Limited
Braemar Quincannon Pte Limited
Braemar Seascope Pty Limited
Braemar Seascope Pte Limited
Braemar Seascope India Private Limited
MC Associates Pte Limited
Apetrop Limited

Martin Beer	Braemar Shipping Services Plc Limited	St. Ivel Limited Uniq (Holdings) Limited
	Braemar Container Shipping and Chartering Limited	Greencore Food To Go Limited Uniq Limited
	Braemar Howells Limited	Uniq Overseas Holdings Limited
	Cory Brothers Shipping Agency Limited	St. Ivel Chilled Products Limited Terranova Foods UK Limited
	Braemar Seascope Limited	Unigate (Director) Limited
	Braemar Shipbrokers Limited	Unigate (Secretary) Limited
	Braemar Technical Services Holdings Limited Braemar Technical Services (Adjusting) Limited	Nashbond Finance Limited
Sir Graham Hearne CBE	Braemar Shipping Services Plc	N.M. Rothschild & Sons Limited
	Old Bailey 2005 LLP Ascott Properties Limited Sceptre Oil and Gas Ltd Rowan Companies Plc Genel Energy plc Ascott Farms Limited Rothschild Concordia SAS	Rothschild Employee Trustees Limited Wellstream Holdings Limited Asia Resource Minerals Plc Catlin Group Limited Energy Developments Partners Limited

Name of Director	Existing directorships/partnerships	Past directorships/partnerships

John Denholm
Braemar Shipping Services Plc
Baltic International Maritime Council
Denholm Maritime Services Limited
The Denholm Line Steamers Limited
Denholm Brown Brothers & Company Limited
J. & J. Denholm Limited
Denholm Group Limited
Denholm Shipping Company Limited
Denholm Enterprise Limited
Prosperous Century Limited
Denholm Logistics Limited
Denholm Oilfield Services Limited
Milton Shipping Company Limited
PMI Denholm Limited
R C Property Limited
Denholm Seafoods Limited
Ably Access Ltd.
Denholm Oilfield Services (Kazakhstan) Limited
Denholm Oilfield Services (UK) Limited
Denholm Fishselling Limited
Denholm Leasing Limited
PDL Denholm Valvecare Limited
Tanktech Services Limited
Kenneth Hunter Shipping Limited
Denholm Coates & Co. Limited
Fairwind Shipping Limited
Hadley Shipping Group Limited
Inverbeg Shipping Limited
Denholm Shipping Norway A/S
Denholm Oilfield Services (Middle East) Limited
Mountpark Shipping Company Limited
Denholm Yam Contracting Company LLC
Denholm Yam Steel Factory LLC
Inverie Shipping Limited
Lewis Shipping Limited
Anglo-Eastern Management Group Ltd
Denholm Industrial Services (Holdings) Limited

The Chamber of Shipping Limited
Petrasco Services Limited
Denholm Valvecare (Holdings) Limited
Turner & Hickman Limited
Denholm Offshore Limited
Denholm Macnamee Limited
SDL Denholm Limited
Denholm Oilfield Services (Azerbaijan) Limited
Denholm Industrial Services Limited
Denholm Valvecare Limited
Denholm Global Logistics Limited
Hadley Shipping Company Limited
Denholm Seafoods Holdings Limited
George Walker & Sons (F.R.) Limited
The North Minch Fish Selling Company Limited
Lochinver Fishselling Company Limited
Milton Shipping Company Limited
Denholm International Freight Limited
BAHR Behrend & Co. Limited
BAHR Behrend Agencies Limited
Timbership Limited
Humber Timber Terminals Limited
Arends International Limited
Denholm Oilfield Services (Libya) Limited
Arends-EUF Limited
Chinatrans Limited
Denholm Finance Limited
Keynes Shipping Limited
Molloy Freight Forwarding Limited
Denholm Chartering Limited

Name of Director	Existing directorships/partnerships	Past directorships/partnerships

Alastair Farley
Braemar Shipping Services Plc
Seaguard Offshore Limited
Seaguard Holdings Limited
The White Ensign Association Limited
Nautilus Holdings Limited
Nautilus Holdings No 2 Limited
Nautilus Shipholding (No 1) Limited
Nautilus Shipholding (No 2) Limited
Nautilus Shipholding (No 3) Limited
Gyroscopic Fund Limited
Opus Trust Group Limited Opus 102 Limited Marlborough Knightsbridge Management Limited Valuetrack Limited Astra Tankers Limited Joannou & Paraskevaides (Overseas) Limited

David Moorhouse CBE	Braemar Shipping Services Plc Trafalgar House Trustees Limited Maritime London Limited The Mission to Seafarers James Fisher & Sons plc OAO Sovcomflot
Lloyd's Register Superannuation Trustees Limited
Lloyd's Register Limited
Lloyd's Register Trust
Corporation Limited
Southampton Cultural Development Trust
The Royal Museums Greenwich
Tsakos Energy Navigation
Limited

Proposed Directors

Johnny Plumbe	ACM Shipping Group plc	Eclipse Film Partners No. 5 LLP
ACM Sale & Purchase Limited
ACM Shipping CIS Limited
ACM Dry Cargo Limited
ACM Shipping EBT Limited
ACM Shipping Limited
ACM Shipping USA Limited
ACM Tankers Limited
ACM Icon Shipping Limited
ACM Shipping Endeavour Holding Pty Ltd
ACM Shipping Endeavour Pty
The Film Development Partnership II LLP

Timothy Jaques	ACM Shipping Group plc	Embiricos Shipbrokers Limited

Jürgen Breuer	ACM Shipping Group plc	Trayport Limited
	Baltic Bau Sellin Geschäftsführungs GmbH	Dünenhaus Binz Entwicklungsgesellschaft mbH
Baltic Bau Baltische Bauentwicklungs GmbH
Baltic Bau Baltische Immobilienverwaltungs GmbH
Heinrich-Heine-Garten Binz GmbH

Mark Tracey	ACM Shipping Group plc
Arkle Associates LLP
Tred Developments (Barnes) LLP

10.3	Save as set out above, none of the Directors or Proposed Directors have any business interests, or perform any activities, outside Braemar which are significant with respect to Braemar.

10.4	As at the date of this document, none of the Directors or Proposed Directors has at any time within the last five years:

10.4.1	had any convictions (whether spent or unspent) in relation to offences involving fraud or dishonesty;

10.4.2	been adjudged bankrupt or the subject of any individual voluntary arrangement;

10.4.3	had a receiver appointed with respect to any assets belonging to him;

10.4.4	been the subject of any official public incrimination and/or sanctions by statutory or regulatory authorities (including any designated professional body);

10.4.5	been disqualified by a court from acting as a director or other officer of any company or from acting in the management or conduct of the affairs of any company;

10.4.6
been a partner or senior manager in a partnership which, while he was a partner or senior manager or within 12 months of his ceasing to be a partner or senior manager, was put into compulsory liquidation or administration or entered into any partnership voluntary arrangement or had a receiver appointed over any partnership asset; or

10.4.7
been a director or senior manager of a company which has been placed in receivership, compulsory liquidation, creditors' voluntary liquidation or administration or which entered into any company voluntary arrangement or any composition or arrangement with its creditors generally or any class of creditors, at any time while he was a director or senior manager of that company or within 12 months after his ceasing to be a director.

10.5
There are no family relationships between any of the Directors or Proposed Directors and there are no potential conflicts of interest between their duties to Braemar and their private interests and or other duties.

10.6	There are no restrictions which have been agreed by the Directors or Proposed Directors on the disposal of their holdings in the share capital of Braemar.

10.7	There are no outstanding loans or guarantees which have been granted or provided to or for the benefit of any Directors or Proposed Directors by any member of the Enlarged Group.

10.8
No Directors or Proposed Directors or any director of any member of the Enlarged Group has or has had any interest in any transaction which is or was unusual in its nature or conditions or significant to the business of the Enlarged Group.

10.9
No arrangement has been entered into or understanding made with major shareholders, customers suppliers or others pursuant to which any Director was selected as a member of the administrative, management or supervisory bodies or member of senior management.

11.	LITIGATION

11.1	Litigation concerning the Braemar Group

There have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Braemar is aware) during the 12 month period prior to the publication of this document which may have, or have had in the recent past, significant effects on Braemar or the Braemar Group's financial position or profitability.

11.2	Litigation concerning the ACM Group

There have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which ACM is aware) during the 12 month period prior to the publication of this document which may have, or have had in the recent past, significant effects on ACM or the ACM Group's financial position or profitability.

12.	CORPORATE GOVERNANCE AND BOARD PRACTICES

12.1	Enlarged Group

As at the date of this document, the Board consists of the three executive Directors and four non-executive Directors. It is proposed that the board of directors of the Enlarged Company shall be immediately reconstituted following the Merger becoming Effective to comprise 10 directors, including four executive directors and six non-executive directors. A majority of the board of directors of the Enlarged Company will be independent non-executive directors. As from the Effective Date, it is proposed that the board of directors of the Enlarged Company will comprise the following members:

Name	Role	Current Company
Sir Graham Hearne CBE	Chairman	Braemar
James Kidwell	Chief Executive	Braemar
Martin Beer	Group Finance Director	Braemar
Johnny Plumbe	Executive director	ACM
Denis Petropoulos	Executive director	Braemar
Alastair Farley	Non-executive director	Braemar
David Moorhouse CBE	Non-executive director	Braemar
Tim Jaques	Non-executive director	ACM
Jürgen Breuer	Non-executive director	ACM
Mark Tracey	Non-executive director	ACM

Braemar is committed to high standards of corporate governance and, save as disclosed in this paragraph 12, is compliant and will continue to comply with the principles and provisions of the Corporate Governance Code.

12.2
The Corporate Governance Code provides that the board of directors of a United Kingdom public company should include a balance of executive and non-executive directors, with independent non-executive directors (excluding the chairman) comprising at least one-half of the board. The Corporate Governance Code states that the board should determine whether a director is independent in character and judgement and whether there are any relationships or circumstances which are likely to affect, or could appear to affect, the director's judgement.

The Board currently consists of seven Directors in total. James Kidwell (Chief Executive), Martin Beer (Group Finance Director) and Denis Petropoulos, are all executive Directors. Sir Graham Hearne CBE (Chairman) and John Denholm, Alastair Farley and David Moorhouse CBE are non-executive Directors. Braemar regards the non-executive Directors to be independent within the meaning of the Corporate Governance Code.

The Corporate Governance Code recommends that a board of directors should appoint one of its independent non-executive directors to be the senior independent director. The senior independent director should be available to shareholders if they have concerns that the normal channels of chairman or chief executive have failed to resolve or if such channel of communication is inappropriate. Braemar's senior independent director is Alastair Farley and Braemar expects Alastair Farley to continue in this role following completion of the Merger.

12.3	Committees

The Board is assisted in fulfilling its responsibilities by the audit committee, the remuneration committee and the nominations committee. The terms of reference for these committees are set out below.

The audit committee currently comprises Alastair Farley (Chair), John Denholm and David Moorhouse CBE. Its responsibilities include monitoring the integrity of Braemar's financial statements, monitoring and reviewing the effectiveness of Braemar's internal controls and risk management systems, overseeing Braemar's relationship with its external auditor, monitoring the external auditor's independence and objectivity and reviewing the scope and results of audits.

Following the Merger becoming Effective, it is intended that the audit committee will be reconstituted to comprise Alastair Farley (Chair), David Moorhouse CBE and Mark Tracey.

The remuneration committee currently comprises John Denholm (Chair), Alastair Farley and David Moorhouse CBE. Its responsibilities include agreeing with the Board the policy for the remuneration of the chairman of the board of directors, the executive Directors and other senior executives, determining awards and targets under management incentive schemes and determining the individual remuneration packages of the chairman and executive Directors.

Following the Merger becoming Effective, it is intended that the remuneration committee will be reconstituted to comprise David Moorhouse CBE (Chair), Alastair Farley and Jürgen Breuer.

The nominations committee currently comprises David Moorhouse CBE (Chair), Alastair Farley and John Denholm. Its responsibilities include, but are not limited to, reviewing the structure, size and composition of the Board, considering Director succession planning for directors, identifying and approving candidates to fill Board vacancies and reviewing the leadership needs of the Braemar Group.
Following the Merger becoming Effective, it is intended that the nominations committee will be reconstituted to comprise Sir Graham Hearne CBE (Chair), David Moorhouse CBE, Alastair Farley and Tim Jaques.

To enable the Directors to discharge their duties, the principles of good boardroom practice require that each of them be provided with accurate, timely and clear information. In addition, every Director and every committee will have the authority to seek information from any director of the Enlarged Company or employee and to obtain independent professional advice.

Save as disclosed, there are no potential conflicts of interest between the duties of the Directors to Braemar and their private interests or other duties and none of the Directors have, or have had, any material personal interest in any transaction which is or was unusual in its nature or conditions or significant to, the business of Braemar or which has been effected by Braemar since its incorporation.

13.	EMPLOYEES

The average number of employees employed by the Braemar Group for the last three years is set out below and can be broken into the following categories and locations:

Employees		Number for year ended 28 February 2014	Number for year ended 28 February 2013	Number for year ended 29 February 2012
Category	Shipbroking	282	288	297
	Logistics	223	227	227
	Environmental	55	51	51
	Technical	330	350	339
	Central	4	4	5
	Total	894	920	919
Geographical location	Europe	500	511	521
	Asia Pacific	311	296	282
	Americas	50	89	88
	Africa/Middle East	33	24	28
	Total	894	920	919

On completion of the Merger, the Enlarged Group is expected to have, based on the number of employees as at the date of this document, a total of 1,034 employees.

14.	MATERIAL CONTRACTS

14.1	Braemar material contracts

14.1.1	The following is a summary of each contract that has been entered into by members of the Braemar Group otherwise than in the ordinary course of business:

14.1.1.1	in the two years immediately preceding 12 June 2014 and which is, or may be, material to the Braemar Group; or

14.1.1.2
otherwise than in the two years immediately preceding the date of this document which contain any provision under which any member of the Braemar Group has any obligation or entitlement which is material to the Braemar Group, as at the date of this document.

14.1.2	Contracts relating to the Proposals

14.1.2.1	Agreement with Westhouse

On 31 January 2014, Braemar entered into an agreement (the "Westhouse Agreement") with Westhouse relating to the Proposals pursuant to which Westhouse agreed to act as sponsor for Braemar in relation to the production of the Prospectus, prepared by Braemar relating to the Merger, and Admission in accordance with the requirements of the Listing Rules, the Prospectus Rules and the Disclosure and Transparency Rules.

Braemar has agreed to fully indemnify Westhouse and each of its associates (and to keep it/them so indemnified) against any and all claims, damages, demands, losses, proceedings, liabilities, costs, charges or expenses of any kind in any jurisdiction brought or alleged against or suffered by Westhouse or its associates in connection with or arising from any services provided to Braemar or in respect of the transaction or matter to which such services relate. This indemnity will not apply to the extent that the liability has arisen from the negligence, wilful default or Westhouse's or its associates' wilful breach of its/their duty or obligation under the FCA's rules and principles or any breach of the Westhouse Agreement.

The Westhouse Agreement may be terminated by Braemar or Westhouse at any time by giving 28 days' written notice to the other party. If Braemar is in material breach of the Westhouse Agreement, Westhouse may terminate its appointment immediately by written notice of such termination to Braemar. If Westhouse is in material breach of the Westhouse Agreement, and such breach, if capable of remedy, remains unremedied for a period of 30 days, Braemar may terminate the appointment immediately by written notice of such termination to Westhouse.

14.1.2.2	New Credit Agreement

Braemar and certain of its UK subsidiaries have entered into a credit agreement with The Royal Bank of Scotland plc as lender (the "Lender") dated 19 May 2014 (the "New Credit Agreement") under which the Lender has granted (i) a secured term loan facility for a maximum principal amount of £5,000,000 ("Term Facility") and (ii) a secured revolving credit facility for a maximum principal amount of £10,000,000 (the "Revolving Facility").

The Term Facility is only available to Braemar and must be used towards the cash consideration payable by Braemar to Scheme Shareholders under the Merger and related Merger costs (the "Merger Purpose"). In addition, the initial utilisation of the Revolving Facility will be drawn down on the same day as the Term Facility for the Merger Purpose. The Term Facility is repayable in quarterly instalments beginning on the date six months after the date of the New Credit Agreement with the final payment date being the third anniversary of the date of the New Credit Agreement.

The Revolving Facility (excluding the initial utilisation of the Revolving Facility) must be used towards the general corporate and working capital purposes of the Braemar Group. The Revolving Facility is repayable on the third anniversary of the date of the New Credit Agreement. Each loan made under the Revolving Facility must be repaid on the last day of its interest period but may be redrawn to the extent there is availability under the Revolving Facility. The Revolving Credit Facility will cease to be available one month before the third anniversary of the date of the New Credit Agreement.

Interest is payable on the principal amount outstanding under each facility at 2.25% per annum plus LIBOR. Certain fees and expenses, including a commitment fee and arrangement fee are payable by Braemar. The New Credit Agreement requires Braemar to ensure that the financial covenants are complied with including: (a) EBITA: finance charges of not less than 4 times; and (b) total debt: EBITDA to not exceed 2.5:1.

The Lender will have the benefit of existing security and a new debenture granted by Braemar and certain of its UK subsidiaries in favour of the Lender which includes a legal mortgage over freehold and leasehold property and a fixed and floating charge over present and future assets in the UK (including book debts). In accordance with the New Credit Agreement, certain UK members of the ACM Group will accede to the New Credit Agreement after the completion of the Merger and will accede to the new debenture to grant security in favour of the Lender.

14.1.2.3	Existing Overdraft Agreement

Braemar and certain of its UK subsidiaries have entered into an overdraft agreement with the Lender, which agreement is dated 15 October 2012, pursuant to which the Lender will make available a £10,000,000 overdraft facility to Braemar and certain of its subsidiaries (the "Existing Overdraft Facility"). The Existing Overdraft Facility will be replaced with the Revolving Facility.

14.1.3	Equity purchase agreement

Under an Equity Purchase Agreement dated 18 March 2014 and made between (1) Braemar Technical Services (USA) Inc., ("BTS") (a Braemar Group company) and (2) Borgeois, Casbarian and Associates, Inc,. ("BGA") (the "Equity Purchase Agreement"), BTS sold the entire issued share capital of Braemar Casbarian Inc., (a company incorporated in Texas, United States of America) ("Casbarian") for the sum of US$100.

Under the Equity Purchase Agreement, BTS is obliged to:

14.1.3.1	pay to Casbarian the sum of US$555,000 as a contribution to the working capital requirements of Casbarian; and

14.1.3.2
for a period of one year from 19 March 2014 indemnify Casbarian for all or any liabilities arising out of contracts entered into and completely performed by Casbarian prior to 19 March 2014. BTS shall have no liability under this provision unless all liabilities incurred exceed the sum of US$20,000. The aggregate amount of BTS's liability shall not exceed the sum of US$100,000.

Under the Equity Purchase Agreement, BTS give limited representations and warranties to BGA. These were as to (i) the due incorporation of BTS, (ii) the enforceability of the Equity Purchase Agreement against BTS and (iii) the fact that execution and delivery of the Equity Purchase Agreement and BTS's performance of the Equity Purchase Agreement, will not violate any law applicable to BTS and require BTS to make any filings or obtain any consent, approval or authorisation from any governmental authority.

14.2	ACM material contracts

14.2.1	The following is a summary of each contract that has been entered into by members of the ACM Group otherwise than in the ordinary course of business:

14.2.1.1	in the two years immediately preceding 12 June 2014 and which is, or may be, material to the ACM Group; or

14.2.1.2
otherwise than in the two years immediately preceding the date of this document which contain any provision under which any member of the ACM Group has any obligation or entitlement which is material to the ACM Group, as at the date of this document.

14.2.2	ACM GFI container freight brokerage joint venture agreement

On 10 January 2012 ACM Shipping Limited entered into a joint venture agreement with GFI Brokers Limited (a wholly owned subsidiary of GFI Group Inc.) ("GFI") to operate a brokerage service for container freight derivatives. Under the joint venture agreement GFI is entitled to 65 per cent. of the profits and ACM Shipping Limited (a wholly owned subsidiary of ACM) ("ACM Shipping") is entitled to 35 per cent. of the profits. The joint venture is terminable by either party upon three months' prior written notice.

14.2.3	ACM GFI wet freight brokerage joint venture agreement

On 1 April 2002 ACM Shipping entered into a joint venture agreement with GFI to operate a brokerage service for derivative products within the business of shipping crude oil, heating oil and products by tankers. Under the joint venture agreement each of GFI and ACM Shipping is entitled to 50 per cent. of the profits. The joint venture agreement is terminable upon six months' prior written notice.

14.2.4	ACM ICON brokerage joint venture agreement

On 16 February 2012 ACM and ACM Shipping entered into a joint venture agreement with ICON Chartering Limited ("ICON") and Kellet and Singleton Investments Limited to form ACM ICON Shipping Limited a company incorporated under the laws of the BVI which operates through its wholly owned subsidiary registered in Dubai, ACM ICON Shipping DMCC (together with ACM ICON Shipping Limited, "ACM ICON"). ACM ICON operates a brokerage service in relation to the chartering of ships/vessels and related intermediary services for dry cargo. ACM ICON is owned equally by ACM Shipping and ICON, and profits are shared equally. The joint venture agreement is terminable upon six months' prior written notice.

14.2.5	ACM, GFI and McQuilling joint venture agreement

On 10 May 2005 ACM Shipping Limited, GFI and McQuilling Brokerage Partners, Inc. ("McQ") entered into a joint venture agreement to provide and maintain a brokerage service for derivative products within the business of shipping by tankers, crude oil, heating oil and other products. Under the joint venture agreement each of GFI and ACM Shipping Limited is entitled to 45 per cent. of the revenues and McQ is entitled to 10 per cent. of the revenues. The joint venture agreement is terminable by each party upon three months' prior written notice.

15.	WORKING CAPITAL

Braemar is of the opinion that, having regard to the existing bank and other facilities available to the Braemar Group, the working capital of the Braemar Group is sufficient for its present requirements, that is, for at least 12 months from the date of this document.

Braemar is of the opinion that, having regard to the existing bank and other facilities available to the Enlarged Group, the working capital of the Enlarged Group is sufficient for its present requirements, that is, for at least 12 months from the date of this document.

16.	CAPITALISATION AND INDEBTEDNESS

A summary of the capitalisation and indebtedness of Braemar, is set out at Part 11 (Operating and Financial Review of the Braemar Group), of this document.

17.	SIGNIFICANT CHANGE

17.1	Braemar Group

Save as disclosed in this paragraph 17.1, there has been no significant change in the financial or trading position of the Braemar Group since 28 February 2014, the date to which Braemar's last published audited financial statements were prepared.

The results of Casbarian have been presented as a discontinued operation in the income statement and the net assets and liabilities shown as held for sale on the balance sheet. In February 2014, the Braemar Group decided to exit the business and reached an agreement to dispose of Casbarian to the local management team. This divestment was concluded in March 2014. Losses from discontinued operations were £1.4m in the year ending 28 February 2014 and the loss on disposal was £0.8m in the year ending 28 February 2014.

17.2	ACM Group

There has been no significant change in the financial or trading position of the ACM Group since 31 March 2014, the date to which ACM's last published audited financial statements were prepared.

18.	TAXATION

The information below, which is of a general nature only and which relates only to United Kingdom taxation, is applicable to Braemar and its subsidiaries and to persons who are resident or ordinarily resident in the United Kingdom (except where indicated) and who hold Ordinary Shares as an investment. It is based on existing law and practice as at 12 June 2014 and is subject to subsequent changes therein. Any change in the tax status of Braemar or its subsidiaries or in taxation legislation in or the United Kingdom or any other tax jurisdiction affecting Shareholders or investors could affect the value of the investments held by Braemar or its subsidiaries or affect Braemar's ability to achieve its investment objective for the Ordinary Shares or alter the post-tax returns to Shareholders. You are strongly recommended to consult your own professional adviser in relation to any investment in Braemar.

In particular, Shareholders or investors should consult their own tax advisors concerning the United States federal, state and local income tax consequences in their particular situations of the purchase, ownership and disposition of the Ordinary Shares, as well as any consequences under the laws of any other taxing jurisdiction. Shareholders or investors who are United States taxpayers should be aware that Braemar may be treated as a passive foreign investment company for United States federal income tax purposes, as defined in Section 1297 of the Internal Revenue Code of 1986, as amended. If Braemar qualifies as a passive foreign investment company in any taxable year, a US holder of the Ordinary Shares generally will be required to treat any excess distribution received on such securities, or any gain realised upon the disposition of those securities, as ordinary income, and to pay an interest charge on a portion of such distribution or gain.
United Kingdom taxation relating to the Scheme

18.1	Dividends

Under current UK tax legislation, no tax is withheld from dividends paid by Braemar.

UK resident individual Shareholders are treated as having received income of an amount equal to the sum of the dividend and its associated tax credits, the tax credit for dividends being 10 per cent. of the combined amount of the dividend and the tax credit (i.e. the tax credit will be one ninth of the dividend). The tax credit will effectively satisfy a UK resident individual shareholder's basic rate (but not the higher and additional rates) income tax liability in respect of the dividend. UK resident individual shareholders who are subject to the higher rate of tax at 40 per cent. will have to account for additional tax. The gross rate of tax set for the higher rate. taxpayer who receive dividends is 32.5 per cent. After taking account of the 10 per cent., tax credit, such a tax payer would have to account for additional tax of 22.5 per cent. This additional 22.5 per cent. tax liability equates to an effective rate of income tax on the net cash dividend actually received of 25 per cent. Taxpayers who pay the additional rate of tax of 45 per cent. will also have to account for additional tax. The gross rate of tax set for the additional rate taxpayer who receives dividends is 37.5 per cent. After taking account of the 10 per cent. tax credit, such a taxpayer would have to account for additional tax of 27.5 per cent. This additional 27.5 per cent. tax liability equates to an effective rate of income tax on the cash dividend actually received of 30.6 per cent.

UK tax resident corporate Shareholders will not normally be liable to UK corporation tax in respect of any dividend received from Braemar.

Whether a Shareholder who is not resident in the UK is entitled to a tax credit in respect of dividends paid by Braemar will depend, in general, on the terms of any double tax treaty between the UK and their country of residence. A non-UK resident Shareholder may also be subject to foreign taxation on dividend income.

Non-UK resident Shareholders and Shareholders subject to tax in a jurisdiction other than the UK should consult an appropriate professional adviser concerning their liabilities to tax on dividends received.

18.2	UK taxation on chargeable gains

18.2.1	Acquisition of New Ordinary Shares

To the extent that a Scheme Shareholder receives New Ordinary Shares in exchange for Scheme Shares and does not hold (either alone or together with persons connected with him) more than five per cent. of, or of any class of, shares in or debentures of Braemar, he will not be treated as having made a disposal of his Scheme Shares. Instead, the New Ordinary Shares will be treated as the same asset as those shares in respect of which he received the New Ordinary Shares, acquired at the same time and for the same consideration as those shares.

Any Scheme Shareholder who holds (either alone or together with persons connected with him) more than five per cent. of, or of any class of, shares in or debentures of Braemar is advised that Braemar has received clearance from HMRC under Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Scheme. Accordingly any such Shareholder should be treated in the manner described in the preceding paragraph.

18.2.2	Disposal of New Ordinary Shares

Any disposal of Ordinary Shares by a Shareholder resident or ordinarily resident for tax purposes in the UK or a non-UK resident Shareholder who carries on a trade, profession or vocation in the UK through a branch or agency and has used, held or acquired the Ordinary Shares for the purposes of such trade, profession or vocation or such branch or agency may, depending on the Shareholder's circumstances, and subject to any available exemptions, allowances or reliefs, give rise to a chargeable gain or an allowable loss for the purposes of UK capital gains tax (or for companies, corporation tax on chargeable gains).

Special rules apply to disposals by individuals at a time when they are temporarily not resident or not ordinarily resident in the UK.

18.3	UK inheritance tax

The Ordinary Shares will be assets situated in the UK for the purposes of UK inheritance tax. A gift of such assets by, or on the death of, an individual holder of such assets may (subject to certain exemptions and reliefs) give rise to a liability to UK inheritance tax. This is regardless of whether or not the individual holder is domiciled or deemed to be domiciled in the UK and whether or not the holder is resident and/or ordinarily resident in the UK for tax purposes. For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply where the donor reserves or retains some interest or benefit in the property being transferred.

If an individual is resident in the UK but not domiciled in the UK, professional advice should be sought.

Special rules apply to trustees of settlements who hold Ordinary Shares bringing them within the charge to UK inheritance tax.

18.4	Stamp Duty and Stamp Duty Reserve Tax ("SDRT'')

Any transfer or sale of Ordinary Shares will generally give rise to a charge to ad valorem stamp duty currently at a rate equivalent to 50p for every £100 or part of £100 of the consideration paid (rounded up to the next £5). Any unstamped or insufficiently stamped document may not be relied upon by any person for any purposes whatsoever. The parties to a transaction therefore normally choose to pay the stamp duty, and as the purchaser is normally the person wishing to rely on the stamped document they would typically pay the duty. An unconditional agreement to transfer such Ordinary Shares will give rise to SDRT at a rate of 0.5 per cent., of the amount or value of the consideration. However, when an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, a claim can normally be made to cancel or obtain repayment of the SDRT liability. Special rules apply to the agreements made by market makers in the ordinary course of their business, brokerdealers and certain other persons. Agreements relating to the transfer of Ordinary Shares to charities will not normally give rise to SDRT or stamp duty.

The information in this paragraph is intended as a general summary of certain elements of the UK tax position and should not be construed as constituting advice. Potential investors should obtain advice from their own investment or taxation adviser.

19.	CONSENTS

19.1
Westhouse, of 20th Floor, 110 Bishopsgate, London, EC2N 4AY, which is regulated by the Financial Conduct Authority, has given and has not withdrawn its written consent to the issue of this document with references to its name being included in it in the form and context in which they appear.

19.2
KPMG LLP of 15 Canada Square, London E14 5GL, United Kingdom has given and has not withdrawn its written consent to the inclusion in this document of its report as set out in Section A of Part 15, in the form and context in which it appears. KPMG LLP has authorised the contents of its report for the purposes of Prospectus Rule 5.5.3R(2)(f).

19.3
Baker Tilly Corporate Finance LLP of 25 Farringdon Street, London, EC4A 4AB, United Kingdom has given and has not withdrawn its written consent to the inclusion in this document of its report set out in Section B of Part 14, in the form and context in which it appears. Baker Tilly Corporate Finance LLP has authorised the contents of its report for the purposes of the Prospectus Rule 5.5.3R (2)(f).

20.	RELATED PARTY TRANSACTIONS

No member of the Braemar Group has entered into any related party transactions during the period covered by the historical financial information contained in this document and up to the date of this document.

21.	FINANCING THE MERGER

21.1	It is estimated that the cash consideration payable by Braemar under the terms of the Scheme will be approximately £10.4 million (irrespective of any elections made under the Mix and Match Facility).

21.2
The cash consideration payable by Braemar to Scheme Shareholders under the Merger will be financed with: (i) funds that have been drawn down from the New Credit Agreement; and (ii) the Braemar Group's own resources.

22.	GENERAL

22.1
The auditors of Braemar are KPMG LLP of 15 Canada Square, London, E14 5GL, United Kingdom. KPMG LLP, chartered accountants and registered auditor, is regulated by the Institute of Chartered Accountants in England and Wales and has been the Company's auditors since its appointment on 19 June 2013. Prior to this, KPMG Audit Plc was the Company's auditor until it commenced an orderly wind-down of its business. KPMG Audit LLP is regulated by the Institute of Chartered Accountants in England and Wales.

22.2
No person (excluding professional advisers otherwise disclosed in this document and trade suppliers) has (i) received, directly or indirectly, from Braemar within the 12 months preceding the date of this document or (ii) entered into contractual arrangements to receive, directly or indirectly, from Braemar on or after the Merger becoming Effective any of the following:

22.2.1	fees totalling £10,000 or more; or

22.2.2	securities in Braemar where these have a value of £10,000 or more calculated by reference to the closing mid-market price of Ordinary Shares on 12 June 2014; or

22.2.3	any other benefit with a value of £10,000 or more on 12 June 2014.

22.3	The accounting reference date of Braemar is 28 February.

22.4
The Enlarged Group's annual report and accounts will be prepared up to 28 February each year and copies will be sent to Shareholders within four months of this date. Shareholders also receive an unaudited interim report covering the six months to 31 August each year, which is despatched in October.

22.5
The aggregate fees and expenses which are expected to be incurred by Braemar and ACM in connection with the Proposals are estimated to amount to £2,850,000 (plus applicable VAT). This aggregate number consists of the following categories:

22.5.1	financing arrangements: £135,000 plus applicable VAT;

22.5.2	financial and corporate broking advice: £1,025,000 plus applicable VAT;

22.5.3	legal advice: £1,146,000 plus applicable VAT;

22.5.4	accounting advice: £358,000 plus applicable VAT;

22.5.5	public relations advice: £35,000 plus applicable VAT;

22.5.6	other professional services: £100,000 plus applicable VAT; and

22.5.7	Takeover Panel fee: £50,000.

22.6	No Director or member of a Director's family has any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of the Ordinary Shares.

22.7	The Company does not conduct material research and development activity.

22.8	Neither Capita Registrars, Baker Tilly Corporate Finance LLP nor the Reporting Accountants have any interest in the ACM Shares.

22.9	Neither Capita Registrars, Baker Tilly Corporate Finance LLP nor the Reporting Accountants have any interest in the Ordinary Shares.

22.10
Information on the borrowing requirements and funding structure of Braemar is set out in Part 11 (Operating and Financial Review of the Braemar Group) and Part 12 (Historical Financial Information on the Braemar Group) which incorporates by reference the Braemar 2012 Annual Report and Accounts, 2013 Annual Report and Accounts and 2014 Annual Report and Accounts.

22.11
No person has been authorised to give any information or to make any representations other than those contained in this document and, if given or made, such information or representation must not be relied on as having been authorised by Braemar or Westhouse. Subject to the Listing Rules, the FSMA, the Prospectus Rules and the Disclosure and Transparency Rules, neither the delivery of this document nor any subscription or acquisition described in it shall, in any circumstances, create any implication that there has been no change in the affairs of the Enlarged Group since the date of this document or that the information in it is correct as at any subsequent date. No statement in this document is intended as a profit forecast.

22.12	Unless otherwise specifically stated, the contents of ACM's website or Braemar's website or any website directly or indirectly linked to either website do not form part of this document.

22.13	The financial information in respect of Braemar or the Enlarged Group in this document has been prepared in accordance with IFRS.

22.14
The contents of this document should not be construed as legal, financial or tax advice. Each prospective investor should consult its own solicitor, financial adviser or tax adviser for legal, financial or tax advice.

22.15	Capitalised terms have the meaning ascribed to them in Part 18 of this document.
22.16
Percentages in tables have been rounded and accordingly may not add up to 100 per cent. As a result of this rounding, the totals of data presented in this document may vary slightly from the actual arithmetic totals of such data.

22.17
Unless otherwise indicated, references in this document to the present or to current information (or any similar expression) shall mean 12 June 2014 or information current as at 12 June 2014 (as the case may be).

22.18	Other than as provided by the Companies Act and the Code, there are no rules or provisions relating to mandatory bids, squeeze-out or sell-out rules in relation to the Ordinary Shares.

22.19	No public takeover bid has been made in relation to Braemar during the last financial year or the current financial year.

22.20	There are no patents or other intellectual property rights, licences or particular contracts which are of fundamental importance to the business of the Braemar Group.

22.21
Where information has been sourced from a third party, Braemar confirms that the information has been accurately reproduced and, so far as Braemar is aware and has been able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

23.	DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents may be inspected at the offices of Westhouse at 20th Floor, 110 Bishopsgate, London, United Kingdom, EC2N 4AY and at the registered office of Braemar during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) from the date of publication of this document until the date of Admission:

23.1	the Articles of Association;

23.2	the audited consolidated accounts of Braemar and its subsidiaries for the years ended 29 February 2012, 28 February 2013 and 28 February 2014;

23.3	the report of Baker Tilly Corporate Finance LLP contained in Part 14B of this document;

23.4	the report of the Reporting Accountants contained in Part 15 of this document;

23.5	the rules of the Braemar Restricted Share Plan;

23.6	the Scheme Document;

23.7	the service contracts and letters of appointment of the Directors; and

23.8	this document.

PART 18

DEFINITIONS

"ACM"	ACM Shipping Group plc;

"ACM Board" or "ACM Directors"	whose names are set out at paragraph 3 of Part 10 of this document;

"ACM Court Hearings"	the Scheme Court Hearing and the Reduction Court Hearing;

"ACM Court Meeting"	the meeting of the Scheme Shareholders to be convened by order of the Court pursuant to section 896 of the UK Companies Act, for the purpose of approving the Scheme, including any adjournment thereof;

"ACM Defined Benefit Pension Scheme"	the ACM staff pension scheme;

"ACM EMI Scheme"	ACM Shipping Group plc Enterprise Management Incentive Scheme;

"ACM Form of Election"	the form of election for use by an eligible Scheme Shareholder who holds Scheme Shares in certificated form in relation to the Mix and Match Facility;

"ACM General Meeting"	the general meeting of ACM to be convened by the ACM Directors and expected to be held on 7 July 2014 immediately following the ACM Court Meeting;

"ACM Group"	ACM and its subsidiary undertakings and, where the context permits, each of them;

"ACM LTIP"	ACM Shipping Group plc Long Term Incentive Plan 2007;

"ACM Optionholder Scheme Shareholders"	the holders of Scheme Shares acquired pursuant to rights under the ACM Share Schemes after the Court's sanction of the Scheme but before the Reorganisation Record Time;

"ACM Ordinary Shares" or "ACM Shares"	ordinary shares of one penny each in the capital of ACM;

"ACM Second Interim Dividend"	the second interim dividend of 7.0 pence for each ACM Ordinary Share which will be paid by ACM on 25 July 2014 to ACM Shareholders who are on ACM's register of members as at 30 May 2014;

"ACM Senior Employees"	the 38 senior employees of the ACM Group (including two equivalent service providers) who, it is proposed, will, in addition to Mike Rudd and James Gundy, benefit from the Incentive Arrangements;

"ACM Share Schemes"	(a) ACM Sharesave Scheme;

(b) ACM LTIP; and

(c) ACM EMI Scheme;

"ACM Shareholder"	a holder of ACM Ordinary Shares;

"ACM Sharesave Scheme"	ACM Shipping Group plc Sharesave Scheme;

"ACM Special Resolution"	the special resolution proposed to be approved at the ACM General Meeting in connection with the Scheme;

"Admission"	admission of the New Ordinary Shares to the premium listing segment of the Official List and to trading on the Main Market;

"AIM"	the market of that name operated by the London Stock Exchange;

"Articles" or "Articles of Association"	the articles of association of the Company, as further described in paragraph 7 of Part 17 of this document;

"Board" or "Directors" or "Braemar Board"	the board of directors of the Company as at the date of this document, whose names are set out on page 20 of this document;

"Braemar Annual General Meeting"	the annual general meeting of Braemar convened for 11.00 a.m. on 4 July 2014;

"Braemar Final Dividend"
 the final dividend of 17.0 pence for each Ordinary Share which will be paid, subject to Shareholder approval, by Braemar on 15 August 2014 to Shareholders who are on the register of members as at 18 July 2014;

"Braemar General Meeting"	the general meeting of the Company convened by the Board and expected to be held on 4 July 2014 notice of which is set out at Part 19 of this document;

"Braemar Group"	the Company and its subsidiary undertakings and, where the context permits, each of them;

"Braemar Restricted Share Plan"	Braemar Shipping Services Plc Restricted Share Plan to be adopted at the Braemar General Meeting, a summary of the rules relating to such Plan is set out in Part 16 of this document;

"Braemar Share Schemes"	(a) Braemar Seascope Group PLC Deferred Bonus Plan;

(b) Braemar Seascope Group PLC 2003 Savings-Related Share Option Scheme;

(c) Braemar 2008 International Savings-Related Share Option Scheme;

(d) Braemar Seascope Group Plc 2006 Long-Term Incentive Plan; and;

(e) Braemar Shipping Services Plc 2010 Company Share Option Plan,

particulars relating to which are set out in paragraph 4 of Part 17 of this document.

"Business Day"	a day on which banks are generally open for normal banking business in the City of London (excluding Saturdays, Sundays and public holidays);

"Capita Registrars"	a trading name of Capita Registrars Limited (registered in England and Wales under company number 02605568), whose registered office is The Registry, 34 Beckenham Road, Beckenham Kent BR3 4TU;

"Capital Reduction"	the proposed reduction of ACM's share capital provided for by the Scheme;

"Casbarian"	has the meaning given to it in paragraph 14.1.3 of Part 17 of this document;

"Closing Price"	(a)	in respect of the Ordinary Shares, the closing middle market price of an Ordinary Share on a particular trading day as sourced from the London Stock Exchange;

	(b)	in respect of the ACM Ordinary Shares, the closing middle market price of a ACM Ordinary Share on a particular trading day as sourced from the London Stock Exchange;

"Code"	the City Code on Takeovers and Mergers;

"Companies Act"	the Companies Act 2006 as amended, modified, consolidated, re-enacted or replaced from time to time;

"Company" or "Braemar"	Braemar Shipping Services Plc;

"Conditions"	the conditions relating to the Merger which are set out in Part 8 of this document;

"Corporate Governance Code"	the UK Corporate Governance Code;

"Court"	the High Court of Justice in England and Wales;

"Court Orders"	the Scheme Court Order and the Reduction Court Order;

"CREST"	the system for the paperless settlement of trades in securities and the holding of uncertificated securities in accordance with the CREST Regulations;

"CREST Regulations"	the Uncertificated Securities Regulations 201 (SI 2001 No. 3755), as amended from time to time;

"Disclosure and Transparency Rules"	the disclosure and transparency rules of the FCA;

"Effective"	the Merger and the Scheme becoming effective in accordance with their terms;

"Effective Date"	the date on which the Merger becomes Effective;

"Enlarged Company"	Braemar immediately following the Merger becoming Effective;

"Enlarged Group"	the Company and its subsidiaries, including ACM and its subsidiaries, following the Merger becoming Effective;

"Enlarged Group Board"	the board of directors of the Company following the Merger becoming Effective;

"Enlarged Share Capital"	all of the issued Ordinary Shares at the date immediately following the Merger becoming Effective;

"Excluded Jurisdictions"	Canada, Australia, Japan, the Republic of South Africa, and New Zealand;

"Existing Ordinary Shares"	the 21,681,156 Ordinary Shares in issue at the date of this document;

"FCA" or "Financial Conduct Authority"	the United Kingdom's Financial Conduct Authority;

"Form of Proxy"	the form of proxy accompanying this document;

"FSMA"	the Financial Services and Markets Act 2000 as amended from time to time;

"HMRC"
Her Majesty's Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions and references to any approval by HMRC shall, where appropriate, include approval by an officer of Her Majesty's Revenue & Customs;

"in uncertificated form"	registered as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

"Incentive Arrangements"
the incremental retention package described in paragraph 15 of Part 7 (Letter from the Chairman) to be put in place for, amongst others, the ACM Senior Employees comprising options to be granted under the Braemar Restricted Share Plan should that plan be adopted at the Braemar General Meeting;

"International Financial Reporting Standards" or "IFRS"	International Financial Reporting Standards maintained by the International Accounting Standards Board ("IASB") and which are in force from time to time, as adopted by the European Union;

"ISIN"	International Securities Identification Number;

"Listing Rules"
the rules and regulations made by the FCA in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority's publication of the same name;

"London Stock Exchange" or "LSE"	London Stock Exchange plc (registered in England and Wales under company number 0207521) whose registered office is 10 Paternoster Square, London, EC4M 7LS;

"Main Market"	the London Stock Exchange's main market for listed securities;

"Member State"	a sovereign state which is a member of the European Union;

"Merger"
the direct or indirect acquisition of the entire issued and to be issued share capital of ACM by Braemar (other than ACM Ordinary Shares already held by the Braemar Group) to be implemented by way of the Scheme or (should Braemar so elect, subject to the consent of the Panel (where necessary) and with ACM's prior written consent) by way of a Takeover Offer;

"Merger Ratio"	means the ratio of two New Ordinary Shares and 250 pence in cash for every five ACM Ordinary Shares;

"Mix and Match Facility"
the facility pursuant to which ACM Shareholders who are Scheme Shareholders (other than certain Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) are entitled to elect to vary the proportions in which they receive New Ordinary Shares and cash in respect of their holdings of ACM Shares, to the extent that other such ACM Shareholders make offsetting elections;

"New ACM Shares"	the ordinary shares of one penny each in the capital of ACM to be issued to Braemar in accordance with the terms of the Scheme;

"New Credit Agreement"	has the meaning given to it in paragraph 14.1.2.2 of Part 17 of this document;

"New Ordinary Shares"	the Ordinary Shares to be issued to ACM Shareholders in connection with the Scheme;

"Notice of General Meeting"	the notice of the Braemar General Meeting set out at Part 19 of this document;

"Offer Period"	the offer period (as defined in the Code) relating to ACM, which commenced on 20 May 2014;

"Official List"	the Official List of the UK Listing Authority;

"Ordinary Shares"	ordinary shares of 10 pence each in the capital of the Company;

"Panel"	the Panel on Takeovers and Mergers;

"PAYE"	Pay As You Earn;

"Proposals"	the adoption of the Braemar Restricted Share Plan, the Merger, the issue and allotment of the New Ordinary Shares in connection with the Merger and the Admission;

"Proposed Directors"	Johnny Plumbe, Tim Jaques, Jürgen Breuer and Mark Tracey;

"Prospectus"	this document;

"Prospectus Rules"	the prospectus rules made by the UK Listing Authority for the purpose of Part VI of FSMA;

"Receiving Agent"
Capita Asset Services a trading name of Capita Registrars Limited (registered in England and Wales under company number 02605568, whose registered address is at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU);

"Reduction Court Hearing"	the hearing by the Court of the claim form to confirm the Capital Reduction under section 648 of the Companies Act;

"Reduction Court Order"	the order of the Court confirming the Capital Reduction under section 648 of the Companies Act;

"Reduction Record Time"	6.30 p.m. on the Business Day immediately prior to the Reduction Court Hearing;

"Reorganisation Record Time"	6.00 p.m. on the Business Day immediately prior to the Reduction Court Hearing;

"Regulatory Information Service"	a service provided by the LSE for the distribution to the public of company announcements;

"Remuneration Committee"	the remuneration committee of the board of directors of Braemar;

"Reporting Accountants"	KPMG LLP, a Limited Liability Partnership registered in England and Wales with registered number OC301540 and with registered address 15 Canada Square, London, E14 5GL;

"Resolutions"	the resolutions proposed to be approved at the Braemar General Meeting as set out in the Notice of General Meeting at the end of this document;

"Restricted Overseas Person"
means a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in, or resident in, or any person whom Braemar believes to be in, or resident in, a Restricted Jurisdiction (or any custodian, nominee or trustee for such persons) and person in any other jurisdiction (other than persons in the UK) whom Braemar is advised to treat as a restricted overseas person in order to observe the laws of such jurisdiction or to avoid the requirement to comply with any governmental or other consent or any registration, filing or other formality which Braemar regards as unduly onerous;

"Restricted Jurisdiction"
any jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which Braemar or ACM regards as unduly onerous including, without limitation, the Excluded Jurisdictions;

"Scheme" or "Scheme of Arrangement"	the proposed scheme of arrangement under Part 26 of the Companies Act between ACM and the Scheme Shareholders set out in the Scheme Document;

"Scheme Court Hearing"	the hearing by the Court of the claim form to sanction the Scheme;

"Scheme Court Order"	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

"Scheme Document"	the scheme document to be posted to ACM Shareholders on the same date as this document;

"Scheme Shareholder(s)"	a holder of Scheme Shares;

"Scheme Shares"	(a)	the ACM Ordinary Shares in issue at the date of the Scheme Document;

	(b)	ACM Ordinary Shares (if any) issued after the date of the Scheme Document but before the Voting Record Time; and

(c)
ACM Ordinary Shares (if any) issued at or after the Voting Record Time and before the Reorganisation Record Time on terms that the original or any subsequent holders shall be, or shall have agreed in writing by such time to be, bound by the Scheme, in each case excluding: (i) any ACM Ordinary Shares legally or beneficially owned by the Braemar Group and (ii) ACM Ordinary Shares held in treasury;

"SDRT"	stamp duty reserve tax;

"Shareholder(s)"	a holder of Ordinary Shares;

"Statement of Capital"	the statement of capital (approved by the Court) showing, as altered by the Reduction Court Order, the information required by section 649 of the Companies Act with respect to ACM's share capital;

"Takeover Offer"	has the meaning given to it in Part 28 of the Companies Act;

"UK" or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland, its territories and dependencies;

"UK Listing Authority"	the FCA acting in its capacity as the competent authority for the purposes of Part VI of the FSMA;

"US Exchange Act"	the United States Securities Exchange Act of 1934, as amended;

"US" or "United States"	the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

"US GAAP"	US Generally Accepted Accounting Principles;

"US Securities Act"	the United States Securities Act of 1933, as amended;

"VAT"	value added tax;

"Voting Record Time"	6.00 p.m. on the day prior to the day immediately before the ACM Court Meeting or, if the ACM Court Meeting is adjourned, 48 hours before the time set for such adjourned meeting;

"Westhouse"	Westhouse Securities Limited (registered in England and Wales under company number 00762818), whose registered office is 20th Floor, 110 Bishopsgate, London, United Kingdom, EC2N 4AY;

"Wider ACM Group"
ACM and its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which ACM and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or the equivalent; and

"Wider Braemar Group"
Braemar and its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which Braemar and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or the equivalent.

PART 19

NOTICE OF GENERAL MEETING

BRAEMAR SHIPPING SERVICES PLC

(a public limited company incorporated and registered in England and Wales with registered company number 02286034)

NOTICE OF GENERAL MEETING

NOTICE IS HEREBY GIVEN ("Notice") that a General Meeting of Braemar Shipping Services Plc (the "Company") will be held at the offices of Buchanan Communications at 107 Cheapside, London, EC2V 6DN at 11.15 a.m. on 4 July 2014 (or, if later, as soon as possible thereafter as the Company's Annual General Meeting convened for 11.00 a.m. on 4 July 2014 has concluded or adjourned) for the purposes of considering and, if thought fit, passing the following resolutions which will be proposed, in the case of resolutions 1 and 2 as ordinary resolutions and, in the case of resolutions 3 and 4, as special resolutions:

Resolution 1 (Ordinary resolution)

1.	THAT

(a)
subject to the Scheme (as defined in paragraph (b) of resolution 1 below) becoming effective, the rules of The Braemar Shipping Services Plc Restricted Share Plan (the "Braemar Restricted Share Plan"), in the form produced to the meeting and signed for identification purposes by the chairman of the meeting, a summary of the principal terms of which is set out in Part 16 of the circular sent to shareholders in the Company on 12 June 2014, a copy of which is also produced to the meeting and signed for identification purposes by the chairman of the meeting (the "Circular"), be and are hereby approved and that the directors of the Company (the "Directors") be and are hereby authorised to:

(i)
adopt the Braemar Restricted Share Plan and do all such acts and things as they may, in their absolute discretion, consider necessary or expedient to give effect to the Braemar Restricted Share Plan; and

(ii)
establish further schemes based on the Braemar Restricted Share Plan but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any shares made available under such further schemes are treated as counting against the limits on individual and overall participation in the Braemar Restricted Share Plan;

(b)
the acquisition, to be effected pursuant to a scheme of arrangement (the ''Scheme") under Part 26 of the Companies Act 2006 (the ''Companies Act'') or a takeover offer ("Offer"), by the Company of the entire issued and to be issued share capital of ACM Shipping Group plc ("ACM") in order to effect a merger between the Braemar Group and the ACM Group (each as defined in the Circular) (the "Merger"), on the terms and subject to the conditions described in Part 8 of the Circular, be and is hereby approved and the board of directors of the Company (or any duly constituted committee thereof) (the "Board") be authorised: (1) to take all such steps as the Board considers to be necessary or desirable in connection with, and to implement, the Merger (including, without limitation, approving and entering into any associated or ancillary agreements in connection with the Merger on behalf of the Company); and (2) to agree such modifications, variations, revisions, waivers, extensions or amendments to any of the terms and conditions of the Merger, and any associated or ancillary agreements, deemed necessary or desirable by the Board (provided such modifications, variations, revisions, waivers, extensions or amendments are non-material), as the Board may, in its absolute discretion, think fit; and

(c)
subject to and conditional upon: (i) the Scheme becoming effective (save for the delivery of the orders of the High Court of Justice in England and Wales (the ''Court'') sanctioning the Scheme and confirming the reduction of capital of ACM to the Registrar of Companies in England and Wales and, if so ordered by the Court, the registration of such order(s) by the Registrar of Companies in England and Wales); (ii) the UK Listing Authority having acknowledged to the Company or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the new ordinary shares of 10 pence each in the capital of the Company to be issued and allotted in connection with the Scheme (or an Offer as the case may be) (the "New Ordinary Shares") to the Official List of the UK Listing Authority with a premium listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject ("listing conditions")) will become effective as soon as a dealing notice has been issued by the Financial Conduct Authority and any listing conditions have been satisfied; and (iii) the London Stock Exchange plc (the "London Stock Exchange") having acknowledged to the Company or its agent (and such acknowledgement not having been withdrawn) that the New Ordinary Shares will be admitted to trading on the London Stock Exchange's main market for listed securities ("Admission"), or, as the case may be, the Offer becoming or being declared wholly unconditional (save only for Admission), the Directors be and are hereby authorised generally and unconditionally pursuant to and in accordance with section 551 of the Companies Act to exercise all the powers of the Company to allot the New Ordinary Shares and to grant rights to subscribe for or to convert any security into shares in the Company, credited as fully paid, with authority to deal with fractional entitlements arising out of such allotment as they think fit and to take all such other steps as they may, in their absolute discretion, deem necessary, expedient or appropriate to implement such allotment in connection with the Merger up to an aggregate nominal amount of £832,391.60, and which authority shall expire on 30 November 2014 (unless previously revoked or varied by Braemar in general meeting), save that the Company may allot equity securities (within the meaning of section 560 of the Companies Act) in the Company in connection with the Scheme (or an Offer, as the case may be) and the Merger pursuant to any agreement entered into at any time prior to such expiry (whether before or after the passing of this resolution) which would or might require equity securities in the Company to be allotted after such expiry and the Directors may allot equity securities in pursuance of such agreement as if the authority conferred hereby had not expired.

Resolution 2 (Ordinary resolution)

2.
THAT, subject to the Scheme becoming effective (or, as the case may be, an Offer becoming or being declared wholly unconditional) the directors of the Company be and they are hereby generally and unconditionally authorised in accordance with section 551 of the Companies Act, and in addition to the amount set out in paragraph (c) of resolution 1 but in substitution for any previous such authority conferred upon the Directors at the annual general meeting of the Company convened for 4 July 2014:

(a)
to exercise all the powers of the Company to allot shares and to make offers or agreements to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (together "Relevant Securities") up to an aggregate nominal amount of £1,000,169; and

(b)
to exercise all the powers of the Company to allot equity securities up to an additional aggregate nominal amount of £1,000,169, provided that this authority may only be used in connection with a rights issue in favour of holders of ordinary shares and other persons entitled to participate therein where the equity securities respectively attributable to the interests of all those persons at such record date as the directors may determine are proportionate (as nearly as may be) to the respective numbers of equity securities held by them or are otherwise allotted in accordance with the rights attaching to such equity securities subject to such exclusions or other arrangements as the directors may consider necessary or expedient to deal with fractional entitlements or legal difficulties under the laws of any territory or the requirements of a regulatory body or stock exchange or by virtue of shares being represented by depositary receipts or any other matter whatsoever, provided that the authorities in paragraphs (a) and (b) (immediately above) shall expire at the conclusion of the next annual general meeting of the Company after the passing of this resolution or if earlier on the date which is 15 months after the date of the Braemar General Meeting (as defined in the Circular), except that the Company may before such expiry make an offer or agreement which would or might require Relevant Securities or equity securities as the case may be to be allotted after such expiry and the directors may allot Relevant Securities or equity securities in pursuance of any such offer or agreement as if the authority in question had not expired.

Resolution 3 (Special resolution)

3.
THAT, subject to the Scheme becoming effective (or, as the case may be, an Offer becoming or being declared wholly unconditional) and the passing of resolution 2, the directors of the Company be and are empowered, in accordance with sections 570 and 573 of the Companies Act, to allot equity securities for cash pursuant to the authority conferred by resolution number 2 or by way of a sale of treasury shares as if section 561(1) of the Companies Act did not apply to any such allotment, provided that this power shall be limited to:

(a)
the allotment of equity securities in connection with a rights issue or other pro rata offer (but, in the case of the authority conferred by paragraph (b) of resolution 2 by way of a rights issue only) in favour of holders of ordinary shares and other persons entitled to participate therein where the equity securities respectively attributable to the interests of all those persons at such record date as the directors may determine are proportionate (as nearly as may be) to the respective numbers of equity securities held by them or are otherwise allotted in accordance with the rights attaching to such equity securities subject in each case to such exclusions or other arrangements as the directors may consider necessary or expedient to deal with fractional entitlements or legal difficulties under the laws of any territory or the requirements of a regulatory body or stock exchange or by virtue of shares being represented by depositary receipts or any other matter whatsoever; and

(b)	the allotment (otherwise than pursuant to paragraph (a) of resolution 3 above) of equity securities up to an aggregate nominal amount of £150,025,

and shall expire upon the expiry of the general authority conferred by resolution 2 above, except that the Company may make an offer or agreement before this power expires which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities in pursuance of such offer or agreement as if the power conferred by this resolution had not expired.

Resolution 4 (Special resolution)

4.
THAT, subject to the Scheme becoming effective (or, as the case may be, an Offer becoming or being declared wholly unconditional), the Company be and is hereby generally and unconditionally authorised, in accordance with section 701 of the Companies Act, to make market purchases (within the meaning of section 693(4) of the Companies Act) of ordinary shares of 10 pence each in the capital of the Company ("Ordinary Shares") on such terms and in such manner as the directors may from time to time determine provided that:

(a)	the maximum number of Ordinary Shares authorised to be purchased is 3,000,507;

(b)	the minimum price which may be paid for an Ordinary Share is 10 pence (exclusive of expenses payable by the Company);

(c)	the maximum price which may be paid for an Ordinary Share (exclusive of expenses payable by the Company) cannot be more than the higher of:

(I)	105 per cent of the average market value of an Ordinary Share for the five business days prior to the day on which the Ordinary Share is contracted to be purchased; and

(II)	the value of an Ordinary Share calculated on the basis of the higher of:

(1)	the last independent trade of; or

(2)	the highest current independent bid for,

any number of Ordinary Shares on the trading venue where the market purchase by the Company will be carried out; and

(d)
the authority hereby conferred shall be in substitution for any previous such authority conferred on the Directors at the annual general meeting of the Company convened for 4 July 2014 and shall expire at the conclusion of the next annual general meeting of the Company except that the Company may before such expiry make a contract to purchase its own shares which will or may be completed or executed wholly or partly after such expiry.

By order of the Board

Martin Beer	Registered office:
Company Secretary	35 Cosway Street
London
Dated 12 June 2014	NW1 5BT

NOTES:

1.
The right to attend and vote at the general meeting is determined by reference to the register of members. Only those Shareholders registered on the Company's register of members at 6.00 p.m. on 2 July 2014 (or, if the general meeting is adjourned, at 6.00 p.m. on the day two days prior to the adjourned general meeting), shall be entitled to attend and vote at the general meeting. Changes to the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the general meeting.

2.
A copy of this notice of general meeting and other information regarding the general meeting, including information which the Company is required by section 311A of the Companies Act 2006 to publish in advance of the general meeting, can be accessed at www.braemarplc.com.

3.
If you wish to attend the general meeting in person, you are requested to bring your admittance pass (which is attached to the Form of Proxy which is enclosed with this notice) with you to the meeting. On arrival at the general meeting venue, all those entitled to vote will be required to register. In order to facilitate these arrangements, please arrive at the general meeting venue in good time and have your admittance pass to hand. You will be given instructions on how to vote on a show of hands at the meeting.

4.
Shareholders registered at the time set out in Note 1 above are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the meeting. Details of how to appoint the Chairman of the meeting or another person as your proxy are set out in the notes to the proxy form. A Shareholder may appoint more than one proxy in relation to the general meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that Shareholder. In the event of a conflict between a blank proxy form and a proxy form which states the number of shares to which it applies, the specific proxy form shall be counted first, regardless of whether it was sent or received before or after the blank proxy form, and any remaining shares in respect of which you are the registered holder will be apportioned to the blank proxy form. You may not appoint more than one proxy to exercise rights attached to any one share. To appoint more than one proxy, you may photocopy the form of proxy. Please indicate the proxy holder's name and the number of shares in relation in relation to which they are authorised to act as your proxy (which in aggregate shall not exceed the number of shares held by you). Please also indicate the proxy is part of a multiple set of instructions being given. All forms must be signed and should be returned together in the same envelope. A failure to specify the number of shares each proxy appointment relates to or specifying a number in excess of those held by you may result in the appointment being invalid.

A proxy need not be a shareholder of the Company but must attend the meeting to represent you. If you do not have a proxy form and believe that you should have one, or if you require additional forms, please contact the Company's registrars, Capita Asset Services, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU or by telephone from within the UK on 0871 664 0300 (calls cost 10 pence per minute plus network extras), or from outside the UK on +44 (0)20 8639 3399, lines are open Monday to Friday, 9.00 a.m.–5.30 p.m. (London time) or by email at shareholderenquiries@capita.co.uk. In the case of joint holders, where more than one of the joint holders purports to appoint a proxy, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in the Company's register of members in respect of the joint holding (the first-named being the most senior). You can only appoint a proxy using the procedures set out in these notes and in the notes to the proxy form.

5.
To be valid, a duly completed proxy form, together with any power of attorney or other authority under which it is signed or a notarially certified copy of such power or authority, must be received by post or (during normal business hours only) by hand at the Company's registrars, Capita Asset Services, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU, no later than 11.15 a.m. on 2 July 2014 (or not less than 48 hours before the time fixed for any adjourned meeting, excluding any part of a day that is not a working day).

6.
As an alternative to completing a hard copy proxy form, you can appoint a proxy electronically by logging on to www.capitashareportal.com. You will need your Investor Code printed on the proxy form or the top left hand corner of the share certificate. For an electronic proxy appointment to be valid, your appointment must be received by Capita Asset Services no later than at least 48 hours before the general meeting or any adjournment thereof.

7.
Appointment of a proxy does not preclude you from attending the general meeting and voting in person. If you have appointed a proxy and attend the general meeting in person, your proxy appointment will automatically be terminated.

8.
Unless voting instructions are indicated on the proxy form, a proxy may vote or withhold his vote as he thinks fit on the resolutions or on any other business including amendments to resolutions) which may come before the meeting. A vote withheld is not a vote in law and will not be counted in the calculation of the proportion of votes for or against a resolution.

9.	Shareholders must inform the Company in writing of any termination of the authority of a proxy.

10.
CREST Members who wish to appoint a proxy or proxies by utilising the CREST electronic proxy appointment service may do so for the general meeting and any adjournment(s) thereof by utilising the procedures described in the CREST Manual. CREST Personal Members or other CREST Sponsored Members, and those CREST Members who have appointed a voting service provider(s), should refer to their CREST Sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

11.
In order for a proxy appointment made by means of CREST to be valid, the appropriate CREST Proxy Instruction must be properly authenticated in accordance with Euroclear specifications and must contain the information required for such instructions, as described in the CREST Manual. The message must be transmitted so as to be received by the issuer's agent (RA10) no later than at 11.15 a.m. on 2 July 2014. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer's agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

12.
CREST Members and, where applicable, their CREST Sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST Member concerned to take (or, if the CREST Member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST Sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST Members and, where applicable, their CREST Sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

13.	The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

14.
Any corporation which is a Shareholder can appoint one or more corporate representatives who may exercise on its behalf all of its powers as a Shareholder provided that they do not do so in relation to the same shares.

15.
If the Chairman, as a result of any proxy appointments, is given discretion as to how the votes the subject of those proxies are cast and the voting rights in respect of those discretionary proxies, when added to the interests in the Company's securities already held by the Chairman, result in the Chairman holding such number of voting rights that he has a notifiable obligation under the Disclosure and Transparency Rules, the Chairman will make the necessary notifications to the Company and the Financial Services Authority. As a result, any Shareholder holding three per cent., or more of the voting rights in the Company who grants the Chairman a discretionary proxy in respect of some or all of those voting rights and so would otherwise have a notification obligation under the Disclosure and Transparency Rules, need not make a separate notification to the Company and the Financial Conduct Authority.

16.
Under section 319A of the Companies Act 2006, the Company must answer any question you ask relating to the business being dealt with at the meeting unless: (1) answering the question would interfere unduly with the preparation for the meeting or involve the disclosure of confidential information; (2) the answer has already been given on a website in the form of an answer to a question; or (3) it is undesirable in the interests of the Company or the good order of the meeting that the question be answered.

17.
If you are not a member of the Company but you have been nominated by a member of the Company to enjoy information rights, you do not have a right to appoint any proxies. If you are a person who has been nominated under section 146 of the Companies Act 2006 to enjoy information rights (Nominated Person): (1) you may have a right under an agreement between you and the member of the Company who has nominated you to have information rights (Relevant Member) to be appointed or to have someone else appointed as a proxy for the Meeting; (2) if you either do not have such a right or if you have such a right but do not wish to exercise it, you may have a right under an agreement between you and the Relevant Member to give instructions to the Relevant Member as to the exercise of voting rights; and (3) your main point of contact in terms of your investment in the Company remains the Relevant Member (or, perhaps, your custodian or broker) and you should continue to contact them (and not the Company) regarding any changes or queries relating to your personal details and your interest in the Company (including any administrative matters). The only exception to this is where the Company expressly requests a response from you.

18.
As at 10 June 2014 (being the latest practicable date prior to publication of this document) the Company's issued share capital comprised 21,681,156 ordinary shares of 10 pence each. Each ordinary share carries the right to one vote at a general meeting of the Company and, therefore, the total number of voting rights in the Company as at 10 June 2014 (being the latest practicable date prior to publication of this document) is 21,681,156. The website referred to in Note 2 above will include information on the number of shares and voting rights.

19.	A copy of:

19.1	the rules of the Braemar Restricted Share Plan (proposed in resolution 1(a));

19.2	the articles of association of the Company;
19.3	the directors' service contracts and letters of appointment; and

19.4
the documents referred to in paragraph 23 of Part 17 (Additional Information) of the Circular, are available for inspection from the date of this document, at the registered office of the Company during normal business hours on any business day and will be available for inspection at the place where the meeting is being held from 15 minutes prior to and during the meeting.

Printed by RR Donnelley, 724763